As filed with the Securities and Exchange Commission on September 5, 2008.
Registration No. 333-153221

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LENDER PROCESSING SERVICES, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	7389	26-1547801
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

601 Riverside Avenue
Jacksonville, Florida 32204
(904) 854-5100
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Francis K. Chan
Executive Vice President and
Chief Financial Officer
601 Riverside Avenue
Jacksonville, Florida 32204
(904) 854-5100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Robert S. Rachofsky
Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019
(212) 259-8088

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable following the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum		Amount of
Title of Each Class of	Amount to be	Offering	Proposed Maximum Aggregate	Registration
Securities to be Registered	Registered	Price per unit(1)	Offering Price	Fee
8 1/8% Senior Notes due 2016	$375,000,000	100%	$375,000,000	$14,737.50(2)
Guarantees of 8 1/8% Senior Notes due 2016(3)	$375,000,000	—	—	None(4)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933.

(2)	Previously paid.

(3)	See the following page for a table of guarantor registrants.

(4)	Pursuant to Rule 457(n) promulgated under the Securities Act of 1933, no separate filing fee is required for the guarantees.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF GUARANTOR REGISTRANTS

	State or Other	Primary Standard
	Jurisdiction of	Industrial
Exact Name of Additional Registrant as Specified in its	Incorporation or	Classification Code	I.R.S. Employer
Charter/Constituent Documents*	Organization	Number	Identification Number

A.S.A.P. Legal Publication Services, Inc.	California	7389	68-0112549
Aptitude Solutions, Inc.	Florida	7389	59-3746614
Arizona Sales and Posting, Inc.	Arizona	7389	86-0711879
Chase Vehicle Exchange, Inc.	Delaware	7389	01-0626014
DOCX, LLC	Georgia	8732	31-1379586
Espiel, Inc.	Delaware	7371	13-3737393
Fidelity National Loan Portfolio Services, Inc.	California	7389	94-1623891
Financial Systems Integrators, Inc.	Delaware	7389	94-3373745
FIS Capital Markets, LLC	Delaware	7389	20-2977448
FIS Data Services, Inc.	California	7374	95-4237556
FIS Tax Services, Inc. f/k/a Fidelity National Tax Services, Inc.	California	7389	95-3932563
FIS Valuation Solutions, LLC f/k/a Hansen Quality, LLC	California	7389	68-0505888
FNIS Flood Group, LLC	Delaware	7389	01-0616963
FNIS Flood of California, LLC	Delaware	7389	01-0616992
FNIS Intellectual Property Holdings, Inc.	Delaware	7389	01-0560719
FNIS Services, Inc.	Delaware	7389	74-3026433
Geotrac, Inc.	Delaware	7389	34-1966375
Indiana Residential Nominee Services, LLC	Indiana	7389	75-3064873
Investment Property Exchange Services, Inc.	California	6798	33-0320249
Lender’s Service Title Agency, Inc.	Ohio	7389	25-1372340
LPS Agency Sales and Posting, Inc.	California	7389	94-2882944
LPS Asset Management Solutions, Inc.	Colorado	7389	84-1477780
LPS Field Services, Inc.	Delaware	8732	34-1856603
LPS Foreclosure Solutions, Inc.	Delaware	7389	01-0560689
LPS IP Holding Company, LLC	Delaware	7389	51-0658830
LPS Management, LLC	Delaware	7389	26-1550692
LPS Mortgage Processing Solutions, Inc.	Delaware	6163	51-0658830
LPS National Flood, LP	Delaware	7389	75-2597630
LPS Portfolio Solutions, LLC	Delaware	7389	01-0560689
LRT Record Services, Inc.	Texas	7389	75-2366840
LSI Alabama, LLC	Alabama	7389	25-1896393
LSI Appraisal, LLC	Delaware	7389	90-0172717
LSI Maryland, Inc.	Maryland	7389	52-1956911
LSI Title Agency, Inc.	Illinois	7389	90-0172717
LSI Title Company	California	7389	94-2696070
LSI Title Company of Oregon, LLC	Oregon	7389	94-2696070
LSI Title Insurance Agency of Utah, Inc.	Utah	7389	34-2050114
Maine Residential Nominee Services, LLC	Maine	7389	75-3064874
Massachusetts Residential Nominee Services, LLC	Massachusetts	7389	33-1007581
McDash Analytics LLC	Colorado	3826	95-3932563
National Residential Nominee Services Inc.	Delaware	7389	77-0584282
National Safe Harbor Exchanges	California	7389	77-0558360
NewInvoice, L.L.C.	Georgia	8721	58-2493294
OnePointCity, L.L.C.	Ohio	7389	59-2900658
SoftPro, LLC	Delaware	7373	51-0658830
Strategic Property Investments, Inc.	Delaware	7389	94-3382994
Vermont Residential Nominee Services, LLC	Vermont	7389	73-1644259

*	The address for each of the additional registrants is c/o Lender Processing Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204, telephone (904) 854-5100. The name and address, including zip code, of the agent for service for each additional registrant is Francis K. Chan, Lender Processing Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204, telephone (904) 854-5100.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer or issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 5, 2008

PROSPECTUS

Offer to Exchange

$375,000,000 Outstanding 8 1/8% Senior Notes due 2016

for $375,000,000 Registered 8 1/8% Senior Notes due 2016

The New Notes:

The terms of the new notes offered in the exchange offer are substantially identical to the terms of the old notes, except that the new notes are registered under the Securities Act of 1933 and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP or ISIN number from the old notes and will not entitle their holders to registration rights.

Investing in the new notes involves risks. You should carefully review the risk factors beginning on page 12 of this prospectus before participating in the exchange offer.

The Exchange Offer:

•	Our offer to exchange old notes for new notes will be open until 5:00 p.m., New York City time, on , 2008, unless extended.

•	No public market currently exists for the notes.

The Guarantees:

Each of our domestic subsidiaries that guarantees our obligations under our old notes will guarantee the new notes on an unsecured senior basis. Additionally, if any material domestic subsidiary (that has not already guaranteed the old notes) guarantees our obligations under our senior secured credit agreement, then such subsidiary will also be required to guarantee the new notes on an unsecured senior basis.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2008.

We have not authorized anyone to give you any information or to make any representations about the transactions we discuss in this prospectus other than those contained in the prospectus. If you are given any information or representation about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer to sell securities under applicable law.

In making an investment decision, investors must rely on their own examination of the issuers and the terms of the offer, including the merits and risks involved. These securities have not been recommended by any federal or state securities commission or regulatory authority. Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of this document. Any representation to the contrary is a criminal offense.

In connection with the exchange offer, we have filed with the U.S. Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933, relating to the new notes to be issued in the exchange offer. As permitted by Securities and Exchange Commission rules, this prospectus omits information included in the registration statement. For a more complete understanding of the exchange offer, you should refer to the registration statement, including its exhibits.

The public may read and copy any reports or other information that we file with the Securities and Exchange Commission. Such filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov. The Securities and Exchange Commission’s website is included in this prospectus as an inactive textual reference only. You may also read and copy any document that we file with the Securities and Exchange Commission at its public reference room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also obtain a copy of the registration statement relating to the exchange offer and other information that we file with the Securities and Exchange Commission at no cost by calling us or writing to us at the following address:

Lender Processing Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
(904) 854-5100
Attention: Corporate Secretary

In order to obtain timely delivery of such materials, you must request documents from us no later than five business days before you make your investment decision or at the latest by          , 2008.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO PURCHASE NOTES IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS.

The delivery of this prospectus shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in any attachments hereto or in the affairs of LPS or any of its subsidiaries or affiliates since the date hereof.

INDUSTRY AND MARKET DATA

We obtained the market and competitive position data used throughout this prospectus from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data and we do not make any representation as to the accuracy of such information. Similarly, we believe our internal research is reliable but it has not been verified by any independent sources.

ii

TERMS USED IN THIS PROSPECTUS

Unless otherwise noted or indicated by the context, in this prospectus, the following terms have the meanings indicated:

•	“we,” “our,” “us,” “Company” and “LPS” refer to Lender Processing Services, Inc. and its subsidiaries where applicable. When the context so requires, we use these terms to refer to our historical businesses prior to the spin-off.

•	“FIS” refers to our former parent, Fidelity National Information Services, Inc.

•	“the spin-off” and “the spin-off transactions” refer to the transactions related to the separation of our business from FIS, as described in the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview — The spin-off transaction.”

•	“New notes” refers to the new series of notes having terms identical to the old notes, except that the new notes will be registered under the Securities Act of 1933 and therefore will not be subject to restrictions on transfer; will not be subject to provisions relating to additional interest; will bear a different CUSIP or ISIN number from the old notes; will not entitle their holders to registration rights; and will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the old notes.

•	“Notes” refers to both the old notes and the new notes.

•	“Old notes” refers to the currently outstanding $375,000,000 principal amount 8 1/8% Senior Notes due 2016 that we issued in the spin-off transactions.

The prospectus refers to certain trademarks, including Desktop, Empower!, Lender Processing Services, Lender Processing Services (LPS), LenderProcessingServices, LPS, LPS (stylized and design), Mortgage Servicing Package, RealEC, and SoftPro.

iii

SUMMARY

Summary

This summary highlights selected information from this prospectus. To understand this exchange offer fully, you should read carefully the entire prospectus, including “Risk Factors” and our financial statements and notes to those financial statements included in this prospectus, before making any investment decision.

We describe in this prospectus the lender processing services operations contributed to us by our former parent Fidelity National Information Services, Inc., or FIS, in connection with our spin-off from FIS as if it were our business for all historical periods described. The operations contributed to us represent all the operations of FIS’s lender processing services segment at the date of the spin-off. However, we are a newly-formed entity that did not independently conduct any operations before the spin-off. References in this prospectus to our historical assets, liabilities, services, businesses, employees or activities generally refer to the historical assets, liabilities, services, businesses, employees or activities of the contributed businesses as they were conducted as part of FIS and its subsidiaries before the spin-off. Our historical financial results as part of FIS contained in this prospectus may not be indicative of our financial results in the future as a stand-alone company or reflect what our financial results would have been had we been a stand-alone company during the periods presented. Further, although we believe our spin-off from FIS may result in various benefits for us as described herein, we cannot assure you that any of these benefits will be realized to the extent anticipated or at all.

Company overview

We are a leading provider of integrated technology and outsourced services to the mortgage lending industry, with market-leading positions in mortgage processing and default management services in the U.S. A large number of financial institutions use our services, including 39 of the 50 largest banks in the U.S. based on 2007 rankings. Our technology solutions include our mortgage processing system, which processes over 50% of all U.S. residential mortgage loans by dollar volume. Our outsourced services include our default management services, which are used by mortgage lenders and servicers to reduce the expense of managing defaulted loans, and our loan facilitation services, which support most aspects of the closing of mortgage loan transactions to national lenders and loan servicers. Our integrated solutions create a strong value proposition for our customers across the life cycle of a mortgage. We believe that we will continue to benefit from the opportunity to cross-sell services across our broad customer base. For the twelve months ended December 31, 2007, we generated revenues of $1,690.6 million.

We conduct our operations through two reporting segments, Technology, Data and Analytics and Loan Transaction Services. Our Technology, Data and Analytics segment principally includes:

•	our mortgage processing services, which we conduct using our market-leading mortgage servicing platform and our team of experienced support personnel based primarily at our Jacksonville, Florida data center;

•	our Desktop application, a workflow system that assists our customers in managing business processes, which today is primarily used in connection with mortgage loan default management but which has broader applications;

•	our other software and related service offerings, including our mortgage origination software, our real estate closing and title insurance production software and our middleware application which provides collaborative network connectivity among mortgage industry participants; and

•	our data and analytics businesses, the most significant of which are our alternative property valuations business, which provides a range of types of valuations other than traditional appraisals, our property records business and our advanced analytic services, which assist our customers in their loan marketing or loss mitigation efforts.

For the year ended December 31, 2007, this segment produced $570.1 million in revenue. Our mortgage processing services represented $339.7 million or 59.6% of this segment’s revenues for the same period.

Our Loan Transaction Services segment offers a range of services used mainly in the production of a mortgage loan, which we refer to as our loan facilitation services, and in the management of mortgage loans that go into default. Our loan facilitation services include:

•	settlement services, which consist of title agency services, where we act as an agent for title insurers, closing services, in which we assist in the closing of real estate transactions, and lien recording and release services;

•	appraisal services, which consist of traditional appraisal and appraisal management services; and

•	other origination services, which consist of real estate tax services, which provide lenders with information about the tax status of a property, flood zone information, which assists lenders in determining whether a property is in a federally designated flood zone, and qualified exchange intermediary services for customers who seek to engage in qualified exchanges under Section 1031 of the Internal Revenue Code.

Our default management services offer a full spectrum of outsourced services in connection with defaulted loans. These services include, among others:

•	foreclosure services, including access to a nationwide network of independent attorneys, document preparation and recording and other services;

•	property inspection and preservation services, designed to preserve the value of properties securing defaulted loans; and

•	asset management services, providing disposition services for our customers’ real estate owned properties through a network of independent real estate brokers, attorneys and other vendors to facilitate the transaction.

Our revenues from these services grew significantly in 2007 and during the first six months of 2008 and tend to provide a natural hedge against the effects of high interest rates or a slow real estate market on our loan facilitation services. For the year ended December 31, 2007, our revenues from our Loan Transaction Services segment were $1,125.9 million.

We also have a corporate segment consisting of smaller operations, overhead costs and intersegment eliminations.

Our competitive strengths

Market leading mortgage processor.

Our mortgage servicing platform, MSP, is the leading mortgage processing software in the United States. Over 50% of all U.S. residential mortgage loans by dollar volume are processed using MSP. Because our bank customers utilize MSP as the core application through which they keep the primary records of their mortgage loans, MSP is critical to the successful and efficient operation of their businesses. In addition, MSP is a core offering into which many of our other services can be integrated, such as default management and our Desktop application, which is a workflow information system that can be used to manage a range of different workflow processes. This capability allows us to streamline and simplify the process of making and administering loans for our financial institution customers. For these reasons, along with the efficiencies and cost-savings our significant scale provides, our customer relationships tend to be long-term.

Comprehensive set of integrated applications and services.

We have high quality software applications and services that have been developed over many years with a focus on meeting the needs of our customers. We offer a suite of applications and services in 21 categories of service across the mortgage continuum, from facilitating the origination of loans through closing, post-closing servicing and default management. We constantly seek to integrate our software and services to better meet the needs of our customers. Management believes that the range of services we offer is broader than that of any of our competitors, giving us more opportunities for cross-selling. We have made, and continue to make, substantial investments in our applications and services to ensure that they remain competitive in the marketplace.

Broad and long-term relationships with our customers.

A large number of financial institutions use our services, including 39 of the 50 largest U.S. banks based on 2007 rankings. In order to more effectively manage the strategic opportunities presented by these relationships and cross-sell more services, we actively coordinate these significant relationships through our Office of the Enterprise, which is a core team of our senior managers who lead our cross-selling and account management efforts at the top 50 U.S. lenders. We currently provide the 39 largest banks which use our services with an average of 7 of our 21 categories of service, and we provide our top ten customers with an average of 12 of the 21 categories of service we offer. We have the size and expertise that lead institutions to trust us with the management and outsourcing of their critical applications. Additionally, we have had long-term relationships with many of our customers. The average length of our relationship with our top ten customers is 18 years, which far exceeds the typical initial length of a contract for our mortgage processing services, which is three to five years. Our revenues from our current top ten customers have grown at a compounded annual rate of 25.8% over the 2005 to 2007 period.

Demonstrated ability to grow in adverse mortgage market.

We have successfully increased our revenues despite the declining levels of mortgage originations over the last three years. Our mortgage processing services earn revenues based on the total number of mortgages on the books of our lending customers, and so are not significantly affected by year to year changes in levels of new mortgage originations. Our default management businesses serve as a natural offset to the effects of increasing interest rates or a bad economy on our loan facilitation services. As a result in part of our mix of services, as well as market share gains, our total revenues grew at a compounded annual rate of 10.6% over the period 2005 to 2007. Further, our revenues increased 10.5% in the first six months of 2008 over the first six months of 2007.

Strong revenue growth and cash flow.

Between 2005 and 2007, our revenues grew at a compounded annual rate of 10.6%. Net earnings were $195.7 million, $201.1 million and $256.8 million in 2005, 2006 and 2007, respectively. These amounts do not include additional expenses we expect to incur as a stand-alone public company, which we estimate at $10 million to $15 million per year (exclusive of additional interest expense).

Strong value proposition for our customers.

We provide our customers with services and applications that enhance their competitive position and provide them with additional revenue opportunities. We also understand the needs of our customers and have successfully created innovative services that enable our customers to meet their compliance requirements and also reduce their operating costs. We believe that our high quality services and our innovative approach to meeting the needs of our customers allow us to provide a compelling value proposition to our customers.

Experienced management team.

Our President and Chief Executive Officer, Mr. Carbiener, was employed by FIS and its predecessors for 17 years and was a member of their senior leadership for more than 10 years. Our Executive Vice Presidents and Co-Chief Operating Officers, Mr. Scheuble and Mr. Swenson, were employed by FIS and its predecessors for 5 and 13 years, respectively, and have been involved in our industries for 27 and 25 years, respectively.

Our strategy

Expand and leverage our market leading technology.

At the core of our service offerings is our technological capability. Our mortgage servicing platform, or MSP, is the leading mortgage processing software in the U.S. MSP offers a comprehensive, state-of-the-art set of mortgage servicing functions within a single system and can be provided on an integrated basis with many of our other services. Our Desktop application is currently the leading mortgage default management application in the United States. Despite all the changes that have occurred in the lender processing services industry in recent years, the lending process is still complex, and many steps remain paper-driven. Changes to applicable law and regulation, such as the Electronic Signatures in Global and National Commerce Act of 2000, and changes in industry practice have allowed us to implement our technology solutions to further automate the mortgage process. We intend to continue to build on the reputation, reliability and functionality of our software applications and services and to look for ways to further automate the lending process.

Continue to provide fully integrated service offerings.

Our strategy to integrate our technology, data and outsourcing services has differentiated us in the marketplace, and resulted in our growing market share. Unlike our principal competitors, we offer services from end-to-end across the mortgage continuum, from facilitating the origination of loans through closing, post-closing servicing and default management. Our technology applications such as MSP and Desktop are offered on an integrated basis with many of our other services, such as default management. We will continue to improve the value proposition that we offer our customers by ensuring that our software applications are also able to integrate with existing and new add-on third-party applications used by our customers.

Maximize our cross-selling opportunities.

We have a broad customer base, including relationships with a large number of financial institutions. We focus our sales and marketing efforts on the 50 largest banks in the U.S. and we have relationships with 39 of these institutions based on 2007 rankings. We have historically been able to cross-sell additional services to our existing customers in addition to attracting new customers. The 39 largest banks with which we have relationships use an average of 7 of our 21 categories of service, and our top ten customers use an average of 12 of the 21 separate categories of services we offer. We coordinate our sales efforts to our top-tier financial institution customers through our Office of the Enterprise to take advantage of information we obtain about the needs of these customers in order to cross-sell our services. Our leading-edge technology and the broad range of services we offer provide us with the opportunity to expand sales to our existing and potential customers across all of our service lines. In addition, we seek to increase our sales by expansion of existing customer relationships within our operating businesses, such as by selling additional default services to customers that do not currently use all of our offerings, thus providing a greater level of efficiency, service and quality.

Maintain a balanced revenue base across the mortgage cycle.

Revenue from our mortgage processing business is largely unaffected by year to year changes in interest rates and the level of mortgage originations. While revenues from our loan facilitation services and certain data and analytics businesses tend to increase when interest rates are lower and the housing market is stronger, increases in interest rates tend to result in greater demand for our default management services. Although, due to the nature of these businesses, such offset can never be perfect, we believe our model provides us with a natural hedge against the volatility of the real estate industry.

Take advantage of increased outsourcing by our customers.

In the current mortgage market environment, our customers see outsourcing as a way to save money by converting high fixed costs to variable costs. Our customers also view outsourcing as a potential solution to increased regulatory oversight and compliance requirements. Our solutions allow our customers to focus on their business, while we handle their outsourcing needs across all of our lines of business. We work with our customers to set specific parameters regarding the services they require, so that they are able to utilize our outsourcing services in a manner that we believe provides a greater level of consistency in service, pricing and quality than if these customers were to contract separately for similar services. We will continue providing a wide range of flexible solutions tailored to the needs of each of our clients by further investing in and expanding our outsourcing efforts.

Broaden our portfolio of services and market opportunities through strategic acquisitions.

While we will continue to invest in developing and enhancing our existing business solutions, we also intend to continue to acquire technologies and capabilities that will allow us to further broaden our service offerings and continue to enhance the functionality and efficiency of our business solutions. We may also consider acquisitions that would expand our existing customer base for a service, or acquiring businesses that have capabilities or a customer base in markets in which we do not currently compete, particularly if these acquisitions would allow us to obtain revenue growth through leveraging our existing capabilities or scale. We intend to be disciplined and strategic in making acquisitions.

The spin-off

On July 2, 2008, our former parent FIS distributed all the shares of our common stock as a dividend to its shareholders, which we refer to as the “spin-off.” We believe the spin-off may have a number of benefits for us, including:

•	allowing us to separately focus on our core business, which may facilitate our potential expansion and growth by enabling us to separately prioritize our opportunities and better allocate resources and management time and attention to those opportunities;

•	allowing us to determine our own capital structure;

•	permitting us to allocate technology resources to minimize costs, which may lead to operating our business more efficiently;

•	allowing us to more properly market our products in the market niche we occupy, thus maximizing the advantages of our business in the view of the market;

•	enhancing our ability to execute a potential acquisition strategy more effectively; and

•	permitting us to enhance the efficiency and effectiveness of equity-based compensation programs offered to our employees by better aligning equity awards with the performance of our company.

Our former parent, Fidelity National Information Services, Inc., which we refer to as FIS, is a Georgia corporation formerly known as Certegy Inc. Certegy Inc. merged with Fidelity National Information Services, Inc., a Delaware corporation, which we refer to as former FIS, in February 2006 to form our former parent FIS. FIS was a majority-owned subsidiary of Fidelity National Financial, Inc., which we refer to as old FNF. Old FNF merged into our former parent in November 2006 as part of a reorganization, which included old FNF’s spin-off of Fidelity National Title Group, Inc. Fidelity National Title Group, Inc. was renamed Fidelity National Financial, Inc. following this reorganization, and we refer to it as FNF. FNF is now a stand-alone company, but remains a related entity from an accounting perspective.

In connection with the spin-off, we entered into a contribution and distribution agreement with FIS that contained the key provisions relating to the separation of our business from FIS and the distribution of our shares of common stock. The contribution and distribution agreement identified the assets to be transferred, liabilities to be assumed and contracts to be assigned to us by FIS in the separation and described when and how these transfers, assumptions and assignments were to occur. In addition, we entered into a tax disaffiliation agreement setting out each party’s rights and obligations with respect to federal, state, local, and foreign taxes for tax periods before the spin-off and related matters, certain indemnification rights and obligations with respect to taxes for tax periods before the spin-off and for any taxes and associated adverse consequences resulting from the spin-off and certain restrictions designed to preserve the tax-free status of the spin-off.

We also entered into a corporate and transition services agreement under which FIS and we will provide each other with certain services on an interim, and, in some cases, longer term basis. We also entered into a corporate and transition services agreement with FNF, under which it will provide us with other corporate services on an interim and sometimes longer term basis. There are other arrangements between us and FIS or FNF that are continuing following the spin-off. Although FNF and FIS are separate companies, FNF, FIS and we have the same executive Chairman, William P. Foley, II, and have certain overlapping directors. However, none of our executive officers, except for Mr. Foley, is a dual employee. These arrangements with FIS and FNF may involve, or may appear to involve, conflicts of interest. See “Certain relationships and related party transactions.”

In the spin-off, FIS contributed to us all of its interest in the assets, liabilities, businesses and employees related to FIS’s lender processing services operations as of the date of the spin-off in exchange for shares of our common stock and $1,585 million aggregate principal amount of our debt obligations, including the notes and our debt under our new credit facility. In connection with the spin-off, FIS exchanged 100% of these debt obligations for a like amount of FIS’s existing Tranche B Term Loans issued under its Credit Agreement dated as of January 18, 2007 and held by certain lenders. Following this debt-for-debt exchange the portion of the existing Tranche B Term Loans acquired by FIS was retired.

Our principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204 and our main telephone number is (904) 854-5100. We were incorporated in Delaware in December 2007.

The exchange

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all of the information that may be important to you. For a more complete description of the notes, see “Description of Notes” in this prospectus.

Summary of the Terms of the Exchange Offer

On July 2, 2008, we completed the issuance of $375,000,000 aggregate principal amount of 8 1/8% Senior Notes due 2016, or the “old notes,” to FIS. Following the exchange described above, the old notes were then offered by certain selling noteholders in our offering that was made only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S, and accordingly was exempt from registration under the Securities Act of 1933.

Securities	$375,000,000 in aggregate principal amount of 8 1/8% Senior Notes due 2016, which we refer to as the new notes, which will be registered under the Securities Act of 1933.

The terms of the new notes offered in the exchange offer are identical in all material respects to those of the old notes, except that the new notes will:

• be registered under the Securities Act of 1933 and therefore will not be subject to restrictions on transfer;

• not be subject to provisions relating to additional interest;

• bear a different CUSIP or ISIN number from the old notes;

• not entitle their holders to registration rights; and

• be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the old notes.

The Exchange Offer	You may exchange old notes for new notes. Subject to the satisfaction or waiver of specified conditions, we will exchange the new notes for all old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration of the exchange offer.

Resale of the New Notes	We believe the new notes that will be issued in the exchange offer may be resold by most investors without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, subject to some conditions. You should read the discussion under the heading “The Exchange Offer” for further information regarding the exchange offer and resale of the new notes.

Registration Rights Agreement	We have undertaken this exchange offer pursuant to the terms of a registration rights agreement entered into with the initial purchasers of the old notes. We have agreed to cause a registration statement with respect to an offer to exchange the notes for a new issue of notes registered under the Securities Act to be declared effective no later than 210 days after the issue date. We have further agreed to commence the exchange offer promptly after the registration statement of which this prospectus is a part becomes effective and to hold the offer open for the period required by applicable law (including pursuant to any applicable interpretation by the staff of the Securities and Exchange Commission), but in any event for at least 20 business days. See “The Exchange Offer.”

Consequences of Failure to Exchange the Old Notes	You will continue to hold the old notes that remain subject to their existing transfer restrictions if you:

• do not tender your old notes; or

• tender your old notes and they are not accepted for exchange.

We will have no obligation to register the old notes after we consummate the exchange offer. See “The Exchange Offer — Terms of the Exchange Offer” and “Risk Factors — Risks related to the notes.”

Upon completion of the exchange offer, there may be no market for the old notes that remain outstanding and you may have difficulty selling them.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on • , 2008, or the “expiration date,” unless we extend it, in which case expiration date means the latest date and time to which the exchange offer has been extended.

Interest on the New Notes	The new notes of each series will accrue interest from the most recent date to which interest has been paid or provided for on the old notes or, if no interest has been paid on the old notes, from the date of original issue of the old notes.

Conditions to the Exchange Offer	The exchange offer is subject to several customary conditions. We will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if we determine in our reasonable judgment that the exchange offer violates applicable law, any applicable interpretation of the Securities and Exchange Commission or its staff or any action or proceeding has been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer, or any material adverse development has occurred in any existing action or proceeding with respect to us. The foregoing conditions are for our sole benefit and may be waived by us. In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes if:

• at any time any stop order is threatened or in effect with respect to the registration statement of which this prospectus is a part; or

• at any time any stop order is threatened or in effect with respect to the qualification of the indenture governing the notes under the Trust Indenture Act of 1939.

See “The Exchange Offer — Conditions.” We reserve the right to terminate or amend the exchange offer at any time prior to the expiration date upon the occurrence of any of the foregoing events.

Procedures for Tendering Old Notes	If you wish to participate in the exchange offer, you must submit required documentation and tender your old notes pursuant to the procedures for book-entry transfer (or other applicable procedures), all in accordance with the instructions described in this prospectus and in the letter of transmittal or electronic acceptance instruction. See “The Exchange Offer — Procedures for Tendering Old Notes,” “— Book-Entry Transfer” and “— Guaranteed Delivery Procedures.”

Guaranteed Delivery Procedures	If you wish to tender your old notes, but cannot properly do so prior to the expiration date, you may tender your old notes according to the guaranteed delivery procedures set forth in “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal Rights	Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of old notes, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in “The Exchange Offer — Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date.

Acceptance of Old Notes and Delivery of New Notes	Except in some circumstances, any and all old notes that are validly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange. The new notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. We may reject any and all old notes that we determine have not been properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We may waive any irregularities in the tender of the old notes. See “The Exchange Offer — Procedures for Tendering Old Notes,” “— Book-Entry Transfer,” and “— Guaranteed Delivery Procedures.” We will have no obligation to register the old notes after we consummate the exchange offer.

Certain U.S. Federal Tax Considerations	We believe that the exchange of the old notes for the new notes will not constitute a taxable exchange for U.S. federal income tax purposes. See “Certain U.S. Federal Tax Considerations.”

Exchange Agent	U.S. Bank National Association, Corporate Trust Services

Summary of the Terms of the New Notes

The terms of the new notes offered in the exchange offer are identical in all material respects to the terms of old notes, except that the new notes:

•	will be registered under the Securities Act of 1933 and, therefore, will not be subject to restrictions on transfer;

•	will not be subject to provisions relating to additional interest;

•	will bear a different CUSIP or ISIN number from the old notes;

•	will not entitle their holders to registration rights; and

•	will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the old notes.

The summary below describes the principal terms of the new notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the new notes.

Issuer	Lender Processing Services, Inc.

Maturity	July 1, 2016.

Interest payment dates	8 1/8% per annum, paid every six months on January 1 and July 1, with the first payment on January 1, 2009.

Optional redemption	Prior to July 1, 2011, we may redeem some or all of the notes at a redemption price equal to 100% plus a make-whole premium and accrued and unpaid interest. On or after July 1, 2011, we may redeem some or all of the notes at any time at the redemption prices set forth in “Description of Notes — Optional redemption.”

Before July 1, 2011, we may redeem up to 35% of the notes with the proceeds of certain sales of common stock or certain capital contributions at a price of 108.125% of principal plus accrued interest, as further described in “Description of Notes — Optional redemption.”

Mandatory offer to repurchase	Upon the occurrence of certain change of control events described under “Description of Notes,” you may require us to repurchase some or all of your notes at 101% of their principal amount plus accrued interest. We cannot assure you that we will have sufficient resources to satisfy our repurchase obligation. You should read carefully the sections called “Risk Factors — Risks related to the notes— We may be unable to make a change of control offer required by the indenture governing the notes which would cause defaults under the indenture governing the notes and our new credit facilities” and “Description of Notes.”

Guarantors	Each of our domestic subsidiaries that guarantees our obligations under our old notes will guarantee the new notes on an unsecured senior basis. Additionally, if any material domestic subsidiary (that has not already guaranteed the old notes) guarantees our obligations under our senior secured credit agreement, then such subsidiary will also be required to guarantee the new notes on an unsecured senior basis.

Ranking	The new notes and the subsidiary guaranties thereof will be senior unsecured obligations and will rank equally with all of our and our guarantor subsidiaries’ existing and future senior debt, will rank senior to all of our and our guarantor subsidiaries’ future subordinated debt and will effectively rank junior to all secured debt to the extent of the value of the collateral and structurally junior to all liabilities of non-guarantor subsidiaries.

On a pro forma basis:

• at June 30, 2008 the Company and the guarantors would have had outstanding approximately $1.2 billion of secured debt; and

• the Company’s subsidiaries which have not guaranteed the notes represent under 5% of our revenue for the twelve months ended June 30, 2008, and represent under 5% of our assets and outstanding liabilities as of June 30, 2008 (including trade payables).

Certain covenants	The indenture governing the notes contains covenants limiting our ability and our subsidiaries’ ability to:

• incur additional debt or issue subsidiary preferred stock or stock with a mandatory redemption feature before the maturity of the notes;

• pay dividends on our capital stock;

• redeem or repurchase capital stock or prepay or repurchase subordinated debt;

• make some types of investments and sell assets;

• create liens or engage in sale and leaseback transactions;

• engage in transactions with affiliates, except on an arms-length basis; and

• consolidate or merge with, or sell substantially all our assets to, another person.

Certain of these covenants will be subject to suspension if the notes are rated at least “BBB−” by Standard & Poor’s or at least “Baa3” by Moody’s.

You should read “Description of Notes — Certain covenants” for a description of these covenants.

Registration Rights	We are required to cause a registration statement with respect to an offer to exchange the notes for a new issue of notes registered under the Securities Act to be declared effective no later than 210 days after the issue date. We may be required to provide a registration statement to effect resales of the notes.

Use of proceeds	We will not receive any cash proceeds from the issuance of the new notes under the exchange offer.

Risk factors	See “Risk Factors” beginning on page 13 of this prospectus for important information regarding the notes and the Company.

Summary historical financial data

The following table presents our summary historical financial data. The combined statement of earnings data for each of the years in the three-year period ended December 31, 2007 has been derived from our audited combined financial statements and the interim financial data for each of the six months ended June 30, 2008 and 2007 have been derived from our unaudited consolidated and combined financial statements included elsewhere herein. The unaudited consolidated and combined financial statements have been prepared on the same basis as the audited combined financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. The summary historical financial data presented below should be read in conjunction with our consolidated and combined financial statements and accompanying notes and “Management’s discussion and analysis of financial condition and results of operations” included elsewhere herein. Our financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented, including changes that will occur in our operations and capitalization as a result of our spin-off from FIS. Further, results for any interim period are not necessarily indicative of results to be expected for the full year.

				Unaudited
	Fiscal Year Ended December 31,			Six Months Ended June 30,
	2005	2006	2007	2007	2008
	(Dollars in thousands)

Statement of earnings data:
Processing and services revenues	$1,382,479	$1,484,977	$1,690,568	$826,438	$913,106
Cost of revenues	804,488	900,145	1,058,647	526,823	585,137

Gross profit	577,991	584,832	631,921	299,615	327,969
Selling, general, and administrative expenses	260,066	257,312	207,859	109,072	118,999

Operating income	317,925	327,520	424,062	190,543	208,970
Other income (expense):
Interest income	4,124	2,606	1,690	745	563
Interest expense	(270)	(298)	(146)	(77)	(58)
Other income (expense), net	(1,238)	(106)	—	—	282

Total other income (expense)	2,616	2,202	1,544	668	787

Earnings before income taxes, equity in losses of unconsolidated entity and minority interest	320,541	329,722	425,606	191,211	209,757
Provision for income taxes	124,160	127,984	164,734	74,010	81,386

Earnings before equity in losses of unconsolidated entity and minority interest	196,381	201,738	260,872	117,201	128,371
Equity in losses of unconsolidated entity	—	—	(3,048)	(1,720)	(2,370)
Minority interest	(676)	(683)	(1,019)	(436)	(723)

Net earnings	$195,705	$201,055	$256,805	$115,045	$125,278

Statement of cash flows data:
Net cash provided by (used in):
Operating activities	$272,792	$341,950	$282,994	$133,389	$136,683
Investing activities	(98,384)	(81,589)	(107,857)	(62,456)	(40,625)
Financing activities	(198,745)	(272,334)	(183,354)	(69,639)	(116,996)
Other financial data:
Capital expenditures	92,458	70,248	70,552	25,036	25,137
Depreciation and amortization	112,648	111,858	102,607	52,373	44,576
Balance sheet data (at period end):
Cash and cash equivalents	$59,756	$47,783	$39,566	$49,077	$18,628
Working capital	83,981	155,964	239,343	179,732	248,385
Property and equipment, net	107,654	101,962	95,620	94,301	92,487
Goodwill and other intangible assets	918,333	1,198,610	1,196,283	1,217,521	1,189,953
Computer software	114,982	127,080	150,372	133,419	149,562
Total assets	1,542,802	1,879,800	1,962,043	1,947,212	1,985,740
Total debt	—	—	—	—	—
Total shareholder’s equity	1,270,939	1,577,531	1,671,039	1,636,151	1,674,501
Credit Statistics:
Ratio of earnings to fixed charges(a)	—	—	—	—	—

(a)	The historical ratio of earnings to fixed charges for each of the years in the three-year period ended December 31, 2007 and the six months ended June 30, 2008 and 2007 is not meaningful since we did not have any debt outstanding during those time periods. See the “Pro Forma Financial Information” section of this prospectus for a ratio of earnings to fixed charges, based on the pro forma income statements for the year ended December 31, 2007 and the six months ended June 30, 2008. For purposes of calculating the ratio of earnings to fixed charges, “earnings” consist of income before income taxes plus fixed charges. “Fixed charges” include interest expense and amortization of debt issuance costs.

RISK FACTORS

You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment in the new notes. In addition to the normal risks of a business, we are subject to significant risks and uncertainties. Any of the risks described herein could result in a significant adverse effect on our results of operation and financial condition. In such case, you may lose all or part of your investment in the notes.

Risks related to our business

If we fail to adapt our services to changes in technology or in the marketplace, or if our ongoing efforts to upgrade our technology are not successful, we could lose customers and have difficulty attracting new customers for our services.

The markets for our services are characterized by constant technological changes, frequent introductions of new services and evolving industry standards. Our future success will be significantly affected by our ability to enhance our current services, and develop and introduce new services that address the increasingly sophisticated needs of our customers and their customers. These initiatives carry the risks associated with any new service development effort, including cost overruns, delays in delivery, and performance issues. There can be no assurance that we will be successful in developing, marketing and selling new services that meet these changing demands, that we will not experience difficulties that could delay or prevent the successful development, introduction, and marketing of these services, or that our new services and their enhancements will adequately meet the demands of the marketplace and achieve market acceptance.

Consolidation in the banking and financial services industry could adversely affect our revenues by eliminating some of our existing and potential customers and could make us more dependent on a more limited number of customers.

There has been and continues to be substantial merger, acquisition and consolidation activity in the banking and financial services industry. Mergers or consolidations of banks and financial institutions in the future could reduce the number of our customers and potential customers, which could adversely affect our revenues even if these events do not reduce the aggregate activities of the consolidated entities. Further, negative operating results in the current economic environment could lead to some banks, including some of our largest customers, merging or being acquired. In addition, recently there have been a small number of bank failures related to the rising mortgage delinquency and default rates, particularly within the subprime lending market, and it is possible that additional banks could fail in the future. The failure of one of our customers may result in the immediate discontinuance of some or all of the services that we provide to that customer, or in the acquisition of that customer by other entities. If our customers merge with or are acquired by other entities that are not our customers, or that use fewer of our services, they may discontinue or reduce their use of our services.

The recent merger of Bank of America and Countrywide Financial Corporation (“Countrywide”) is an example of a merger that presents us with risks and opportunities, as prior to the merger, each of these two entities used some of the services we provide while obtaining others from third parties or from internal resources. We are in senior-level discussions with Bank of America about the scope of services we will provide to the newly consolidated entity. Bank of America has informed us that it is leaning towards phasing out the mortgage processing and appraisal services we provide to Bank of America and instead obtaining these services internally. These services together generated approximately 4% of our revenues in 2007. If this decision becomes final, we anticipate that a mortgage processing conversion would take from 12 to 30 months from July 2008, when the merger was completed. We have not received any formal notice of termination from Bank of America or been involved in any discussions with them about the mechanics or planning of a mortgage processing or appraisal conversion. It is possible that Bank of America could decide to continue its mortgage processing with us (due to greater efficiencies and cost savings we may provide as a result of our higher volumes, or due to other factors) or to continue its appraisal services with us (due to ramifications from the new Code of Conduct referred to below or other factors), although no assurance can be given in this regard. Furthermore, Bank of America obtains other services from us and has indicated a willingness to expand its relationship with us in other areas. We and Bank of America are discussing other revenue opportunities that may offset a phase-out of the mortgage processing and appraisal services. We cannot assure you that Bank of America will expand its relationship with us in other areas or that any other revenue opportunities will be realized.

It is possible that the larger banks or financial institutions resulting from mergers or consolidations would have greater leverage in negotiating terms with us or could decide to perform in-house some or all of the services which we currently provide or could provide. Further, additional bank mergers impacting our customers could result in the discontinued use of certain of our services. Any of these developments could have a material adverse effect on our business and results of operations.

Decreased lending and real estate activity reduces demand for certain of our services and may adversely affect our results of operations.

Real estate sales are affected by a number of factors, including mortgage interest rates, the availability of funds to finance purchases, the level of home prices and general economic conditions. The volume of refinancing transactions in particular and mortgage originations in general declined in 2005, 2006 and 2007 from 2004 levels, resulting in reduction of revenues in some of our businesses. The current Mortgage Bankers Association forecast is for $1.9 trillion of mortgage originations in 2008 compared to $2.3 trillion in 2007. In addition, rising mortgage delinquency and default rates have negatively impacted some of our mortgage lending customers, particularly within the subprime lending market. These trends appear likely to continue. Our revenues in future periods will continue to be subject to these and other factors which are beyond our control and, as a result, are likely to fluctuate.

Further, in the event that levels of home ownership were to decline or other factors were to reduce the aggregate number of U.S. mortgage loans, our revenues from mortgage processing could be adversely affected.

If we were to lose any of our largest customers, our results of operations could be significantly affected.

A small number of customers have accounted for a significant portion of our revenues, and we expect that a limited number of customers will continue to represent a significant portion of our revenues for the foreseeable future. In 2007, our three largest customers accounted for approximately 25% of our aggregate revenue and approximately 23% and 26% of the revenue of our Technology, Data and Analytics and Loan Transaction Services segments, respectively. In addition, our fourth largest customer in 2007, which represented 3.5% of our aggregate revenue, was Countrywide, which recently merged with Bank of America, which is one of our three largest customers. Our relationships with these and other large customers are important to our future operating results, and deterioration in any of those relationships, as a result of changes following a merger or otherwise, could significantly reduce our revenues. See “Management’s discussion and analysis of financial condition and results of operations — Business trends and conditions.”

We operate in a competitive business environment, and if we are unable to compete effectively our results of operations and financial condition may be adversely affected.

The markets for our services are intensely competitive. Our competitors vary in size and in the scope and breadth of the services they offer. We compete for existing and new customers against both third parties and in-house capabilities of our customers. Some of our competitors have substantial resources. In addition, we expect that the markets in which we compete will continue to attract new competitors and new technologies. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures we face in the markets in which we operate will not materially adversely affect our business, financial condition and results of operations.

In our mortgage processing business, we face direct competition from third parties. Although we have a substantial market position in processing traditional mortgages, our share of the market for processing home equity lines of credit, an area in which we seek to expand, is much smaller. In this area, we also compete against providers of credit card processing systems, which often offer very aggressive pricing.

Further, because many of our larger potential customers have historically developed their key processing applications in-house and therefore view their system requirements from a make-versus-buy perspective, we often compete against our potential customers’ in-house capacities. As a result, gaining new customers in our mortgage processing business can be difficult. For banks and other potential customers, switching from an internally designed system to an outside vendor, or from one vendor of mortgage processing services to a new vendor, is a significant undertaking. Many potential customers worry about potential disadvantages such as loss of accustomed functionality, increased costs and business disruption. As a result, potential customers often resist change. There can be no assurance that our strategies for overcoming potential customers’ reluctance to change will be successful, and this resistance may adversely affect our growth.

If we are unable to successfully consummate and integrate acquisitions, our results of operations may be adversely affected.

We anticipate that we will seek to acquire complementary businesses and services. This strategy will depend on our ability to find suitable acquisitions and finance them on acceptable terms. We may require additional debt or equity financing for future acquisitions, and doing so will be made more difficult by our substantial debt. If we are unable to acquire suitable acquisition candidates, we may experience slower growth.

Further, even if we successfully complete acquisitions, we will face challenges in integrating any acquired business. These challenges include eliminating redundant operations, facilities and systems, coordinating management and personnel, retaining key employees, managing different corporate cultures, and achieving cost reductions and cross-selling opportunities.

Acquisitions have not been a substantial factor in our growth in the past several years. Going forward, however, our management has articulated a strategy for us, as a stand-alone company, that includes growth through acquisitions. Our management will have to balance the challenges associated with being a newly stand-alone company with the demands of completing acquisitions and integrating acquired businesses. Without recent similar experiences and also without access to FIS’s infrastructure, systems and personnel, there can be no assurance that our management will be able to successfully complete acquisitions or bring new businesses together. Additionally, the acquisition and integration processes may disrupt our business and divert our resources.

We could have conflicts with FIS and FNF, and the Chairman of our board of directors and other officers and directors could have conflicts of interest due to their relationships with FIS or FNF.

FNF and FIS were under common ownership by old FNF until October 2006, when old FNF distributed all of its FNF shares to the stockholders of old FNF. In November 2006, old FNF then merged into FIS. However, FNF and FIS have remained parties to a variety of agreements, some of which were assigned to us by FIS in the spin-off. Further, FNF, FIS and we have overlapping directors and officers.

Conflicts may arise between FIS and us, or FNF and us, in each case as a result of our ongoing agreements and the nature of our respective businesses. Among other things, we became a party to a variety of agreements with FIS and FNF in connection with the spin-off, and we may enter into further agreements with FIS or FNF after the spin-off. Certain of our executive officers and directors could be subject to conflicts of interest with respect to such agreements and other matters due to their relationships with FIS or FNF.

William P. Foley, II, who became our Chairman as a result of the spin-off, is also the Executive Chairman of FIS and the executive Chairman of the board of directors of FNF. As a result, he has obligations to us as well as to FIS or FNF and could have conflicts of interest with respect to matters potentially or actually involving or affecting us and FIS or FNF.

Mr. Foley owns substantial amounts of FIS and FNF stock and stock options because of his relationships with FIS and FNF. In addition, Mr. Carbiener owns a substantial amount of FIS stock, and our directors, including Mr. Kennedy who serves as President and Chief Executive Officer of FIS, also own FIS and in some cases FNF stock and stock options due to similar current or past relationships. Such ownership could create or appear to create potential conflicts of interest when our directors and officers are faced with decisions that involve FIS or FNF or any of their respective subsidiaries.

Matters that could give rise to conflicts between us and FIS or FNF include, among other things:

•	our ongoing and future relationships with FIS or FNF, including related party agreements and other arrangements with respect to the administration of tax matters, employee benefits, indemnification, and other matters; and

•	the quality and pricing of services that we have agreed to provide to FIS or FNF or that it has agreed to provide to us.

We will seek to manage these potential conflicts through dispute resolution and other provisions of our agreements with FIS and FNF and through oversight by independent members of our board of directors. However, there can be no assurance that such measures will be effective or that we will be able to resolve all potential conflicts with FIS and FNF, or that the resolution of any such conflicts will be no less favorable to us than if we were dealing with a third party.

If FIS or FNF engages in the same type of business we conduct, our ability to successfully operate and expand our business may be limited.

Neither FIS nor FNF is under any obligation not to compete with us. Currently, although a substantial business of our loan facilitation services is acting as a title agent for FNF, FNF is under no obligation to deal exclusively with us, has business units that compete with us in the title agency business and could deal with other agents that compete with us for the title agency business we operate. FNF also competes with us to a small extent in appraisal and default management services.

Due to the significant resources of FIS and FNF, including financial resources, each of those companies could have a significant competitive advantage over us should it decide to engage in the types of business we conduct, which could have an adverse effect on our financial condition and results of operations.

We have a long sales cycle for many of our technology solutions and if we fail to close sales after expending significant time and resources to do so, our business, financial condition, and results of operations may be adversely affected.

The implementation of many of our technology solutions often involves significant capital commitments by our customers, particularly those with smaller operational scale. Potential customers generally commit significant resources to an evaluation of available technology solutions and require us to expend substantial time, effort and money educating them as to the value of our technology solutions and services. We incur substantial costs in order to obtain each new customer. We may expend significant funds and management resources during the sales cycle and ultimately fail to close the sale. Our sales cycle may be extended due to our customers’ budgetary constraints or for other reasons. If we are unsuccessful in closing sales after expending significant funds and management resources or if we experience delays, it could have a material adverse effect on our business, financial condition and results of operations.

We may experience defects, development delays, installation difficulties and system failures with respect to our technology solutions, which would harm our business and reputation and expose us to potential liability.

Many of our services are based on sophisticated software and computing systems, and we may encounter delays when developing new technology solutions and services. Further, the technology solutions underlying our services have occasionally contained and may in the future contain undetected errors or defects when first introduced or when new versions are released. In addition, we may experience difficulties in installing or integrating our technologies on platforms used by our customers. Finally, our systems and operations could be exposed to damage or interruption from fire, natural disaster, power loss, telecommunications failure, unauthorized entry and computer viruses. Defects in our technology solutions, errors or delays in the processing of electronic transactions, or other difficulties could result in:

•	interruption of business operations;

•	delay in market acceptance;

•	additional development and remediation costs;

•	diversion of technical and other resources;

•	loss of customers;

•	negative publicity; or

•	exposure to liability claims.

Any one or more of the foregoing occurrences could have a material adverse effect on our business, financial condition and results of operations. Although we attempt to limit our potential liability through disclaimers and limitation-of-liability provisions in our license and customer agreements, we cannot be certain that these measures will be successful in limiting our liability.

Security breaches or our own failure to comply with privacy regulations imposed on providers of services to financial institutions could harm our business by disrupting our delivery of services and damaging our reputation.

As part of our business, we electronically receive, process, store and transmit sensitive business information of our customers. In addition, we collect personal consumer data, such as names and addresses, social security numbers, driver’s license numbers and payment history records. Unauthorized access to our computer systems or databases could result in the theft or publication of confidential information or the deletion or modification of records or could otherwise cause interruptions in our operations. These concerns about security are increased when we transmit information over the Internet.

Additionally, as a provider of services to financial institutions, we are bound by the same limitations on disclosure of the information we receive from our customers as apply to the financial institutions themselves. If we fail to comply with these regulations, we could be exposed to suits for breach of contract or to governmental proceedings. In addition, if more restrictive privacy laws or rules are adopted in the future on the federal or state level, that could have an adverse impact on us. Any inability to prevent security or privacy breaches could cause our existing customers to lose confidence in our systems and terminate their agreements with us, and could inhibit our ability to attract new customers.

In the wake of the current mortgage market, there could be adverse regulatory consequences or litigation that could affect us.

Various aspects of our businesses are subject to federal and state regulation. The sharp rise in home foreclosures that started in the United States during the fall of 2006 and has accelerated in 2007 and 2008 has begun to result in investigations and lawsuits against various parties commenced by various governmental authorities and third parties. It has also resulted in governmental review of aspects of the mortgage lending business, which may lead to greater regulation in areas such as appraisals, default management, loan closings and regulatory reporting. Such actions and proceedings could have adverse consequences that could affect our business.

Over the last few months, the New York Attorney General, which we refer to as the NYAG, has been conducting an inquiry into various practices in the mortgage market, including a review of the possibility that conflicts of interest have in some cases affected the accuracy of property appraisals. Recently, the NYAG announced a resolution of a portion of this inquiry with respect to Federal National Mortgage Association, which we refer to as Fannie Mae, and Federal Home Loan Mortgage Corporation, which we refer to as Freddie Mac. Under agreements entered into with the NYAG, Fannie Mae and Freddie Mac each committed to adopt a new Home Valuation Code of Conduct. This Code of Conduct establishes requirements governing appraiser selection, compensation, conflicts of interest and corporate independence, among other matters. Both Fannie Mae and Freddie Mac have agreed that they will not purchase any single family mortgage loans, other than government-insured loans, originated after January 1, 2009 from mortgage originators that have not adopted the Code of Conduct with respect to such loans. Among other things, the Code of Conduct prohibits the purchase of home mortgage loans by Fannie Mae and Freddie Mac if the associated appraisal is performed by an appraiser that is employed by the lender, a real estate settlement services provider or a subsidiary of a real estate settlement services provider.

Although we provide real estate settlement services, we do not employ appraisers. Instead, we manage the activities of thousands of appraisers who all work as independent contractors. Nevertheless, Freddie Mac has issued a bulletin indicating that the prohibition in the Code of Conduct applies to independent contractor appraisers as well as employees.

The Code of Conduct was subject to a comment period that expired on April 30, 2008. We participated in the comment process to attempt to clarify that we are not covered by the Code of Conduct. Several of the comments submitted by other parties and made publicly available to date, such as the comment letters filed by the Office of the Comptroller of the Currency, the Office of Thrift Supervision and the Federal Trade Commission, have raised questions about the legality of the agreements reached by the NYAG with Fannie Mae and Freddie Mac on grounds such as whether the process by which the Code of Conduct was entered complied with appropriate administrative procedures for rulemaking.

As written, the Code of Conduct is favorable to our appraisal operations because we do not hire appraisers as employees. However, the bulletin issued by Freddie Mac shortly after the Code was adopted introduced uncertainty about how Freddie Mac would apply it. Neither Fannie Mae nor the NYAG have announced similar interpretations. The NYAG, Fannie Mae, Freddie Mac and the Office of Federal Housing Enterprise Oversight (the principal regulator of Fannie Mae and Freddie Mac) are currently reviewing the public comments on the Code of Conduct, and are expected to clarify their collective intent prior to its implementation on January 1, 2009. If the Code of Conduct is ultimately revised or interpreted by the parties thereto in a manner that is adverse to our appraisal operations, we will consider multiple options, which could include: (1) possible court challenges to the legality of the Code of Conduct, on state or federal grounds; (2) restructuring our appraisal operations so that we can comply with the Code, which might include some form of joint operations with a third party; or (3) selling our appraisal business. At this time, we are unable to predict the ultimate effect of the Code of Conduct on our business or results of operations.

On July 30, 2008, the President signed into law the Foreclosure Prevention Act of 2008, a wide-ranging piece of legislation aimed at assisting the troubled housing market. There is also pending legislation with a similar purpose in several states. It is too early to predict the impact that any such new legislation may have on our business or results of operations.

If our applications or services are found to infringe the proprietary rights of others, we may be required to change our business practices and may also become subject to significant costs and monetary penalties.

As our information technology applications and services develop, we may become increasingly subject to infringement claims. Any claims, whether with or without merit, could:

•	be expensive and time-consuming to defend;

•	cause us to cease making, licensing or using applications that incorporate the challenged intellectual property;

•	require us to redesign our applications, if feasible;

•	divert management’s attention and resources; and

•	require us to enter into royalty or licensing agreements in order to obtain the right to use necessary technologies.

Provisions of our certificate of incorporation may prevent us from receiving the benefit of certain corporate opportunities.

Because FIS may engage in the same activities in which we engage, there is a risk that we may be in direct competition with FIS over business activities and corporate opportunities. Further, FNF does engage in some of the same businesses as we do and may in the future compete with us more significantly. To address these potential conflicts, we have adopted a corporate opportunity policy that has been incorporated into our certificate of incorporation. These provisions may limit the corporate opportunities of which we are made aware or which are offered to us.

During the time the notes are rated investment grade, many of the restrictive covenants will cease to be in effect.

During the time, if any, that the notes are rated at least “BBB-” by Standard & Poor’s or at least “Baa3” by Moody’s and certain other conditions are met, many of the restrictive covenants contained in the indenture governing the notes will cease to be in effect. We cannot assure you that the notes will ever be rated investment grade, or that if they are rated investment grade, the notes will maintain such rating. In addition, if the notes are rated investment grade and fail to maintain such rating, the covenants that were suspended will be reinstated. Suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force and any such actions that we take while these covenants are not in force will be permitted even if the notes are subsequently downgraded below investment grade. See “Description of Notes — Certain covenants — Suspension of certain covenants when notes rated investment grade.”

Risks related to the spin-off

Our historical financial information may not be indicative of our future results as a stand-alone company.

The historical financial information we have included in this prospectus may not reflect what our results of operations, financial condition and cash flows would have been had we been a stand-alone company during the periods presented or be indicative of what our results of operations, financial condition and cash flows may be in the future now that we are a stand-alone company. This is primarily a result of the following factors:

•	our historical financial information does not reflect the debt and related interest expense that we incurred as part of the spin-off, including debt we incurred in order to issue debt obligations to FIS in partial consideration of FIS’s contribution to us of our operations; and

•	the historical financial information does not reflect the increased costs associated with being a stand-alone company, including changes that we expect in our cost structure, personnel needs, financing and operations of the contributed business as a result of the spin-off from FIS.

For additional information about the past financial performance of our business and the basis of the presentation of the historical financial statements, see “Selected historical financial data,” “Management’s discussion and analysis of financial condition and results of operations” and the historical financial statements and the accompanying notes included elsewhere in this prospectus.

If the contribution, debt exchange and/or spin-off do not qualify as tax-free transactions, tax could be imposed on FIS, us and/or FIS shareholders, and we may have to indemnify for the payment of those taxes and tax-related losses.

On June 20, 2008, FIS received a favorable private letter ruling from the Internal Revenue Service, which we refer to as the IRS, regarding the contribution of all of FIS’s interest in all the assets, liabilities, businesses and employees related to FIS’s lender processing services operations in exchange for the receipt by FIS of our common stock and our debt obligations, which we refer to as the contribution, the expected exchange by FIS of our debt obligations for certain outstanding FIS debt, which we refer to as the debt exchange, and the distribution of our common stock to FIS shareholders, which we refer to as the spin-off. The IRS ruling was to the effect that:

(i) the contribution taking into account the spin-off will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), as amended, which we refer to as the Code in which neither we nor FIS will recognize any gain or loss;

(ii) no gain or loss will be recognized by FIS in the debt exchange, pursuant to Section 361 of the Code; and

(iii) no gain or loss will be recognized by FIS or any FIS shareholder on the spin-off, pursuant to Section 355 and related provisions of the Code (including Section 361(c) of the Code), except that any gain that FIS shareholders realize on cash received in lieu of any fractional shares of our common stock to which such shareholders may be entitled in the spin-off generally will be taxable to the FIS shareholders.

Notwithstanding FIS’s receipt of the IRS private letter ruling, the IRS could determine that the contribution, debt exchange and/or spin-off constitute taxable transactions if it determines that there was a misstatement or omission of any of the facts, representations, or undertakings that were included in the request for the private letter ruling, or if it disagrees with the conclusions FIS reached regarding certain factual requirements that, consistent with the IRS’s standard ruling policy, were not covered by the IRS ruling.

If one or more of the contribution, debt exchange or spin-off transactions ultimately were determined to be subject to tax, FIS would recognize gain and the amount of that gain would be up to the excess of the fair market value of our stock and debt obligations FIS received in the contribution over its basis in the assets it contributed to us in the contribution. The amount of such gain could be substantial. Further, if the spin-off transaction were subject to tax, in addition to tax imposed on FIS, the FIS shareholders generally would be treated as if they received a taxable distribution equal to the full fair market value of our stock on the distribution date. In addition, we could be subject to tax on certain of the preliminary asset transfers within FIS that are made in connection with the contribution transaction.

Notwithstanding the favorable IRS ruling that the spin-off qualified for tax-free treatment, it would become taxable to FIS, pursuant to Section 355(e) of the Code, if 50% or more of the shares of either its common stock or our common stock were acquired, directly or indirectly, as part of a plan or series of related transactions that included the spin-off. If the IRS were to determine that acquisitions of FIS common stock or of our common stock, either before or after the spin-off, were part of a plan or series of related transactions that included the spin-off, this determination could result in the recognition of substantial gain by FIS under Section 355(e).

Although the taxes resulting from the contribution, debt exchange or spin-off not qualifying for tax-free treatment for United States Federal income tax purposes generally would be imposed on FIS shareholders and FIS, under the tax disaffiliation agreement entered into by FIS and us in connection with the distribution, we would be required to indemnify FIS and its affiliates against all tax related liabilities caused by the failure of any of those transactions to qualify for tax-free treatment for United States Federal income tax purposes (including as a result of Section 355(e) of the Code) to the extent these liabilities arise as a result of any action taken by us or any of our affiliates following the spin-off or otherwise result from any breach of any representation, covenant or obligation of ours or any of our affiliates under the tax disaffiliation agreement. See “Certain relationships and related party transactions — Arrangements with FIS — Tax Disaffiliation Agreement.” FIS estimates that the amount of our indemnification obligation for the amount of tax could be significant.

We have agreed to certain restrictions to help preserve the tax-free treatment to FIS of the spin-off, which may reduce our strategic and operating flexibility.

In order to help preserve the tax-free treatment of the spin-off, we have agreed not to take certain actions without first securing the consent of certain FIS officers or securing an opinion from a nationally recognized law firm or accounting firm that such action will not cause the spin-off to be taxable. In general, such actions would include, (i) for a period of two years after the spin-off, engaging in certain transactions involving (a) the acquisition of our stock or (b) the issuance of shares of our stock, (ii) repurchasing or repaying our new debt prior to maturity other than in accordance with its terms and (iii) making certain modifications to the terms of the debt that could affect its characterization for federal income tax purposes.

The covenants in, and our indemnity obligations under, the tax disaffiliation agreement may limit our ability to pursue strategic transactions or engage in new business or other transactions that may maximize the value of our business. The limitations on our ability to issue capital stock could, for example, make it harder for us to raise capital if we need additional funds to satisfy our debt service or other debt obligations.

Following the spin-off, we have substantial indebtedness, which could have a negative impact on our financing options and liquidity position and prevent us from fulfilling our obligations under the notes.

In connection with the spin-off, we issued to FIS shares of our common stock and $1,585 million principal amount of our debt obligations, in exchange for the assets to be contributed to us. As a result, following the spin-off, we have approximately $1,610.7 million of total debt outstanding, consisting of (i) a new senior secured credit agreement divided into two tranches, a $700 million Term Loan A and a $510 million Term Loan B and (ii) $375 million of senior unsecured notes. We also have additional borrowing capacity available under a new $140 million revolving credit facility, under which we borrowed approximately $25.7 million to pay debt issuance costs on the issue date. We also have other contractual commitments and contingent obligations. See “Management’s discussion and analysis of results of operations and financial condition — Contractual obligations.”

This high level of debt could have important consequences to us, including the following:

•	our debt level may make it more difficult for us to satisfy our obligations under the notes;

•	the debt level makes us more vulnerable to economic downturns and adverse developments in our business, may cause us to have difficulty borrowing money in the future in excess of amounts available under our credit facility for working capital, capital expenditures, acquisitions or other purposes and will limit our ability to pursue other business opportunities and implement certain business strategies;

•	we will need to use a large portion of the money we earn to pay principal and interest on our debt, which will reduce the amount of money available to finance operations, acquisitions and other business activities and pay stockholder dividends;

•	a substantial portion of the debt has a variable rate of interest, which exposes us to the risk of increased interest rates (for example, a one percent increase in interest rates would result in a $1 million increase in our annual interest expense for every $100 million of floating rate debt we incur, which may make it more difficult for us to service our debt);

•	while we have entered into an agreement limiting our exposure to higher interest rates and may enter into additional similar agreements in the future, any such agreements may not offer complete protection from this risk; and

•	we have a higher level of debt than certain of our competitors, which may cause a competitive disadvantage and may reduce flexibility in responding to changing business and economic conditions, including increased competition.

Despite our substantial debt, we may still be able to incur significantly more debt. This could further exacerbate the risks associated with our substantial debt.

We may be able to incur additional debt in the future. The terms of our new credit facilities and the indenture governing the notes allow us to incur substantial amounts of additional debt, subject to certain limitations. If new debt is added to our current debt levels, the related risks we could face would be magnified.

Our financing arrangements subject us to various restrictions that could limit our operating flexibility and our ability to make payments on the notes.

The agreements governing our new credit facilities and the indenture governing the notes each impose operating and financial restrictions on our activities. These restrictions include compliance with, or maintenance of, certain financial tests and ratios, including a minimum interest coverage ratio and maximum leverage ratio, and limit or prohibit our ability to, among other things:

•	create, incur or assume any additional debt and issue preferred stock;

•	create, incur or assume certain liens;

•	redeem and/or prepay certain subordinated debt we might issue in the future;

•	pay dividends on our stock or repurchase stock;

•	make certain investments and acquisitions;

•	enter into or permit to exist contractual limits on the ability of our subsidiaries to pay dividends to us;

•	enter new lines of business;

•	engage in consolidations, mergers and acquisitions;

•	engage in specified sales of assets; and

•	enter into transactions with affiliates.

These restrictions on our ability to operate our business could harm our business by, among other things, limiting our ability to take advantage of financing, merger and acquisition and other corporate opportunities.

The risks described in this Risk Factors section, as well as adverse changes in economic conditions generally, could result in adverse financial changes for our company, which in turn could affect our ability to comply with these covenants and maintain these financial tests and ratios. A default would permit lenders to accelerate the maturity for the debt under these agreements and to foreclose upon any collateral securing the debt and to terminate any commitments to lend. Under these circumstances, we might have insufficient funds or other resources to satisfy all our obligations.

Potential liabilities may arise due to fraudulent transfer considerations, which would adversely affect our financial condition and our results of operations.

If a court were to determine that, at the time of the spin-off, either FIS or our company:

•	was insolvent,

•	was rendered insolvent by reason of the spin-off,

•	had remaining assets constituting unreasonably small capital, or

•	intended to incur, or believed it would incur, debts beyond its ability to pay as such debts matured,

the court might be able to void the spin-off, in whole or in part, as a fraudulent conveyance or transfer under Federal or State law. The court could then require our stockholders to return to FIS some or all of the shares of our common stock issued pursuant to the spin-off, or require FIS or us, as the case may be, to fund liabilities of the other company for the benefit of creditors. The measure of insolvency will vary depending upon the jurisdiction whose law is being applied. Generally, however, an entity would be considered insolvent if the fair value of its assets was less than the amount of its liabilities or if it incurred debt beyond its ability to repay such debt as it matures. In connection with the spin-off, we will incur substantial debt. Neither we nor FIS has obtained a solvency opinion from an independent financial advisor in connection with the spin-off.

Risks related to the notes

The notes are effectively subordinated to our and the guarantors’ secured debt.

The notes, and each guarantee of the notes, are unsecured and therefore are effectively subordinated to any of our and the guarantors’ secured debt to the extent of the assets securing such debt. In the event of a bankruptcy or similar proceeding, the assets which serve as collateral for any secured debt will be available to satisfy the obligations under the secured debt before any payments are made on the notes. After giving pro forma effect to the spin-off, we would have had approximately $1.2 billion of secured debt outstanding and $114.3 million of additional availability under our new credit facilities as of June 30, 2008. The notes are effectively subordinated to any borrowings under the new credit facilities and other secured debt. The indenture governing the notes allows us to incur a substantial amount of additional secured debt.

Not all of our subsidiaries are required to guarantee the notes, and the assets of any non-guarantor subsidiaries may not be available to make payments on the notes.

Certain of our subsidiaries did not guarantee the new credit facilities or the old notes and will not guarantee the new notes. As of June 30, 2008, after giving pro forma effect to the spin-off, the non-guarantor subsidiaries represented under 5% of our total combined assets and total combined liabilities. In addition, for the twelve months ended June 30, 2008, after giving pro forma effect to the spin-off, the non-guarantors would have contributed under 5% of our total combined revenue. All of our future unrestricted subsidiaries, and any of our future restricted subsidiaries that do not guarantee any of our other debt, will not guarantee the notes. Also, in the event an existing guarantor of the notes is released from its guarantee under our new credit facilities, its guaranty of the notes will also be released.

In the event that any of our non-guarantor subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of our debt, and our trade creditors generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us or any guarantors. Consequently, your claims in respect of the notes will be effectively subordinated to all of the liabilities of any of our subsidiaries that is not a guarantor, including trade payables. In addition, the indenture will, subject to certain limitations, permit these subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that these subsidiaries may incur.

To service our debt and meet our other cash needs, we will require a significant amount of cash, which may not be available to us.

Our ability to make payments on, or repay or refinance, our debt, including the notes, and to fund planned capital expenditures, dividends and other cash needs will depend largely upon our future operating performance. Our future performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future to make payments on our debt will depend on the satisfaction of the covenants in our new credit facilities and our other debt agreements, including the indenture governing the notes, and other agreements we may enter into in the future. Specifically, we will need to maintain specified financial ratios and satisfy financial condition tests. Furthermore, we expect to pay cash dividends of $0.40 per share per annum, which will represent an aggregate of approximately $38 million per year to the holders of our common stock. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our new credit facilities or from other sources in an amount sufficient to enable us to pay our debt, including the notes, or to fund our dividends and other liquidity needs.

In addition, prior to the repayment of the notes, we will be required to refinance or repay our new credit facilities. We cannot assure you that we will be able to refinance any of our debt, including our new credit facilities, on commercially reasonable terms or at all. If we are unable to make payments or refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as:

•	sales of assets;

•	sales of equity; and

•	negotiations with our lenders to restructure the applicable debt.

Our credit agreement and the indenture governing the notes may restrict, or market or business conditions may limit, our ability to do some of these things. In addition, certain tax related agreements may limit our ability to engage in such actions. See “— Risks related to the spin-off — If the contribution, debt exchange and/or spin-off do not qualify as tax-free transactions, tax could be imposed on FIS, us and/or FIS shareholders, and we may have to indemnify for the payment of those taxes and tax-related losses” and “— Risks related to the notes — Following the spin-off, we have substantial indebtedness, which could have a negative impact on our financing options and liquidity position and prevent us from fulfilling our obligations under the notes.”

We are dependent upon dividends from our subsidiaries to meet our debt service obligations.

We are a holding company and conduct all of our operations through our subsidiaries. Our ability to meet our debt service obligations will be dependent on receipt of dividends from our direct and indirect subsidiaries. Subject to the restrictions contained in our new credit agreement and indenture, future borrowings by our subsidiaries may contain restrictions or prohibitions on the payment of dividends by our subsidiaries to us. See “Description of Notes — Certain covenants.” In addition, applicable state corporate law may limit the ability of our subsidiaries to pay dividends to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries, applicable laws or state regulation will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on these notes when due.

Fraudulent conveyance laws may void the notes and/or the guarantees or subordinate the notes and/or the guarantees.

The issuance of the notes may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy lawsuit is commenced by or on behalf of our or the guarantors’ creditors. Under these laws, if in such a lawsuit a court were to find that, at the time the notes are issued, we:

•	incurred this debt with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonably equivalent value or fair consideration for incurring this debt,

and the guarantor:

•	was insolvent or was rendered insolvent by reason of the related financing transactions;

•	was engaged, or about to engage, in a business or transaction for which our remaining assets constituted unreasonably small capital to carry on our business; or

•	intended to incur, or believed that we would incur, debts beyond our ability to pay these debts as they mature, as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes;

then the court could void the notes or subordinate the notes to our presently existing or future debt or take other actions detrimental to you.

While the notes were issued to FIS in exchange for the contribution of the lender processing services operations, a court could conclude they were issued for less than reasonably equivalent value. The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, an entity would be considered insolvent if, at the time it incurred the debt:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts, including contingent liabilities, is greater than its assets, at fair valuation; or

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and mature.

We cannot assure you as to what standard a court would apply in order to determine whether we were “insolvent” as of the date the notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the notes were issued, that the payments constituted fraudulent transfers on another ground.

Our obligations under the notes are guaranteed by all of our existing subsidiaries that are guarantors under our new credit facilities, and the guarantees may also be subject to review under various laws for the protection of creditors. The analysis set forth above would generally apply, except that the guarantees could also be subject to the claim that, since the guarantees were incurred for our benefit, and only indirectly for the benefit of the guarantors, the obligations of the guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a guarantor’s obligation under its guarantee, subordinate the guarantee to the other indebtedness of a guarantor, direct that holders of the notes return any amounts paid under a guarantee to the relevant guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the notes. In addition, the liability of each guarantor under the indenture will be limited to the amount that will result in its guarantee not constituting a fraudulent conveyance, and there can be no assurance as to what standard a court would apply in making a determination as to what would be the maximum liability of each guarantor.

We may be unable to make a change of control offer required by the indenture governing the notes which would cause defaults under the indenture governing the notes and our new credit facilities.

The terms of the notes require us to make an offer to repurchase the notes upon the occurrence of a change of control at a purchase price equal to 101% of the principal amount of the notes, plus accrued interest to the date of the purchase. The terms of our new credit facilities require, and other financing arrangements may require, repayment of amounts outstanding in the event of a change of control and limit our ability to fund the repurchase of your notes in certain circumstances. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our new credit facilities and other financing arrangements will not allow the repurchases. See “Description of Notes — Certain covenants — Repurchase of notes upon a change of control.”

An active trading market may not develop for the notes, which may hinder your ability to liquidate your investment.

The notes are a new issue of securities with no established trading market and we do not intend to list them on any securities exchange. The liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for fixed income securities and by changes in our financial performance or prospects or in the prospects for companies in our industry in general. As a result, we cannot assure you that an active trading market will develop for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all.

You may have difficulty selling your old notes that you do not exchange, and any old notes that you do not exchange could experience significant diminution in value compared to the value of the new notes.

If you do not exchange your outstanding old notes for the new notes offered in this exchange offer, you will continue to be subject to the restrictions on the transfer of your old notes. Those transfer restrictions are described in the indenture governing the old notes, and in the offering memorandum for the old notes, and arose because we originally issued the old notes under an exemption from, and in transactions not subject to, the registration requirements of the Securities Act of 1933. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act. For further information regarding the consequences of tendering your old notes in the exchange offer, see the discussions below under the captions “The Exchange Offer — Consequences of Failure to Exchange” and “Certain U.S. Federal Tax Considerations.”

You must comply with the exchange offer procedures in order to receive new, freely tradable new notes.

Delivery of the new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made in accordance with the procedures described in this prospectus. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreements will terminate. See “The Exchange Offer — Procedures for Tendering Old Notes” and “The Exchange Offer — Consequences of Failure to Exchange.”

Some holders who exchange their old notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus or in our other documents or in oral presentations or other statements made by our management that are not purely historical are forward-looking statements, including statements regarding our expectations, hopes, intentions, or strategies regarding the future. These statements relate to, among other things, our future financial and operating results. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms and other comparable terminology. Actual results could differ materially from those anticipated in these statements as a result of a number of factors, including, but not limited to:

•	general political, economic, and business conditions, including the possibility of intensified international hostilities, acts of terrorism, and general volatility in the capital markets;

•	failures to adapt our services to changes in technology or in the marketplace;

•	consolidation in the mortgage lending or banking industry;

•	security breaches of our systems and computer viruses affecting our software;

•	a decrease in the volume of real estate transactions such as real estate sales and mortgage refinancings, which can be caused by high or increasing interest rates, a shortage of mortgage funding, or a weak United States economy;

•	the impact of competitive services and pricing;

•	the ability to identify suitable acquisition candidates and the ability to finance such acquisitions, which depends upon the availability of adequate cash reserves from operations or of acceptable financing terms and the variability of our stock price;

•	our ability to integrate any acquired business’ operations, services, customers, and personnel;

•	the effect of our substantial leverage, which may limit the funds available to make acquisitions and invest in our business;

•	changes in, or the failure to comply with, government regulations, including privacy regulations, and the possible effects of the new Code of Conduct with respect to appraisals which Fannie Mae and Freddie Mac are required to adopt, as described above; and

•	other risks detailed elsewhere in this information statement, including in the Risk Factors section.

We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

THE EXCHANGE OFFER

Terms of the Exchange Offer

General

In connection with the issuance of the old notes pursuant to the purchase agreement, dated as of June 18, 2008, among us, the selling noteholders named therein and the several initial purchasers named therein, the holders of the notes from time to time became entitled to the benefits of a registration rights agreement.

Under the registration rights agreement, we agreed to use our commercially reasonable efforts to cause the registration statement of which this prospectus is a part to become effective under the Securities Act of 1933 within 210 days of the issue date of the old notes.

Upon the terms and subject to the conditions set forth in this prospectus and the letter of transmittal, all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange. We will issue new notes in exchange for an equal principal amount of outstanding old notes accepted in the exchange offer. You may only tender old notes in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof. This prospectus, together with the letter of transmittal, is being sent to all registered holders as of • , 2008. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. Our obligation to accept old notes for exchange pursuant to the exchange offer is, however, subject to conditions as set forth below under “— Conditions.”

The old notes will be deemed to have been accepted as validly tendered when, as and if we have given oral or written notice of such acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving the new notes and delivering new notes to such holders.

Based on interpretations by the staff of the Securities and Exchange Commission as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-III Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder of such new notes, other than any such holder that is a broker-dealer or an “affiliate” of ours within the meaning of Rule 405 under the Securities Act of 1933, without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, provided that:

•	such new notes are acquired in the ordinary course of business;

•	at the time of the commencement of the exchange offer, such holder has no arrangement or understanding with any person to participate in a distribution of such new notes; and

•	such holder is not engaged in, and does not intend to engage in, a distribution of such new notes.

We have not sought and do not intend to seek a no-action letter from the staff of the Securities and Exchange Commission with respect to the effects of the exchange offer, and there can be no assurance that the staff of the Securities and Exchange Commission would make a similar determination with respect to the new notes as it has in previous no-action letters.

By tendering old notes in exchange for new notes, and executing the letter of transmittal, you will represent to us that:

•	any new notes to be received by you will be acquired in the ordinary course of business;

•	you have no arrangements or understandings with any person to participate in the distribution of the new notes within the meaning of the Securities Act of 1933; and

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act of 1933.

If you are a broker-dealer, you will also be required to represent that you will receive the new notes for your own account in exchange for old notes acquired as a result of market-making activities or other trading activities, that you will deliver a prospectus in connection with any resale of new notes and that you have not entered into any arrangement or understanding with us or an affiliate of ours to distribute the new notes in connection with any resale of such new notes. See “Plan of Distribution.” If you are not a broker-dealer, you will be required to represent that you are not engaged in and do not intend to engage in the distribution of the new notes. Whether or not you are a broker-dealer, you must also represent that you are not acting on behalf of any person that could not truthfully make any of the foregoing representations contained in this paragraph. If you are unable to make the foregoing representations, you may not rely on the applicable interpretations of the staff of the Securities and Exchange Commission and must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any secondary resale transaction unless such sale is made pursuant to an exemption from such requirements.

Each broker-dealer that holds old notes for its own account as a result of market-making activities or other trading activities and receives new notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Upon consummation of the exchange offer, any old notes not tendered will remain outstanding and continue to accrue interest at the rate provided therein, and holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will no longer be entitled to registration rights and will not be able to offer or sell their old notes unless such old notes are subsequently registered under the Securities Act of 1933, except pursuant to an exemption from or in a transaction not subject to the Securities Act of 1933 and applicable state securities laws.

Expiration Date; Extensions; Amendments; Termination

The expiration date for the exchange offer will be 5:00 p.m., New York City time, on • , 2008 unless we, in our sole discretion, extend the exchange offer, in which case the expiration date for the exchange offer will be the latest date to which the exchange offer has been extended.

To extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will notify the remaining holders of the old notes by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date for the exchange offer. Such an announcement may state that we are extending the exchange offer for a specified period of time.

We reserve the right to:

(1) extend the exchange offer, delay acceptance of any old notes due to an extension of the exchange offer or terminate the exchange offer and not permit acceptance of old notes not previously accepted if any of the conditions set forth under “— Conditions” has occurred and has not been waived by us prior to 5:00 p.m., New York City time, on the expiration date, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

(2) amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the old notes.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice of such delay, extension or termination or amendment to the exchange agent. If the terms of the exchange offer are amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform you of such amendment, and we will extend the exchange offer so that at least five business days remain in the exchange offer from the date notice of such material change is given.

Without limiting the manner in which we may choose to make public an announcement of any delay, extension or termination of the exchange offer, we will have no obligations to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on the New Notes

The new notes will accrue interest at the rate of 8.125% per annum, accruing interest from the last interest payment date on which interest was paid on the corresponding old notes surrendered in exchange for such new notes to the day before the consummation of the exchange offer and thereafter, at the rate of 8.125% per annum for the new notes, provided, however, that if old notes are surrendered for exchange on or after a record date for the notes for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid, interest on the new notes received in exchange for such old notes will accrue from the date of such interest payment date. Interest on the new notes is payable on January 1 and July 1 of each year, commencing January 1, 2009. No additional interest will be paid on old notes tendered and accepted for exchange.

Procedures for Tendering Old Notes

To tender your old notes, you must either:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signatures on the letter of transmittal guaranteed, and mail or otherwise deliver the letter of transmittal or such facsimile, together with any other required documents, to the exchange agent for the notes prior to 5:00 p.m., New York City time, on the expiration date; or

•	comply with the Automated Tender Offer Program procedures of the Depository Trust Company, or “DTC,” as described below.

In addition, either:

•	the exchange agent for the notes must receive certificates representing old notes along with the letter of transmittal; or

•	prior to the expiration date, the exchange agent for the notes must receive a timely confirmation of book-entry transfer of old notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent’s message; or

•	you must comply with the guaranteed delivery procedures described below.

We will only issue new notes in exchange for old notes that are timely and properly tendered. The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand-delivery service. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery and should carefully follow the instructions on how to tender old notes. You should not send old notes, letters of transmittal or other required documents to us. Instead, you must deliver all old notes, letters of transmittal and other documents to the exchange agent for the notes at its address set forth below under “— Exchange Agent.” You may also request your respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender on your behalf. Neither we nor the exchange agent for the notes is required to tell you of any defects or irregularities with respect to your old notes or the tenders of the old notes.

Your tender of old notes will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If you are a beneficial owner of old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf.

Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934 unless the old notes tendered pursuant to the letter of transmittal or notice of withdrawal, as the case may be, are tendered:

•	by a registered holder of old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any old notes listed on the old notes, such old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any certificates representing old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, submit with the letter of transmittal evidence satisfactory to us of their authority to so act.

DTC has confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent for the notes, electronically transmit an acceptance of the exchange by causing DTC to transfer the old notes to the exchange agent for the notes in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent for the notes. In connection with tenders of the old notes, the term “agent’s message” means a message transmitted by DTC, received by the exchange agent for the notes and forming part of the book-entry confirmation, that states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering old notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal, or, in the case of an agent’s message relating to guaranteed delivery, such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

Book-Entry Transfer

Promptly after the date of this prospectus, the exchange agent for the notes will make a request to establish an account with respect to the old notes at DTC as book-entry transfer facility for tenders of the old notes. Any financial institution that is a participant in the applicable book-entry transfer facility’s systems may make book- entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent’s account for such notes at the book-entry transfer facility in accordance with such book-entry transfer facility’s procedures for transfer. In addition, although delivery of old notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or a facsimile thereof, together with any required signature guarantees and any other required documents, or an agent’s message, must in any case be transmitted to and received by the exchange agent at its address set forth below under “— Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date, or the guaranteed delivery procedures described below must be complied with. Delivery of documents to the applicable book-entry transfer facility does not constitute delivery to the exchange agent.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, all old notes properly tendered will be accepted promptly after the expiration date, and new notes will be issued promptly after acceptance of such old notes. See “— Conditions.” For purposes of the exchange offer, old notes will be deemed to have been accepted as validly tendered for exchange when, as and if we have given oral or written notice thereof to the exchange agent. For each old note accepted for exchange, the holder of such old note will receive a new note having a principal amount equal to that of the surrendered old note.

In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

•	certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at the applicable book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, such unaccepted or such non-exchanged old notes will be returned without expense to the tendering holder of such notes, if in certificated form, or credited to an account maintained with such book-entry transfer facility promptly after the expiration or termination of the exchange offer.

All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered old notes will be determined by us in our sole discretion, such determination being final and binding on all persons. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes that, if accepted, would, in the opinion of counsel for us, be unlawful. We also reserve the absolute right to waive any irregularities or defects with respect to tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor will we or any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right in our sole discretion, subject to the provisions of the indenture pursuant to which the notes were issued:

•	to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date or, as set forth under “— Conditions,” to terminate the exchange offer;

•	to redeem the old notes as a whole or in part at any time and from time to time, as set forth under “Description of Notes — Optional Redemption;” and

•	to the extent permitted under applicable law, to purchase the old notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers could differ from the terms of the exchange offer.

Guaranteed Delivery Procedures

If you cannot complete the procedures for book-entry transfer for any old notes on a timely basis, you may tender your old notes if:

•	the tender is made through an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934;

•	prior to the expiration date, the exchange agent for the notes receives by facsimile transmission, mail or hand delivery from such eligible guarantor institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, which

(1)	sets forth the name and address of the holder of the old notes and the principal amount of old notes tendered;

(2)	states the tender is being made thereby; and

(3)	guarantees that within three New York Stock Exchange, or NYSE, trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal of Tenders

Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal prior to 5:00 p.m., New York City time, on the expiration date at its address set forth below under “— Exchange Agent.” Any such notice of withdrawal must:

•	specify the name of the person having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of such old notes;

•	in the case of old notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the old notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility;

•	contain a statement that such holder is withdrawing its election to have such old notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of such old notes in the name of the person withdrawing the tender; and

•	specify the name in which such old notes are registered, if different from the person who tendered such old notes.

All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us, in our sole discretion, such determination being final and binding on all persons. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer.

Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to the tendering holder of such notes without cost to such holder, in the case of physically tendered old notes, or credited to an account maintained with the book-entry transfer facility for the old notes promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described above under “— Procedures for Tendering Old Notes” at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions

Notwithstanding any other provision in the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time prior to 5:00 p.m., New York City time on the expiration date, we determine in our reasonable judgment that (i) the exchange offer violates applicable law or any applicable interpretation of the Securities and Exchange Commission or its staff or (ii) any action or proceeding has been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer, or any material adverse development has occurred in any existing action or proceeding with respect to us.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time, prior to the expiration date, in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights prior to 5:00 p.m., New York City time, on the expiration date will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to 5:00 p.m., New York City time, on the expiration date. If we waive any of the foregoing conditions to an exchange offer and determine that such waiver constitutes a material change, we will extend the offer so that at least five business days remain in the offer from the date notice of such material change is given.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at any such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture governing the notes under the Trust Indenture Act of 1939. Pursuant to the registration rights agreement, we are required to use our commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest possible time.

Exchange Agent

U.S. Bank National Association, Corporate Trust Services (“U.S. Bank”) has been appointed as exchange agent for the exchange offer for the notes. U.S. Bank also acts as trustee under the indenture governing the old notes, which is the same indenture that will govern the new notes. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Overnight Courier or Registered or Certified Mail:	By Hand Delivery:

U. S. Bank National Association West Side Flats Operations Center Attn: Specialized Finance 60 Livingston Avenue Mail Station — EP-MN-WS2N St. Paul, MN 55107-2292	U. S. Bank National Association West Side Flats Operations Center Attn: Specialized Finance 60 Livingston Avenue Mail Station — EP-MN-WS2N St. Paul, MN 55107-2292

By Facsimile Transmission (for Eligible Institutions Only):	To confirm by telephone or for information:

404-898-2467	800-934-6802

Fees and Expenses

The expenses of soliciting tenders pursuant to the exchange offer will be borne by us. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by our officers and regular employees.

We will not make any payments to or extend any commissions or concessions to any broker or dealer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

The expenses to be incurred by us in connection with the exchange offer will be paid by us, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, new notes or old notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer, then the amount of any such transfer taxes imposed on the registered holder or any other persons will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Federal Income Tax Consequences

We believe that the exchange of the old notes for the new notes will not constitute a taxable exchange for U.S. federal income tax purposes. See “Certain U.S. Federal Tax Considerations.”

Accounting Treatment

The new notes will be recorded as carrying the same value as the old notes, which is face value, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the new notes.

Consequences of Failure to Exchange

Holders of old notes that do not exchange their old notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of such old notes as set forth in the legend on such old notes as a consequence of the issuance of the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. See “Risk Factors — Risks related to the notes — You may have difficulty selling your old notes that you do not exchange, and any old notes that you do not exchange could experience significant diminution in value compared to the value of the new notes.”

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into in connection with the private offering of the old notes. We will not receive any cash proceeds from the issuance of the new notes under the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive the old notes in like principal amount, the terms of which are identical in all material respects to the new notes, with limited exceptions. Old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase in our indebtedness.

CAPITALIZATION

The following table describes our cash and cash equivalents and capitalization as of June 30, 2008 on an actual basis, and on an as-adjusted basis to give effect to the incurrence by us of approximately $1.6 billion of debt, consisting of (i) a new senior secured credit agreement divided into two tranches, a $700 million Term Loan A and a $510 million Term Loan B and (ii) $375 million of senior unsecured notes. The as-adjusted column also includes a $140 million revolving credit facility, of which approximately $25.7 million was drawn to cover issuance costs at the spin-off date. The information presented below should be read in conjunction with “Pro forma financial information,” “Management’s discussion and analysis of financial condition and results of operations” and our combined financial statements and the related notes included elsewhere in this offering memorandum.

	As of June 30, 2008
	Actual	As Adjusted
	(Dollars in thousands)

Cash and cash equivalents	$18,628	$18,628

Long-term debt:
New credit facilities
Revolver	—	25,700	(1)
Term Loan A	—	700,000
Term Loan B	—	510,000
Notes offered hereby	—	375,000

Total long-term debt(2)	—	1,610,700
Total equity	1,674,501	89,501

Total capitalization	$1,674,501	$1,700,201

(1)	We have a $140 million revolving credit facility of which approximately $25.7 million was drawn to cover debt issuance costs at the spin-off date. Therefore, we have approximately $114.3 million additional borrowing capacity.

(2)	The first year committed principal payments under our new credit facility will be approximately $135.8 million.

PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma consolidated and combined financial statements present historical financial statements of our company with adjustments relating to our spin-off from our parent, including the incurrence of approximately $1.6 billion in debt, interest expense related to the debt, and the related reduction in equity. The unaudited pro forma consolidated balance sheet as of June 30, 2008 is presented as if the spin-off of our company had been completed on June 30, 2008. The unaudited pro forma consolidated and combined statement of earnings for the year ended December 31, 2007 and the six months ended June 30, 2008 are presented as if the spin-off of our company had been completed on January 1, 2007.

These unaudited pro forma consolidated and combined financial statements should be read in conjunction with our historical consolidated and combined financial statements and accompanying notes included herein. The unaudited pro forma consolidated and combined financial statements are not necessarily indicative of the results of operations or financial position of LPS that would have been reported had the spin-off been completed as of the dates presented, and are not necessarily representative of the future consolidated results of operations or financial position of our company. The pro forma adjustments do not give effect to the additional annual costs that we will incur as a separately traded public company. We expect these costs to be approximately $10-15 million per year.

Unaudited pro forma consolidated balance sheet
as of June 30, 2008

		Pro Forma
	Historical	Adjustments		Pro Forma
	(Dollars in thousands)

Assets
Current assets:
Cash and cash equivalents	$18,628	$—		$18,628
Trade receivables, net	350,565	—		350,565
Other receivables	12,318	—		12,318
Prepaid expenses and other current assets	24,767	—		24,767
Deferred income taxes	34,640	—		34,640

Total current assets	440,918	—		440,918
Property and equipment, net	92,487	—		92,487
Goodwill	1,086,606	—		1,086,606
Intangibles assets, net	103,347	—		103,347
Computer software, net	149,562	—		149,562
Other non-current assets	112,820	25,700	(1)	138,520

Total assets	$1,985,740	$25,700		$2,011,440

Liabilities and equity
Current liabilities:
Trade accounts payable	$28,358	—		$28,358
Accrued salaries and benefits	23,037	—		23,037
Recording and transfer tax liabilities	17,555	—		17,555
Other accrued liabilities	65,189	—		65,189
Current portion of long-term debt	—	135,800	(2)	135,800
Deferred revenues	58,394	—		58,394

Total current liabilities	192,533	135,800		328,333
Deferred revenues	31,312	—		31,312
Deferred income taxes	54,844	—		54,844
Long-term debt	—	1,474,900	(2)	1,474,900
Other long-term liabilities	21,777	—		21,777

Total liabilities	$300,466	$1,610,700		$1,911,166

Minority interest	10,773	—		10,773
Preferred stock $0.0001 par value, 50 million shares authorized, none issued and outstanding	—	—		—
Common stock $0.0001 par value, 500 million shares authorized, 94.6 million shares issued and outstanding at June 30, 2008 on a pro forma basis	—	10	(3)	10
Additional paid-in capital	1,667,268	(1,585,010	)(3)	82,258
Retained earnings	6,983	—		6,983
Accumulated other comprehensive earnings	250	—		250

Total equity	1,674,501	(1,585,000	)(2)(3)	89,501

Total liabilities and equity	$1,985,740	$25,700		$2,011,440

(1)	This amount represents the capitalized debt issuance costs in connection with the borrowings under the credit agreement and notes offering described in Footnote 2 below.

(2)	These amounts represent the new debt incurred by us in connection with the spin-off. Upon the closing of the spin-off, we had approximately $1,610.7 million of indebtedness, consisting of (i) a new senior secured credit agreement consisting of a $700 million Term Loan A and a $510 million Term Loan B and a revolving credit facility of $140 million with approximately $25.7 million drawn to cover debt issuance costs at the spin-off date and (ii) $375 million of senior notes. At the spin-off date we had approximately $114.3 million in additional borrowing capacity under the new revolving credit agreement. We currently estimate that the first year committed principal payments under our new credit agreement will be $135.8 million and thus are presenting that amount as current portion of long-term debt and the remaining $1,474.9 million as long-term debt.

(3)	These amounts represent the reclassification of the remaining net investment by FIS into common stock and additional paid-in capital subsequent to our issuance of long-term debt and the consummation of the spin-off. The number of outstanding shares shown equals one-half of the number of FIS shares outstanding as of June 30, 2008 because the number of outstanding common shares issued by us was equal to one-half the number of outstanding FIS shares as of the consummation date of the spin-off.

Unaudited pro forma consolidated and combined statement of earnings for the six months ended June 30, 2008

		Pro Forma
	Historical	Adjustments		Pro Forma
	(Dollars in thousands)

Processing and services revenues	$913,106	$—		$913,106
Cost of revenues	585,137	—		585,137

Gross profit	327,969	—		327,969
Selling, general and administrative expenses	118,999	—		118,999

Operating income	208,970	—		208,970

Other income (expense):
Interest income	563	—		563
Interest expense	(58)	(45,966	)(1)	(46,024)
Other income, net	282	—		282

Total other income (expense)	787	(45,966)		(45,179)
Earnings before income taxes, equity in loss of unconsolidated entity and minority interest	209,757	(45,966)		163,791
Provision for income taxes	81,386	(17,835	)(2)	63,551

Earnings before equity in loss of unconsolidated entity and minority interest	128,371	(28,131)		100,240
Equity in loss of unconsolidated entity	(2,370)	—		(2,370)
Minority interest expense	(723)	—		(723)

Net earnings (loss)	$125,278	$(28,131)		$97,147

Note:	Based on our pro forma income statement for the six months ended June 30, 2008 the ratio of earnings to fixed charges is 4.6x. For purpose of calculating the ratio of earnings to fixed charges, “earnings” consist of income before income taxes plus fixed charges. “Fixed charges” include interest expense and amortization of debt issuance costs.

Unaudited pro forma combined statement of earnings
for the year ended December 31, 2007

		Pro Forma
	Historical	Adjustments		Pro Forma
	(Dollars in thousands)

Processing and services revenues	$1,690,568	$—		$1,690,568
Cost of revenues	1,058,647	—		1,058,647

Gross profit	631,921	—		631,921
Selling, general and administrative expenses	207,859	—		207,859

Operating income	424,062	—		424,062

Other income (expense):
Interest income	1,690	—		1,690
Interest expense	(146)	(97,273	)(1)	(97,419)

Total other income (expense)	1,544	(97,273)		(95,729)
Earnings before income taxes, equity in loss of unconsolidated entity and minority interest	425,606	(97,273)		328,333
Provision for income taxes	164,734	(37,644	)(2)	127,090

Earnings before equity in loss of unconsolidated entity and minority interest	260,872	(59,629)		201,243
Equity in loss of unconsolidated entity	(3,048)	—		(3,048)
Minority interest expense	(1,019)	—		(1,019)

Net earnings (loss)	$256,805	$(59,629)		$197,176

(1)	This amount represents the interest expense associated with the $1,610.7 million in debt incurred by us in connection with the spin-off assuming the spin-off occurred on January 1, 2007. Our new bank debt bears interest at a floating rate, which would have been 4.98% on the revolving credit agreement, Term Loan A and Term Loan B based on the one month LIBOR rate on June 18, 2008 (2.48%) and a spread of 2.5%. Our new senior notes bear interest at a fixed rate of 8.125%. A 1/8% change in the assumed blended interest rate would result in a change in interest expense of approximately $2 million annually. Amortization of estimated capitalized debt issuance costs in connection with the borrowings included in the pro forma interest expense is approximately $6.1 million for the year ended December 31, 2007 and $2.7 million for the six months ended June 30, 2008. These estimates also reflect principal paydowns of approximately $36.3 million ($35 million of Term Loan A, $1.3 million of Term Loan B) per quarter under the credit agreement (other than in the first quarter after closing, in which only $1.3 million is payable) and the paydown of the revolver of $25.7 million during the first quarter of 2007.

(2)	This amount represents the tax benefit relating to the additional interest expense at the Company’s historical tax rate of 38.7% for the year ended December 31, 2007 and 38.8% for six months ended June 30, 2008.

Note:	Based on the pro forma income statement for the year ended December 31, 2007 the ratio of earnings to fixed charges is 4.4x. For purposes of calculating the ratio of earnings to fixed charges, “earnings” consist of income before taxes plus fixed charges. “Fixed charges” include interest expense and amortization of debt issuance costs.

SELECTED HISTORICAL FINANCIAL DATA

The following table presents our selected historical financial data. The combined statement of earnings data for each of the years in the three-year period ended December 31, 2007 and the combined balance sheet data as of December 31, 2007 and 2006 have been derived from our audited combined financial statements included elsewhere herein. The consolidated and combined statement of earnings data for the six months ended June 30, 2008 and 2007 and the consolidated balance sheet data as of June 30, 2008 are derived from our unaudited combined financial statements included herein. The combined statement of earnings data for the years ended December 31, 2004 and 2003 and the combined balance sheet data as of June 30, 2007 and December 31, 2005, 2004 and 2003 are derived from our unaudited combined financial statements not included herein. The unaudited consolidated and combined financial statements have been prepared on the same basis as the audited combined financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein.

The selected historical financial data presented below should be read in conjunction with our consolidated and combined financial statements and accompanying notes and “Pro forma financial information” and “Management’s discussion and analysis of financial condition and results of operations” included elsewhere herein. Our financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented, including changes that will occur in our operations and capitalization as a result of our spin-off from FIS. Further, results for any interim period are not necessarily indicative of results to be expected for the full year.

						Unaudited
	Year Ended December 31,					Six Months Ended June 30,
	2003	2004	2005	2006	2007	2007	2008
	(Dollars in thousands)

Statement of earnings Data:
Processing and services revenues	$1,217,768	$1,312,416	$1,382,479	$1,484,977	$1,690,568	$826,438	$913,106
Net earnings	$138,480	$118,069	$195,705	$201,055	$256,805	$115,045	$125,278
Balance sheet data (at period end):
Cash and cash equivalents	$66,119	$84,093	$59,756	$47,783	$39,566	$49,077	$18,628
Total assets	$1,420,896	$1,494,065	$1,542,802	$1,879,800	$1,962,043	$1,947,212	$1,985,740

Selected quarterly financial information (unaudited)

	Quarter Ended
	March 31,		June 30,		September 30,	December 31,
	(Dollars in thousands)

2007
Processing and services revenues	$401,428		$425,010		$425,464	$438,666
Earnings before income taxes, equity in loss of unconsolidated entity and minority interest	90,486		100,725		112,674	121,721

Net earnings	$54,539		$60,506		$67,991	$73,769
2006
Processing and services revenues	$351,163		$357,007		$384,748	$392,059
Earnings before income taxes, equity in loss of unconsolidated entity and minority interest	69,102	(a)	85,695	(a)	94,081	80,842

Net earnings	$42,161		$52,245		$57,389	$49,260

(a)	Amounts reflect an adjustment, of $8.7 million in stock compensation expense allocation, from amounts included in the Form 10, filed June 20, 2008. Subsequent to the filing, we determined $8.7 million of the allocation recorded in the three months end June 30, 2006 should have been recorded in the three months ended March 31, 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the combined financial statements and the notes thereto and selected historical financial information included elsewhere herein. The discussion below contains forward-looking statements that are based upon our current expectations and are subject to uncertainty and changes in circumstances. Our actual results may differ materially from these expectations due to changes in global, political, economic, business, competitive and market factors, many of which are beyond our control. See “Forward-Looking Statements.”

Overview

We are a leading provider of integrated technology and outsourced services to the mortgage lending industry, with market-leading positions in mortgage processing and default management services in the U.S. A large number of financial institutions use our services, including 39 of the 50 largest banks in the U.S. based on 2007 rankings. Our technology solutions include our mortgage processing system, which processes over 50% of all U.S. residential mortgage loans by dollar volume. Our outsourced services include our default management services, which are used by mortgage lenders and servicers to reduce the expense of managing defaulted loans, and our loan facilitation services, which support most aspects of the closing of mortgage loan transactions to national lenders and loan servicers. For the year ended December 31, 2007, we generated revenues of $1,690.6 million and operating income of $424.1 million.

The spin-off transaction

Prior to distributing all of our common stock to its shareholders, FIS contributed all of the assets and liabilities comprising its lender processing services businesses as of the date of the spin-off to us in exchange for additional shares of our common stock and approximately $1.6 billion principal amount of our new debt obligations. Following the effectiveness of our registration statement on Form 10 with respect to the distribution of our stock, FIS distributed 100% of our common stock to its shareholders in the spin-off and exchanged the new debt for a like amount of its existing debt. The spin-off was tax-free to FIS and its shareholders, and the debt-for-debt exchange was tax-free to FIS. FIS then retired its debt received in exchange for our new debt obligations. The spin-off was completed on July 2, 2008. FIS’s former Chief Financial Officer, Jeffrey S. Carbiener, became the President and Chief Executive Officer of our company.

Reporting segments

We conduct our operations through two reporting segments, Technology, Data and Analytics and Loan Transaction Services. Our Technology, Data and Analytics segment principally includes:

•	our mortgage processing services, which we conduct using our market-leading mortgage servicing platform, or MSP, and our team of experienced support personnel based primarily at our Jacksonville, Florida data center;

•	our Desktop application, a workflow system that assists our customers in managing business processes, which today is primarily used in connection with mortgage loan default management but which has broader applications;

•	our other software and related service offerings, including our mortgage origination software, our real estate closing and title insurance production software and our middleware application which provides collaborative network connectivity among mortgage industry participants; and

•	our data and analytics businesses, the most significant of which is our alternative property valuations business, which provides a range of types of valuations other than traditional appraisals, our property records business and our advanced analytic services, which assist our customers in their loan marketing or loss mitigation efforts.

For the year ended December 31, 2007, this segment produced $570.1 million in revenue, of which our mortgage processing services represented $339.7 million.

Our Loan Transaction Services segment offers a range of services used mainly in the making of a mortgage loan, which we refer to as our loan facilitation services, and in the management of mortgage loans that go into default. Our loan facilitation services include:

•	settlement services, which consist of title agency services, in which we act as an agent for title insurers, and closing services, in which we assist in the closing of real estate transactions; and

•	other origination services, which consist of traditional appraisal and appraisal management services, real estate tax services, which provide lenders with information about the tax status of a property, and flood zone information, which assists lenders in determining whether a property is in a federally designated flood zone.

Our default management services offer a full spectrum of outsourced services in connection with defaulted loans. These services include, among others:

•	foreclosure services, including access to a nationwide network of independent attorneys, document preparation and recording and other services;

•	property inspection and preservation services, designed to preserve the value of properties securing defaulted loans; and

•	asset management services, providing REO disposition services through a network of independent real estate brokers, attorneys and other vendors to facilitate the transaction.

Our revenues from these services grew significantly in 2007 and tend to provide a natural hedge against the effects of high interest rates or a slow real estate market on our loan facilitation services. For the year ended December 31, 2007, revenues from our Loan Transaction Services segment were $1,125.9 million.

We also have a corporate segment that consists of the corporate overhead and other smaller operations that are not included in the other segments.

We were incorporated in December 2007 and completed our spin-off from FIS on July 2, 2008.

Separation from FIS

Our historical financial statements include assets, liabilities, revenues and expenses directly attributable to our operations. Our historical financial statements reflect allocations of certain corporate expenses from FIS. These expenses have been allocated to us on a basis that management considers to reflect most fairly or reasonably the utilization of the services provided to or the benefit obtained by our businesses. These expense allocations reflect an allocation to us of a portion of the compensation of certain senior officers and other personnel of FIS who will not be our employees after the distribution but who historically provided services to us. Certain of the amounts allocated to us reflect a portion of amounts charged to FIS under agreements entered into with FNF. Our historical financial statements also do not reflect the debt or interest expense we might have incurred if we had been a stand-alone entity. In addition, we will incur other expenses, not reflected in our historical financial statements, as a result of being a separate publicly traded company. As a result, our historical financial statements do not necessarily reflect what our financial position or results of operations would have been if we had been operated as a stand-alone public entity during the periods covered, and may not be indicative of our future results of operations or financial position. We estimate that the expected amount of additional costs we will incur as a separately traded public company would be approximately $10 to $15 million per year.

Related party transactions

We have historically conducted business with FIS and with FNF. We have various agreements with FNF under which we have provided title agency services, software development and other data services. We have been allocated corporate costs from FIS and will continue to receive certain corporate services from FIS for a period of time. We have also had other arrangements with FNF and FIS under which we have paid or been allocated expenses. Summaries of the material agreements between us and FIS and FNF are included in “Certain relationships and related party transactions” and in the notes to the combined financial statements.

A summary of related party items with FIS or FNF included in our revenues and expenses is as follows:

				Six Months
				Ended
	Year Ended December 31,			June 30,
	2007	2006	2005	2008	2007
	(Dollars in millions)

Title agency commissions	$132.2	$83.9	$80.9	$66.8	$68.3
Software development revenue	59.5	32.7	7.7	28.1	28.7
Other data related services	19.6	19.8	17.4	7.1	10.0

Total revenues	$211.3	$136.4	$106.0	$102.0	$107.0

				Six Months Ended
	Year Ended December 31,			June 30,
	2007	2006	2005	2008	2007
	(Dollars in millions)

Title plant information expense	$5.8	$3.9	$3.0	$4.7	$2.6
Corporate services	35.7	51.8	54.9	27.6	19.8
Licensing, leasing and cost sharing agreement	(12.2)	(13.2)	(10.8)	(5.3)	(9.5)

Total expenses	$29.3	$42.5	$47.1	$27.0	$12.9

We have been included in FIS’s consolidated tax returns and thus any income tax liability or receivable is due to/from FIS. For purposes of our historical combined financial statements any other receivables or payables between FIS and us are treated as capital contributions.

Certain of the foregoing related party arrangements are set forth in agreements between us and FNF or FIS that will remain in effect for specified periods following the distribution. Other items described above in respect of which amounts have been allocated to or by us are the subject of agreements entered into by us with related parties at or prior to the time of the distribution. These existing agreements and certain other agreements we entered into at the time of the distribution are described in “Certain relationships and related party transactions.”

Our related party revenues have increased over the period from 2005 to 2007. The main component of the overall increase was the increase in title agency commissions to $132.2 million in 2007 from $83.9 million in 2006. Our title agency business sells title insurance policies issued by FNF to third parties who are our customers. We reflect the title agent commissions received as related party revenues. The 2007 increase in these commissions was largely the result of title insurance business that our default management services generated with customers of our default operations. Our software development revenues, which represent amounts received from FNF for licensed software, software maintenance and software development activities, also increased, primarily as a result of work we performed on development of a new agency management system for FNF’s title insurance operations.

The spin-off in itself did not have a significant impact on the level of revenues we derive from related parties. We continue serving as a title agent for FNF and our title commissions will depend largely on levels of real estate and default activity and our success in competing for customers. Given the degree of completion of the agency management system development project and the overall state of the real estate industry (which will likely have an impact on FNF’s discretionary spending for software development), we do not expect our software development revenues from FNF to increase in 2008 over 2007 amounts. None of the agreements under which we earn related party revenues limit FNF or FIS from using another vendor and therefore, to the extent they could find similar services from third parties, they are free to do so.

Prior to the distribution we issued approximately $1.6 billion principal amount of our debt obligations to FIS. See “— Liquidity and capital resources.” FIS exchanged these debt obligations for its existing Tranche B Term Loans, following which our new debt was syndicated or otherwise distributed by FIS’s bank lenders.

Investment by FNF in FNRES Holdings, Inc.

On December 31, 2006, FNF contributed $52.5 million to FNRES Holdings, Inc., our subsidiary, which we refer to as FNRES, for approximately 61% of the outstanding shares of FNRES. As a result, since December 31, 2006, we no longer consolidate FNRES, but record our remaining 39% interest as an equity investment in the amount of $30.5 million and $33.5 million as of December 31, 2007 and 2006, respectively. We recorded equity losses (net of tax), from our investment in FNRES, of $3.0 million for the year ended December 31, 2007. During 2006 and 2005, FNRES contributed revenues of $45.1 million and $43.7 million, respectively, and operating (loss) income of $(6.6) million and $1.7 million, respectively, which are reflected in the Corporate and Other segment.

Business trends and conditions

Our revenues in our loan facilitation businesses and certain of our data businesses are affected by the level of residential real estate activity, which depends in part on the level of interest rates. The increase in interest rates and tightening of lending standards in 2007 resulted in a reduction in new loan originations and refinancing activity. In addition to earlier rate reduction actions, the Federal Reserve Bank decreased the federal funds rate by a total of 200 basis points during the first quarter of 2008. This move resulted in an increase in mortgage refinancing volume in the first part of the first quarter; however, this increased volume level has not been sustained. The current Mortgage Bankers Association forecast is for $1.9 trillion of mortgage originations in 2008 as compared to $2.3 trillion in 2007. Relatively higher interest rates are also likely to result in seasonal effects having more influence on real estate activity. Traditionally, the greatest volume of real estate activity, particularly residential resale transactions, has occurred in the spring and summer months.

Our various businesses are impacted differently by the level of mortgage originations and refinancing transactions. For instance, while our loan facilitation and some of our data businesses are directly affected by a downturn in real estate transactions and mortgage originations, our mortgage processing business is generally not affected by such a downturn as it earns revenues based on processing the total amount of mortgage loans outstanding which tends to stay more constant. Over 2007, we were able to offset somewhat the impact of lower levels of mortgage originations and refinancing transactions on our loan facilitation and other data services by continuing to gain market share in our traditional appraisal business, but if there is a continued downturn in the real estate market there is no guarantee that this trend will continue and our loan facilitation revenues could decrease.

In contrast, we believe that a rising interest rate environment or a weaker economy tends to increase the volume of consumer mortgage defaults and thus favorably affect our default management services, which provide services relating to residential mortgage loans in default. The overall strength of the economy also affects default revenues. These factors also increase our revenues from Desktop, because its primary application at present is in connection with default management. Although management believes our aggregate revenues are likely to be somewhat higher in periods when interest rates are lower and real estate markets are robust, our default management services provide a natural hedge against the volatility of the real estate business.

Our 2006 and 2007 results demonstrate the extent to which rising default management revenues can offset declines in loan facilitation revenues. 2005 was an active year for mortgage originations, the level of which declined in 2006 and again in 2007. In 2005, our revenues from loan facilitation and default management (excluding Desktop revenues) were $603.6 million and $216.4 million, respectively; in 2006 they were $623.1 million and $277.8 million, respectively; and in 2007 they were $652.9 million and $473.0 million, respectively. It is difficult to state with certainty the extent to which rising interest rates and changes in the economy produced these results, because we gained market share in our traditional appraisal and default businesses during much of the three years. However, our management believes that absent these market share gains, our loan facilitation revenues would have declined over the three year period while our default revenues would have increased.

Historically, some of our default management businesses have had lower margins than our loan facilitation businesses. However, as our default volumes have increased, our margins have improved significantly on the incremental sales in 2007 and the first six months of 2008. Because we are often not paid for our default services until completion of the foreclosure, default does not contribute as quickly to our cash flow from operations as it does to our revenues. Our trade receivables balance increased by approximately $100.6 million from December 31, 2006 to December 31, 2007, largely due to the increase in our default business. Our traditional appraisal services tend to have had lower margins than the remainder of our loan facilitation services.

At the same time, as revenue from our loan facilitation businesses has decreased, the associated margins have declined. Sharply lower levels of subprime lending in the second half of 2007 and in 2008 have particularly affected our tax business, the customers of which were heavily weighted to subprime lenders. The rate at which subprime loans are refinanced or repaid due to sales has declined significantly, which in turn has substantially increased the service period for life of loan tax monitoring without any associated additional revenue.

In connection with the spin-off, we incurred approximately $1.6 billion in long-term debt, of which a substantial portion bears interest at a floating rate. We also have a $140 million revolving credit facility. Following the spin-off, therefore, we became highly leveraged and became subject to risk from changes in interest rates. Having this amount of debt also makes us more susceptible to negative economic changes, as a large portion of our cash is committed to servicing our debt. Therefore, in a bad economy or if interest rates rise, it will be harder for us to attract executive talent, invest in acquisitions or new ventures, or develop new services.

We may be affected by the consolidation trend in the banking industry. This trend may be beneficial or detrimental to our lender processing services businesses. Prior to a merger, merger partners often purchase services from competing service providers. When a mortgage processing client is involved in a consolidation, we may benefit by expanding the use of our services if such services are chosen to survive the consolidation and support the newly combined entity. In our other service lines, we are typically one of two or more vendors of the particular type of service to each of our customers. Following a merger involving a customer of ours in these service lines and a non-customer, our business may increase if the merged entity chooses to retain us as one of its preferred providers of services. Conversely, we may lose market share if a customer of ours is involved in a consolidation and our mortgage processing or other services are not chosen to survive the consolidation and support the newly combined entity. A recent example is the December 2007 sale by ABN AMRO of a mortgage portfolio for which we provided mortgage processing to a bank that we do not service, which resulted in a small loss of revenues for us in the first quarter of 2008 from mortgage processing.

The recent merger of Bank of America and Countrywide is an example of a merger that presents us with risks and opportunities, as prior to the merger, each of these two entities used some of the services we provide while obtaining others from third parties or from internal resources. We are in senior-level discussions with Bank of America about the scope of services we will provide to the newly consolidated entity. Bank of America has informed us that it is leaning towards phasing out the mortgage processing and appraisal services we provide to Bank of America and instead obtaining these services internally. These services together generated approximately 4% of our revenues in 2007. If this decision becomes final, we anticipate that a mortgage processing conversion would take from 12 to 30 months from July 2008, when the merger was completed. We have not received any formal notice of termination from Bank of America or been involved in any discussions with them about the mechanics or planning of a mortgage processing or appraisal conversion. It is possible that Bank of America could decide to continue its mortgage processing with us (due to greater efficiencies and cost savings we may provide as a result of our higher volumes, or due to other factors) or to continue its appraisal services with us (due to ramifications from the new Code of Conduct or other factors), although no assurance can be given in this regard. Furthermore, Bank of America obtains other services from us and has indicated a willingness to expand its relationship with us in other areas. We and Bank of America are discussing other revenue opportunities that may offset a phase-out of the mortgage processing and appraisal services. We cannot assure you that Bank of America will expand its relationship with us in other areas or that any other revenue opportunities will be realized.

In a number of our business lines, we are affected by the decisions of potential customers to outsource the types of functions our businesses provide or perform those functions internally. Generally, demand for outsourcing solutions has increased over time as providers such as us realize economies of scale and improve their ability to provide services that improve customer efficiencies and reduce costs. Further, in a slowing economy or mortgage market, we believe that larger financial institutions may seek additional outsourcing solutions to avoid the fixed costs of operating or investing in internal capabilities.

Finally, for a description of the new Code of Conduct that Fannie Mae and Freddie Mac have committed to adopt with respect to appraisals, see “Risk Factors — Risks related to our business — In the wake of the current mortgage market, there could be adverse regulatory consequences or litigation that could affect us.” We are currently unable to predict the ultimate effect of the Code of Conduct on our business or results of operations.

Critical accounting policies

The accounting policies described below are those we consider critical in preparing our combined financial statements. These policies require management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosures with respect to contingent liabilities and assets at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual amounts could differ from those estimates. See Note 2 of notes to the combined financial statements for a more detailed description of the significant accounting policies that have been followed in preparing our combined financial statements.

Revenue recognition

We recognize revenues in accordance with SEC Staff Accounting Bulletin No. 104 (“SAB No. 104”), “Revenue Recognition” and related interpretations, Financial Accounting Standards Board (“FASB”) Emerging Issues Task Force No. 00-21 (“EITF 00-21”), “Revenue Arrangements with Multiple Deliverables,” American Institute of Certified Public Accountant’s SOP No. 97-2 “Software Revenue Recognition” (“SOP 97-2”), SOP No. 98-9 “Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions” (“SOP 98-9”), and SOP No. 81-1, “Accounting for Performance of Construction Type and Certain Production-Type Contracts” (“SOP 81-1”). Recording revenues under the provisions of these pronouncements requires judgment, including determining whether or not an arrangement includes multiple elements, whether any of the elements are essential to the functionality of any other elements, and whether evidence of fair value exists for those elements. Customers receive certain contract elements over time and changes to the elements in an arrangement, or in our ability to identify fair value for these elements, could materially impact the amount of earned and unearned revenue reflected in our financial statements.

The primary judgments relating to our revenue recognition are determining when all of the following criteria are met under SAB 104: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller’s price to the buyer is fixed or determinable; and (4) collectibility is reasonably assured. Under EITF 00-21, judgment is also required to determine whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the arrangement consideration should be measured and allocated to the separate units of accounting.

If the deliverables under a contract are software related as determined under SOP 97-2 or SOP 98-9, we apply these pronouncements and related interpretations to determine the appropriate units of accounting and how the arrangement consideration should be measured and allocated to the separate units. This determination, as well as management’s ability to establish vendor specific objective evidence (“VSOE”) for the individual deliverables, can impact both the amount and timing of revenue recognition under these agreements. The inability to establish VSOE for each contract deliverable results in having to record deferred revenues and/or applying the residual method as defined in SOP 98-9. For arrangements where we determine VSOE for software maintenance using a stated renewal rate within the contract, we use judgment to determine whether the renewal rate represents fair value for that element as if it had been sold on a stand-alone basis. For a small percentage of revenues, we use contract accounting, as required by SOP No. 97-2, when the arrangement with the customer includes significant customization, modification, or production of software. For elements accounted for under contract accounting, revenue is recognized in accordance with SOP 81-1, “Accounting for Performance of Construction Type and Certain Production-Type Contracts,” using the percentage-of-completion method since reasonably dependable estimates of revenues and contract hours applicable to various elements of a contract can be made.

Occasionally, we are party to multiple concurrent contracts with the same customer. These situations require judgment to determine whether the individual contracts should be aggregated or evaluated separately for purposes of revenue recognition. In making this determination we consider the timing of negotiating and executing the contracts, whether the different elements of the contracts are interdependent and whether any of the payment terms of the contracts are interrelated.

Due to the large number, broad nature and average size of individual contracts we are a party to, the impact of judgments and assumptions that we apply in recognizing revenue for any single contract is not likely to have a material effect on our consolidated operations. However, the broader accounting policy assumptions that we apply across similar arrangements or classes of customers could significantly influence the timing and amount of revenue recognized in our historical and future results of operations or financial position.

Computer software

Computer software includes the fair value of software acquired in business combinations, purchased software and capitalized software development costs. As of December 31, 2007 and 2006, computer software, net of accumulated amortization was $150.4 million and $127.1 million, respectively. Purchased software is recorded at cost and amortized using the straight line method over its estimated useful life and software acquired in business combinations is recorded at its fair value and amortized using straight line and accelerated methods. Internally developed software costs are amortized using the greater of the straight line method over the estimated useful life or based on the ratio of current revenues to total anticipated revenue over the estimated useful lives. Useful lives of computer software range from 3 to 10 years. In determining useful lives, management considers historical results and technological trends which may influence the estimate. Amortization expense for computer software was $31.1 million, $29.0 million and $28.7 million in 2007, 2006 and 2005, respectively. We also assess the recorded value of computer software for impairment on a regular basis by comparing the carrying value to the estimated future cash flows to be generated by the underlying software asset. There is an inherent uncertainty in determining the expected useful life or cash flows to be generated from computer software. We have not historically experienced significant changes in these estimates but any change in the future could have an impact on our results of operations.

Goodwill and other intangible assets

We have significant intangible assets that were acquired through business acquisitions. These assets consist of purchased customer relationships, contracts, and the excess of purchase price over the fair value of identifiable net assets acquired (goodwill).

As of December 31, 2007 and 2006, goodwill was $1,078.2 million and $1,045.8 million, respectively. The process of determining whether or not an asset, such as goodwill, is impaired or recoverable relies on projections of future cash flows, operating results and market conditions. Such projections are inherently uncertain and, accordingly, actual future cash flows may differ materially from projected cash flows. In evaluating the recoverability of goodwill, we perform an annual goodwill impairment test on our reporting units based on an analysis of the discounted future net cash flows generated by the reporting units’ underlying assets. Such analyses are particularly sensitive to changes in estimates of future net cash flows and discount rates. Changes to these estimates might result in material changes in the fair value of the reporting units and determination of the recoverability of goodwill which may result in charges against earnings and a reduction in the carrying value of our goodwill.

As of December 31, 2007 and 2006, intangible assets, net of accumulated amortization, were $118.1 million and $152.8 million, respectively, which consist primarily of purchased customer relationships and trademarks. The valuation of these assets involves significant estimates and assumptions concerning matters such as customer retention, future cash flows and discount rates. If any of these assumptions change, it could affect the recoverability of the carrying value of these assets. Purchased customer relationships are amortized over their estimated useful lives using an accelerated method which takes into consideration expected customer attrition rates over a period of up to ten years. All intangible assets that have been determined to have indefinite lives are not amortized, but are reviewed for impairment at least annually in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142. The determination of estimated useful lives and the allocation of the purchase price to the fair values of the intangible assets require significant judgment and may affect the amount of future amortization on the intangible assets other than goodwill. Amortization expense for intangible assets other than goodwill was $42.4 million, $51.5 million and $56.0 million in 2007, 2006 and 2005, respectively. Definite-lived intangible assets are amortized over their estimated useful lives ranging from 5 to 10 years using accelerated methods. There is an inherent uncertainty in determining the expected useful life or cash flows to be generated from intangible assets. We have not historically experienced significant changes in these estimates but could be subject to them in the future.

Accounting for income taxes

As part of the process of preparing the combined financial statements, we were required to determine income taxes in each of the jurisdictions in which we operate. This process involves estimating actual current tax expense together with assessing temporary differences resulting from differing recognition of items for income tax and accounting purposes. These differences result in deferred income tax assets and liabilities, which are included within our combined balance sheets. We must then assess the likelihood that deferred income tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not likely, establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a period, we must reflect this increase as an expense within income tax expense in the statement of earnings. Determination of the income tax expense requires estimates and can involve complex issues that may require an extended period to resolve. Further, changes in the geographic mix of revenues or in the estimated level of annual pre-tax income can cause the overall effective income tax rate to vary from period to period.

Results of operations for the six months ended June 30, 2008 and 2007

Unaudited Combined results of operations

	Six Months Ended
	June 30,
	2008	2007
	(Dollars in thousands)

Processing and services revenues	$913,106	$826,438
Cost of revenues	585,137	526,823

Gross profit	327,969	299,615
Selling, general, and administrative expenses	118,999	109,072

Operating income	208,970	190,543

Other income (expense):
Interest income	563	745
Interest expense	(58)	(77)
Other income, net	282	—

Total other income (expense)	787	668
Earnings before income taxes, equity in loss of unconsolidated entity and minority interest	209,757	191,211
Provision for income taxes	81,386	74,010

Earnings before equity in loss of unconsolidated entity and minority interest	128,371	117,201
Equity in loss of unconsolidated entity	(2,370)	(1,720)
Minority interest	(723)	(436)

Net earnings	$125,278	$115,045

Processing and services revenues.  Processing and services revenues totaled $913.1 million and $826.4 million for the six months ended June 30, 2008 and 2007, respectively. The overall increase of $86.7 million, or 10.5%, in the 2008 period as compared to the 2007 period was primarily driven by growth in our Loan Transaction Services segment which resulted from continued growth in Default services, partially offset by a decline in loan facilitation due to ongoing weakness in the housing market and the resulting impact on our loan origination services. The increase in Loan Transaction Services segment revenue related primarily to accelerating demand for services within our default management businesses due to higher levels of defaulted mortgages and market share gains, which contributed an increase of $160.7 million, offset by our traditional appraisal services, which decreased due to the declining real estate market. These increases were also offset by decreased demand for our tax services and our property exchange services. The decrease in the Technology, Data and Analytics segment was due to a $3.3 million decrease in revenues from mortgage processing services as the result of the loss of a portfolio of loans when it was sold by ABN AMRO to a bank to which we do not provide mortgage processing, as well as several other revenue declines in businesses in the segment. These declines were offset somewhat by our increase in revenues from Desktop.

Cost of revenues.  Cost of revenues totaled $585.1 million and $526.8 million for the six months ended June 30, 2008 and 2007, respectively. The overall increase of $58.3 million, or 11.1%, in the 2008 period as compared to 2007 is consistent with revenue growth.

Gross profit.  Gross profit as a percentage of revenues (“gross margin”) was 35.9% and 36.3% for the six months ended June 30, 2008 and 2007, respectively. The slight decrease in gross margin in the 2008 period as compared to 2007 was driven by a change in revenue mix as the increased margin contribution from our growth in Default services was offset by contraction in several of our origination based business.

Selling, general and administrative expenses.  Selling, general and administrative expenses totaled $119.0 million and $109.1 million for the six months ended June 30, 2008 and 2007, respectively, an increase of $9.9 million, or 9.1%. The overall increase is primarily due to restructuring and spin-off charges which totaled $5.5 million during the six month period. As a percentage of revenues, selling, general and administrative expenses decreased to 13.0% from 13.2% in the respective 2008 and 2007 periods, largely due to higher revenues from the Loan Transaction Services segment without a corresponding increase in costs.

Operating income.  Operating income totaled $209.0 million and $190.5 million for the six months ended June 30, 2008 and 2007, respectively. Operating margin was 22.9% and 23.1% in the respective periods, for the reasons set forth above.

Income tax expense.  Income tax expense totaled $81.4 million and $74.0 million for the six months ended June 30, 2008 and 2007, respectively. This resulted in an effective tax rate of 38.8% and 38.7% for the respective periods.

Net earnings.  Our net earnings totaled $125.3 million and $115.0 million for the six months ended June 30, 2008 and 2007, respectively.

Segment results of operations

Technology, Data and Analytics segment unaudited results of operations

	Six Months Ended
	June 30,
	2008	2007
	(Dollars in thousands)

Processing and services revenues	$277,568	$284,385
Cost of revenues	155,507	160,308

Gross profit	122,061	124,077
Selling, general, and administrative expenses	33,729	32,776

Operating income	88,332	91,301

Processing and services revenues.  Processing and services revenues totaled $277.6 million and $284.4 million for the six months ended June 30, 2008 and 2007, respectively. The overall decrease of $6.8 million, or 2.4%, in the 2008 period as compared to the 2007 period resulted from a $3.3 million decrease in revenues from mortgage processing services and decreases in some of our other data and analytics services partially offset by growth in Desktop revenues due to the active default environment.

Cost of Revenues.  Cost of revenues totaled $155.5 million and $160.3 million for the six months ended June 30, 2008 and 2007, respectively. The overall decrease of $4.8 million or 3.0%, in the 2008 period as compared to 2007 is reflective of the decrease in revenues from certain business lines such as mortgage processing services and origination software sales.

Gross profit.  Gross margin was 44.0% and 43.6% for the six months ended June 30, 2008 and 2007, respectively, as a result of the factors described above.

Selling, general and administrative expenses.  Selling, general and administrative expenses totaled $33.7 million and $32.8 million for the six months ended June 30, 2008 and 2007, respectively, an increase of $0.9 million, or 2.7%. As a percentage of revenues, selling, general and administrative expenses were 12.1% and 11.5% in the respective 2008 and 2007 periods.

Operating income.  Operating income totaled $88.3 million and $91.3 million for the six months ended June 30, 2008 and 2007, respectively. Operating margin was 31.8% and 32.1% in the respective 2008 and 2007 periods. The decrease in operating margin primarily relates to the decrease in higher margin revenues described above.

Loan Transaction Services segment unaudited results of operations

	Six Months Ended
	June 30,
	2008	2007
	(Dollars in thousands)

Processing and services revenues	$642,577	$540,929
Cost of revenues	436,793	369,167

Gross profit	205,784	171,762
Selling, general, and administrative expenses	57,829	54,753

Operating income	147,955	117,009

Processing and services revenues.  Processing and services revenues totaled $642.6 million and $540.9 million for the six months ended June 30, 2008 and 2007, respectively. The overall increase of $101.7 million, or 18.8%, in the 2008 period as compared to the 2007 period resulted from an increase in demand for services within our default management businesses due to higher levels of defaulted mortgages and market share gains, which contributed an increase of $160.7 million, partially offset by our traditional appraisal services, which decreased due to the declining real estate market. The increase was also offset by decreased demand for our tax services and our tax deferred property exchange services.

Cost of revenues.  Cost of revenues totaled $436.8 million and $369.2 million for the six months ended June 30, 2008 and 2007, respectively. The overall increase of $67.6 million, or 18.3%, in the 2008 period as compared to 2007 is consistent with the revenue growth described above.

Gross profit.  Gross margin was 32.0% and 31.7% for the six months ended June 30, 2008 and 2007, respectively. The small increase in gross margin can be attributed to the significant growth in our Default services.

Selling, general and administrative expenses.  Selling, general and administrative expenses totaled $57.8 million and $54.8 million for the six months ended June 30, 2008 and 2007, respectively, an increase of $3.0 million, or 5.5%. As a percentage of revenues selling, general and administrative expenses were 9.0% and 10.1% in the respective 2008 and 2007 periods.

Operating income.  Operating income totaled $148.0 million and $117.0 million for the six months ended June 30, 2008 and 2007, respectively. Operating margin was 23.0% and 21.6% for the respective 2008 and 2007 periods, for the reasons described above.

Corporate and Other segment

The Corporate and Other segment consists of corporate overhead costs that are not included in the other segments as well as certain smaller investments and operations. Net expenses for this segment increased from $17.8 million during the six months ended June 30, 2007 to $27.3 million in the six months ended June 30, 2008. The increase in net corporate expenses in the six month period of 2008 is primarily due to spin-off related costs incurred, as well as higher incentive and stock related compensation costs. Stock related compensation costs were $9.1 million and $7.2 million for the six months ended June 30, 2008 and 2007, respectively.

Results of operations for the years ended December 31, 2007, 2006 and 2005

Combined results of operations

	2007	2006	2005
	(Dollars in thousands)

Processing and services revenues	$1,690,568	$1,484,977	$1,382,479
Cost of revenues	1,058,647	900,145	804,488

Gross profit	631,921	584,832	577,991
Selling, general, and administrative expenses	207,859	257,312	260,066

Operating income	424,062	327,520	317,925

Other income (expense):
Interest income	1,690	2,606	4,124
Interest expense	(146)	(298)	(270)
Other income (expense), net	—	(106)	(1,238)

Total other income (expense)	1,544	2,202	2,616
Earnings before income taxes, equity in loss of unconsolidated entity and minority interest	425,606	329,722	320,541
Provision for income taxes	164,734	127,984	124,160

Earnings before equity in loss of unconsolidated entity and minority interest	260,872	201,738	196,381
Equity in loss of unconsolidated entity	(3,048)	—	—
Minority interest	(1,019)	(683)	(676)

Net earnings	$256,805	$201,055	$195,705

Processing and services revenues.  Processing and services revenues totaled $1,690.6 million, $1,485.0 million and $1,382.5 million for 2007, 2006 and 2005, respectively. The overall increase of $205.6 million, or 13.8%, in 2007 as compared to 2006 resulted from an increase in our Technology, Data and Analytics segment revenues of $23.2 million and an increase in our Loan Transaction Services segment revenues of $224.9 million partially offset by a reduction in Corporate and Other segment revenues due to the deconsolidation of FNRES, which had revenues in 2006 of approximately $45.1 million. The increase in Technology, Data and Analytics revenue resulted primarily from an increase of $16.7 million in revenues relating to mortgage processing services and the growth in transactions processed by Desktop primarily resulting from increased foreclosure activity. These increases were partially offset by a decrease in revenues in 2007 from our alternative valuation services relating to the overall slowdown of real estate activity. The increase in Loan Transaction Services revenue related primarily to accelerating demand for services within our default management businesses, which contributed an increase of $195.2 million, and market share gains in our traditional appraisal services, which increased $75.3 million despite the declining real estate market. These increases were partially offset by decreased demand for our tax services and our property exchange services. The overall increase of $102.5 million, or 7.4%, in 2006 compared to 2005 was driven primarily by growth of $21.7 million in the Technology, Data and Analytics segment and $80.9 million in the Loan Transaction Services segment. The growth from 2005 to 2006 in the Technology, Data and Analytics segment was driven by a $10.4 million increase in revenues from mortgage processing services. The growth from 2005 to 2006 in the Loan Transaction Services segment was largely due to an increase in revenues from default management services of $61.4 million and a $43.9 million increase relating to our traditional appraisal services.

Cost of revenues.  Cost of revenues totaled $1,058.6 million, $900.1 million and $804.5 million for 2007, 2006 and 2005, respectively. The overall increase of $158.5 million, or 17.6%, in 2007 as compared to 2006, as well as the increase of $95.7 million, or 11.9%, in 2006 as compared to 2005, exceeded the pace of our increases in revenues due primarily to significant growth in lower margin service lines within the Loan

Transaction Services segment, particularly our appraisal services, along with declining revenues and margins in tax services and our tax deferred exchange businesses due to lower volumes.

Gross profit.  Gross margin was 37.4%, 39.4% and 41.8% for 2007, 2006 and 2005, respectively, for the reasons set forth above.

Selling, general and administrative expenses.  Selling, general and administrative expenses totaled $207.9 million, $257.3 million and $260.1 million for 2007, 2006 and 2005, respectively. The decrease of $49.5 million, or 19.2%, in 2007 as compared to 2006 was primarily the result of the deconsolidation of FNRES which resulted in a reduction of $22.7 million, a reduction in stock based compensation of $10.0 million and other cost control measures. Stock based compensation in 2006 included $16.9 million in acceleration charges relating to performance based options and options vested due to FIS’s merger with FNF. Selling, general and administrative expenses stayed relatively constant in 2006 and 2005.

Operating income.  Operating income totaled $424.1 million, $327.5 million and $317.9 million for 2007, 2006 and 2005 respectively. Operating margin was 25.1%, 22.1% and 23.0% for 2007, 2006 and 2005, respectively. The increase in operating income in 2007 as compared to 2006 primarily results from our increased revenue and lower selling, general and administrative costs, partially offset by our decreasing gross margin.

Income tax expense.  Income tax expense totaled $164.7 million, $128.0 million and $124.2 million for 2007, 2006 and 2005, respectively. This resulted in an effective tax rate of 38.7%, 38.8% and 38.7% for 2007, 2006 and 2005, respectively. The increase in tax expense for 2007 as compared to 2006 is attributable to increased operating income.

Net earnings.  Our net earnings totaled $256.8 million, $201.1 million and $195.7 million for 2007, 2006 and 2005, respectively.

Segment results of operations

Technology, Data and Analytics segment results of operations

	2007	2006	2005
	(Dollars in thousands)

Processing and services revenues	$570,146	$546,961	$525,259
Cost of revenues	313,747	299,696	281,974

Gross profit	256,399	247,265	243,285
Selling, general, and administrative expenses	64,770	67,732	81,143

Operating income	$191,629	$179,533	$162,142

Processing and services revenues.  Processing and services revenues for the Technology, Data and Analytics segment totaled $570.1 million, $547.0 million and $525.3 million for 2007, 2006 and 2005, respectively. The overall increase of $23.2 million, or 4.2%, in 2007 as compared to 2006 resulted primarily from an increase of $16.7 million in revenues relating to mortgage processing services and the growth in transactions processed by Desktop primarily resulting from increased foreclosure activity. These increases were partially offset by a decrease in revenues in 2007 from our alternative valuation services due to the overall slowdown of mortgage originations. The overall increase of $21.7 million, or 4.1%, in 2006 compared to 2005 was driven primarily by $10.4 million relating to revenues from mortgage processing services and increases in our other technology offerings.

Cost of revenues.  Cost of revenues for the Technology, Data and Analytics segment totaled $313.7 million, $299.7 million, and $282.0 million for 2007, 2006 and 2005, respectively. The overall increase of $14.1 million, or 4.7%, in 2007 as compared to 2006 and the increase of $17.7 million, or 6.3%, in 2006 as compared to 2005 resulted from increased personnel, data processing, and other variable costs associated with increased business.

Gross profit.  Technology, Data and Analytics gross margin was 45.0%, 45.2% and 46.3% for 2007, 2006 and 2005, respectively. The decrease in gross margin in 2007 and 2006 as compared to 2005 was driven by increased contribution from services having lower margins than our mortgage processing services.

Selling, general and administrative expenses.  Technology, Data and Analytics selling, general and administrative expenses totaled $64.8 million, $67.7 million, and $81.1 million for 2007, 2006 and 2005, respectively. These were 11.4%, 12.4% and 15.4% of revenues in 2007, 2006 and 2005, respectively. The improvement is primarily the result of keeping fixed costs down while increasing the revenue base within this segment, particularly through expansion of Desktop.

Operating income.  Technology, Data and Analytics operating income totaled $191.6 million, $179.5 million and $162.1 million for 2007, 2006 and 2005, respectively. Operating margin was 33.6%, 32.8% and 30.9% for 2007, 2006 and 2005, respectively. The increase in operating margin is driven by increased contribution from Desktop and mortgage processing services, as described above, and management of selling, general and administrative costs.

Loan Transaction Services segment results of operations

	2007	2006	2005
	(Dollars in thousands)

Processing and services revenues	$1,125,879	$900,951	$820,098
Cost of revenues	750,174	587,040	505,607

Gross profit	375,705	313,911	314,491
Selling, general, and administrative expenses	110,132	107,555	103,693

Operating income	$265,573	$206,356	$210,798

Processing and services revenue.  Processing and services revenues for the Loan Transaction Services segment totaled $1,125.9 million, $901.0 million and $820.1 million for 2007, 2006 and 2005, respectively. The increase of $225.0 million, or 25.0%, in revenue in 2007 as compared to 2006 is primarily due to revenue growth of $195.2 million in our default management group resulting from increased foreclosure activity and market share gains in our traditional appraisal services despite the declining real-estate market, and as a result increased $75.3 million. These increases were partially offset by decreased demand for our tax and tax-deferred exchange services. The overall increase of $80.9 million, or 9.9%, in 2006 compared to 2005 was driven primarily by an increase in our default services totaling $61.4 million and market share gains in our traditional appraisal services which totaled $43.9 million.

Cost of revenues.  Cost of revenues for the Loan Transaction Services segment totaled $750.2 million, $587.0 million, and $505.6 million for 2007, 2006 and 2005, respectively. The overall increase of $163.2 million, or 27.8%, in 2007 as compared to 2006, as well as the increase of $81.4 million, or 16.1%, in 2006 as compared to 2005, resulted from increased personnel, data processing, and other variable costs associated with increased revenues.

Gross profit.  Loan Transaction Services gross margin was 33.4%, 34.8% and 38.3% for 2007, 2006 and 2005, respectively. The decrease in gross margin in 2007 as compared to 2006, as well as in 2006 as compared to 2005, was primarily due to significant growth in our appraisal services which have lower margins and declining revenues and margins in tax services and our tax deferred exchange business partially offset by revenue and margin expansion from our default management services in both 2007 and 2006.

Selling, general and administrative expenses.  Loan Transaction Services selling, general and administrative expenses totaled $110.1 million, $107.6 million and $103.7 million for 2007, 2006 and 2005, respectively. These were 9.8%, 11.9% and 12.6% of revenues in 2007, 2006 and 2005, respectively. The improvement is primarily the result of keeping fixed costs down while increasing the revenue base within this segment, particularly through expansion of our default management businesses.

Operating income.  Loan Transaction Services operating income totaled $265.6 million, $206.4 million and $210.8 million for 2007, 2006 and 2005, respectively. Operating margin was 23.6%, 22.9% and 25.7% for 2007, 2006 and 2005, respectively, for the reasons set forth above.

Corporate and Other segment

The Corporate and Other segment consists of corporate overhead costs and other smaller operations that are not included in the other segments and in 2006 and 2005, 100% of the operating results of FNRES. During 2006 and 2005, FNRES contributed revenues of $45.1 million and $43.7 million, respectively, and operating (loss) income of $(6.6) million and $1.7 million, respectively. Excluding the operating results of FNRES, the Corporate and Other segment included selling, general and administrative costs of $33.0 million, $59.4 million and $56.2 million in 2007, 2006 and 2005, respectively. These costs are based on allocations from FIS for the years presented and the decrease in 2007 is partially caused by these businesses making up a smaller percentage of overall FIS revenues in 2007 as compared to the prior years. Also, included in these costs were stock based compensation costs of $14.1 million, $24.1 million and $11.0 million, in 2007, 2006 and 2005, respectively. The increased stock based compensation cost in 2006 primarily related to the $12.6 million in expense recorded in 2006 for the vesting of the FIS performance based options granted in March 2005 held by our employees for which the performance criteria were met during 2006 and a $4.3 million charge related to the acceleration of vesting of stock options recorded in the fourth quarter.

Liquidity and capital resources

Cash requirements

Our cash requirements include cost of revenues, selling, general and administrative expenses, income taxes, capital expenditures, systems development expenditures, and business acquisitions. Our principal sources of funds are cash generated by operations and our new revolving credit facility. Our cash requirements also include servicing our outstanding debt and paying dividends.

At December 31, 2007 and June 30, 2008, we had cash on hand of $39.6 million and $18.6 million, respectively. As described below, in connection with the spin-off we incurred approximately $1.6 billion in debt. We expect that cash flows from operations over the next twelve months will be sufficient to fund our operating cash requirements and pay principal and interest on our outstanding debt.

Following the spin-off, we intend to pay quarterly cash dividends to our shareholders of $0.10 per share, although the payment of any dividends is at the discretion of our Board and subject to any limitations in our debt or other agreements. See “— Financing” below.

Capital expenditures

Our principal capital expenditures are for computer software (purchased and internally developed) and additions to property and equipment. In 2007, 2006 and 2005, we spent approximately $70.6 million, $70.2 million and $92.5 million, respectively, and for the six months ended June 30, 2008 and 2007, we spent approximately $25.1 million and $25.0 million, respectively, on capital expenditures.

Financing

On July 2, 2008, we entered into a Credit Agreement (the “Credit Agreement”) among JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender and Letters of Credit Issuer and various other lenders who are party to the Credit Agreement. The Credit Agreement consists of: (i) a 5-year revolving credit facility in an aggregate principal amount outstanding at any time not to exceed $140.0 million (with a $25.0 million sub-facility for Letters of Credit) under which $25.7 million is outstanding at July 2, 2008; (ii) a Term A Loan in an aggregate principal amount of $700.0 million; and (iii) a Term B Loan in an aggregate principal amount of $510.0 million. Proceeds from disbursements under the 5-year revolving credit facility are to be used for general corporate purposes. In connection with the spin-off, we issued to FIS as described above the Term A Loan, the Term B Loan and the Notes described below.

The loans under the Credit Agreement bear interest at a floating rate, which is an applicable margin plus, at our option, either (a) the Eurodollar (LIBOR) rate or (b) the higher of (i) the prime rate or (ii) the federal funds rate plus 0.5% (the higher of clauses (i) and (ii), the “ABR rate”). The annual margin on the Term A Loan and the revolving credit facility, for the first six months after issuance, is 2.5% in the case of LIBOR loans and 1.5% in the case of ABR rate loans, and thereafter a percentage per annum to be determined in accordance with a leverage ratio-based pricing grid; and on the Term B Loan is 2.5% in the case of LIBOR loans, and 1.5% in the case of ABR rate loans.

In addition to the scheduled principal payments, the Term Loans are (with certain exceptions) subject to mandatory prepayment upon issuances of debt, casualty and condemnation events, and sales of assets, as well as from up to 50% of excess cash flow (as defined in the Credit Agreement) in excess of an agreed threshold commencing with the cash flow for the year ended December 31, 2009. Voluntary prepayments of the loans are generally permitted at any time without fee upon proper notice and subject to a minimum dollar requirement. However, optional prepayments of the Term B Loan in the first year after issuance made with the proceeds of certain loans having an interest spread lower than the Term B Loan are required to be made at 101% of the principal amount repaid. Commitment reductions of the revolving credit facility are also permitted at any time without fee upon proper notice. The revolving credit facility has no scheduled principal payments, but it will be due and payable in full on July 2, 2013.

The obligations under the Credit Agreement are jointly and severally, unconditionally guaranteed by certain of our domestic subsidiaries. Additionally, the Company and such subsidiary guarantors pledged substantially all our respective assets as collateral security for the obligations under the Credit Agreement and their respective guarantees.

The Credit Agreement contains customary affirmative, negative and financial covenants including, among other things, limits on the creation of liens, limits on the incurrence of indebtedness, restrictions on investments and dispositions, limits on the payment of dividends and other restricted payments, a minimum interest coverage ratio and a maximum leverage ratio. Upon an event of default, the administrative agent can accelerate the maturity of the loan. Events of default include events customary for such an agreement, including failure to pay principal and interest in a timely manner and breach of covenants. These events of default include a cross-default provision that permits the lenders to declare the Credit Agreement in default if (i) we fail to make any payment after the applicable grace period under any indebtedness with a principal amount in excess of a specified amount or (ii) we fail to perform any other term under any such indebtedness, as a result of which the holders thereof may cause it to become due and payable prior to its maturity.

On July 2, 2008, we issued senior notes (the “Notes”) in an aggregate principal amount of $375.0 million in transactions that were exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Notes were issued pursuant to an Indenture dated July 2, 2008 (the “Indenture”) among the Company, the guarantors party thereto and U.S. Bank Corporate Trust Services, as Trustee.

The Notes are also subject to a Registration Rights Agreement, dated July 2, 2008 (the “Registration Rights Agreement”), among the Company, the guarantors parties thereto, and J.P. Morgan Securities Inc., Banc of America Securities LLC and Wachovia Capital Markets, LLC, as representatives of the several initial purchasers. The Notes are initially unregistered under the Securities Act, but we have prepared this prospectus in connection with the exchange of the Notes for registered notes. Pursuant to the Registration Rights Agreement, in the event the Notes are not registered on or prior to the 210th calendar day after July 2, 2008 (the “Target Registration Date”), the interest rate on the Notes will be increased by 0.25% per annum for the first 90-day period immediately following the Target Registration Date. The interest rate will be increased an additional 0.25% per annum with respect to each subsequent 90-day period up to a maximum increase of 1.00% per annum.

The Notes bear interest at a rate of 8.125% per annum. Interest payments are due semi-annually each January 1 and July 1, with the first interest payment due on January 1, 2009. The maturity date of the Notes is July 1, 2016.

The Notes are our general unsecured obligations. Accordingly, the Notes rank equally in right of payment with all of our existing and future unsecured senior debt; senior in right of payment to all of our future subordinated debt; effectively subordinated to our existing and future secured debt to the extent of the assets securing such debt, including all borrowings under our credit facilities; and structurally subordinated to all of the liabilities of our non-guarantor subsidiaries, including trade payables and preferred stock.

The Notes are guaranteed by each existing and future domestic subsidiary that is a guarantor under our credit facilities. The guarantees are general unsecured obligations of the guarantors. Accordingly, they rank equally in right of payment with all existing and future unsecured senior debt of our guarantors; senior in right of payment with all existing and future subordinated debt of such guarantors; and effectively subordinated to such guarantors’ existing and future secured debt to the extent of the assets securing such debt, including the guarantees by the guarantors of obligations under our credit facilities.

LPS has no independent assets or operations, our subsidiaries’ guarantees are full and unconditional and joint and several, and our subsidiaries, other than subsidiary guarantors, are minor. There are no significant restrictions on the ability of LPS or any of the subsidiary guarantors to obtain funds from any of our subsidiaries by dividend or loan.

We may redeem some or all of the Notes on or after July 1, 2011, at the redemption prices described in the Indenture, plus accrued and unpaid interest. Upon the occurrence of a change of control, unless we have exercised our right to redeem all of the Notes as described above, each holder may require us to repurchase such holder’s Notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the purchase date.

The Indenture contains customary events of default, including a cross default provision that, with respect to any other debt of the Company or any of our restricted subsidiaries having an outstanding principal amount equal to or more than a specified amount in the aggregate for all such debt, occurs upon (i) an event of default that results in such debt being due and payable prior to its scheduled maturity or (ii) failure to make a principal payment. Upon the occurrence of an event of default (other than a bankruptcy default with respect to the Company), the trustee or holders of at least 25% of the Notes then outstanding may accelerate the Notes by giving us appropriate notice. If, however, a bankruptcy default occurs with respect to the Company, then the principal of and accrued interest on the Notes then outstanding will accelerate immediately without any declaration or other act on the part of the trustee or any holder.

Interest Rate Swaps

On July 10, 2008, the Company entered into the following 2-year amortizing interest rate swap transaction converting a portion of our interest rate exposure on our floating rate debt from variable to fixed:

	Notional	Bank Pays	LPS Pays
Amortization Period	Amount	Variable Rate of(1)	Fixed Rate of(2)
	(In millions)

July 31, 2008 to December 31, 2008	$420.0	1 Month LIBOR	3.275%
December 31, 2008 to March 31, 2009	$400.0	1 Month LIBOR	3.275%
March 31, 2009 to June 30, 2009	$385.0	1 Month LIBOR	3.275%
June 30, 2009 to September 30, 2009	$365.0	1 Month LIBOR	3.275%
September 30, 2009 to December 31, 2009	$345.0	1 Month LIBOR	3.275%
December 31, 2009 to March 31, 2010	$330.0	1 Month LIBOR	3.275%
March 31, 2010 to June 30, 2010	$310.0	1 Month LIBOR	3.275%
June 30, 2010 to July 31, 2010	$290.0	1 Month LIBOR	3.275%

(1)	2.46% as of July 2, 2008.

(2)	In addition to the fixed rate paid under the swaps, we pay an applicable margin to our bank lenders on the Term A Loan, Term B Loan and Revolving Loan equal to 2.50% as of July 2, 2008.

We have designated these interest rate swaps as cash flow hedges in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”). The Company will estimate the fair value of these cash flow hedges on a quarterly basis, with the resulting asset (liability) to be included as a component of other long-term assets (liabilities) in the consolidated balance sheets and as a component of accumulated other comprehensive earnings (losses), net of deferred tax expense (benefit). A portion of the amount included in accumulated other comprehensive earnings will be reclassified into interest expense as a yield adjustment as interest payments are made on the Term Loans. In accordance with the provisions of SFAS No. 157, Fair Value Measurements (“SFAS 157”), the inputs used to determine the estimated fair value of our interest rate swaps are Level 2-type measurements.

It is our policy to execute such instruments with credit-worthy banks and not to enter into derivative financial instruments for speculative purposes.

Contractual Obligations

Our long-term contractual obligations generally include our operating lease payments on certain of our property and equipment. As of June 30, 2008, our required annual payments relating to these contractual obligations were as follows (in thousands):

	2008	2009	2010	2011	2012	Thereafter	Total

Long-term debt(1)	$37,550	$145,100	$145,100	$145,100	$145,100	$992,750	$1,610,700
Interest on long-term debt(1)	32,900	91,723	82,934	74,131	66,937	161,652	510,277
Operating lease payments	9,977	16,507	10,601	7,148	5,112	481	49,826
Deferred compensation(2)	—	—	—	—	—	20,572	20,572

Total	$80,427	$253,330	$238,635	$226,379	$217,149	$1,175,455	$2,191,375

(1)	Long-term debt and interest on long-term debt are presented on a pro forma basis, as the Company had no debt on the balance sheet as of June 30, 2008.

(2)	Deferred compensation is presented as payable after 2012 because of the uncertain timing of the payables.

Off-Balance Sheet Arrangements

We do not have any material off-balance sheet arrangements other than operating leases or the escrow and Section 1031 tax deferred exchange arrangements described below.

Escrow Arrangements

In conducting our title agency, closing and Section 1031 tax deferred exchange operations, we routinely hold customers’ assets in escrow and investment accounts, pending completion of real estate and exchange transactions. Certain of these amounts are maintained in segregated bank accounts and have not been included in the accompanying consolidated and combined balance sheets. We have a contingent liability relating to proper disposition of these balances, which amounted to $1,187.1 million at June 30, 2008. For the customers’ assets that we hold in escrow, we have ongoing programs for realizing economic benefits through favorable borrowing and vendor arrangements with various banks. We had no borrowings outstanding as of June 30, 2008 under these arrangements with respect to these assets in escrow. At that date, our customers’ tax deferred assets that were held in investment accounts were largely invested in short-term, high grade investments that minimize the risk to principal.

Recent accounting pronouncements

In June 2008, the FASB issued FASB Staff Position (FSP) Emerging Issues Task Force 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, which will become effective for periods beginning on or after December 15, 2008, and will be applied retrospectively. Under the FSP, unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents are participating securities and, therefore, are included in computing earnings per share (EPS) pursuant to the two-class method. The two-class method determines earnings per share for each class of common stock and participating securities according to dividends or dividend equivalents and their respective participation rights in undistributed earnings. Management is currently evaluating the impact of this statement on our statements of financial condition and operations.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. SFAS 162 is effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board’s amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” Management has determined that the adoption of SFAS 162 will not materially affect the Company’s statements of financial condition or operations.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB Statement No. 133. (“SFAS 161”). SFAS 161 expands the current disclosure requirements of SFAS 133 such that entities must now provide enhanced disclosures on a quarterly basis regarding how and why the entity uses derivatives; how derivatives and related hedged items are accounted for under SFAS 133 and how derivatives and related hedged items affect an entity’s financial position, performance and cash flows. Pursuant to the transition provisions of the statement, the Company will adopt SFAS 161 in fiscal year 2009 and will present the required disclosures in the prescribed format on a prospective basis. This statement will not impact the Company’s financial results as it is disclosure-only in nature.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“SFAS 160”), requiring noncontrolling interests (sometimes called minority interests) to be presented as a component of equity on the balance sheet. SFAS 160 also requires that the amount of net income attributable to the parent and to the noncontrolling interests be clearly identified and presented on the face of the consolidated statement of income. This statement eliminates the need to apply purchase accounting when a parent company acquires a noncontrolling ownership interest in a subsidiary and requires that, upon deconsolidation of a subsidiary, a parent company recognize a gain or loss in net income after which any retained noncontrolling interest will be reported at fair value. SFAS 160 requires expanded disclosures in the consolidated financial statements that identify and distinguish between the interests of the parent’s owners and the interest of the noncontrolling owners of subsidiaries. SFAS 160 is effective for periods beginning on or after December 15, 2008 and will be applied prospectively except for the presentation and disclosure requirements, which will be applied retrospectively for all periods presented. Management has determined that the adoption of SFAS 160 will not materially affect the Company’s statements of financial condition or operations.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141R”), requiring an acquirer in a business combination to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at their fair values at the acquisition date, with limited exceptions. The costs of the acquisition and any related restructuring costs will be expensed separately. Assets and liabilities arising from contingencies in a business combination are to be recognized at their fair value at the acquisition date and adjusted prospectively as new information becomes available. When the fair value of assets acquired exceeds the fair value of consideration transferred plus any noncontrolling interest in the acquiree, the excess will be recognized as a gain. Under SFAS 141R, all business combinations will be accounted for prospectively by applying the acquisition method, including combinations among mutual entities and combinations by contract alone. SFAS 141R is effective for periods beginning on or after December 15, 2008, and will apply to business combinations occurring after the effective date.

In September 2006, the FASB issued SFAS 157, which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements and is effective for fiscal years beginning after November 15, 2007. In February

2008, the FASB issued FSP No. FAS 157-2, Effective Date of FASB Statement No. 157, which delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. These nonfinancial items include assets and liabilities such as reporting units measured at fair value in a goodwill impairment test and nonfinancial assets acquired and liabilities assumed in a business combination. Effective January 1, 2008, we adopted SFAS 157 for financial assets and liabilities recognized at fair value on a recurring basis. The partial adoption of SFAS 157 for financial assets and liabilities did not have a material impact on the Company’s statements of financial condition, results of operations or cash flows.

Quantitative and qualitative disclosures about market risk

In the normal course of business, we are routinely subject to a variety of risks, as described in the Risk Factors section of this prospectus. For example, we are exposed to the risk that decreased lending and real estate activity, which depend in part on the level of interest rates, may reduce demand for certain of our services and adversely affect our results of operations.

The risks related to our business also include certain market risks that may affect our debt and other financial instruments. In particular, we face the market risks associated with interest rate movements on our outstanding debt. We expect to regularly assess market risks and to establish policies and business practices to protect against the adverse effects of these exposures.

We are a highly leveraged company, with approximately $1,610.7 million in long-term debt outstanding as of July 2, 2008, which was issued in connection with the spin-off. Subsequent to the spin-off, the Company entered into an interest rate swap transaction which converted a portion of the interest rate exposure on our floating rate debt from variable to fixed. Of the remaining variable rate debt not covered by the swap arrangement, we estimate that a one percent increase in the LIBOR rate would increase our annual interest expense by approximately $8.0 million.

BUSINESS

Overview

We are a leading provider of integrated technology and outsourced services to the mortgage lending industry, with market-leading positions in mortgage processing and default management services in the U.S. A large number of financial institutions use our services, including 39 of the 50 largest banks in the U.S. based on 2007 rankings. Our technology solutions include our mortgage processing system, which processes over 50% of all U.S. residential mortgage loans by dollar volume. Our outsourced services include our default management services, which are used by mortgage lenders and servicers to reduce the expense of managing defaulted loans, and our loan facilitation services, which support most aspects of the closing of mortgage loan transactions to national lenders and loan servicers. Our integrated solutions create a strong value proposition for our customers across the life cycle of a mortgage. We believe that we will continue to benefit from the opportunity to cross-sell services across our broad customer base.

We completed our spin-off from FIS on July 2, 2008. In connection with the spin-off, we issued approximately 95 million shares of our common stock and $1.6 billion in debt. Most of our businesses were originally started or acquired by Fidelity National Financial, Inc., the former parent of FIS, which we refer to in this prospectus as old FNF. In 2005, Fidelity National Financial, Inc. contributed these businesses, along with certain other operations, to FIS. Of our businesses acquired in the last five years, the most significant were Fidelity National Financial, Inc.’s purchase in 2003 of ALLTEL Information Services, Inc., which added our mortgage processing business; its acquisition in 2003 of Lender’s Services, Inc., a provider of vendor management services to the residential mortgage industry; and its 2003 purchase of the outstanding minority interest in Fidelity National Information Solutions, Inc., a provider of data and technology solutions to lenders and real estate professionals.

Competitive strengths

Market leading mortgage processor

Our mortgage servicing platform, MSP, is the leading mortgage processing software in the United States. Over 50% of all U.S. residential mortgage loans by dollar volume are processed using MSP. Because our bank customers utilize MSP as the core application through which they keep the primary records of their mortgage loans, MSP is critical to the successful and efficient operation of their businesses. In addition, MSP is a core offering into which many of our other services, such as default management and our Desktop application, can be integrated. This capability allows us to streamline and simplify the process of making and administering loans for our financial institution customers. For these reasons, along with the efficiencies and cost-savings our significant scale provides, our customer relationships tend to be long-term.

Comprehensive set of integrated applications and services

We have high quality software applications and services that have been developed over many years with a focus on meeting the needs of our customers. We offer a suite of applications and services in 21 categories of service across the mortgage continuum, from facilitating the origination of loans through closing, post-closing servicing and default management. We constantly seek to integrate our software and services to better meet the needs of our customers. Management believes that the range of services we offer is broader than that of any of our competitors, giving us more opportunities for cross-selling. We have made, and continue to make, substantial investments in our applications and services to ensure that they remain competitive in the marketplace.

Broad and long-term relationships with our customers

A large number of financial institutions use our services, including 39 of the 50 largest U.S. banks based on 2007 rankings. In order to more effectively manage the strategic opportunities presented by these relationships and cross-sell more services, we actively coordinate these significant relationships through our Office of the Enterprise, which is a core team of our senior managers who lead our cross-selling and account management efforts at the top 50 U.S. lenders. We currently provide the 39 largest banks which use our services with an average of 7 of our 21 categories of service, and we provide our top ten customers with an average of 12 of the 21 categories of service we offer. We have the size and expertise that lead institutions to trust us with the management and outsourcing of their critical applications. Additionally, we have had long-term relationships with many of our customers. The average length of our relationship with our top ten customers is 18 years, which far exceeds the typical initial length of a contract for our mortgage processing services, which is three to five years. Our revenues from our current top ten customers have grown at a compounded annual rate of 25.8% over the 2005 to 2007 period.

Demonstrated ability to grow in adverse mortgage market

We have successfully increased our revenues despite the declining levels of mortgage originations over the last three years. Our mortgage processing services earn revenues based on the total number of mortgages on the books of our lending customers, and so are not significantly affected by year to year changes in levels of new mortgage originations. Our default management businesses serve as a natural offset to the effects of increasing interest rates or a bad economy on our loan facilitation services. As a result in part of our mix of services, as well as market share gains, our total revenues grew at a compounded annual rate of 10.6% over the period 2005 to 2007. Further, our revenues increased 10.5% in the first six months of 2008 over the first six months of 2007.

Strong revenue growth and cash flow

Between 2005 and 2007, our revenues grew at a compounded annual rate of 10.6%. Net earnings were $195.7 million, $201.1 million and $256.8 million in 2005, 2006 and 2007, respectively. These amounts do not include interest on the new debt we will incur in connection with the spin-off or additional expenses we expect to incur as a stand-alone public company, which we estimate at $10 million to $15 million per year.

Strong value proposition for our customers

We provide our customers with services and applications that enhance their competitive position and provide them with additional revenue opportunities. We also understand the needs of our customers and have successfully created innovative services that enable our customers to meet their compliance requirements and also reduce their operating costs. We believe that our high quality services and our innovative approach to meeting the needs of our customers allow us to provide a compelling value proposition to our customers.

Experienced management team

Our President and Chief Executive Officer, Mr. Carbiener, was employed by FIS and its predecessors for 17 years and was a member of their senior leadership for more than 10 years. Our Executive Vice Presidents and Co-Chief Operating Officers, Mr. Scheuble and Mr. Swenson, were employed by FIS and its predecessors for 5 and 13 years, respectively, and have been involved in our industries for 27 and 25 years, respectively.

Business strategy

Expand and leverage our market leading technology

At the core of our service offerings is our technological capability. Our mortgage servicing platform, or MSP, is the leading mortgage processing software in the U.S. MSP offers a comprehensive, state-of-the-art set of mortgage servicing functions within a single system and can be provided on an integrated basis with many of our other services. Our Desktop application is currently the leading mortgage default management application in the United States. Despite all the changes that have occurred in the lender processing services industry in recent years, the lending process is still complex, and many steps remain paper-driven. Changes to applicable law and regulation, such as the Electronic Signatures in Global and National Commerce Act of 2000, and changes in industry practice have allowed us to implement our technology solutions to further automate the mortgage process. We intend to continue to build on the reputation, reliability and functionality of our software applications and services and to look for ways to further automate the lending process.

Continue to provide fully integrated service offerings

Our strategy to integrate our technology, data and outsourcing services has differentiated us in the marketplace, and resulted in our growing market share. Unlike our principal competitors, we offer services from end to end across the mortgage continuum, from facilitating the origination of loans through closing, post-closing servicing and default management. Our technology applications such as MSP and Desktop are offered on an integrated basis with many of our other services, such as default management. We will continue to improve the value proposition that we offer our customers by ensuring that our software applications are also able to integrate with existing and new add-on third-party applications used by our customers.

Maximize our cross-selling opportunities

We have a broad customer base, including relationships with a large number of financial institutions. We focus our sales and marketing efforts on the 50 largest banks in the U.S. and we have relationships with 39 of these institutions based on 2007 rankings. We have historically been able to cross-sell additional services to our existing customers in addition to attracting new customers. The 39 largest banks with which we have relationships use an average of 7 of our 21 categories of service, and our top ten customers use an average of 12 of the 21 separate categories of services we offer. We coordinate our sales efforts to our top-tier financial institution customers through our Office of the Enterprise to take advantage of information we obtain about the needs of these customers in order to cross-sell our services. Our leading-edge technology and the broad range of services we offer provide us with the opportunity to expand sales to our existing and potential customers across all of our service lines. In addition, we seek to increase our sales by expansion of existing customer relationships within our operating businesses, such as by selling additional default services to customers that do not currently use all of our offerings, thus providing a greater level of efficiency, service and quality.

Maintain a balanced revenue base across the mortgage cycle

Revenue from our mortgage processing business is largely unaffected by year to year changes in interest rates and the level of mortgage originations. While revenues from our loan facilitation services and certain data and analytics businesses tend to increase when interest rates are lower and the housing market is stronger, increases in interest rates tend to result in greater demand for our default management services. Although, due to the nature of these businesses, such offset can never be perfect, we believe our model provides us with a natural hedge against the volatility of the real estate industry.

Take advantage of increased outsourcing by our customers

In the current mortgage market environment, our customers see outsourcing as a way to save money by converting high fixed costs to variable costs. Our customers also view outsourcing as a potential solution to increased regulatory oversight and compliance requirements. Our solutions allow our customers to focus on their business, while we handle their outsourcing needs across all of our lines of business. We work with our customers to set specific parameters regarding the services they require, so that they are able to utilize our outsourcing services in a manner that we believe provides a greater level of consistency in service, pricing and quality than if these customers were to contract separately for similar services. We will continue providing a wide range of flexible solutions tailored to the needs of each of our clients by further investing in and expanding our outsourcing efforts.

Broaden our portfolio of services and market opportunities through strategic acquisitions

While we will continue to invest in developing and enhancing our existing business solutions, we also intend to continue to acquire technologies and capabilities that will allow us to further broaden our service offerings and continue to enhance the functionality and efficiency of our business solutions. We may also consider acquisitions that would expand our existing customer base for a service, or acquiring businesses that have capabilities or a customer base in markets in which we do not currently compete, particularly if these acquisitions would allow us to obtain revenue growth through leveraging our existing capabilities or scale. We intend to be disciplined and strategic in making acquisitions.

Information about reporting segments

We offer a suite of applications and services across the mortgage continuum. Our two reportable segments are Technology, Data and Analytics and Loan Transaction Services. A significant focus of our marketing efforts is the top 50 U.S. banks, while we also provide our services to a number of other financial institutions, mortgage lenders and mortgage loan servicers, and real estate professionals. We have processing and technology relationships with 39 of the top 50 U.S. banks based on 2007 rankings, including nine of the top ten and 17 of the top 20. Over 50% of all U.S. residential mortgages by dollar volume are processed using our mortgage processing platform.

In our Technology, Data and Analytics segment, our principal technology offerings are mission-critical applications provided to mortgage lenders and other lending institutions, together with related support and services. Our technology services primarily consist of mortgage processing and workflow management. The long term nature of most of our contracts in this business provides us with substantial recurring revenues. Our revenues from mortgage processing are generally based on the number of mortgages processed on our software. The number of mortgages processed includes both new mortgages and existing mortgages that have been originated in prior years and are still on the books of our lending customers. As a result, revenue from this business is not significantly affected by year to year changes in the number of new loans originated in the residential mortgage market. However, in the event that levels of home ownership were to decline or other factors were to reduce the aggregate number of U.S. mortgage loans outstanding, our revenues from mortgage processing could be adversely affected. Our technology services include, among others, our Desktop application, which at present is deployed primarily to customers utilizing our default management services but has broader applications. The Desktop application generally earns revenues on a per transaction basis. Our data and analytics services primarily consist of our property records data businesses, our alternative valuation services and our applied analytical tools. For 2007, the Technology, Data and Analytics segment produced $570.1 million, or 33.7%, of our combined revenues.

Our Loan Transaction Services segment consists principally of our loan facilitation services and our default management services. Our loan facilitation services consist primarily of settlement services provided through centralized facilities in accordance with a lender’s specific requirements, regardless of the geographic location of the borrower or property, traditional property appraisals provided through our nationwide network of independent appraisers, and certain other origination and real estate-related services. Our default management services are provided to national lenders and loan servicers. These services allow our customers to outsource some or all of the business processes necessary to take a loan and the underlying property through the default and foreclosure process. Unlike our loan facilitation businesses and certain of our data and analytics businesses, in our default businesses higher interest rates may tend to increase revenues as the level of defaults increases. Our revenues from our Loan Transaction Services segment in 2007 were $1,125.9 million, or 66.6%, of our combined revenues.

In 2007, 2006 and 2005, all of our revenues were from sources within the U.S. and Puerto Rico.

For further historical financial information about our segments, see Note 13 to our combined financial statements.

Technology, Data and Analytics

Our Technology, Data and Analytics segment offers leading software systems and information solutions that facilitate and automate many of the business processes across the life cycle of a mortgage. Our customers use our technology and services to reduce their operating costs, improve their customer service and enhance their competitive position. We continually work with our customers to customize and integrate our software and services in order to assist them in achieving the value proposition that we offer to them.

Technology.  We sell the most widely used mortgage loan servicing platform in the U.S., which offers a comprehensive set of mortgage servicing functions within a single system. We also offer our Desktop application, which is a middleware information system that we have deployed primarily for use with our default management services. The primary applications and services of our technology businesses include:

•	MSP. Our mortgage servicing platform, or MSP, is an application that automates loan servicing, including loan setup and ongoing processing, customer service, accounting and reporting to the secondary mortgage market, and federal regulatory reporting. MSP serves as the core application through which our bank customers keep the primary records of their mortgage loans, and as a result is an important part of the bank’s underlying processing infrastructure. MSP processes a wide range of loan products, including fixed-rate mortgages, adjustable-rate mortgages, construction loans, equity lines of credit and daily simple interest loans. We believe a substantial opportunity exists to expand the use of MSP in processing home equity lines of credit, or HELOCs. Traditionally, the software systems that many banks use to process HELOCs are based on credit card systems, and we believe, as a result, are less robust than MSP in areas such as escrow tracking and regulatory reporting. We believe the banking industry is now beginning to realize that it needs better processing systems for HELOCs than most banks currently employ. We have also integrated some of our analytic tools into MSP, which can assist our customers’ loan marketing or loss mitigation efforts.

When a bank hires us to process its mortgage portfolio, we provide the hardware and the skilled personnel whose role is to keep the system up and running 24 hours a day, seven days a week; to keep the programs and interfaces running smoothly; and to make the system and application changes needed to upgrade the processes and ensure compliance with regulatory changes. We also undertake to perform the processing securely. The bank customer is responsible for all external communications and all keying or other data input, such as reflecting when checks or other payments are received from its loan customers. While MSP can be purchased on a stand-alone, licensed basis, approximately 84% of our MSP customers by loan volume choose to use us as their processing partner and engage us to perform all data processing functions in our technology center in Jacksonville, Florida. We believe that we achieve higher economies of scale than our customers could on their own and provide them with better margins because of the greater number of mortgages we service in our data center.

•	Desktop. We have developed a web-based workflow information system, which we refer to as Desktop. The Desktop application can be used for managing a range of different workflow processes. It can be used to organize images of paper documents within a particular file, to capture information from imaged documents, to manage invoices and to provide multiple constituencies access to key data needed for various types of process management. We originally developed Desktop for use in our default management businesses, although it is an enterprise workflow application that is used to handle a wide range of other processes. The Desktop application enables our customers to seamlessly manage different processes through a single application and thus reduces our customers’ processing time and application maintenance costs. We provide electronic access for all our default management customers through our Desktop application that allows them to monitor the status of our services over the Internet. We can also create an automated interface between MSP and the Desktop that allows default services pre-selected by our customers to automatically begin at a pre-determined stage in the default of any loan which is serviced by our MSP application. The Desktop application was originally developed to serve as a core application for tracking all stages of the default management process, and managing a defaulted loan through our Desktop application offers a faster, more efficient handling of such loan.

•	Other software applications. We offer various software applications and services that facilitate the origination of mortgage loans in the U.S. For example, we offer a loan origination software system, known as Empower!, which is used by banks, savings & loans, mortgage bankers and sub-prime lenders to automate the loan origination process. Empower provides seamless credit bureau access and interfaces with MSP, automated underwriting systems used by Freddie Mac and Fannie Mae and various vendors providing settlement services. We also offer a software system, known as SoftPro, which is a leading real estate closing and title insurance production application. SoftPro is used by over 12,500 customers to create the appropriate forms necessary for the closing of residential and commercial real estate transactions in the U.S. Finally, we are the majority owner of RealEC Technologies, Inc., or RealEC, which is a provider of collaborative network solutions to the mortgage industry. RealEC’s applications enable lenders and their business partners to electronically connect, collaborate and automate their business processes to eliminate paper, manual processing and other obstacles in the origination and servicing of mortgage loans. RealEC provides partner connectivity, automated vendor management, advanced data capture, document management services, integration services, intelligent product decision tools, vendor sourcing tools and a B2B exchange to more than 2,000 mortgage originators (including 17 of the top 20).

We build all of our technology platforms to be scalable, highly secure, flexible, standards-based, and web connected. Standards and web connectivity ensure that our products are easy to use for our customers. Further, we can bring solutions to market quickly due to investments that we have made in integrating our technology.

•	Data and analytics. In addition to our technology applications, this segment provides data and analytics that are used in different steps in the life cycle of a mortgage. Our primary data and analytics services are:

•	Enhanced property data and information. We acquire and aggregate real estate property data on a national level and we have been a leader in making such data available to our customers in a single database with a standard national format. Our property database currently covers areas where approximately 88% of the U.S. population resides. We distribute this data through bulk sales, customized XML feeds and our web portal SiteX.com. We also offer a number of value added services that enable our customers to utilize this data to assess risk, determine property values, track market performance, generate leads and mitigate risk. Our customers include realtors, investors, mortgage brokers, title companies, direct marketers, appraisers, and lenders.

•	Alternative valuation services. In recent years, the increasing availability of reliable information related to real estate and real estate transactions has encouraged lenders and other real estate professionals to use alternatives to traditional appraisals. We offer our customers a broad range of property valuation services beyond the traditional appraisals offered by our Loan Transaction Services segment that allow them to match their risk of loss with alternative forms of property valuations, depending upon their needs and regulatory requirements. These include, among others, automated valuation models, broker price opinions, collateral risk scores, appraisal review services and valuation reconciliation services. To deliver these services, we utilize artificial intelligence software, detailed real estate statistical analysis, and modified physical property inspections.

•	Advanced analytic and capital markets services. We offer advanced analytic tools that enable our customers to take proactive steps with respect to their loan portfolios. For example, we provide pre-payment and default propensity tools as well as due diligence and property valuation services in connection with the marketing and sale of loan portfolios in the secondary market. Our due diligence services consist of a review of a loan pool’s data files for accuracy and completeness, analysis of the physical loan files to determine compliance with internal underwriting guidelines and various regulatory disclosure requirements and the preparation and presentation of reports reflecting our findings.

The following table sets forth our revenues for the last three years from our mortgage processing services and other services in this segment.

	2007	2006	2005
	(Dollars in thousands)

Mortgage processing	$339,670	$324,555	$314,193
Other	230,476	222,406	211,066

Total segment revenues	$570,146	$546,961	$525,259

Loan Transaction Services

Our Loan Transaction Services segment offers customized outsourced business process and information solutions. We work with our customers to set specific parameters regarding the services they require, and where practicable, provide a single point of contact with us for these services no matter where the property is located. As a result, our customers are able to utilize our services in a manner that we believe provides a greater level of consistency in service, pricing and quality than if these customers were to contract separately for similar services.

Loan facilitation services.  This segment includes the following services, which we refer to as our loan facilitation services:

•	Settlement services. We offer centralized title agency and closing services to our financial institution clients. Our title agency services include conducting title searches and preparing an abstract of title, reviewing the status of title in a title commitment, resolving any title exceptions, verifying the payment of existing loans secured by a subject property, verifying the amount of prorated expenses and arranging for the issuance of a title insurance policy by a title insurer. Our closing management services are currently available in 46 states and the District of Columbia and include preparing checks, deeds and affidavits and recording appropriate documents in connection with the closing. We maintain a network of independent closing agents that are trained to close loans in accordance with the lender’s instructions, and a network of independent notaries who are available to promptly assist with the closing. We also provide services with respect to recording and releases of liens.

•	Appraisal services. This segment provides traditional appraisals, as opposed to the alternative property valuations our Technology, Data and Analytics segment offers. Traditional property appraisals involve labor intensive inspections of the real property in question and of comparable properties in the same and similar neighborhoods, and typically take weeks to complete. We have developed processes and technologies that allow our lender customers to outsource their appraisal management function to us and we provide our customers with access to a nationwide network of over 19,000 independent, fully licensed appraisers. Our traditional appraisal services are typically provided in connection with first mortgages.

•	Other origination services. We offer lenders real estate tax information and federal flood zone certifications in connection with the origination of new mortgage loans. We also offer monitoring services that will notify a lender of any change in tax or flood zone status during the life of a loan. Additionally, we provide complete outsourcing of tax escrow services, including the establishment of a tax escrow account that is integrated with the lender’s mortgage servicing system and the processing of tax payments to taxing authorities. Finally, we act as a qualified exchange intermediary for those customers who seek to engage in qualified exchanges under Section 1031 of the Code, which allows capital gains tax deferral on the sale of certain investment assets.

We frequently combine and customize our loan facilitation services to meet the specific requirements of our customers. For example, we have developed an automated process combining certain of our services that enables selected customers to offer special lending programs to their customers, such as expedited refinance transactions. This process includes an automated title search, which ultimately permits us to deliver our services in a substantially shorter period of time compared to the delivery of traditional services in the industry.

•	Default management services. In addition to loan facilitation services, our Loan Transaction Services segment offers default management services. These services allow our customers to outsource the business processes necessary to take a loan and the underlying real estate securing the loan through the default and foreclosure process. Based in part on the range and quality of default management services we offer and our focus on customer service, our default management business has grown significantly and we are now the largest mortgage default management outsourced service provider in the U.S. We offer a full spectrum of outsourcing services relating to the management of defaulted loans, from initial property inspection to recording the final release of a mortgage lien.

•	Foreclosure services. As our lender and servicing customers proceed toward the foreclosure of properties securing defaulted loans, we provide services that facilitate completing the foreclosure process. For example, we offer our customers a national network of independent attorneys, as well as comprehensive posting and publication of foreclosure and auction notices, and conduct mandatory title searches, in each case as necessary to meet state statutory requirements for foreclosure. We provide document preparation and recording services, including mortgage assignment and release preparation, and due diligence and research services. We also provide various other title services in connection with the foreclosure process.

•	Property inspection and preservation services. At the onset of a loan default, our services are designed to assess and preserve the value of the property securing the loan. For example, through a nationwide network of independent inspectors, we provide inspection services, including daily reports on vacant properties, occupancy inspections and disaster and insurance inspections. We also offer a national network of independent contractors to perform property preservation and maintenance services, such as lock changes, window replacement, lawn service and debris removal.

•	Asset management, default title and settlement services. After a property has been foreclosed, we provide services that aid our customers in managing their real estate owned, or REO, properties, including title services and property preservation field services that assist the lender in managing its REO properties. We also offer a variety of title and settlement services relating to the lender’s ownership and eventual sale of REO properties. Finally, we offer nationwide advisory and management services to facilitate a lender’s REO sales.

Similar to our loan facilitation services, in our default management services we work with our customers to identify specific parameters regarding the services they require and to provide a single point of contact for these services. Based on a customer’s needs, our services can be provided individually or, more commonly, as part of a solution that integrates one or more of the services with our technology applications, such as the Desktop or MSP. Despite our large market share, we generally provide only some of our default management services to each customer. We believe that by combining the use of our Desktop application and a number of our default services, a lender can reduce its losses by better controlling timeline management of a defaulted loan. As a result, our customers are able to utilize our outsourcing services in a manner that we believe provides a greater level of consistency in service, pricing and quality than if these customers were to contract separately for similar services.

The following table sets forth our revenues for the last three years from our loan facilitation and default management services in this segment.

	2007	2006	2005
	(Dollars in thousands)

Loan facilitation services	$652,858	$623,115	$603,657
Default services	473,021	277,836	216,441

Total segment revenues	$1,125,879	$900,951	$820,098

Corporate Segment

In addition to our two reporting segments, we also have a corporate segment, which includes costs and expenses not allocated to other segments as well as certain smaller investments and operations.

Customers

We have numerous customers in each of the 21 categories of service that we offer across the mortgage continuum. A significant focus of our marketing efforts is on the top 50 U.S. banks, although we also provide our services to a number of other financial institutions, mortgage lenders, mortgage loan service providers and real estate professionals. We have processing and technology relationships with 39 of the top 50 U.S. banks based on 2007 rankings, including nine of the top ten and 17 of the top 20. Additionally, over 50% of all U.S. residential mortgages by dollar volume are processed using our mortgage processing platform.

Our most significant customer relationships tend to be long-term in nature and are characterized by the extensive number of services that we provide to each customer. For example, we currently provide an average of approximately 12 of the 21 separate categories of service that we offer to each of our top ten customers in terms of aggregate revenue. Because of the depth of these relationships, we derive a significant portion of our aggregate revenue from our largest customers. For example, in 2007 our three largest customers accounted for approximately 25% of our aggregate revenue and approximately 23% and 26% of the revenue of our Technology, Data and Analytics and Loan Transaction Services segments, respectively. However, these revenues in each case are spread across a range of categories of service. Although the diversity of our services provided to each of these customers reduces the risk that we would lose all of the revenues associated with any of these customers, a significant deterioration in our relationships with or the loss of any one or more of these customers could have a significant impact on our results of operations. See “Management’s discussion and analysis of financial condition and results of operations — Business trends and conditions” and “Risk Factors — Risks related to our business — Consolidation in the banking and financial services industry could adversely affect our revenues by eliminating some of our existing and potential customers and could make us more dependent on a more limited number of customers” and “— If we were to lose any of our largest customers, our results of operations could be significantly affected.”

Sales and marketing

Sales force

We have teams of experienced sales personnel with subject matter expertise in particular services or in the needs of particular types of customers. These individuals have important contacts with their counterparts at our lending institution customers and play an important role in prospecting for new accounts. They work collaboratively and are compensated for sales they generate both within their areas of expertise and outside of those areas. These individuals also support the efforts of our Office of the Enterprise, discussed below.

A significant portion of our potential customers in each of our business lines is targeted via direct and/or indirect field sales, as well as inbound and outbound telemarketing efforts. Marketing activities include direct marketing, print advertising, media relations, public relations, tradeshow and convention activities, seminars, and other targeted activities. As many of our customers use a single service, or a combination of services, our direct sales force also targets existing customers to promote cross-selling opportunities. Our strategy is to use the most efficient delivery system available to successfully acquire customers and build awareness of our services.

Office of the Enterprise

The broad range of services we offer provides us with the opportunity to expand our sales to our existing customer base through cross-selling efforts. We have established a core team of senior managers to lead account management and cross-selling of the full range of our services to existing and potential customers at the top 50 U.S. lending institutions. The individuals who participate in this effort, which we coordinate through our Office of the Enterprise, spend a significant amount of their time on sales and marketing efforts.

Prior to the spin-off, the Office of the Enterprise also sought to cross-market our services with the bank core processing services FIS offers. Although FIS had some success with this approach, it frequently found that the bank personnel responsible for core processing lacked authority to make decisions on the services we offer. The Office of the Enterprise approach has historically been much more successful across our services lines. We do not believe that our loss of the ability to cross-market the service businesses FIS retained following the spin-off will have a significant adverse effect on our revenues.

As part of the Office of the Enterprise operations, we engage in strategic account reviews, during which our executives share their knowledge of clients and the market in order to determine the best sales approach on a client-by-client basis. This enterprise approach benefits our clients in the following ways:

•	Our clients are better able to leverage the strength of all of our solutions. When lenders are introduced to our enterprise sales approach, they are able to take advantage of streamlined processes to increase efficiencies, which reduce their internal costs, shorten cycle time and, most importantly, create a better borrower experience.

•	We eliminated the multiple silos that existed across all of our operating divisions. By offering a centralized point of contact at an executive level, combined with access to subject matter experts across the business lines, we were able to reduce confusion among our clients and more effectively communicate the power of our solutions.

The benefit to us is a more cohesive sales force, with a compensation plan that supports the sale of products across all channels. This eliminates internal competition and confusion over client responsibility. As a result, we have created a cross-sell culture within our organization.

Intellectual property

We rely on a combination of contractual restrictions, internal security practices, and copyright and trade secret law to establish and protect our software, technology, and expertise. Further, we have developed a number of brands that have accumulated goodwill in the marketplace, and we rely on trademark law to protect our rights in that area. We intend to continue our policy of taking all measures we deem necessary to protect our copyright, trade secret, and trademark rights.

Competition

A number of the businesses in which we engage are highly competitive. The processing businesses that make up our Technology, Data and Analytics segment compete with internal technology departments within financial institutions and with third party data processing or software development companies. As a result of our expansion efforts in home equity line of credit processing, we also compete against vendors of software and related services to credit card companies.

Competitive factors in processing businesses include the quality of the technology-based application or service, application features and functions, ease of delivery and integration, ability of the provider to maintain, enhance, and support the applications or services, and cost. We believe that due to our integrated technology and economies of scale in the mortgage processing business, we have a competitive advantage in each of these categories.

With respect to our mortgage servicing platform, our principal third party competitor is Fiserv, Inc. We also compete with our customers’ internal technology departments. MSP is the leading mortgage processing software in the U.S., and processes over 50% of all U.S. residential mortgage loans by dollar volume.

Our Desktop application, which is a workflow information system that can be used to manage a range of different workflow processes, is currently the leading mortgage default management application in the United States. We compete primarily with our customers’ in-house technology departments for this type of business.

For the businesses that comprise our Loan Transaction Services segment, key competitive factors include quality of the service, convenience, speed of delivery, customer service and price. Our title and closing services businesses principally compete with large national title insurance underwriters. Our appraisal services businesses principally compete with First American Corporation and small independent appraisal providers, as well as our customers’ in-house appraisers. Our other loan facilitation services businesses principally compete with First American Corporation and LandAmerica Financial Group, Inc, two large title insurance companies that provide a wide range of additional services to mortgage lenders. Due to a lack of publicly available information as to the national market for these services, we are unable to determine our overall competitive position in the national marketplace with respect to our loan facilitation services businesses. Our default management services businesses principally compete with in-house services performed directly by our customers and, to a lesser extent, other third party vendors that offer similar applications and services. Based in part on the range and quality of default management services we offer and our focus on customer service, our default management business has grown significantly and we are now the largest mortgage default management outsourced service provider in the United States.

Research and development

Our research and development activities have related primarily to the design and development of our processing systems and related software applications. We expect to continue our practice of investing an appropriate level of resources to maintain, enhance and extend the functionality of our proprietary systems and existing software applications, to develop new and innovative software applications and systems in response to the needs of our customers, and to enhance the capabilities surrounding our outsourcing infrastructure. We work with our customers to determine the appropriate timing and approach to introducing technology or infrastructure changes to our applications and services. The costs of our company-sponsored research and development activities were less than 3% of revenues for each of 2007, 2006 and 2005.

Government regulation

Various aspects of our businesses are subject to federal, state, and foreign regulation. Our failure to comply with any applicable laws and regulations could result in restrictions on our ability to provide our services, as well as the imposition of civil fines and criminal penalties.

As a provider of electronic data processing to financial institutions such as banks and credit unions, we are subject to regulatory oversight and examination by the Federal Financial Institutions Examination Council, an interagency body of the Federal Deposit Insurance Corporation, the National Credit Union Administration and various state regulatory authorities. In addition, independent auditors annually review several of our operations to provide reports on internal controls for our customers’ auditors and regulators. We also may be subject to possible review by state agencies that regulate banks in each state in which we conduct our electronic processing activities.

Our financial institution clients are required to comply with various privacy regulations imposed under state and federal law, including the Gramm-Leach-Bliley Act. These regulations place restrictions on the use of non-public personal information. All financial institutions must disclose detailed privacy policies to their customers and offer them the opportunity to direct the financial institution not to share information with third parties. The regulations, however, permit financial institutions to share information with non-affiliated parties who perform services for the financial institutions. As a provider of services to financial institutions, we are required to comply with the privacy regulations and are bound by the same limitations on disclosure of the information received from our customers as apply to the financial institutions themselves.

The Real Estate Settlement Procedures Act, or RESPA, and related regulations generally prohibit the payment or receipt of fees or any other item of value for the referral of a real estate-secured loan to a loan broker or lender and prohibit fee shares or splits or unearned fees in connection with the provision of residential real estate settlement services, such as mortgage brokerage and real estate brokerage. Notwithstanding these prohibitions, RESPA permits payments for goods furnished or for services actually performed, so long as those payments bear a reasonable relationship to the market value of the goods or services provided. RESPA and related regulations may to some extent restrict our real estate-related businesses from entering into certain preferred alliance arrangements. The U.S. Department of Housing and Urban Development is responsible for enforcing RESPA.

Real estate appraisers are subject to regulation in most states, and some state appraisal boards have sought to prohibit our automated valuation applications. Courts have limited such prohibitions, in part on the ground of preemption by the federal Financial Institutions Reform, Recovery, and Enforcement Act of 1989, but we cannot assure you that our valuation and appraisal services business will not be subject to regulation. For a discussion of the new Code of Conduct to be applied by Fannie Mae and Freddie Mac with respect to appraisals, please see “Risk Factors — Risks related to our business — In the wake of the current mortgage market, there could be adverse regulatory consequences or litigation that could affect us.”

The title agency and related services we provide are conducted through an underwritten title company, title agencies, and individual escrow officers. Our underwritten title agency is domiciled in California and is generally limited to requirements to maintain specified levels of net worth and working capital, and to obtain and maintain a license in each of the counties in California in which it operates. The title agencies and individual escrow officers are also subject to regulation by the insurance or banking regulators in many jurisdictions. These regulators generally require, among other items, that agents and individuals obtain and maintain a license and be appointed by a title insurer. We also own a title insurer which issues policies generated by our agency operations in relatively limited circumstances. This insurer is domiciled in New York and is therefore subject to regulation by the insurance regulatory authorities of that state. Among other things, no person may acquire 10% or more of our common stock without the approval of the New York insurance regulators.

The California Department of Insurance has recently adopted regulations that include formulas that would require rate reductions on title insurance that would begin in 2010. However, the Department recently announced its intention to promulgate new regulations that would eliminate those formulas and take a more targeted approach to perceived abuses in the title insurance industry. The effect of any such new measures cannot be predicted with certainty until they are proposed. Florida, New Mexico, and Texas have also announced reviews of title insurance rates and other states could follow. At this stage, we are unable to predict what the outcome will be of these or any similar processes. Any such rate reductions could adversely affect our revenues from our title agency services.

The IRS has proposed regulations under Section 468B regarding the taxation of the income earned on escrow accounts, trusts and other funds used during deferred exchanges of like-kind property and under Section 7872 regarding below-market loans to facilitators of these exchanges. The proposed regulations affect taxpayers that engage in like-kind exchanges and escrow holders, trustees, qualified intermediaries, and others that hold funds during like-kind exchanges. We currently do not know what effect these changes will have on our 1031 exchange businesses.

Although we do not believe that compliance with future laws and regulations related to our businesses, including future consumer protection laws and regulations, will have a material adverse effect on our company, enactment of new laws and regulations may increasingly affect the operations of our business, directly or indirectly, which could result in substantial regulatory compliance costs, litigation expense, adverse publicity, and/or loss of revenue.

Employees

As of December 31, 2007, we had approximately 7,000 employees. None of our workforce currently is unionized. We have not experienced any work stoppages, and we consider our relations with employees to be good. We believe that our future success will depend, in part, on our ability to continue to attract, hire and retain skilled and experienced personnel.

Properties and facilities

Our corporate headquarters are located in Jacksonville, Florida, in a facility owned by us. We also own one facility in Sharon, Pennsylvania, and we lease 71 others listed by state as of December 31, 2007 as follows:

Number of
State	Locations

California	25
Texas	8
Florida	7
Other	31

In connection with the spin-off, we aligned our and FIS’s properties in the most cost-effective manner. Where commercially and practically feasible, facilities that can be divided for joint occupancy by the two companies are made available to both companies, and we lease additional space as needed. We believe our properties are suitable and adequate, and we believe we have sufficient capacity to meet our current needs.

Legal proceedings

In the ordinary course of business, we are involved in various pending and threatened litigation matters related to our operations, some of which include claims for punitive or exemplary damages. We believe that no actions, other than the matters listed below, depart from customary litigation incidental to our business. As background to the disclosure below, please note the following:

•	These matters raise difficult and complicated factual and legal issues and are subject to many uncertainties and complexities.

•	In these matters, plaintiffs seek a variety of remedies including equitable relief in the form of injunctive and other remedies and monetary relief in the form of compensatory damages. In some cases, the monetary damages sought include punitive or treble damages. None of the cases described below includes a specific statement as to the dollar amount of damages demanded. Instead, each of the cases includes a demand in an amount to be proved at trial.

•	For the reasons specified above, it is not possible to make meaningful estimates of the amount or range of loss that could result from these matters at this time. We review these matters on an ongoing basis and follow the provisions of Statement of Financial Accounting Standards No. 5, Accounting for Contingencies, when making accrual and disclosure decisions. When assessing reasonably possible and probable outcomes, we base our decision on our assessment of the ultimate outcome following all appeals.

•	We intend to vigorously defend each of these matters, and we do not believe that the ultimate disposition of these lawsuits will have a material adverse impact on our financial position.

National Title Insurance of New York, Inc. Litigation

One of our subsidiaries, National Title Insurance of New York, Inc., has been named in twelve putative class action lawsuits: Barton v. National Title Insurance of New York, Inc. et al., filed in the U.S. District Court for the Northern District of California on March 10, 2008; Gentilcore v. National Title Insurance of New York, Inc. et al., filed in the U.S. District Court for the Northern District of California on March 11, 2008; Martinez v. National Title Insurance of New York, Inc. et al., filed in the U.S. District Court for the Southern District of California on March 18, 2008; Swick v. National Title Insurance of New York, Inc. et al., filed in the U.S. District Court for the District of New Jersey on March 19, 2008; Davis v. National Title Insurance of New York, Inc. et al., filed in the U.S. District Court for the Central District of California, Western Division, on March 20, 2008; Pepe v. National Title Insurance of New York, Inc. et al., filed in the U.S. District Court for the District of New Jersey on March 21, 2008; Kornbluth v. National Title Insurance of New York, Inc. et al., filed in the U.S. District Court for the District of New Jersey on March 24, 2008; Lamb v. National Title Insurance of New York, Inc. et al., filed in the U.S. District Court for the District of New Jersey on March 24, 2008; Blackwell v. National Title Insurance of New York, Inc. et al., filed in the U.S. District Court for the Northern District of California on April 11, 2008; Magana v. National Title Insurance of New York, Inc. et al., filed in the U.S. District Court for the Central District of California on June 4, 2008; Moynahan v. National Title Insurance of New York, Inc. et al., filed in the U.S. District Court for the Central District of California on June 10, 2008; and Romero v. National Title Insurance of New York, Inc. et al., filed in the U.S. District Court for the Northern District of California on July 14, 2008. The complaints in these lawsuits are substantially similar and allege that the title insurance underwriters named as defendants, including National Title Insurance of New York, Inc., engaged in illegal price fixing as well as market allocation and division that resulted in higher title insurance prices for consumers. The complaints seek treble damages in an amount to be proved at trial and an injunction against the defendants from engaging in any anti-competitive practices under the Sherman Antitrust Act and various state statutes. A motion was filed before the Multidistrict Litigation Panel to consolidate and/or coordinate these actions in the United States District Court in the Southern District of New York. However, that motion was denied. The cases are generally being consolidated before one district court judge in each state and scheduled for the filing of consolidated complaints and motion practice.

Harris, Ernest and Mattie v. FIS Foreclosure Solutions, Inc.

A putative class action was filed on January 16, 2008 as an adversary proceeding in the Bankruptcy Court in the Southern District of Texas. The complaint alleges that LPS engaged in unlawful attorney fee-splitting practices in its default management business. The complaint seeks declaratory and equitable relief reversing all attorneys’ fees charged to debtors in bankruptcy court and disgorging any such fees we collected. We filed a Motion to Dismiss, and the Bankruptcy Court dismissed three of the six counts contained in the complaint. We also filed a Motion to Withdraw the Reference and remove the case to federal district court as the appropriate forum for the resolution of the allegations contained in the complaint. The Bankruptcy Court recommended removal to the U.S. District Court for the Southern District of Texas, and the U.S. District Court accepted that recommendation in April 2008.

MANAGEMENT

The following table sets forth the information regarding the individuals who serve as our executive officers and directors. All ages are as of July 31, 2008.

Name	Age	Title

William P. Foley, II	63	Chairman of the Board
Jeffrey S. Carbiener	46	President and Chief Executive Officer
Francis K. Chan	38	Executive Vice President and Chief Financial Officer
Daniel T. Scheuble	50	Executive Vice President and Co-Chief Operating Officer
Eric D. Swenson	49	Executive Vice President and Co-Chief Operating Officer
Brent B. Bickett	43	Executive Vice President, Corporate Finance
Todd C. Johnson	43	Executive Vice President, General Counsel and Corporate Secretary
Joseph M. Nackashi	45	Executive Vice President and Chief Information Officer
Parag Bhansali	46	Senior Vice President, Investor Relations and Strategic Planning
Christopher P. Breakiron	42	Senior Vice President and Chief Accounting Officer
Marshall Haines	40	Director
James K. Hunt	56	Director
Lee A. Kennedy	57	Director
Daniel D. (Ron) Lane	73	Director
Cary H. Thompson	51	Director

The following sets forth certain biographical information with respect to our executive officers and directors listed above.

William P. Foley, II is the Chairman of our board of directors. He has served as a director of FIS since February 2006 and is the Executive Chairman of the board of directors of FIS. Mr. Foley has also served as the executive Chairman of the board of directors of FNF since October 2006. Mr. Foley served as Chief Executive Officer of FNF from October 2006 until May 2007. Mr. Foley served as Chairman of the board and Chief Executive Officer of old FNF from that company’s formation in 1984 until the merger between old FNF and FIS.

Jeffrey S. Carbiener is our President and Chief Executive Officer. He served as Executive Vice President and Chief Financial Officer of FIS from February 2006 until the date of the spin-off, and served as the Executive Vice President and Group Executive, Check Services of Certegy from June 2001 until the time of the merger in February 2006. Prior to joining Certegy, Mr. Carbiener served as Senior Vice President, Equifax Check Solutions, a unit of Equifax Inc., from February 1998 until June 2001.

Francis K. Chan is our Executive Vice President and Chief Financial Officer. He served as FIS’s Senior Vice President, Chief Accounting Officer and Controller from December 2005 until the spin-off date. Mr. Chan served as Vice President, Accounting and Financial Operations of old FNF from April 2003 until December 2005, and as Controller of old FNF from 1998 until December 2005. Mr. Chan served in various other management roles with old FNF from July 1995 until 1998. Prior to that, Mr. Chan was employed by KPMG LLP.

Daniel T. Scheuble is our Executive Vice President and Co-Chief Operating Officer. He served as Executive Vice President of the Mortgage Processing Services division of FIS from April 2006 until the spin-off date. Mr. Scheuble joined former FIS in 2003 as Chief Information Officer of the Mortgage Servicing Division. Before joining former FIS, Mr. Scheuble was Chief Information Officer at GMAC Residential and prior to that, he was the Executive Vice President and Chief Information Officer of Loan Operations for HomeSide Lending.

Eric D. Swenson is our Executive Vice President and Co-Chief Operating Officer. He served as Executive Vice President of the Mortgage Information Services division of FIS from April 2006 until the spin-off date. Prior to that time, Mr. Swenson was an Executive Vice President of old FNF and served as the President of the Lender Outsourcing Division of former FIS from January 2004 until April 2006. Mr. Swenson served as President and Chief Operating Officer of Fidelity National Information Solutions, Inc., which was a majority-owned subsidiary of old FNF, from August 2001 to December 2002, and as Executive Vice President of Fidelity National Information Solutions, Inc. from December 2002 through December 2003. Prior to August 2001, Mr. Swenson was an Executive Vice President and Regional Manager with old FNF.

Brent B. Bickett is our Executive Vice President, Corporate Finance. Mr. Bickett also serves as Executive Vice President, Strategic Planning of FIS, a position he has held since February 2006, and as Executive Vice President, Corporate Finance of FNF, a position he has held since April 2008. Mr. Bickett joined old FNF in January 1999, where he held the position of Executive Vice President, Corporate Finance and was responsible for mergers and acquisitions and business development efforts. Prior to joining old FNF, Mr. Bickett was a member of the Investment Banking Division of Bear, Stearns & Co. Inc. from August 1990 until January 1999.

Todd C. Johnson is our Executive Vice President, General Counsel and Corporate Secretary. Until the spin-off date, he served as Assistant General Counsel and Corporate Secretary of FIS since February 2006 and of FNF since October 2005. Mr. Johnson also previously served as Assistant General Counsel and Corporate Secretary of Former FNF from July 2003 until November 2006. Prior to joining Former FNF, Mr. Johnson was a partner in the Corporate and Securities practice group of Holland & Knight LLP.

Joseph N. Nackashi is our Executive Vice President and Chief Information Officer. Until the spin-off date, he served as Senior Vice President and Chief Technology Officer of FIS since the merger with Certegy in February 2006. Prior to that, Mr. Nackashi had served as Senior Vice President and Chief Technology Officer of old FIS and its predecessor, ALLTEL Information Services, Inc., since 2000.

Parag Bhansali is our Senior Vice President, Investor Relations and Strategic Planning. Prior to joining LPS in April 2008, Mr. Bhansali had served as Vice President of Finance of Rayonier Inc., a forest products company, since April 2000. Prior to that, Mr. Bhansali was with Covance Inc., a pharmaceutical, research and drug development company, where he served in various positions including Vice President, Corporate Development and Strategy and Vice President, Investor Relations.

Christopher P. Breakiron is our Senior Vice President and Chief Accounting Officer. He served as Vice President of Financial Planning and Analysis of FIS from February 2006 until the spin-off date. Prior to joining FIS, Mr. Breakiron had served as Senior Vice President and Controller, International Card Services of Certegy since 2002.

Marshall Haines serves as a director of our company. He has served as a director of FIS from February 2006 until the spin-off date. Since March 2004, Mr. Haines has been a principal of Tarrant Partners, L.P., an affiliate of Texas Pacific Group. Prior to joining Tarrant Partners, Mr. Haines worked with Bain Capital for ten years, specializing in leveraged buyout transactions in a variety of industries.

James K. Hunt serves as a director of our company. He served as a director of FIS from April 2006 until the spin-off date. Since May 2007, Mr. Hunt has served as Chief Executive Officer and Chief Investment Officer of THL Credit Group, L.P., a credit affiliate of Thomas H. Lee Partners, L.P. providing capital to public and private companies for growth, recapitalizations, leveraged buyouts and acquisitions. Previously, Mr. Hunt founded and was CEO and Managing Partner of Bison Capital Asset Management, LLC, a private equity firm, since 2001. Prior to founding Bison Capital, Mr. Hunt was the President of SunAmerica Corporate Finance and Executive Vice President of SunAmerica Investments (subsequently, AIG SunAmerica). Mr. Hunt also serves as a director of Primus Guaranty, Ltd.

Lee A. Kennedy serves as a director of our company. He has served as a director and as President and Chief Executive Officer of FIS since March 5, 2001. Prior to the merger between Certegy and former FIS, he also served as the Chairman of Certegy from February 2002 until February 2006, and as the President of Certegy from March 2001 until May 2004. Prior to that, he served as President, Chief Operating Officer and director of Equifax Inc., a leading provider of consumer credit and other business information, from June 1999 until June 29, 2001. Mr. Kennedy also serves as a director of Equifax Inc.

Daniel D. (Ron) Lane serves as a director of our company. He served as a director of FIS from February 2006 until the spin-off date. Mr. Lane served as a director of old FNF from 1989 until the merger between FIS and old FNF in November 2006. Since February 1983, Mr. Lane has been a principal, Chairman and Chief Executive Officer of Lane/Kuhn Pacific, Inc., a corporation that comprises several community development and home building partnerships, all of which are headquartered in Newport Beach, California. He also serves as a director of FNF and CKE Restaurants, Inc.

Cary H. Thompson serves as a director of our company. He served as a director of FIS from February 2006 until the spin-off date. Mr. Thompson served as a director of old FNF from 1992 until the merger between FIS and old FNF in November 2006. Mr. Thompson currently is a Managing Director with Banc of America Securities LLC. From 1999 to May 2008, Mr. Thompson was a Senior Managing Director with Bear Stearns & Co. Inc. Prior to that, Mr. Thompson was a director and Chief Executive Officer of Aames Financial Corporation, from 1996 to 1999. Mr. Thompson also serves as a director of FNF and SonicWall Corporation.

Board of directors structure

Our directors are divided into three classes of approximately equal size and serve for staggered three-year terms. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose term has expired. Class I’s term will expire at the 2009 annual meeting, Class II’s term will expire at the 2010 annual meeting and Class III’s term will expire at the 2011 annual meeting. Our director nominees will be allocated to classes upon their election to the board of directors. Class I is initially comprised of Messrs. Haines and Hunt, Class II is initially comprised of Messrs. Lane and Thompson, and Class III is initially comprised of Messrs. Foley and Kennedy. Mr. Haines, Hunt, Lane and Thompson are independent directors serving on our board as required by the rules of the NYSE.

Committees

The standing committees of our board of directors include the audit committee, the nominating and corporate governance committee, and the compensation committee. These committees are described below. Our board of directors may also establish various other committees to assist it in its responsibilities.

Audit committee

The board of directors created an audit committee, and appointed Messrs. Hunt, Lane and Haines as members of such committee, with Mr. Hunt serving as its chairman. The board of directors determined that each member of the audit committee meets the independence requirements of the New York Stock Exchange and Rule 10A-3 of the Securities Exchange Act of 1934. This committee is primarily concerned with the accuracy and effectiveness of the audits of our financial statements by our internal audit staff and by our independent auditors. This committee is responsible for assisting the board of directors’ oversight of:

•	the quality and integrity of our financial statements and related disclosure;

•	our compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of our internal audit function and independent auditor.

Nominating and corporate governance committee

The board of directors created a nominating and corporate governance committee, and appointed Messrs. Haines and Hunt as members of such committee, with Mr. Haines serving as its chairman. The board of directors determined that each member of the nominating and corporate governance committee meets the independence requirements of the New York Stock Exchange. This committee’s responsibilities include the selection of potential candidates for our board of directors and the development and annual review of our governance principles.

Compensation committee

The board of directors created a compensation committee, and appointed Messrs. Lane and Thompson as members of such committee, with Mr. Lane serving as its chairman. The board of directors determined that each member of the compensation committee meets the independence requirements of the New York Stock Exchange. This committee has two primary responsibilities:

•	to monitor our management resources, structure, succession planning, development and selection process as well as the performance of key executives; and

•	to review and approve executive compensation and broad-based and incentive compensation plans.

Executive and director compensation

The following compensation discussion and analysis may contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Introduction

In this compensation discussion and analysis, we discuss the compensation objectives and decisions, and the rationale behind those decisions, relating to the compensation provided to certain of our named executive officers in 2007. Our named executive officers are:

Name	Age	Title(s)

William P. Foley, II	63	Chairman of the Board
Jeffrey S. Carbiener	46	President and Chief Executive Officer
Francis K. Chan	38	Executive Vice President and Chief Financial Officer
Daniel T. Scheuble	50	Executive Vice President and Co-Chief Operating Officer
Eric D. Swenson	49	Executive Vice President and Co-Chief Operating Officer

We also discuss in this section the ways in which our approach to compensating our named executive officers is the same as, or differs from, FIS’s approach.

Background

With the exception of Mr. Foley, our named executive officers’ employment with FIS was terminated at the time of the spin-off. Mr. Foley will remain an employee of FIS and LPS. Although only Messrs. Foley and Carbiener were named executive officers of FIS for 2007, the FIS compensation committee approved the base salary, annual incentives and long-term equity-based incentives of all our named executive officers. Accordingly, except where we indicate otherwise, this compensation discussion and analysis relates to compensation decisions made by the FIS compensation committee. Most of the plans and programs under which we compensate our named executive officers are largely the same as the plans and programs maintained by FIS. Consequently, our compensation programs, including the programs’ objectives, currently are substantially similar to those of FIS. The rationale for each element of compensation for our named executive officers currently is also substantially similar to the rationale behind the compensation decisions made by FIS and FIS’s compensation committee.

In 2007, Messrs. Scheuble and Swenson provided services exclusively to us. Messrs. Foley, Carbiener and Chan provided services to FIS and to us. In preparing our audited financial statements for 2007, we determined the compensation paid to these “shared executives” for services provided to FIS and to us, and allocated a portion of that compensation to us based on the proportion of each executive’s time estimated to have been spent providing services to us. However, the amounts we report in this “Management” section reflect all of the compensation paid by FIS in 2007, whether or not allocable to services provided to us.

Objectives of our compensation program

The compensation programs under which our named executive officers were compensated by FIS in 2007 were designed to attract and motivate high performing executives with the objective of delivering long-term shareholder value and financial results. Retaining our key employees also is a high priority, as there is significant competition in our industry for talented managers. Our compensation programs have the same objectives. We think the most effective way of accomplishing these objectives is to link the compensation of our named executive officers to specific annual and long-term strategic goals, thereby aligning the interests of the executives with those of our stockholders. FIS has a history of delivering strong results for its shareholders, and we believe FIS’s practice of linking compensation with corporate performance has contributed significantly to its track record. We are hopeful that this practice of linking compensation with corporate performance will also help us succeed.

Under our compensation programs, a significant portion of each named executive officer’s total annual compensation is linked to performance goals that are intended to deliver measurable results. Executives will generally be rewarded only when and if the pre-established performance goals are met or exceeded. We also believe that material stock ownership by executives assists in aligning executive’s interests with those of stockholders and strongly motivates executives to build long-term stockholder value. Our stock-based compensation programs are designed to assist in creating this link. Finally, we desire to provide our executives with total compensation that is competitive relative to the compensation paid to similarly situated executives from similarly sized companies, and which is sufficient to motivate, reward and retain those individuals with the leadership abilities and skills necessary for achieving our ultimate objective: the creation of long-term stockholder value.

Role of compensation committee and executive officers in determining executive compensation

Our compensation committee is responsible for approving and monitoring the compensation of all our named executive officers. Our President and Chief Executive Officer also plays an important role in determining executive compensation levels, by making recommendations to our compensation committee regarding salary adjustments and incentive awards for his direct reports. Our Chairman may also make recommendations with respect to equity-based incentive compensation awards. These recommendations will be based on a review of an executive’s performance and job responsibilities and potential future performance. Our compensation committee may exercise its discretion in modifying any recommended salary adjustments or incentive awards for our executives. Our Chairman and our President and Chief Executive Officer will not make recommendations to the compensation committee with respect to their own compensation.

Establishing executive compensation levels

Historically.  FIS operates in a highly competitive industry, and competes with its peers and competitors to attract and retain highly skilled executives within that industry. In order to attract talented executives with the leadership abilities and skills necessary for building long-term shareholder value, motivate its executives to perform at a high level, reward outstanding achievement and retain its key executives over the long-term, FIS’s compensation committee sets total compensation at levels it determines to be competitive in its market.

When determining the overall compensation of its executive officers, including base salaries and annual and long-term incentive amounts, FIS’s compensation committee considers a number of factors it deems important. These factors include financial performance, individual performance, and an executive’s experience, knowledge, skills, level of responsibility and expected impact on the future success of FIS. FIS’s compensation committee also considers corporate governance and regulatory factors related to executive compensation and marketplace compensation practices.

When considering marketplace compensation practices, FIS’s compensation committee considers data on base salary, annual incentive targets and long-term incentive targets, focusing on levels of compensation from the 50th to the 75th percentiles of market data. These levels of total compensation provide a point of reference for the committee, but the FIS compensation committee ultimately makes compensation decisions based on all of the factors described above.

Role of compensation consultants

To further the objectives of FIS’s compensation program, FIS’s compensation committee engaged Strategic Apex Group, an independent compensation consultant, to conduct an annual review of FIS’s compensation programs for its named executive officers, as well as for other key executives, including our named executive officers. Strategic Apex Group provided FIS’s compensation committee with relevant market data and alternatives to consider when making compensation decisions for FIS’s key executives, including our named executive officers.

To assist FIS’s compensation committee in determining 2007 compensation levels, Strategic Apex Group gathered marketplace compensation data on total compensation, which consisted of annual salary, annual incentives, long-term incentives and pay mix. Strategic Apex Group used two different marketplace data sources: (1) surveys prepared by Hewitt Associates and Towers Perrin, which together contain data on approximately 700 companies, and (2) a group of 14 publicly-traded companies. The 14 companies were:

•	Affiliate Computer Services, Inc.

•	Automatic Data Processing, Inc.

•	CA, Inc.

•	DST Systems, Inc.

•	First Data Corporation

•	Fiserv, Inc.

•	Intuit Inc.

•	MasterCard Incorporated

•	NCR Corporation

•	SunGard Data Systems Inc.

•	Symantec Corporation

•	The Western Union Company

•	Telephone & Data Systems, Inc.

•	Unisys Corporation

These companies are all in the same general industry as FIS and were selected either because they have comparable annual revenues or because they compete directly with FIS for key employees. This compensation information provided by Strategic Apex Group provided a basis for the evaluation of total executive compensation paid to FIS’s executive officers, including our named executive officers, but as stated before many other factors were considered by FIS’s compensation committee.

Going forward.  We will take the same approach, at least initially, when establishing compensation levels for our named executive officers after the spin-off. Specifically, we will consider marketplace compensation data, but we also believe decisions regarding compensation should take into account subjective factors, including assessments of an executive’s performance and the executive’s experience, level of responsibility and expected impact on our future success.

Allocation of total compensation

Historically.  FIS compensates its executives through a mix of base salary, annual cash incentives and long-term equity-based incentives. FIS also maintains standard employee benefit plans for its employees and executive officers and provides some limited perquisites. These benefits and perquisites are described later. FIS’s compensation committee generally allocates its executive officers’ compensation based on its determination of the appropriate ratio of performance-based compensation to other forms of regularly-paid compensation. In making this determination, the compensation committee considers how other companies allocate compensation, based on the marketplace data provided by its compensation consultant, and each executive’s level of responsibility, the individual skills, experience and contribution of each executive, and the ability of each executive to impact company-wide performance and create long-term shareholder value.

In 2007, our named executive officers’ compensation was allocated among annual salary, annual cash incentives and long-term equity-based incentives, with a heavy emphasis on the at-risk, performance-based components of annual cash incentives and long-term equity-based incentives.

FIS’s compensation committee believes performance-based incentive compensation comprising 60% to 90% of total target compensation is appropriate. FIS’s compensation committee also believes a significant portion of an executive officer’s compensation should be allocated to equity-based compensation in order to effectively align the interests of FIS’s executives with the long-term interests of its shareholders. Consequently, for 2007, a majority of FIS’s named executive officers’ total compensation was provided in the form of nonqualified stock options.

When allocating Mr. Foley’s compensation among base salary and annual and long-term incentives, FIS’s compensation committee considers that Mr. Foley is not employed exclusively by FIS. Specifically, because Mr. Foley does not dedicate 100% of his time on a day-to-day basis to FIS matters, FIS’s compensation committee has allocated a smaller portion of his annual compensation to base salary. Rather, because of Mr. Foley’s unique experience and his contributions to and impact on FIS’s long-term strategy and success, FIS’s compensation committee has heavily weighted Mr. Foley’s compensation toward at-risk, performance-based annual and long-term incentive opportunities.

Going forward.  Our compensation committee has approached and will continue to approach compensation decisions in much the same way as FIS’s compensation committee. Performance-based compensation will comprise the majority of our named executive officers’ compensation. However, we will regularly consider the allocation of compensation among annual base salary, annual incentives and long-term incentives to ensure that our compensation structure and allocation of compensation among guaranteed payments and at-risk, performance-based compensation is furthering our compensation objectives and goals.

Executive compensation components

Historically.  For 2007, the principal components of compensation for FIS’s named executive officers consisted of:

•	base salary;

•	performance-based annual cash incentives; and

•	long-term equity-based incentive awards in the form of stock options.

FIS also provided its executives with retirement and employee benefit plans as well as limited perquisites, although these items are not significant components of FIS’s compensation programs.

Going forward.  The principal components of compensation for our named executive officers are substantially similar to those of FIS.

Base Salary

Historically.  FIS seeks to provide each of its named executive officers with a level of assured cash compensation for services rendered during the year sufficient, together with performance-based incentive awards, to motivate the executive to consistently perform at a high level. However, base salary is a relatively small component of the total compensation package, as FIS’s emphasis is on performance-based, at-risk pay. FIS’s compensation committee typically reviews salary levels at least annually as part of its performance review process, as well as in the event of promotions or other changes in executive officers’ positions with FIS.

In determining increases to an executive’s base salary, the FIS compensation committee considers the subjective and quantitative factors described above. Both Mr. Foley and Mr. Carbiener received significant increases to their base salaries from 2006 to 2007. The committee approved these increases in light of the minimum salaries required under their respective employment agreements, Mr. Foley’s and Mr. Carbiener’s experience, knowledge, skills, level of responsibility and expected impact on FIS’s future success, as well as the marketplace compensation data provided by Strategic Apex Group discussed above.

Going forward.  Our compensation committee recently reviewed the base salaries of our executive officers, including our named executive officers, and made adjustments to reflect their new positions and responsibilities with us and that we are now a stand-alone public company. The committee approved base salaries of $850,000 for Mr. Carbiener, $350,000 for Mr. Chan, $490,000 for Mr. Scheuble and $540,000 for Mr. Swenson, in accordance with their respective employment agreements dated August 8, 2008, which are described below. The compensation committee set Mr. Foley’s base salary at $275,000 after considering that he is an employee of FIS and FNF, as well as LPS.

In the future, our compensation committee will determine annual base salary levels in the same manner as FIS’s compensation committee determined annual base salary levels. In the first quarter of each year, our compensation committee will review and, if appropriate, adjust the base salary of each of our named executive officers.

Annual performance-based cash incentives

Historically.  FIS awards annual cash incentives based upon the achievement of performance goals that are specified in the first quarter of the year. FIS provides the annual incentives to its executive officers under an annual incentive plan that is designed to allow the annual incentives to qualify as deductible performance-based compensation, as that term is used in Section 162(m) of the Code. The annual incentive plan includes a set of performance goals that can be used in setting incentive awards under the plan. FIS uses its annual incentive plan to provide a material portion of the executives’ total compensation in the form of at-risk, performance-based pay.

In the first quarter of 2007, annual incentive award targets were established by FIS’s compensation committee as described above for our named executive officers as a percentage of the individual’s base salary. Messrs. Foley’s and Carbiener’s annual incentive award targets were set in accordance with the provisions of their employment agreements, which are described below. In setting the targets for our other executives, FIS’s compensation committee considered the executive’s position within the FIS organization for 2007, level of responsibility and ability to impact company-wide performance and create long-term shareholder value. For 2007, Mr. Foley’s annual incentive target was 250% of base salary, Mr. Carbiener’s target was 150% of base salary, Mr. Chan’s target was 50% of base salary, and Messrs. Scheuble’s and Swenson’s targets were 100% of base salary.

Actual payout could range from one-half to two times (three times for Mr. Foley) the target incentive opportunity, depending on achievement of the pre-established goals. However, no annual incentive payments are payable to an executive officer if the pre-established, minimum performance thresholds are not met. The ranges of possible payments under FIS’s annual incentive plan are set forth in the Grants of Plan-Based Awards table under the column Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.

During the first quarter of 2007, FIS’s compensation committee established performance goals relating to the incentive targets described above and set a threshold performance level that needed to be achieved before any awards could be paid. These performance goals were specific, table driven measures, and FIS’s compensation committee did not retain discretion to increase the amount of the incentive awards, but did retain discretion to reduce such amounts.

Annual incentive awards for 2007 for the named executive officers were based on meeting weighted objectives for revenue growth (2007 target of 7.95% growth) and earnings before interest and taxes, or EBIT (2007 target of 17.56% growth), two key measures in evaluating the performance of FIS’s business. EBIT is calculated by taking GAAP net income and adding back interest expense, interest income, other non-operating expense, equity in earnings of unconsolidated subsidiaries, minority interest expense and income tax expense. For purposes of determining whether the targets under the annual incentive plan have been met, FIS also adjusts its revenue and EBIT results for the financial impact of certain events and activities, including merger, acquisition and divestiture activities, certain integration activities, and other restructuring charges, and for the impact of changes in foreign currency from budgeted rates.

Each of these targets was equally weighted. For 2007, FIS’s actual financial results relating to the performance goals exceeded the target level but fell just short of the maximum level with respect to revenue growth (2007 revenue growth was 9.14%), and met the threshold level with respect to EBIT growth (2007 EBIT growth was 14.6%). FIS met but did not exceed threshold performance levels on the EBIT performance measures, and the compensation committee exercised its discretion and determined to pay only for exceeding target on the revenue growth performance measure. Accordingly, the incentive awards earned by FIS’s named executive officers for 2007, when combined, exceeded their threshold levels, but were less than the target levels. The annual incentive amounts earned under the annual incentive plan were approved by FIS’s compensation committee and are reported in the Summary Compensation Table under the column Non-Equity Incentive Plan Compensation.

Mr. Carbiener received a bonus in 2006 in connection with the merger between former FIS and Certegy on February 1, 2006. This bonus was required by the employment agreement with Mr. Carbiener, which replaced his prior change in control agreement. A description of his employment agreement can be found in the narrative following the Grants of Plan-Based Awards table and in the “Potential payments upon termination or change in control” section. As consideration for the cancellation of the change in control agreement, his agreement to remain employed by FIS following the merger between former FIS and Certegy, and his agreement to abide by certain restrictive covenants contained in the employment agreement, Mr. Carbiener was paid $500,000 upon the completion of the merger between former FIS and Certegy. The bonus amount paid to Mr. Carbiener is listed in the Bonus column in the Summary Compensation Table.

Going forward.  We have adopted an annual incentive plan that, like FIS’s plan, is designed to provide a material portion of our executives’ compensation in the form of at-risk, performance-based pay. Our compensation committee recently met and determined the annual incentive targets for our executives and the performance goals relating to the incentive targets.

With the exception of Mr. Foley, our named executive officers’ annual incentive targets for the second half of 2008 were set in accordance with their respective employment agreements with us dated as of August 8, 2008, which are described below. Mr. Carbiener’s target is 150% of base salary, Mr. Chan’s target is 100% of base salary, and Messrs. Scheuble’s and Swenson’s targets are 125% of their respective base salaries. The committee set Mr. Foley’s target at 100% of base salary after consideration of his position within our organization and his unique experience and ability to impact our long-term strategy and success. Actual payout under the annual incentive plan could range from one-half to two times the target incentive opportunity, depending on achievement of the pre-established goals described below. However, no annual incentive payments will be payable to an executive officer if the minimum performance thresholds set by the compensation committee are not met.

Annual incentive awards for the second half of 2008 for our named executive officers will be based on meeting objectives for revenue growth, weighted at 40% of the annual incentive target, and earnings before interest and taxes, or EBIT, weighted at 40% of the annual incentive target, and for keeping capital expenditures within targeted levels, weighted at 20% of the annual incentive target. These three measures are key measures in evaluating the performance of our business. EBIT is calculated by taking GAAP net income and adding back interest expense, interest income, other non-operating expense, equity in earnings of unconsolidated subsidiaries, minority interest expense and income tax expense. For purposes of determining whether the targets under the annual incentive plan have been met, we also adjust our revenue and EBIT results for the financial impact of certain events and activities, including merger, acquisition and divestiture activities, certain integration activities, and other restructuring charges.

Long-term equity incentive awards

Historically.  FIS uses its shareholder-approved amended and restated Certegy Inc. Stock Incentive Plan, or the Certegy stock plan, for long-term incentive awards. FIS has historically used nonqualified stock options as its primary form of equity compensation, although the plan is an omnibus plan that authorizes FIS to grant stock appreciation rights, restricted stock and restricted stock units. FIS believes stock options assist in its goal of creating long-term shareholder value by linking the interests of named executive officers, who are in positions to directly influence shareholder value, with the interests of its shareholders. A description of the Certegy stock plan can be found under the heading “Stock incentive plans” following the Grants of Plan-Based Awards table.

FIS’s general practice is to make awards during the fourth quarter of each year at a meeting of its compensation committee held following the release of third quarter earnings. FIS also grants awards in connection with significant new hires or promotions.

In 2007, FIS’s compensation committee approved grants of nonqualified stock options to each of FIS’s named executive officers pursuant to the Certegy stock plan. The exercise prices and number of shares subject to these grants are disclosed in the Grants of Plan-Based Awards table.

FIS’s compensation committee considers several factors when determining award levels, and ultimately uses its judgment when making individual grants. The factors the committee considers include the following:

•	an analysis of competitive marketplace compensation data provided to the compensation committee by Strategic Apex Group;

•	the executive’s level of responsibility and ability to influence the company’s performance;

•	the executive’s level of experience and skills;

•	the need to retain and motivate highly talented executives; and

•	a subjective review of FIS’s business environment, objectives and strategy.

In each case, the stock options were awarded with an exercise price equal to the fair market value of a share on the date of grant, vest proportionately each year over three years based on continued employment with FIS, and have a seven year term. In addition to aligning the executive’s interest with the interests of its shareholders, FIS believes these stock option awards aid in retention, because the executive must remain with FIS for three years before the options become fully exercisable.

FIS’s compensation committee also approved a grant of 5,500 shares of restricted stock to Mr. Carbiener. The restricted stock award was granted in March 2007 as a merit award for his performance as FIS’s Chief Financial Officer in 2006. As FIS’s Chief Financial Officer, Mr. Carbiener was principally responsible for overseeing the financial performance of FIS, and in making this award the committee considered the fact that during 2006 FIS significantly outperformed its revenue growth targets, while simultaneously implementing significant expense reductions. The committee also considered Mr. Carbiener’s role in leading the integration of the operations of Certegy Inc. and former FIS following the merger of the two companies. His responsibilities in these efforts included, among others, acting as the principal architect of the expense reduction plan and overall responsibility for the timely completion of the integration. These integration efforts led to expense synergies in excess of $30 million and significant revenue synergies during 2006. This award vested on the first anniversary of the date of grant.

In addition, in May 2007, Mr. Foley was awarded an option to purchase 400,000 shares of FNRES Holdings, Inc., or FNRES, an affiliate of FIS in which it holds a minority interest, at an exercise price of $10 per share. The option was granted under the FNRES Holdings, Inc. 2007 Stock Incentive Plan, or the FNRES stock plan. The options granted under the FNRES stock plan vest upon the earliest to occur of (i) a change in control or (ii) following an initial public offering; provided that in each case the options vest only if the equity value of a share of FNRES common stock equals at least $20 per share (subject to adjustment) and Mr. Foley’s service with FNRES has not been terminated. The grant was approved by the FNRES board and by the FIS compensation committee. The option was granted in consideration of services to be provided by him to FNRES and to encourage him to work toward increasing FNRES’s stock price and to achieve a successful sale or initial public offering of FNRES. Mr. Foley currently serves as chairman of the board and chief executive officer of FNRES. In those capacities, he is responsible for its strategic direction and for oversight of its execution of its strategic plans, including its efforts at achieving the goals upon which vesting of the options is contingent. He regularly meets with its chief operating officer and other executives to review and direct the company’s performance. Further details of Mr. Foley’s 2007 FNRES option grant are provided in the Grants of Plan-Based Awards table and the related footnote. A description of the FNRES Stock Plan can be found under the heading “FNRES stock plan.”

Further details concerning the stock option grants made by FIS in 2007 to our named executive officers are provided in the Grants of Plan-Based Awards table and the related footnotes.

Going forward.  In general, the outstanding stock-based awards held by our named executive officers are treated in the same manner as stock-based awards held by all of our employees.

Effective as of the spin-off, with the exception of Mr. Foley, our named executive officers’ FIS stock options were converted into stock options to purchase shares of our common stock. The exercise prices and numbers of shares subject to each option grant were adjusted to reflect the differences in FIS’s and our common stock prices. These stock options were granted under our new omnibus incentive plan, which was approved by our compensation committee and board of directors, and approved by FIS as our sole stockholder prior to the spin-off. The plan allows us to provide our eligible employees, including each of our named executive officers, grants of equity-based incentive awards based on our shares in the future if our compensation committee determines that it is in the best interest of our company and our stockholders to do so.

Mr. Foley’s FIS stock options were split. Two-thirds of the options were adjusted, pursuant to the terms of the applicable FIS equity incentive plans, taking into account the change in the value of FIS common stock as a result of the spin-off. The remaining one-third were replaced with our stock options granted under our omnibus incentive plan with the same terms and conditions as the FIS options, but with equitable adjustments made to the exercise prices and the number of shares underlying the options to reflect the difference in value of FIS and our common stock.

Effective as of the spin-off, with the exception of Mr. Foley, our named executive officers’ restricted stock awards were forfeited as a result of the named executive officers’ termination of employment with FIS and they received replacement awards of our restricted stock under our omnibus incentive plan. These replacement awards have the same terms and conditions as the forfeited FIS awards, and the shares will vest on the same dates the FIS awards would have vested. The number of shares subject to the awards has been adjusted to reflect the differences in stock value of FIS and LPS.

Mr. Foley’s restricted stock was split. Two-thirds of the restricted stock was equitably adjusted by increasing the number of shares of FIS restricted stock to prevent dilution. The additional shares of restricted stock have the same transfer restrictions and forfeiture conditions as the original grants. The remaining one-third was replaced with awards of our restricted stock. These replacement awards have the same terms and conditions as the forfeited FIS awards, and the shares will vest on the same dates the FIS awards would have vested. The number of shares subject to the awards has been adjusted to reflect the differences in stock value of FIS and LPS.

On August 13, 2008, our compensation committee approved option and restricted stock awards for our executives, including the named executive officers. In determining the award levels for our named executive officers, the Committee considered a number of factors, including:

•	the executive’s level of responsibility and potential to influence Company performance;

•	the executive’s level of experience and skills;

•	an analysis of competitive marketplace compensation data provided to the committee by Strategic Apex Group;

•	our current business environment, objectives and strategy; and

•	the need to retain and motivate our executives.

After considering these factors, the committee approved the following grants to our named executive officers:

		Restricted
Name	Options	Stock

William P. Foley, II	250,000	75,000
Jeffrey S. Carbiener	250,000	75,000
Francis K. Chan	50,000	15,000
Daniel T. Scheuble	100,000	30,000
Eric D. Swenson	100,000	30,000

The options and the restricted stock were granted pursuant our omnibus incentive plan, and vest proportionately over three years on the anniversary of the date of grant. The options have an exercise price equal to the fair market value of our common stock on the date of grant and a seven year term. In the event of a change in control of the Company, the options and the restricted stock will fully vest and become exercisable.

Employment agreements

Historically.  FIS entered into a three-year employment agreement with each of Messrs. Carbiener, Scheuble and Swenson, effective May 1, 2008, to serve as its Chief Financial Officer, Executive Vice President of Mortgage, and Executive Vice President of Mortgage Information Services, respectively. FIS also entered into a two-year employment agreement with Mr. Chan, effective May 1, 2008, to serve as its Senior Vice President and Chief Accounting Officer. The employment agreements contained a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. The employment agreements also provided for a minimum annual base salary and an annual cash bonus target (as a percentage of annual base salary, with higher or lower amounts payable depending on performance relative to targeted results) for each executive, and that each executive is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and the executive and his eligible dependents are entitled to medical and other insurance coverage FIS provides to its other top executives as a group.

Going forward.  At the time of the spin-off, we assumed the May 1, 2008 employment agreements between FIS and each of Messrs. Carbiener, Chan, Scheuble and Swenson in connection with the spin-off. However, on August 8, 2008, our compensation committee approved new employment agreements with each of these executives after consideration of the executives’ new positions and responsibilities with us and our new status as a stand-alone public company.

Each executive’s employment agreement provides for a three-year term expiring on December 31, 2011, and contains a provision for automatic annual extensions following the initial three-year period and continuing thereafter unless either party provides timely notice that the term should not be extended. The employment agreements provide for a minimum annual base salary and an annual cash bonus target (as a percentage of annual base salary, with higher or lower amounts payable depending on performance relative to targeted results) as follows:

		Annual Cash Bonus Target (as a
Name	Base Salary	Percentage of Base Salary)

Jeffrey S. Carbiener	$850,000	150%
Francis K. Chan	$350,000	100%
Daniel T. Scheuble	$490,000	125%
Eric D. Swenson	$540,000	125%

Under the employment agreements, each executive is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and the executive and his eligible dependents are entitled to medical and other insurance coverage the Company provides to its other top executives as a group. Each executive is also entitled to participate in the Company’s equity incentive plans.

If, during the term of the employment agreement, (i) an executive’s employment is terminated by the Company for any reason other than “cause,” death or disability, or (ii) an executive terminates his employment for “good reason,” the executive will be entitled to receive the following compensation and benefits:

•	any earned but unpaid base salary and any expense reimbursement payments owed and any earned but unpaid annual bonus payments relating to the prior year;

•	a pro rated target bonus for the year in which the termination occurs;

•	a lump-sum payment equal to 300%, except in the case of Mr. Chan who is entitled to receive 200%, of the sum of the executive’s (1) annual base salary and (2) the highest annual bonus paid to the executive within the three years preceding his termination or, if higher, the target bonus opportunity in the year in which the termination of employment occurs;

•	immediate vesting and/or payment of all equity awards, except those awards which are based upon satisfaction of performance criteria which shall only vest in accordance with their express terms; and

•	for as long as the executive pays the full monthly premiums for COBRA coverage, continued receipt of health and dental insurance benefits for a period of 3 years, reduced by comparable benefits he may receive from another employer, together with a lump sum cash payment equal to 36 monthly medical and dental COBRA premiums based on the executive’s level of coverage on the date of termination.

For purposes of the employment agreements, a termination of employment by the executive for “good reason” includes, among others, a termination based on the occurrence within six months immediately preceding or within two years immediately following a “change in control” of:

•	a material adverse change in the executive’s status, authority or responsibility;

•	a change in the person to whom the executive reports that results in a material adverse change to the executive’s service relationship or the conditions under which he performs his duties;

•	a material adverse change in the position to whom the executive reports or a material diminution in the authority, duties or responsibilities of that position;

•	a material diminution in the budget over which the executive has managing authority; or

•	a material change in the geographic location of Employee’s principal place of employment.

Retirement and other employee benefit plans

Introduction.  FIS provides retirement and other benefits to its U.S. employees under a number of compensation and benefit plans. Our named executive officers participated in the same compensation and benefit plans that were provided to FIS employees generally. All of FIS’s employees in the United States, including our named executive officers, were eligible to participate in FIS’s 401(k) plan and FIS’s Employee Stock Purchase Plan. In addition, our named executive officers generally participated in the same health and welfare plans as FIS’s other employees. In addition, Mr. Carbiener participated in FIS’s frozen Fidelity National Information Services, Inc. Pension Plan.

Pension plan

Historically.  Executive pensions are not a significant component of FIS’s compensation program. However, FIS maintained a pension plan, which it froze effective May 31, 2006. No pension benefits accrued and no pensions were offered to new employees after the freeze date. In July 2007, FIS received a determination letter from the Internal Revenue Service permitting it to distribute all pension plan benefits in the form of lump sums and annuity contracts, and to terminate the plan effective as of May 31, 2006. Of our named executive officers, only Mr. Carbiener participated in the FIS pension plan in 2007. We discuss material terms of the FIS pension plan in the narrative following the Pension Benefits table.

Going forward.  We have not adopted and do not anticipate adopting a pension plan.

Executive life and supplemental retirement benefit plan and special supplemental executive retirement plan

Historically.  FIS also maintains the Executive Life and Supplemental Retirement Benefit Plan, which we refer to as the FIS split dollar plan, and the Special Supplemental Executive Retirement Plan, which we refer to as the FIS special plan. The purpose of the FIS split dollar plan is to reward executives for their service to the company and to provide an incentive for future service and loyalty. The plan provides benefits through life insurance policies on the lives of participants. Mr. Carbiener retains death benefits under the split dollar plan, but does not have deferred cash accumulation benefits under the plan as a result of amendments made to the plan to comply with applicable law resulting from the Sarbanes-Oxley Act of 2002. To replace the lost cash accumulation benefits, FIS adopted the FIS special plan. The FIS special plan provides participants with a benefit opportunity comparable to the deferred cash accumulation benefit opportunity that would have been available had they been able to continue participation in the split dollar plan. Information regarding Mr. Carbiener’s benefits under the FIS special plan, as well as material terms of the FIS special plan, can be found in the Nonqualified Deferred Compensation table and accompanying narrative.

Going forward.  We adopted a similar split dollar plan and special plan in which Mr. Carbiener participates. The plans are a continuation of a portion of the FIS split dollar plan and the FIS special plan. Mr. Carbiener is fully vested in his special plan benefits, except that such benefits are forfeited if he dies or if his employment is terminated by us for cause. Eligibility in the split dollar plan and the special plan is limited to Mr. Carbiener.

401(k) plan

Historically.  FIS sponsors a defined contribution savings plan that is intended to be qualified under Section 401(a) of the Code. The plan contains a cash or deferred arrangement under Section 401(k) of the Code, as well as an employee stock ownership plan feature. Participating employees may contribute up to 40% of their eligible compensation, but not more than statutory limits (generally $15,500 in 2007). FIS contributes an amount equal to 50% of each participant’s voluntary contributions under the plan, up to a maximum of 6% of eligible compensation for each participant. Matching contributions are initially invested in shares of FIS common stock, although a participant may subsequently direct the trustee to invest those funds in any other investment option available under the plan. A participant may receive the value of his or her vested account balance upon termination of employment. A participant is always 100% vested in his or her voluntary contributions. Vesting in matching contributions occurs on a pro rata basis over a period of three years.

Going forward.  We have adopted a 401(k) plan with similar features.

Deferred compensation plans

Historically.  FIS provides its named executive officers, as well as other key employees, with the opportunity to defer receipt of their compensation under a non-qualified deferred compensation plan. Mr. Chan is the only named executive officer who has deferred compensation under the plan. A description of the plan and information regarding Mr. Chan’s deferrals under the plan can be found in the Nonqualified Deferred Compensation table and accompanying narrative.

Going forward.  We have adopted a deferred compensation plan with similar features and the plan balances of participants who are solely employed by us following the spin-off, including Mr. Chan, have been credited under our deferred compensation plan in connection with the distribution.

Employee stock purchase plan

Historically.  FIS sponsors an employee stock purchase plan, which provides a program through which FIS’s executives and employees can purchase shares of FIS’s common stock through payroll deductions and through matching employer contributions. Participants may elect to contribute between 3% and 15% of their salary into the employee stock purchase plan through payroll deduction. At the end of each calendar quarter, FIS makes a matching contribution to the account of each participant who has been continuously employed by it or a participating subsidiary for the last four calendar quarters. For most employees, matching contributions are equal to 1/3 of the amount contributed during the quarter that is one year earlier than the quarter in which the matching contribution is made. For certain officers, including FIS’s named executive officers, and for employees who have completed at least ten consecutive years of employment with FIS, the matching contribution is 1/2 of such amount. The matching contributions, together with the employee deferrals, are used to purchase shares of FIS’s common stock on the open market.

Going forward.  We have adopted an employee stock purchase plan with similar features.

Health and welfare benefits

Historically.  FIS sponsors various broad-based health and welfare benefit plans for its employees. Certain executives, including FIS’s named executive officers, are provided with additional life insurance. The taxable portion of the premiums on this additional life insurance is reflected in the Summary Compensation Table under the column All Other Compensation and the related footnote.

Going forward.  We have adopted similar, broad-based, health and welfare benefit plans.

Perquisites and other benefits

Historically.  FIS provides few perquisites to its executives. In general, the perquisites provided are intended to help FIS’s executives be more productive and efficient and to protect FIS and the executive from certain business risks and potential threats. In 2007, certain executive officers received the following perquisites: personal use of corporate airplane; club membership fees; assistance with financial planning; and car allowance. FIS’s compensation committee regularly reviews the perquisites granted to FIS’s executive officers. It recently stopped providing club membership fees, car allowances and, except with respect to Mr. Foley, financial planning assistance. In the event that an executive is required by the company to relocate, FIS has provided a relocation bonus to defray the expense to the executive of the relocation. Mr. Carbiener received a relocation bonus of $325,000 in 2006. FIS’s compensation committee believes its perquisites are reasonable and within market practice. Further detail regarding executive perquisites in 2007 can be found in the Summary Compensation Table under the column All Other Compensation and the related footnote.

Going forward.  We intend to take a minimalist approach to perquisites as well. LPS will not provide reimbursement of club membership fees or car allowances. The compensation committee considered the elimination of these perquisites when determining the base salaries of our named executive officers. We have also entered into agreements with FIS and FNF pursuant to which we share use of each other’s airplanes, including for personal use by our respective executives. See “Certain relationships and related party transactions.”

Stock ownership guidelines

On August 8, 2008, our compensation committee adopted stock ownership guidelines for our executive officers and directors in order to ensure that those individuals maintain an equity interest in our company at a level sufficient to assure our stockholders of their commitment to value creation, while satisfying an individual’s needs for portfolio diversification. The guidelines call for each of our executives and directors to reach the ownership multiple within four years. Unvested shares of restricted stock and vested in-the-money stock options count toward meeting the guidelines. The guidelines, including those applicable to non-employee directors, are as follows:

Position	Minimum Aggregate Value

Chairman and CEO	5 x base salary
Other officers	2 x base salary
Non-employee directors	5 x annual retainer

Tax and accounting considerations

FIS’s compensation committee considers the impact of tax and accounting treatment when determining executive compensation.

Section 162(m) of the Code places a limit of $1,000,000 on the amount that can be deducted in any one year for compensation paid to certain executive officers. There is, however, an exception for certain performance-based compensation. FIS’s compensation committee takes the deduction limitation under Section 162(m) into account when structuring and approving awards under its annual incentive plan and its stock plan. Compensation paid under its annual incentive plan and awards granted under its stock plan are generally intended to qualify as performance-based compensation. However, in certain situations, the compensation committee may approve compensation that will not meet these requirements.

We will also consider Section 162(m) when structuring and approving awards. There will be a transition period following the distribution during which we will not be subject to all of the requirements of Section 162(m). We intend to take all actions required, including seeking stockholder approval of our plans as necessary, so that we will be able to provide performance-based compensation after the transition period expires.

FIS considers accounting impact when structuring and approving awards. FIS accounts for stock-based payments, including stock option grants, in accordance with the Statement of Financial Accounting Standards No. 123 (revised), which we refer to as FAS 123(R). We will account for stock-based payments in accordance with FAS 123(R).

Executive compensation

The following table sets forth information concerning the 2007 and, for Messrs. Foley and Carbiener, 2006 cash and non-cash compensation awarded by FIS to or earned by our named executive officers. The 2006 compensation of the named executive officers (other than Messrs. Foley and Carbiener) is not shown because they were not named executive officers in 2006 and their compensation information has not previously been disclosed. The information in this table includes compensation earned by the individuals for services with FIS. The amounts we report reflect all of the compensation paid by FIS, whether or not allocable to services provided to us. The amounts of compensation shown below do not necessarily reflect the compensation such person will receive in the future, which could be higher or lower.

Summary compensation table

							Change in
							Pension
						Non-Equity	Value and
						Incentive	Nonqualified
						Plan	Deferred
				Stock	Option	Compensation	Compensation	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Earnings	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)

William P. Foley, II	2007	537,500	—	729,329	10,050,710	913,913	—	187,253	12,418,705
Chairman	2006	417,535	—	152,598	13,007,899	2,407,821	—	161,774	16,147,627
Jeffrey S. Carbiener	2007	485,897	—	188,547	1,257,496	375,887	(18,347)	14,888	2,304,368
President and Chief Executive Officer	2006	359,627	500,000	—	1,111,763	600,000	61,595	329,100	2,962,085
Francis K. Chan	2007	259,375	—	—	125,511	68,143	—	24,019	477,048
Executive Vice President and Chief Financial Officer
Daniel T. Scheuble	2007	425,000	—	16,517	574,713	224,213	—	12,385	1,252,828
Executive Vice President and Co-Chief Operating Officer
Eric D. Swenson	2007	497,740	—	99,099	658,960	250,591	—	51,975	1,558,365
Executive Vice President and Co-Chief Operating Officer

(1)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into FIS’s 401(k) plan, employee stock purchase plan or deferred compensation plans.

(2)	Represents a contractual bonus paid in 2006 in connection with the merger between Certegy and former FIS.

(3)	With respect to Messrs. Foley, Scheuble and Swenson, represents the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) for the fiscal years ended December 31, 2007 and 2006, of restricted stock awards granted by old FNF in 2003 and assumed by FIS in the merger between it and old FNF. With respect to Mr. Carbiener, 2007 amounts represent the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) with respect to a restricted stock award granted by FIS as a merit bonus in 2007.

(4)	Represents the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) for the fiscal years ended December 31, 2007 and 2006, of stock option awards granted in and prior to fiscal years 2007 and 2006. These awards consisted of options granted by FIS and options granted to acquire shares of old FNF under old FNF plans that FIS assumed in the merger between it and old FNF. Assumptions used in the calculation of these amounts are included in Note 11 to our combined financial statements included in this prospectus. For Mr. Foley, 2006 amounts include $8.9 million recorded relating to FIS’s performance-based stock option awards for which the vesting criterion was met during 2006 after the merger between Certegy and former FIS.

(5)	Represents amounts paid pursuant to FIS’s annual incentive plan which were earned in 2006 and paid in 2007, and earned in 2007 and paid in 2008, respectively.

(6)	Represents the change in pension value for Mr. Carbiener under the Pension plan.

(7)	Amounts shown for 2007 include matching contributions to FIS’s 401(k) plan and employee stock purchase plan; dividends paid on restricted stock; life insurance premiums paid by FIS; dividends from the split dollar plan, which are reinvested in the plan; personal use of a company airplane; club membership fees; financial planning services; and car allowance as set forth below:

	Foley	Carbiener	Chan	Scheuble	Swenson

401(k) Matching Contributions	$—	$6,750	$6,750	$6,750	$6,750
ESPP Matching Contributions	15,000	—	17,188	3,984	30,000
Restricted Stock Dividends	2,217	825	—	1,515	9,095
Life Insurance Premiums	371	93	81	135	129
Dividends from Split Dollar Plan	—	7,220	—	—	—
Personal Airplane Use	71,753	—	—	—	—
Club Membership Fees	56,756	—	—	—	—
Financial Planning Services	41,156	—	—	—	—
Car Allowance	$—	$—	$—	$—	$6,000

Grants of plan-based awards table

The following table sets forth information concerning awards granted by FIS during the fiscal year ended December 31, 2007 to our named executive officers who were employed by FIS:

					(d)	(e)		(g)
					All Other	All Other		Grant Date
					Stock	Option	(f)	Fair
		Estimated Possible Payouts Under			Awards:	Awards:	Exercise	Value
		Non-Equity Incentive Plan			Number of	Number of	or Base	of Stock
		Awards(1)			Shares of	Securities	Price of	and
		(a)	(b)	(c)	Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)(2)	(#)(3)	($)	($)

William P. Foley, II	12/20/2007	—	—	—	—	600,000	$42.56	7,710,120
	5/14/2007	—	—	—	—	400,000	$10.00	208,100
	N/A	671,875	1,343,750	4,031,251	—	—	—	—
Jeffrey S. Carbiener	12/20/2007	—	—	—	—	300,000	$42.56	3,855,060
	3/30/2007	—	—	—	5,500	—	—	250,030
	N/A	356,250	712,500	1,425,000	—	—	—	—
Francis K. Chan	12/20/2007	—	—	—	—	37,500	$42.56	481,883
	N/A	64,583	129,166	258,332	—	—	—	—
Daniel T. Scheuble	12/20/2007	—	—	—	—	200,000	$42.56	2,570,040
	N/A	212,500	425,000	849,999	—	—	—	—
Eric D. Swenson	12/20/2007	—	—	—	—	200,000	$42.56	2,570,040
	N/A	237,500	474,999	949,999	—	—	—	—

(1)	The amounts shown in column (a) reflect the minimum payment level under FIS’s annual incentive plan which is 50% of the target amount shown in column (b). The amount shown in column (c) for everyone except Mr. Foley is 200% of such target amount. For Mr. Foley, the amount in column (c) is 300% of the target amount. These amounts are based on the individual’s 2007 salary.

(2)	The amounts shown in column (d) reflect the number of shares of our restricted stock granted under the Certegy plan to Mr. Carbiener as a merit bonus.

(3)	The amounts shown in column (e) reflect (i) the number of stock options granted to each named executive officer under the Certegy plan on December 20, 2007 (grant date fair value per option is $12.85 per option granted); and (ii) with respect to Mr. Foley, the number of options granted to him under the FNRES stock plan on May 14, 2007 (grant date fair value per option is $0.52 per option granted). FIS owns approximately 39% of FNRES’s common stock and accounts for it under the equity method.

Effective as of the spin-off, Messrs. Carbiener’s, Chan’s, Scheuble’s and Swenson’s FIS stock options were converted into stock options to purchase shares of our common stock. The exercise prices and numbers of shares subject to each option grant were adjusted to reflect the differences in FIS’s and our common stock prices.

Mr. Foley’s FIS stock options were split. Two-thirds of the options were adjusted, pursuant to the terms of the applicable FIS equity incentive plans, taking into account the change in the value of FIS common stock as a result of the spin-off. The remaining one-third were replaced with our stock options granted under our omnibus incentive plan with the same terms and conditions as the FIS options, but with equitable adjustments made to the exercise prices and the number of shares underlying the options to reflect the difference in value of FIS and our common stock.

Employment agreements

Prior to the spin-off, certain of our named executive officers were party to employment agreements with FIS. Additional information regarding post-termination benefits provided under these employment agreements can be found in the “Potential payments upon termination or change in control” section. The following descriptions are based on the terms of the agreements as of December 31, 2007.

William P. Foley, II

FIS entered into a three-year employment agreement with Mr. Foley, effective October 24, 2006, to serve as its Executive Chairman, with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Foley’s minimum annual base salary was $500,000, with an annual cash bonus target equal to 250% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. The agreement provided that Mr. Foley was entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Foley and his eligible dependents were entitled to medical and other insurance coverage FIS provided to its other top executives as a group. Mr. Foley was also entitled to the payment of initiation and membership dues in any social or recreational clubs that FIS deemed appropriate to maintain its business relationships, and he was eligible to receive equity grants under FIS’s equity incentive plans, as determined by FIS’s compensation committee.

Jeffrey S. Carbiener

FIS entered into a three-year employment agreement with Mr. Carbiener, effective as of the consummation of the merger between Certegy and former FIS on February 1, 2006, to serve in an executive and managerial capacity. Mr. Carbiener served as FIS’s Executive Vice President and Chief Financial Officer. Under the terms of the agreement, Mr. Carbiener’s minimum annual base salary was $400,000, with an annual cash bonus target equal to 150% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. The agreement provided that Mr. Carbiener was entitled to standard benefits available to FIS’s other executives. Pursuant to the agreement, Mr. Carbiener was granted stock options to purchase 350,000 shares of FIS common stock as of the effective date of the consummation of the merger between Certegy and former FIS, vesting in four annual installments beginning on the first anniversary of the effective date.

Eric D. Swenson

FIS entered into a three-year employment agreement with Mr. Swenson, effective March 9, 2005, to serve in an executive and managerial capacity. Mr. Swenson served as Executive Vice President of mortgage outsourcing and information services for FIS. Under the terms of the agreement, Mr. Swenson’s minimum annual base salary was $400,000 and he was entitled to an annual incentive each year pursuant to a formula determined by FIS’s compensation committee. Mr. Swenson was entitled to FIS’s standard benefits available to FIS’s other executives. Pursuant to the agreement, Mr. Swenson was granted stock options to purchase 500,000 shares of FIS common stock. Mr. Swenson’s employment agreement expired on March 9, 2008.

Stock incentive plans

In 2007, FIS used its shareholder-approved amended and restated Certegy Inc. Stock Incentive Plan for long-term incentive compensation of its executive officers. FIS’s compensation committee administers the Certegy stock plan. The plan permits the granting of stock options, including incentive and nonqualified stock options, restricted stock, and restricted stock units. The awards may be subject to time-based and/or performance-based vesting, and if specified in the award agreement, may become fully vested if FIS experiences a change in control. Further details are set forth in the “Potential payments upon termination or change in control” section.

FIS also maintains a long-term incentive plan that it assumed in connection with the merger between Certegy and former FIS, the former FIS 2005 Stock Incentive Plan, or former FIS plan. As of December 31, 2007, certain of our named executive officers continued to hold outstanding stock options under the former FIS plan, which options FIS assumed in connection with the merger between Certegy and former FIS and converted into options to purchase its stock. Although the outstanding awards remain subject to the terms of the former FIS plan, no further awards may be granted under this plan.

In addition, FIS maintains several long-term incentive plans that it assumed in connection with the merger between FIS and old FNF, including the FNF 2004 Omnibus Incentive Plan and the amended and restated FNF 2001 Stock Incentive Plan, collectively the assumed FNF stock plans. Prior to the merger between FIS and old FNF, the compensation committee of old FNF granted awards of stock options and restricted stock to certain officers and non-employee directors of old FNF pursuant to the terms of these plans. As of December 31, 2007, Messrs. Foley, Chan and Swenson continued to hold outstanding awards under the assumed FNF stock plans, which awards were assumed by FIS in connection with the merger between it and old FNF and converted into options to purchase FIS stock and shares of FIS restricted stock, as the case may be. Although the outstanding awards remain subject to the terms of the assumed FNF stock plans, the plans have been frozen with respect to new awards and no future awards may be granted under these plans.

FNRES stock plan

The FNRES stock plan was adopted in 2007 and is maintained by FNRES and administered by the FNRES board, or by one or more committees appointed by the FNRES board. The plan permits the granting of stock options or stock awards of FNRES stock. Eligible participants are selected by the FNRES board, or designated committee, and include employees, directors and consultants of FNRES and its affiliates. The FNRES board, or designated committee, has full authority and sole discretion to take actions to administer, operate, and interpret the plan, or to amend, suspend, or terminate the plan.

The options granted under the FNRES stock plan vest upon the earliest to occur of (i) a change in control or (ii) following an initial public offering; provided that in each case the options vest only if the equity value of a share of FNRES common stock equals at least $20.00 per share (subject to adjustment) and Mr. Foley’s service with FNRES has not been terminated. If the equity value target is not met at the time of a change in control, FNRES will use commercially reasonable efforts to have the acquirer or the surviving or continuing company assume or continue, as the case may be, the unvested options on the same (or nearly as practicable) terms and conditions as set forth herein. If the acquirer does not agree to assume or continue the options, then the options will terminate. For purposes of the FNRES plan, the term “equity value” means (i) in the event of a change in control, the aggregate amount of per share net proceeds (other than any taxes) of cash or readily marketable securities and the discounted expected value of any other deferred consideration received or to be received by the holders of FNRES common stock (including all shares issuable upon exercise of in-the-money options, whether or not exercisable); or (ii) at any time after an initial public offering, the average price of FNRES common stock over a consecutive 45-day trading period; provided, however, that the full 45-day trading period must conclude on or prior to the expiration date of the option. The term “change in control” for this purpose means a transaction or related series of transactions through which a person or group other than certain current stockholders and their affiliates become the direct or indirect beneficial owners of more than the greater of (i) 35% of the outstanding shares of FNRES stock or (ii) the percentage of outstanding voting stock owned directly or indirectly by these stockholders.

Because the vesting of the options is contingent upon performance and market criteria which were not met in 2007, FIS did not incur any expense for financial statement reporting purposes for fiscal year 2007 pursuant to FAS 123(R). Therefore, the Summary Compensation Table does not include any amounts associated with the FNRES options.

The following table sets forth information concerning FIS’s unexercised stock options, stock that has not vested and equity incentive plan awards for each of our named executive officers outstanding as of December 31, 2007:

Outstanding equity awards at fiscal year-end table

	Option Awards						Stock Awards
		Number of	Number of
		Securities	Securities				Number of	Market Value
		Underlying	Underlying				Shares or	of Shares or
	Option	Unexercised	Unexercised		Option	Option	Units of Stock	Units of Stock
	Grant	Options (#)	Options (#)		Exercise	Expiration	That Have	That Have
Name	Date	Exercisable	Unexercisable		Price ($)	Date	not Vested (#)	not Vested ($)

William P. Foley, II	10/15/2004	417,946 (1)	—		29.18	10/15/2012	—	—
	3/9/2005	213,186	426,374	(2)	15.63	3/9/2015	—	—
	8/19/2005	83,590 (1)	83,589	(1)	30.97	8/19/2015	—	—
	11/9/2006	276,667	553,333	(2)	41.35	11/9/2013	—	—
	12/20/2007	—	600,000	(2)	42.56	12/20/2014	—	—
Jeffrey S. Carbiener	6/1/1998	1,340	—		27.78	6/1/2008	—	—
	1/27/1999	4,492	—		27.50	1/27/2009	—	—
	12/10/1999	13,410	—		17.15	12/10/2009	—	—
	1/31/2000	20,320	—		16.03	1/31/2010	—	—
	1/29/2001	6,680	—		21.68	1/29/2011	—	—
	10/31/2001	11,552	—		26.04	10/31/2011	—	—
	2/12/2002	5,632	—		31.94	2/12/2012	—	—
	2/12/2002	38,459	—		31.94	2/12/2012	—	—
	2/4/2004	18,982	—		29.74	2/4/2011	—	—
	2/4/2005	24,175	—		32.20	2/4/2012	—	—
	2/1/2006	87,500	262,500	(2)	39.48	2/1/2013	—	—
	3/30/2007	—	—		—	—	5,500 (3)	228,745
	12/20/2007	—	300,000	(2)	42.56	12/20/2014	—	—
Francis K. Chan	4/16/2001	5,548 (1)	—		8.42	4/16/2011	—	—
	9/10/2004	16,677 (1)	—		22.38	9/10/2012	—	—
	3/9/2005	4,093	2,729	(2)	15.63	3/9/2015	—	—
	3/9/2005	5,970	—		15.63	3/9/2015	—	—
	12/22/2006	6,250	18,750	(2)	40.25	12/22/2016	—	—
	12/20/2007	—	37,500	(2)	42.56	12/20/2014	—	—
Daniel T. Scheuble	3/9/2005	5,117	20,466	(2)	15.63	3/9/2015	—	—
	12/22/2006	25,000	50,000	(2)	40.25	12/22/2016	—	—
	12/20/2007	—	200,000	(2)	42.56	12/20/2014	—	—
Eric D. Swenson	3/9/2005	17,055	68,220	(2)	15.63	3/9/2015	—	—
	12/22/2006	25,000	50,000	(2)	40.25	12/22/2016	—	—
	11/18/2003	—	—		—	—	1,773 (1)	73,739
	12/20/2007	—	200,000	(2)	42.56	12/20/2014	—	—

(1)	These options and restricted shares were originally granted by old FNF under plans assumed by FIS in the merger between FIS and old FNF. All unvested options vest ratably over a three-year period from the original date of grant. Mr. Swenson’s remaining restricted shares vest on November 18, 2008.

(2)	The unvested options listed above that FIS granted in 2005 vest quarterly over a 4-year period from the date of grant. The unvested options listed above that FIS granted in 2006 and 2007 vest annually over 3 years from the date of grant, except for those granted to Mr. Carbiener in 2006 which vest annually over four years from the date of grant.

(3)	The restricted stock granted to Mr. Carbiener was made as a merit bonus and vests on the first anniversary of the date of grant.

Outstanding FNRES option awards at fiscal year end

Option Awards
		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised	Option	Option
		Options (#)	Options (#)	Exercise	Expiration
Name	Grant Date	Exercisable	Unexercisable	Price ($)	Date

William P. Foley, II	5/14/2007	—	400,000	10.00	5/14/2015

Option exercises and stock vested table

The following table sets forth information concerning each exercise of FIS’s stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended December 31, 2007 for each of our named executive officers on an aggregated basis:

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares Acquired	Realized on	Shares Acquired	Realized on
Name	on Exercise (#)	Exercise ($)	on Vesting (#)	Vesting ($)

William P. Foley, II	2,558,440	81,274,422	14,779	635,054
Jeffrey S. Carbiener	—	—	—	—
Francis K. Chan	—	—	—	—
Daniel T. Scheuble	7,675	219,725	296	12,719
Eric D. Swenson	30,525	1,002,394	1,773	76,186

Pension benefits

The following table summarizes the accumulated FIS pension value for Mr. Carbiener as of December 31, 2007:

		Number	Present
		of Years	Value of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefit ($)	Fiscal Year ($)

Jeffrey S. Carbiener	Fidelity National Information Services, Inc. Pension Plan	15	—	157,464

(1)	We received a determination letter from the Internal Revenue Service in July 2007 permitting us to distribute all pension plan benefits by purchasing an annuity contract or paying a lump sum benefit to each participant, and to terminate the plan effective May 31, 2006. Amounts reflected in the table with respect to Mr. Carbiener represent the lump sum payment received by him in 2007 with respect to his pension plan benefit. Additional information concerning the termination of the pension plan is set forth below.

In 2007, FIS maintained a pension plan that provided benefits for certain of its employees, including Mr. Carbiener. The FIS pension plan was a tax-qualified defined benefit pension plan. This plan became effective in July 2001, and is a successor plan to the Equifax Inc. U.S. retirement income plan, from which it was spun off. As a successor plan, it carried forward rights and benefits that derived from participants’ employment with Equifax Inc., and was based on the restatement of the Equifax Inc. U.S. retirement income plan that was generally effective

January 1, 1997. As previously discussed, FIS assumed the pension plan in connection with the merger between Certegy and former FIS and froze it effective May 31, 2006, and no pension benefits accrued after the freeze date or will accrue in the future. Full vesting occurred for all active pension plan participants when FIS froze the plan. In July 2007, FIS received a determination letter from the Internal Revenue Service permitting it to distribute all pension plan benefits in the form of lump sums and annuity contracts and to terminate the plan effective as of May 31, 2006. All plan benefits have been distributed and FIS has no further obligation under its pension plan. Mr. Carbiener elected to receive a lump sum under the plan, and received a payment of $157,464 on October 31, 2007.

Nonqualified deferred compensation table

The following table sets forth information as of December 31, 2007, with respect to each FIS defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified:

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Contributions	Earnings in	Withdrawals/	Balance at
		in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	Plan	($)	($)(1)	($)(2)	($)	($)(3)

Jeffrey S. Carbiener	Special Plan	—	55,000	61,754	—	198,419
Francis K. Chan	Non-Qualified Deferred Compensation Plan	50,938	471	27,822	—	348,990

(1)	With respect to Mr. Carbiener, amounts reflect premium paid on life insurance policy in 2007. Mr. Carbiener’s benefit under the special plan is based on the excess of the cash surrender value in the policy over the total premiums paid.

(2)	Represents the increase in the executive’s participant interest in 2007.

(3)	Represents the executive’s participant interest as of December 31, 2007.

FIS special plan

The FIS special plan provides participants with a benefit opportunity comparable to the deferred cash accumulation benefit that would have been available had they been able to continue participation in the FIS split dollar plan. Participants’ interests under the special plan are based on the excess of the cash surrender value of a life insurance policy on the executive over the total premium payments paid by FIS. A participant’s interest fluctuates based on the performance of investments in which the participant’s interest is deemed invested. The FIS special plan provides that following a change in control, the participants may select investments; however, their right to select investments is forfeited if they violate the plan’s non-competition provisions within one year after termination of employment. Mr. Carbiener’s post-spin-off employment with LPS is not regarded as being in competition with FIS and is not in violation of the non-competition provisions. Therefore, their right to select investments is preserved under the special plan. To date, investment decisions regarding Mr. Carbiener’s participant interests have been made by a third party investment advisor. The table below shows the investments available for selection, as well as the rates of return for those investments for 2007.

2007
Rate of
Name of Fund	Return

International Value	6.24%
International Small-Cap	4.73%
Equity Index	5.23%
Small-Cap Index	(2.02)%
Diversified Research	1.19%
Equity	6.27%
American Funds Growth-Income	4.66%
American Funds Growth	11.93%
Large-Cap Value	3.54%
Technology	23.03%
Short Duration Bond	4.47%
Floating Rate Loan	(1.86)%
Diversified Bond	1.32%
Growth LT	15.63%
Focused 30	31.84%
Health Sciences	16.47%
Mid-Cap Value	(2.15)%
Large-Cap Growth	21.63%
Small-Cap Growth	15.10%
International Large-Cap	9.26%
Small-Cap Value	3.14%
Multi-Strategy	4.34%
Main Street Core	4.40%
Emerging Markets	33.09%

2007
Rate of
Name of Fund	Return

Managed Bond	8.53%
Inflation Managed	10.14%
Money Market	4.99%
High Yield Bond	2.44%
Comstock	(3.01)%
Mid-Cap Growth	22.92%
Real Estate	(16.16)%
Small-Cap Equity	6.04%
BlackRock Basic Value V.I. Fund Class III	1.53%
BlackRock Global Allocation V.I. Fund Class III	16.75%
Fidelity VIP Freedom 2010 Service Class 2	8.42%
Fidelity VIP Freedom 2015 Service Class 2	9.07%
Fidelity VIP Freedom 2020 Service Class 2	9.97%
Fidelity VIP Freedom 2025 Service Class 2	10.26%
Fidelity VIP Freedom 2030 Service Class 2	11.08%
Fidelity VIP Freedom Income Service Class 2	5.92%
Fidelity VIP Contrafund Service Class 2	17.30%
Fidelity VIP Growth Service Class 2	26.66%
Fidelity VIP Mid-Cap Service Class 2	15.34%
Fidelity VIP Value Strategies Service Class 2	5.36%
Janus Aspen Series International Growth Portfolio Service Shares	28.02%
Janus Aspen Series Mid Cap Growth Portfolio Service Shares	21.74%
Janus Aspen Series Risk-Managed Core Portfolio Service Shares	6.13%
Lazard Retirement U.S. Strategic Equity Portfolio	(0.95)%
LMPV Aggressive Growth Portfolio Class II	(1.66)%
LMPV Mid Cap Core Portfolio Class II	(5.72)%
MFS VIT New Discovery Series Service Class	2.25%
MFS VIT Utilities Series Service Class	27.56%
Premier VIT Op Cap Small Cap Portfolio	0.58%
T. Rowe Price Blue Chip Growth Portfolio-II	12.49%
T. Rowe Price Equity Income Portfolio-II	3.03%
Van Eck Worldwide Hard Assets Fund	45.36%
XTF Advisors Trust — ETF 2010 Portfolio	(0.90)%
XTF Advisors Trust — ETF 2015 Portfolio	(0.30)%
XTF Advisors Trust — ETF 2020 Portfolio	(1.10)%
XTF Advisors Trust — ETF 2025 Portfolio	(0.20)%
XTF Advisors Trust — ETF 2030 Portfolio	(1.60)%
XTF Advisors Trust — ETF 2040+ Portfolio	(2.60)%
Brandes International Equity	8.01%
Turner Core Growth	22.43%
Frontier Capital Appreciation	11.92%
Business Opportunity Value	5.44%

Mr. Carbiener is fully vested in his special plan benefits, except that his benefits are forfeited if he dies or if his employment is terminated by FIS for cause. For this purpose, the term “cause” means the participant’s willful and continued failure to do his duties even after FIS makes a written demand for performance, or willful actions by the participant that injure FIS. Benefits are distributed after the plan administrator declares a rollout event, which can be done no sooner than the latest of (1) fifteen years after the participant’s commencement date under the FIS split dollar plan, (2) the participant’s sixtieth birthday or (3) after the participant retires or becomes permanently disabled. For this purpose, the term “retire” means the participant’s termination of employment after (1) turning age sixty-five, (2) turning age fifty-five and having five years of vesting service or (3) turning age fifty and having the participant’s age plus years of benefit service equal at least seventy-five. The administrator may also declare a rollout event if payments under the plan have not yet begun and a participant violates the plan’s non-competition provisions within a one-year period after termination of employment.

If a participant terminates employment for good reason, or if the participant’s job is eliminated, payments must begin fifteen years after the participant’s commencement date under the FIS split dollar plan or after the participant turns sixty years old, whichever is later. The spin-off was treated as an elimination of Mr. Carbiener’s job for purposes of the plan. Participants can also elect to get payments earlier if both (1) seven years have passed since the participant’s commencement date under the split dollar plan and (2) the participant retires or turns sixty years old.

A participant can elect to get the payments in either a single lump sum or in installments over a period of between two and ten years. If the participant elects installment payments, FIS will credit the undistributed principal amount with 5% simple annual interest. If a participant elects to receive a lump sum distribution, FIS can make the distribution either in cash or by transferring an interest in the policy. If the benefit is less than $10,000, or the participant violates the plan’s non-competition provisions within a one-year period after termination of employment, then the administrator can force a lump sum distribution. Unless a participant violates the plan’s non-competition provisions within one-year after termination of employment, FIS will pay an additional gross up based on the administrator’s estimate of the tax savings realized by it by being able to deduct the payments from its federal, state and local taxes. Participants’ benefits derive solely from the terms of the special plan and are unsecured. Participants do not have rights under the insurance policies.

In connection with the merger between Certegy and former FIS, FIS funded a rabbi trust with sufficient monies to pay all future required insurance premiums under the FIS split-dollar plan and to pay all of the participant interests as defined in the FIS special plan, including with respect to Mr. Carbiener.

FIS non-qualified deferred compensation plan

Under FIS’s non-qualified deferred compensation plan, participants can defer up to 75% of their base salary and 100% of their annual incentives, subject to a minimum deferral of $15,500. Deferral elections are made in December for amounts to be earned in the following year. Deferrals and related earnings are not subject to vesting conditions.

Participants’ accounts are bookkeeping entries only and participants’ benefits are unsecured. Participant’s accounts are credited or debited daily based on the performance of hypothetical investments selected by the participant, and may be changed on any business day. The funds from which participants may select hypothetical investments, and the 2007 rates of return on these investments, are listed in the following table:

2007
Rate of
Name of Fund	Return

Nationwide NVIT Money Market V	4.87%
PIMCO VIT Real Return Portfolio	10.66%
PIMCO VIT Total Return Portfolio	8.76%
LASSO Long and Short Strategic Opportunities	4.08%
T. Rowe Price Equity Income II Portfolio	3.03%
Dreyfus Stock Index	5.26%
Fidelity VIP II Contrafund Portfolio	17.51%
American Funds IS Growth	12.35%
Goldman Sachs VIT Mid Cap Value	3.20%
T. Rowe Price Mid Cap Growth II Portfolio	17.22%
Royce Capital Small Cap Portfolio	(2.14)%
Vanguard VIF Small Company Growth Portfolio	3.77%
AllianceBernstein VPS International Value Portfolio	5.84%
American Funds IS International	20.02%

Upon retirement, which generally means separation of employment after attaining age sixty, an individual may elect either a lump-sum withdrawal or installment payments over 5, 10 or 15 years. Similar payment elections are available for pre-retirement survivor benefits. In the event of a termination prior to retirement, distributions are paid over a 5-year period. Account balances less than $15,500 will be distributed in a lump-sum. Participants can elect to receive in-service distributions in a plan year that is at least three plan years after the amounts are actually deferred, and these amounts will be paid within sixty days from the close of the plan year in which they were elected to be paid. The participant may also petition us to suspend elected deferrals, and to receive partial or full payout under the plan, in the event of an unforeseeable financial emergency, provided that the participant does not have other resources to meet the hardship.

Plan participation continues until termination of employment. Participants will receive their account balance in a lump-sum distribution if employment is terminated within two years after a change in control.

In 2004, Section 409A of the Code was passed. Section 409A changed the tax laws applicable to nonqualified deferred compensation plans, generally placing more restrictions on the timing of deferrals and distributions. The deferred compensation plan contains amounts deferred before and after the passage of Section 409A. For amounts subject to Section 409A, which in general terms includes amounts deferred after December 31, 2004, a modification to a participant’s payment elections may be made upon the following events:

•	Retirement. A participant may modify the distribution schedule for a retirement distribution from a lump-sum to annual installments or vice versa, however, a modification to the form of payment requires that the payment(s) commence at least five years after the participant’s retirement, and this election must be filed with the administrator at least 12 months prior to retirement.

•	In-service Distributions. Participant’s may modify each in-service distribution date by extending it by at least five years; however, participants may not accelerate the in-service distribution date and this election must be filed with the administrator at least 12 months prior to the scheduled in-service distribution date.

Deferral amounts that were vested on or before December 31, 2004 are generally not subject to Section 409A and are governed by more liberal distribution provisions that were in effect prior to the passage of Section 409A. For example, a participant may withdraw these grandfathered amounts at any time, subject to a withdrawal penalty of ten percent, or may annually change the payment elections for these grandfathered amounts.

Potential payments upon termination or change in control

In this section, we discuss the nature and estimated value of payments and benefits FIS would have provided to our named executive officers in the event of termination of employment or a change in control. The amounts described in this section reflect amounts that would have been payable under FIS’s plans and the named executive officer’s FIS agreements if the named executive officer’s employment had terminated on December 31, 2007. The types of termination situations include a voluntary termination by the executive, with and without good reason, a termination by FIS either for cause or not for cause, termination after a change in control, and termination in the event of disability or death. We also describe the estimated payments and benefits that would be provided upon a change in control without a termination of employment. The spin-off did not trigger any change of control provisions.

The estimates described in this section are considered forward-looking information that fall within the safe harbors for disclosure of such information. The actual payments and benefits that would be provided upon a termination of employment or a change in control would be based on the named executive officers’ compensation and benefit levels at the time of the termination of employment or change in control and the value of accelerated vesting of stock-based awards is dependent on the value of the underlying stock.

For each type of employment termination, our named executive officers would have been entitled to benefits that are available generally to FIS domestic salaried employees, such as distributions under the FIS 401(k) savings plan, certain disability benefits and accrued vacation. We have not described or provided an estimate of the value of these or other payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees of FIS. In addition to these generally available plans and arrangements, as of December 31, 2007, Mr. Carbiener also had benefits under the FIS split dollar plan and FIS special plan. These plans, and Mr. Carbiener’s benefits under them, are discussed in the Compensation Discussion and Analysis section, the Pension Benefits table and the Nonqualified Deferred Compensation table and accompanying narratives.

Potential payments under employment agreements in effect as of December 31, 2007

As discussed previously, Mr. Foley, has an employment agreement with FIS. This agreement provides for the payment of severance benefits following certain termination events. Following is a summary of the payments and benefits Mr. Foley would receive in connection with various employment termination scenarios.

Under Mr. Foley’s employment agreement, if his employment is terminated other than due to death and the termination is by FIS for any reason other than for cause or due to disability, or by the executive for good reason or for any reason during the six month period following a change in control, then the executive is entitled to receive:

•	any earned but unpaid base salary and any expense reimbursement payments owed and any earned but unpaid annual bonus payments relating to the prior year, which we refer to as “accrued obligations;”

•	a prorated annual bonus;

•	a lump-sum payment equal to 300% of the sum of the executive’s (1) annual base salary and (2) the highest annual bonus paid to the executive within the three years preceding his termination or, if higher, the target bonus opportunity in the year in which the termination of employment occurs;

•	immediate vesting and/or payment of all equity awards; and

•	continued receipt of life and health insurance benefits for a period of 3 years, reduced by comparable benefits he may receive from another employer.

If Mr. Foley’s employment terminates due to death or disability, FIS will pay him, or his estate:

•	any accrued obligations; and

•	a prorated annual bonus based on (a) the target annual bonus opportunity in the year in which the termination occurs or the prior year if no target annual bonus opportunity has yet been determined and (b) the fraction of the year the executive was employed.

In addition, Mr. Foley’ employment agreement provides for supplemental disability insurance sufficient to provide at least 2/3 of the executive’s pre-disability base salary. For purposes of this agreement, Mr. Foley will be deemed to have a “disability” if he is entitled to receive long-term disability benefits under FIS’s long-term disability plan.

Under Mr. Foley’s agreement, “cause” means:

•	persistent failure to perform duties consistent with a commercially reasonable standard of care;

•	willful neglect of duties;

•	criminal or other illegal activities;

•	material breach of the employment agreement; or

•	impeding or failing to materially cooperate with an investigation authorized by FIS’s board.

Under Mr. Foley’s agreement, “good reason” means:

•	an adverse change in the executive’s title, the assignment of duties materially inconsistent with the executive’s position of Executive Chairman, or a substantial diminution in authority;

•	FIS’s material breach of any of FIS’s other obligations under the employment agreement;

•	FIS giving notice of its intent not to extend the employment term any time during the 1 year period immediately following a change in control;

•	following a change in control, the relocation of the executive’s primary place of employment; or

•	FIS’s failure to obtain an assumption of the employment agreement by a successor.

To qualify as a “good reason” termination, Mr. Foley must provide notice of the termination within 90 days of the date he first knows the event has occurred. FIS has 30 days to cure the event.

For purposes of Mr. Foley’s agreement, “change in control” means:

•	an acquisition by an individual, entity or group of 50% or more of FIS’s voting power;

•	a merger or consolidation in which FIS is not the surviving entity, unless FIS’s shareholders immediately before the transaction hold more than 50% of the combined voting power of the resulting corporation after the transaction;

•	a reverse merger in which FIS is the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately before the merger;

•	during any period of two consecutive years during the employment term, a change in the majority of FIS’s board, unless the changes are approved by 2/3 of the directors then in office;

•	a sale, transfer or other disposition of FIS’s assets that have a total fair market value equal to or more than 1/3 of the total fair market value of all of FIS’s assets immediately before the sale, transfer or disposition, other than a sale, transfer or disposition to an entity (1) which immediately after the sale, transfer or disposition owns 50% of FIS’s voting stock or (2) 50% of the voting stock of which is owned by FIS after the sale, transfer or disposition; or

•	FIS’s shareholders approve a plan or proposal for the complete liquidation or dissolution of FIS.

As of December 31, 2007, Messrs. Carbiener and Swenson had employment agreements with FIS. These agreements provided for the payment of severance benefits following certain termination events. Following is a summary of the payments and benefits these named executive officers would have received in connection with various employment termination scenarios.

Under the employment agreements with Messrs. Carbiener and Swenson, if the executive’s employment is terminated other than due to death and the termination is by FIS for any reason other than for cause or due to disability, or by the executive for good reason, then the executive is entitled to receive:

•	annual base salary through the last day of the term of the agreement and, for Mr. Swenson only, an amount equal to the prior year’s annual bonus if termination is for good reason or a prorated annual bonus if termination is by FIS without cause; and

•	immediate vesting of options granted pursuant to the terms of the employment agreement.

Mr. Swenson’s and Mr. Carbiener’s employment agreements have either expired or been terminated in connection with the executives entering into new employment agreements with FIS and then with us.

For purposes of the agreements with Messrs. Carbiener and Swenson, “cause” means the executive’s:

•	failure to perform duties consistent with a commercially reasonable standard of care;

•	willful neglect of duties;

•	criminal or other illegal activities; or

•	material breach of the employment agreement.

For purposes of the agreements with Messrs. Carbiener and Swenson, “good reason” means a “change in control,” which is defined as:

•	the consummation of a consolidation or merger of FIS other than a consolidation or merger of FIS in which its shareholders immediately prior to the merger hold more than 50% of the combined voting power of the surviving corporation after the merger;

•	sale or other disposition of all or substantially all of FIS’s assets;

•	FIS’s shareholders approve a plan or proposal for the complete liquidation or dissolution of FIS; or

•	an acquisition by any person, entity or group of 30% or more of FIS’s voting power.

To qualify as a “good reason” termination, the executive must terminate employment during the period commencing 60 days and ending 1 year after the change in control.

If Mr. Carbiener’s or Mr. Swenson’s employment is terminated due to death or disability, FIS will pay the executive, or his estate, his annual base salary through the last day of the term of his agreement.

For purposes of the agreements with Messrs. Carbiener and Swenson, the executive will be deemed to have a “disability” if he fails to perform his employment duties due to illness or other incapacity for a period of ninety (90) consecutive days.

Excise tax gross-up payment

The FIS employment agreements with Messrs. Foley and Carbiener also provided for a tax gross-up if the total payments and benefits made under the agreement or under other plans or arrangements are subject to the federal excise tax on excess parachute payments and the total of such payments and benefits exceeds 103% of the safe harbor amount for that tax. A gross-up payment is not made if the total parachute payments are not more than 103% of the safe harbor amount. In that case, the executive’s payments and benefits would be reduced to avoid the tax. In general terms, the safe harbor amounts for this purpose are $1 less than 3 times the named executive officer’s average W-2 income for the five years before the year in which the change in control occurs. If a change in control had occurred on December 31, 2007, neither Mr. Foley nor Mr. Carbiener would have incurred the excise tax or been entitled to gross-up payments.

The agreements also provide FIS and its shareholders with important protections and rights, including the following:

•	severance benefits under Mr. Foley’s agreement are conditioned upon the executive’s execution of a full release of FIS and related parties, thus limiting exposure to law suits from the executive;

•	the executive is prohibited from competing or soliciting employees or customers during employment and for one year thereafter if the executive’s employment terminates for a reason that does not entitle him to severance payments and the termination is not due to FIS’s decision not to extend the employment agreement term; and

•	the executive is prohibited during employment and at all times thereafter from sharing confidential information and trade secrets.

Messrs. Chan and Scheuble did not have employment or severance agreements as of December 31, 2007 and FIS did not maintain a severance plan or policy that would cover Messrs. Chan and Scheuble. Any severance payment or benefits that would have been provided to Messrs. Chan and Scheuble that are not provided under the plans or awards described below would have been determined in the sole discretion of FIS and are not determinable at this time.

Potential payments under stock plans

FIS’s stock incentive plans, including the Certegy stock plan, the assumed FNF stock plans and the former FIS plan, provide for the potential acceleration of vesting and, if applicable, payment of equity awards in connection with a change in control. Under the Certegy stock plan, a participant’s award agreement may specify that upon the occurrence of a change in control outstanding stock options will become immediately exercisable and any restriction imposed on restricted stock or restricted stock units will lapse. The stock option award agreements held by our named executive officers provide for accelerated vesting upon a change in control. Under the assumed FNF stock plans, outstanding options become immediately exercisable and any restrictions imposed on restricted stock lapse upon a change in control. The former FIS plan provides that if FIS is consolidated with or acquired by another entity in a merger, sale of all or substantially all of its assets or otherwise, or in the event of a change in control, the treatment of FIS’s stock options is determined by the merger or consolidation agreement, which may provide for, among other things, accelerated vesting of stock options. For purposes of the former FIS plan, a “change in control” would occur if a person or group other than FIS or other prior shareholders of FIS acquires more than 50% of FIS’s voting stock or all or substantially all of its assets and the assets of its subsidiaries.

For purposes of the Certegy stock plan, the term “change in control” means the occurrence of any of the following events:

•	the accumulation by any person, entity or group of 20% or more of FIS’s combined voting power;

•	consummation of a reorganization, merger or consolidation, which we refer to as a “business combination” of FIS, unless, immediately following such business combination, (i) the persons who were the beneficial owners of FIS’s voting stock immediately prior to the business combination beneficially own more than 66 2/3% of FIS’s then outstanding shares, (ii) no person, entity or group beneficially owns 20% or more of the then outstanding shares of common stock of the entity resulting from that business combination, and (iii) at least a majority of the members of the board of directors of the entity resulting from the business combination were members of FIS’s incumbent board;

•	a sale or other disposition of all or substantially all of FIS’s assets; or

•	FIS’s shareholders approve a plan or proposal for the complete liquidation or dissolution of FIS.

For purposes of the assumed FNF stock plans, the term “change in control” means the occurrence of any of the following events:

•	an acquisition by an individual, entity or group of 50% or more of FIS’s voting power;

•	a merger in which FIS is not the surviving entity, unless FIS’s shareholders immediately prior to the merger hold more than 50% of the combined voting power of the resulting corporation after the merger;

•	a reverse merger in which FIS is the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately prior to such merger;

•	a sale or other disposition of all or substantially all of FIS’s assets; or

•	FIS’s shareholders approve a plan or proposal for the liquidation or dissolution of FIS.

Mr. Carbiener’s potential death benefits under the FIS split dollar plan

The FIS Split Dollar Plan provides that Mr. Carbiener’s designated beneficiaries would be entitled to $3,000,000 in death benefits upon his death.

Estimated payments and benefits upon termination of employment

Our estimate of the payments and benefits that would be provided to the named executive officers assumes that their employment terminated on December 31, 2007 and that a change in control occurred on December 31, 2007. In general, any cash severance payments would have been paid in a lump sum within 30 days from the termination date. However, to the extent required by Section 409A of the Code, the payments would have been deferred for six months following termination. If the payments were deferred, the amounts that would otherwise have been paid during the six month period would have been paid in a lump sum after the six month period has expired.

With respect to Messrs. Foley, Carbiener and Swenson, upon a termination of employment by FIS not for cause, a termination by the executive for good reason or, in the case of Mr. Foley, a termination within six months after a change in control, the following payments would have been made under the employment agreements: Mr. Foley $8,873,463; Mr. Carbiener $541,667; and Mr. Swenson $341,633. Mr. Foley also would have been entitled to continuation of health and life insurance benefits provided by FIS for three years. The estimated value of these benefits is $24,398. Upon a termination of these executives’ employment due to death or disability, the following payments would have been made: Mr. Foley $1,343,750; Mr. Carbiener $541,667; and Mr. Swenson $91,042. The amounts shown for Mr. Carbiener exclude $3,000,000 for death benefits provided under the FIS split dollar plan.

It is not possible to estimate the severance payments or benefits, if any, that would have been provided to Messrs. Chan and Scheuble. Any severance payments or benefits provided to these named executive officers would have been determined in the sole discretion of FIS.

Estimated equity values

As disclosed in the Outstanding Equity Awards at Fiscal Year-End table, as of December 31, 2007, Messrs. Carbiener and Swenson had outstanding unvested stock options and restricted stock awards and Messrs. Foley, Chan and Scheuble had outstanding unvested stock options granted by FIS. Under the terms of the Certegy stock plan and award agreements and the assumed FNF stock plans, these stock options and restricted stock awards would vest upon a change in control. In addition, we have assumed for purposes of this disclosure that any unvested stock options granted under the former FIS plan held by our named executive officers would vest upon a change in control. Mr. Carbiener’s restricted stock award agreement also provides that his award vests upon termination of his employment by reason of his death or disability or upon his termination by FIS without cause. In addition, under Mr. Foley’s employment agreement, unvested stock options and restricted stock awards would vest upon any termination of employment by FIS not for cause, a termination by the executive for good reason or a termination by Mr. Foley for any reason within six months after a change in control. Under the FIS employment agreements with Messrs. Carbiener and Swenson, the option grants made pursuant to the employment agreements would vest upon a termination by FIS without cause or a termination by the executive for good reason. In any other termination event, all of these unvested stock options and restricted stock awards would expire at the employment termination date. The following estimates are based on a stock price of $41.59 per share, which was the closing price of FIS’s common stock on the last business day of FIS’s 2007 fiscal year. The stock option amounts reflect the excess of this share price over the exercise price of the unvested stock options that would vest. The restricted stock amounts were determined by multiplying the number of shares that would vest by $41.59.

The estimated value of the stock options held by our named executive officers that would vest upon a change in control would be as follows: Mr. Foley $12,089,195; Mr. Carbiener $553,875; Mr. Chan $95,970; Mr. Scheuble $598,297; and Mr. Swenson $1,837,991. These same amounts would vest upon a termination of Messrs. Foley’s and Carbiener’s employment by FIS not for cause, a termination by Messrs. Foley and Carbiener for good reason or a termination by Mr. Foley within six months after a change in control. The estimated value of stock options held by Mr. Swenson that would vest upon a termination of his employment by FIS not for cause or a termination by him for good reason is $1,770,991. The estimated value of restricted stock awards held by Messrs. Carbiener and Swenson that would vest upon a change in control or, with respect to Mr. Carbiener, upon termination of his employment by reason of his death or disability or by FIS without cause, would be $228,745 and $73,739, respectively.

Compensation committee interlocks and insider participation

Our compensation committee is composed of two independent directors. No member of our compensation committee is a former or current officer or employee of our company or any of our subsidiaries. In addition, none of our executive officers serves (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers serves on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers serves on our board of directors.

Director compensation

Historically.  Directors who are FIS’s salaried employees receive no additional compensation for services as a director or as a member of a committee of FIS’s board. In 2007, all non-employee directors of FIS received an annual retainer of $40,000, payable quarterly, plus $1,500 for each board or committee meeting he attended. The chairman and each member of FIS’s audit committee received an additional annual fee (payable in quarterly installments) of $24,000 and $12,000, respectively, for their service on FIS’s audit committee. The chairman and each member of FIS’s compensation committee and FIS’s corporate governance and nominating committee received an additional annual fee (payable in quarterly installments) of $15,000 and $6,000, respectively, for their service on such committees. In addition, each director received long-term incentive awards of 12,000 options. The options were granted under the Certegy stock plan, have a seven-year term, have an exercise price equal to the fair market value of a share on the date of grant, and vest proportionately each year over three years from the date of grant based upon continued service on FIS’s board of directors. FIS also reimburses each non-employee director for all reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings. Finally, each member of FIS’s board is eligible to participate in FIS’s deferred compensation plan to the extent he elects to defer any board or committee fees.

Going forward.  Our compensation committee set compensation levels for our directors in August 2008. Similar to FIS, directors who are our salaried employees will receive no additional compensation for services as a director or as a member of a committee of our board. All of our non-employee directors will receive an annual retainer of $50,000, payable quarterly, plus $2,000 for each board meeting and $1,500 for each committee meeting such director attends. The chairman and each member of our audit committee will receive an additional annual fee (payable in quarterly installments) of $24,000 and $12,000, respectively, for their service on our audit committee. The chairman and each member of our compensation committee and our corporate governance and nominating committee will receive an additional annual fee (payable in quarterly installments) of $15,000 and $6,000, respectively, for their service on such committees. In addition, the compensation committee approved grants of 8,500 stock options and 2,550 shares of restricted stock to each of our directors. The options were granted under our omnibus incentive plan, have a seven-year term, have an exercise price equal to the fair market value of a share on the date of grant, and vest proportionately each year over three years from the date of grant based upon continued service on our board of directors. The restricted stock was also granted under our omnibus incentive plan and vests proportionately over three years from the date of grant based upon continued service on our board of directors. Like FIS, we will reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings, and our directors are eligible to participate in our deferred compensation plan to the extent they elect to defer any board or committee fees.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL HOLDERS

The following table provides information with respect to the beneficial ownership of our common stock as of July 31, 2008 by (i) each beneficial owner of more than 5% of our outstanding common stock, (ii) each of our directors, (iii) each officer named in the Summary Compensation Table and (iv) all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and regulations. The percentage of shares beneficially owned is based on 94,810,490 shares of our common stock outstanding as of July 31, 2008. The amounts shown below for our officers do not include shares of restricted stock granted or reflect any transactions consummated after July 31, 2008. See “Management — Long Term Equity Incentive Awards.” Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities.

The mailing address of each director and executive officer shown in the table below is c/o Lender Processing Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204.

	Share Beneficially Owned
	Number of
	Shares of		Number of
	LPS		Exercisable
	Common		LPS	Percentage
Name and Address of Beneficial Owner	Stock		Options(1)	of Class(2)

Non-Employee Directors:
Marshall Haines	0		4,576	*
James K. Hunt	0		4,576	*
Lee A. Kennedy	183,256	(3)	0	*
Daniel D. (Ron) Lane	37,181		91,077	*
Cary H. Thompson	2,014		40,565	*
Named Executive Officers:
William P. Foley, II	1,261,421	(4)	459,344	1.81%
Jeffrey S. Carbiener	45,482		364,592	*
Francis K. Chan	7,774		44,865	*
Daniel T. Scheuble	11,172		40,307	*
Eric D. Swenson	17,677	(5)	67,625	*
All directors and executive officers as a group	1,625,000		1,301,109	3.09%
Greater than 5% Stockholders:
O.S.S. Capital Management LP Group(6)	5,063,599			5.34%
Glenview Capital Management, LLC(7)	7,269,756			7.67%

*	Represents less than 1% of class of common stock.

(1)	Represents shares subject to stock options that were exercisable on July 31, 2008, or become exercisable within 60 days of July 31, 2008.

(2)	Based on 94,810,490 shares of our common stock outstanding on July 31, 2008.

(3)	Included in this amount are 129 shares held by Mr. Kennedy’s children.

(4)	Included in this amount are 658,202 shares held by Folco Development Corporation, of which Mr. Foley and his spouse are the sole stockholders, and 155,611 shares held by the Foley Family Charitable Foundation.

(5)	Included in this amount are 2,229 shares held by Mr. Swenson’s spouse.

(6)	According to a Schedule 13G filed July 25, 2008, O.S.S. Capital Management LP and related persons, all of whose address is 598 Madison Avenue, New York, NY 10022, may be deemed to be the beneficial owner of 5,063,599 shares. Of such amount: (A) O.S.S. Capital Management LP beneficially owns

4,943,599 shares; (B) Oscar S. Schafer & Partners I LP beneficially owns 181,936 shares; (C) Oscar S. Schafer & Partners II LP beneficially owns 2,231,540 shares; (D) O.S.S. Overseas Fund Ltd. beneficially owns 2,495,736 shares; (E) O.S.S. Advisors LLC beneficially owns 2,413,476 shares; (F) Schafer Brothers LLC beneficially owns 4,943,599 shares; (G) Oscar S. Schafer beneficially owns 4,943,599 shares; and (H) Andrew Goffe beneficially owns 5,063,599 shares.

(7)	According to a Schedule 13G filed July 14, 2008, Glenview Capital Management, LLC and Lawrence M. Robbins, whose address is 767 Fifth Avenue, 44th Floor, New York, NY 10153, may be deemed to be the beneficial owner of 7,269,756 shares. This amount consists of: (A) 200,643 shares held for the account of Glenview Capital Partners; (B) 3,508,660 shares held for the account of Glenview Capital Master Fund; (C) 1,394,641 shares held for the account of Glenview Institutional Partners; (D) 383,974 shares held for the account of GCM Little Arbor Master Fund; (E) 53,088 shares held for the account of GCM Little Arbor Institutional Partners; (F) 5,637 shares held for the account of GCM Little Arbor Partners; (G) 875,340 shares held for the account of Glenview Offshore Opportunity Master Fund; (H) 30,365 shares held for the account of GCM Opportunity Fund and (I) 817,408 shares held for the account of Glenview Capital Opportunity Fund.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships with FIS and FNF

Our Chairman, William P. Foley, II, is also the Executive Chairman of FIS and the executive Chairman of the board of directors of FNF. Mr. Foley also owns common stock, and options to buy additional common stock, of our company, as well as of FIS and FNF. In addition to his employment agreement with us, Mr. Foley also has an employment agreement with each of FIS and FNF. For information regarding the stock and options held by Mr. Foley, please refer to the sections of this prospectus entitled “Management — Executive and director compensation” and “Security Ownership of Certain Beneficial Owners and Management.”

In addition to Mr. Foley, Mr. Kennedy also serves as a director of FIS, and Mr. Thompson also serves as a director of FNF. We refer to these directors as the dual-service directors. For their services as our director, each of the dual-service directors receives compensation from us, in addition to any compensation that they may receive from FIS or FNF, as applicable. Each of the dual-service directors also owns common stock, and options to buy additional common stock, of both our company and of FIS or FNF.

Arrangements with FIS and FNF

From 2005 until the spin-off, the business groups that are now part of our company were operated by FIS as internal divisions or separate subsidiaries within the FIS family of companies and there were inter-company arrangements between our operations and FIS’ other operations for payment and reimbursement for corporate services and administrative matters as well as for services that we and FIS provided to each other in support of our respective customers and businesses. Prior to 2005, the business groups that are now part of our company together with other business groups within FIS were operated as internal divisions or separate subsidiaries within the FNF family of companies and, through the spin-off date, there were inter-company arrangements between FNF and FIS’ operations (including our operations) pursuant to which we also received and provided from and to FNF various corporate administrative and other services in support of our respective customers and businesses. In connection with the spin-off, we entered into written agreements with each of FIS and FNF under which we continue to receive and provide certain of these services. In addition, certain of our subsidiaries are parties to agreements directly with FIS and with FNF covering various business and operational matters. Generally, the terms of our agreements and arrangements with FIS and with FNF have not been negotiated at arm’s length, and they may not reflect the terms that could have been obtained from unaffiliated third parties. However, other than those corporate services and similar arrangements that are priced at cost, which are likely more favorable to us as the service recipient than we could obtain from a third party, we believe that the economic terms of our arrangements with FIS and with FNF are generally priced within the range of prices that would apply in a third party transaction, and are not less favorable to us than a third party transaction would be.

Finally, we entered into certain agreements with FIS specifically to effectuate the spin-off, including a Contribution and Distribution Agreement, Tax Disaffiliation Agreement and Employee Matters Agreement.

Arrangements with FIS

Overview

There are various agreements between FIS and us, many of which were entered into in connection with the spin-off. These agreements include:

•	the contribution and distribution agreement;

•	the tax disaffiliation agreement;

•	the employee matters agreement;

•	the corporate and transitional services agreements;

•	the interchange use and cost sharing agreements for corporate aircraft;

•	the lease agreement for office space for FIS in Jacksonville, Florida; and

•	the third party customer services support agreements.

Contribution and Distribution Agreement

The Contribution and Distribution Agreement is the principal agreement relating to the spin-off pursuant to which FIS transferred to us all of our operational assets and properties. Generally speaking, the assets and properties were transferred to us on an “as is,” “where is” basis and FIS did not make any representations or warranties regarding the assets, businesses or liabilities transferred or assumed, any consents or approvals required in connection with such transfers or assumptions, the value or freedom from any lien or other security interest of any assets transferred, or the legal sufficiency of any conveyance documents. In consideration for the contribution by FIS to us of these assets, we assumed all liabilities relating to the transferred assets and businesses and we issued to FIS (i) shares of our common stock that were then distributed to FIS’s record stockholders in connection with the spin-off, and (ii) term loans and promissory notes in the aggregate original principal amount of $1.585 billion that were then exchanged by FIS for a like amount of FIS’s indebtedness through a debt-for-debt exchange.

Access to Information.  Under the Contribution and Distribution Agreement, during the retention period (such period of time as required by a records retention policy, any government entity, or any applicable agreement or law) we and FIS are obligated to provide each other access to certain information, subject to confidentiality obligations and other restrictions. Additionally, we and FIS agree to make reasonably available to each other our respective employees to explain all requested information. We and FIS are entitled to reimbursement for reasonable expenses incurred in providing requested information. We and FIS also agree to cooperate fully with each other to the extent requested in preparation of any filings made by us or by FIS with the SEC, any national securities exchange or otherwise made publicly available. We and FIS each retain all proprietary information within each company’s respective possession relating to the other party’s respective businesses for an agreed period of time and, prior to destroying the information, each of us must give the other notice and an opportunity to take possession of the information. We and FIS agree to hold in confidence all information concerning or belonging to the other for a period of three years following the spin-off.

Indemnification.  Under the Contribution and Distribution Agreement, we indemnify, hold harmless and defend FIS and its subsidiaries, affiliates and representatives from and against all liabilities arising out of or resulting from:

•	The ownership or operation of the assets or properties, or the operations or conduct, of the business transferred to us in connection with the spin-off, including all employment agreements relating to employees transferred to us, whether arising before or after the contribution of the assets to us;

•	Any guarantee, indemnification obligation, surety bond or other credit support arrangement by FIS or any of its affiliates for our benefit;

•	Any untrue statement of, or omission to state, a material fact in FIS’s public filings to the extent it was a result of information that we furnished to FIS, if that statement or omission was made or occurred after the contribution of the assets to us; and

•	Any untrue statement of, or omission to state, a material fact in any of our public filings, except to the extent the statement was made or omitted in reliance upon information about the FIS group provided to us by FIS or upon information contained in any FIS public filing.

FIS indemnifies, holds harmless and defends us and each of our subsidiaries, affiliates and representatives from and against all liabilities arising out of or resulting from:

•	The ownership or operation of the assets or properties, or the operations or conduct, of FIS or any of its subsidiaries and affiliates (other than us and our subsidiaries and the business transferred to us), whether arising before or after the date of the contribution of the assets by FIS;

•	Any guarantee, indemnification obligation, surety bond or other credit support arrangement by us or any of our affiliates for the benefit of FIS;

•	Any untrue statement of, or omission to state, a material fact in any of our public filings about the FIS group to the extent it was as a result of information that FIS furnished to us or which was contained in FIS’s public filings; and

•	Any untrue statement of, or omission to state, a material fact in any FIS public filing, other than to the extent we are responsible as set forth above.

The Contribution and Distribution Agreement specifies procedures with respect to claims subject to indemnification and related matters and provides for contribution in the event that indemnification is not available to an indemnified party. All indemnification amounts are reduced by any insurance proceeds and other offsetting amounts recovered by the party entitled to indemnification.

Cross License.  The Contribution and Distribution Agreement also contains provisions permitting us to use certain FIS trademarks and tradenames for an interim period of not more than a year while we establish our own branding and trademarks. This license is non-exclusive, non-transferable, and royalty-free.

Tax Disaffiliation Agreement

In connection with the spin-off, we entered into the Tax Disaffiliation Agreement with FIS, to set out each party’s rights and obligations with respect to federal, state, local, and foreign taxes for tax periods before the spin-off and related matters. Prior to the spin-off, our subsidiaries were members of the FIS consolidated federal tax return and certain of our subsidiaries were included with FIS companies in state combined income tax returns. Since we and our subsidiaries are no longer a part of the FIS group, the Tax Disaffiliation Agreement allocates responsibility between FIS and us for filing tax returns and paying taxes to the appropriate taxing authorities for periods prior to the spin-off, subject to certain indemnification rights, which generally allocate tax costs to the company earning the income giving rise to the tax. The Tax Disaffiliation Agreement also includes indemnifications for any adjustments to taxes for periods prior to the spin-off and any related interest and penalties, and for any taxes and for any adverse consequences that may be imposed on the parties as a result of the spin-off, as a result of actions taken by the parties or otherwise.

Under the Tax Disaffiliation Agreement:

•	FIS will file all FIS federal consolidated income tax returns, which will include our subsidiaries as members of the FIS group through the spin-off date. FIS will pay all the tax due on those returns, but we will indemnify FIS for the portion of the tax that is attributable to our income and that of our subsidiaries.

•	FIS will share responsibility with us for filing and paying tax on combined state returns that include both our companies and FIS group companies. We will file the return and pay the tax when one of our subsidiaries has the responsibility under applicable law for filing such return. FIS will indemnify us with respect to any state income tax paid by us or any member of our group that is attributable to the income of FIS or its subsidiaries. FIS will file the return and to pay the tax for all other combined returns. We will indemnify FIS for any state income taxes paid by FIS but attributable to our income or that of our subsidiaries.

•	We will indemnify FIS for all taxes and associated adverse consequences FIS incurs (including shareholder suits) associated with the spin-off, the preliminary restructuring transactions effected prior to the spin-off, or the debt-for-debt exchange if FIS’ liability for taxes and adverse consequences arising from the imposition of taxes is the result of a breach or inaccuracy of any representation or covenant of any member of our group or is a result of any action taken by any member of our group.

•	FIS will indemnify us for all taxes and associated adverse consequences we incur (including shareholder suits) associated with the spin-off, the preliminary restructuring transactions effected prior to the spin-off, or the debt-for-debt exchange if our liability for taxes and adverse consequences arising from the imposition of taxes is the result of a breach or inaccuracy of any representation or covenant of any member of the FIS group or is a result of any action taken by any member of the FIS group.

•	There are limitations on each group’s ability to amend tax returns if amendment would increase the tax liability of the other group.

Restrictions on Stock Acquisitions and Redemptions of Debt.  In order to help preserve the tax-free nature of the spin-off, we have agreed that we will not engage in any direct or indirect acquisition, issuance or other transaction involving our stock. In addition, we have agreed not to reacquire any of our debt instruments that FIS exchanged in the debt-for-debt exchange. These restrictions are subject to various exceptions, including that (i) we may engage in such transactions involving our stock or debt if we obtain an opinion from a nationally recognized law firm or accounting firm that the transaction will not cause the spin-off to be taxable or (ii) we may obtain the consent of certain officers of FIS to engage in such transactions.

Employee Matters Agreement

In connection with the spin-off, we entered into an employee matters agreement with FIS to allocate responsibility and liability for certain employee-related matters. Our employees continue to participate in certain of FIS’s employee benefit plans for an interim period following the spin-off while we establish plans and benefit arrangements for our employees. Under the employee matters agreement, we agree to contribute to those plans (or reimburse FIS) the portions of the employer contributions and other employer-paid costs under those plans that are attributable to our employees. Such costs include, for example, payment of 401(k) matching contributions for our employees and payment of the employer portion of the cost of health, dental, disability and other welfare benefits provided to our employees. The services provided by FIS to us under the employee matters agreement and the corporate and transitional services agreement described below terminate as our plans and benefits are established and made available to our employees, but in any event the agreement terminates no later than 24 months following the spin-off.

Corporate and Transitional Services Agreements

FIS historically has provided certain corporate services to us relating to general management, accounting, finance, legal, payroll, human resources, corporate aviation and information technology support services, and we have provided certain leased space and information technology support to FIS. In 2007, 2006 and 2005, FIS allocated a net amount of $35.7 million, $51.8 million and $54.9 million, respectively, to us in respect of these services. In connection with the spin-off, we entered into new agreements, including new corporate and transitional services agreements and other agreements described below, so that we and FIS can continue to provide certain of these services to each other. The pricing for the services to be provided by us to FIS, and by FIS to us, under the corporate and transitional services agreements is on a cost-only basis, with each party in effect reimbursing the other for the costs and expenses (including allocated staff and administrative costs)

incurred in providing these corporate services to the other party. The corporate and transitional services terminate at various times specified in the agreements, generally ranging from 12 months to 24 months after the spin-off, but in any event generally are terminable by either party on 90 days’ notice, other than certain IT infrastructure and data processing services, for which the notice of termination may be longer. When the services under these agreements are terminated, we and FIS will arrange for alternate suppliers or hire additional employees for all the services important to our respective businesses.

Interchange Use and Cost Sharing Agreements for Corporate Aircraft

In connection with the spin-off, we entered into an interchange agreement with FIS and FNF with respect to our continued use of the corporate aircraft leased or owned by FIS and FNF, and the use by FNF and FIS of the corporate aircraft leased by us. We also entered into a cost sharing agreement with FNF and FIS with respect to the sharing of certain costs relating to other corporate aircraft that is leased or owned by FNF but used by us and by FIS from time to time. These arrangements provide us with access from time to time to additional corporate aircraft that we can use for our business purposes. The interchange agreement has a perpetual term, but may be terminated at any time by any party upon 30 days’ prior written notice. The cost sharing agreement continues as to us so long as FNF owns or leases corporate aircraft used by us. Under the interchange agreement, we reimburse FIS or FNF, or FIS or FNF reimburses us, for the net cost differential of our use of the aircraft owned or leased by FNF or FIS, and their respective aggregate use of our aircraft. The interchange use and the amounts for which each of us can be reimbursed are subject to Federal Aviation Authority regulations and are the same as would apply to any third party with whom we would enter into an aircraft interchange arrangement. Under the cost sharing agreement, FIS and we each reimburse FNF for 1/3 of the aggregate net costs relating to the aircraft, after taking into account all revenues from charters and other sources.

Lease Agreement

In connection with the spin-off, we entered into a lease agreement pursuant to which we lease office space to FIS at our Jacksonville, Florida headquarters campus and provide certain other services including telecommunications and security. This lease continues for a term of 3 years, with an option to renew. The lease provides that the rentable square footage that is leased to FIS may, by mutual agreement, increase or decrease from time to time during the term of the lease. The rent under this lease is calculated in the same manner and at the same rate per rentable square foot as applies to our lease of office space to FNF at our Jacksonville headquarters campus as well as our sublease from FNF for office space in Building V of the Jacksonville headquarters campus. The rent is comprised of a base rate amount equal to $10.50 per rentable square foot plus additional rent equal to FIS’s share of our operating expenses for the entire Jacksonville headquarters campus (subject to certain exclusions). The operating expenses fluctuate from year to year and thus, the amount of the additional rent will also fluctuate. For 2008, the total rent charged to FIS is $27.19 per rentable square foot. This rent amount may increase or decrease in future years depending on our operating expenses and the depreciation relating to the Jacksonville headquarters campus in general.

Third Party Customer Services Support Agreements

So that we and FIS could continue to provide services seamlessly to our respective existing customers, in certain limited circumstances we and FIS entered into service support agreements pursuant to which we subcontract with FIS, and FIS subcontracted with us, to provide support services required under our contracts with our respective customers. The term of these agreements are for the period required to provide uninterrupted service to the customer under the relevant customer contract.

Arrangements with FNF

Overview

There are various agreements between FNF and us, many of which were entered into in connection with the spin-off. These agreements include:

•	the corporate and transitional services agreement;

•	the master information technology and application development services agreement;

•	the interchange use and cost sharing agreements for corporate aircraft;

•	the real estate management, lease and sublease agreements;

•	the eLender services agreement;

•	the software license agreement;

•	the issuing agency agreements;

•	the tax services agreements; and

•	the real estate data and support services agreements.

Corporate and Transitional Services Agreement

Through agreements with FIS, FNF historically has provided certain corporate services to us relating to general management, statutory accounting, claims administration, corporate aviation and other administrative support services. In 2007, 2006 and 2005, FIS allocated $0.9 million, $3.4 million and $14.4 million, respectively, to us in respect of these services. In connection with the spin-off, we entered into a new corporate and transitional services agreement with FNF so that FNF can continue to provide certain of these services for us. Like the FIS corporate and transitional services agreements, the pricing for the services provided by FNF under the corporate and transitional services agreement is on a cost-only basis, in effect reimbursing FNF for the costs and expenses (including allocated staff costs) incurred in providing these corporate services to us. Likewise, the corporate and transitional services from FNF terminate at various times specified in the agreement, generally ranging from 12 months to 24 months after the spin-off, but in any event generally are terminable by either party on 90 days’ notice, other than limited services for which the notice of termination may be longer. When the services under the agreement with FNF are terminated, we will arrange for alternate suppliers or hire additional employees for all the services important to our businesses.

Master Information Technology and Application Development Services Agreement

Through agreements with FIS, FNF historically has received from us certain software development services. In 2007 and 2006, we earned $40.4 million and $16.6 million, respectively, for our provision of these services to FNF. In connection with the spin-off, we entered into a new master information technology and application development services agreement so that FNF can continue to receive these services from us. The Master Information Technology and Application Development Services Agreement sets forth the specific services to be provided and provides for statements of work and amendment as necessary. We provide the services ourselves or through one or more subcontractors that are approved by FNF, but we are responsible for compliance by each subcontractor with the terms of the agreement. The agreement provides for specified levels of service for each of the services to be provided and if we fail to provide service in accordance with the agreement, then we are required to correct our failure as promptly as possible at no cost to FNF.

Under the Master Information Technology and Application Development Services Agreement, FNF is obligated to pay us for the services that FNF and its subsidiaries utilize, calculated under a specific and comprehensive pricing schedule. Although the pricing includes some minimum usage charges, most of the service charges are based on actual usage, specifically related to the particular service and the complexity of the technical development and technology support provided by us.

The Master Information Technology and Application Development Services Agreement is effective for a term of five years unless earlier terminated in accordance with its terms. FNF has the right to renew the agreement for two successive one-year periods, by providing a written notice of its intent to renew at least six months prior to the expiration date. Upon receipt of a renewal notice, the parties will begin discussions regarding the terms and conditions that will apply for the renewal period, and if the parties have not reached agreement on the terms by the time the renewal period commences, then the agreement will be renewed for only one year on the terms as in effect at the expiration of the initial term. FNF may also terminate the agreement or any particular statement of work or base services agreement subject to certain minimum fees and prior notice requirements, as specified for each service. In addition, if either party fails to perform its obligations under the agreement, the other party may terminate after the expiration of certain cure periods.

Interchange Use and Cost Sharing Agreements for Corporate Aircraft

For a description of this agreement, refer to the subsection above entitled “Certain Relationships and Related Party Transactions — Arrangements with FIS — Interchange Use and Cost Sharing Agreements for Corporate Aircraft.”

Real Estate Management Services and Lease and Sublease Agreements

Historically, through agreements with FIS, we have received revenue from building management services (including telecommunications services) provided to FNF, and from rental income paid by FNF, in connection with office space and property management services at our Jacksonville, Florida headquarters campus. The aggregate net amounts we received in 2007, 2006 and 2005 were $2.5 million, $3.9 million and $3.6 million, respectively. In connection with the spin-off, we entered into new agreements with FNF so that we can continue to provide these management services to FNF as well as lease office space to FNF at our Jacksonville headquarters campus.

Property Management for FNF.  In connection with the spin-off, we entered into a new property management agreement with FNF, pursuant to which we continue to act as property manager for “Building V” at our Jacksonville headquarters campus. Under this agreement, we receive an annual management fee equal to $16.69 per rentable square foot per annum, payable in arrears and paid in monthly installments. The property management agreement has a term of 3 years with rights to renew for successive one-year periods thereafter.

Lease and Sublease at Jacksonville Headquarters Campus.  In connection with the spin-off, we entered into a new lease with FNF pursuant to which we lease office space to FNF at our Jacksonville headquarters campus and provide certain other services including telecommunications and security. We also entered into a new sublease with FNF pursuant to which we sublease from FNF certain office space (including furnishings) in an office building known as Building V that is located at our Jacksonville headquarters campus. Both the lease and the sublease have a term of 3 years with rights to renew for successive one-year periods thereafter. The lease and the sublease each provides that the rentable square footage that is leased to FNF, in the case of the lease, or leased to us, in the case of the sublease, may, by mutual agreement, increase or decrease from time to time during the term of the lease. The rent under this lease and this sublease is calculated in the same manner and at the same rate per rentable square foot as applies to our lease of office space to FIS at our Jacksonville headquarters campus. The rent is comprised of a base rent amount equal to $10.50 per rentable square foot plus additional rent equal to FNF’s share of our operating expenses for the entire Jacksonville headquarters campus (subject to certain exclusions). The operating expenses fluctuate from year to year and thus, the amount of the additional rent will also fluctuate. For 2008, the total rent charged to FNF under the lease, and the total rent charged to us under the sublease, is $27.19 per rentable square foot. The amount of the rent may increase or decrease in future years depending on our operating expenses and the depreciation relating to Jacksonville headquarters campus in general. In addition to our rent for office space, under the sublease we also pay rent for office furnishings for that space.

eLender Services Agreement

Pursuant to the eLender services agreement among FNF, FIS and us, and several prior agreements covering the same subject matter, we have received an interest in the proprietary “eLenderSolutions” software, software development services, and lender services business processing from FNF. Under the eLender agreement, each party conveyed their respective interests in eLenderSolutions to the other so all parties were joint owners of the software, and we further developed the software jointly. In addition, FNF processes our lenders services business for us so that we can continue to operate as title agents in certain limited geographic areas where we otherwise lack ready access to title plants. Under this agreement, FNF also licenses from us the use of certain proprietary business processes and related documentation in those limited geographic areas, and we provide FNF with oversight and advice in connection with the implementation of these business processes. In previous years, we also provided services to FNF in connection with a title insurance premium rate calculator application for use by FNF and its subsidiaries. In 2007, 2006 and 2005, we earned in the aggregate $12.2 million, $9.3 million and $11.9 million, respectively, under these agreements.

Software License Agreement

We license software to FNF under a license agreement for a package of our software known as “SoftPro.” SoftPro is a series of software programs and products that have been and continue to be used by FNF’s title insurance company subsidiaries. We receive monthly fees from FNF based on the number of workstations and the actual number of SoftPro software programs and products used in each location. In 2007, 2006 and 2005, we received $17.2 million, $12.2 million and $7.7 million, respectively, from FNF for these licenses.

Issuing Agency Agreements

Certain of our subsidiaries are party to issuing title agency agreements with two of FNF’s title insurance company subsidiaries. Under these agreements, we act as title agents for the FNF title insurance company subsidiaries in various jurisdictions. Our title agency appointments under these agreements are not exclusive; and the FNF title insurance subsidiaries each retain the ability to appoint other title agents and to issue title insurance directly. Subject to certain early termination provisions for cause, each of these agreements may be terminated upon five years’ prior written notice, which notice may not be given until after the fifth anniversary of the effective date of the agreement (thus effectively resulting in a minimum ten year term). We entered into the issuing agency contracts between July 22, 2004 and August 28, 2006. In 2007, 2006 and 2005, we earned $132.2 million, $83.9 million and $80.9 million, respectively, in commissions from these unaffiliated third parties under agency agreements, representing a commission rate in 2007 of approximately 89% of premiums earned.

Tax Services Agreements

We provide tax services to FNF title insurers pursuant to several tax service agreements. Under these agreements, we provide tax certificates to FNF title companies for closings in Texas, using a computerized tax service that allows the companies to access and retrieve information from our computerized tax plant. In 2007, 2006 and 2005 we received $6.4 million, $6.0 million and $5.6 million, respectively, for our services.

Real Estate Data and Support Services Agreements

We also provide various real estate and title related services to FNF and its subsidiaries, and FNF and its subsidiaries provide various real estate related services to us, under a number of agreements. The significant agreements are briefly described below.

Real Estate Data Services.  We provide real estate information to various FNF entities, consisting principally of data services required by the title insurers. Many of these services are provided pursuant to written agreements, but in the case of certain services provided without written agreement, FNF has orally indicated that we are their preferred provider for these services. We will continue to provide these services, subject to FNF’s continued need for such services. We earned $9.5 million, $10.0 million and $8.6 million from these services in 2007, 2006 and 2005, respectively.

Flood Zone Determination Agreements.  We provide flood zone determination services to FNF pursuant to two flood zone determination agreements. Under the agreements, we make determinations and reports regarding whether certain properties are located in special flood hazard areas. In 2007, 2006 and 2005, we received $0.6 million, $1.0 million and $0.9 million, respectively, for our services. The agreements expire on September 1, 2008 and December 31, 2008, respectively, but are automatically renewed for successive one year terms unless either party gives notice of non-renewal at least 30 days prior to the agreement’s application expiration date.

Title Plant Access and Title Production Services.  We are party to a national master services agreement with a subsidiary of FNF relating to title plant access relating to real property located in various states. Under this agreement, we receive online database access, physical access to title records, use of space, image system use, and use of special software. We pay a monthly fee (subject to certain minimum charges) based on the number of title reports or products we order as well as fees for the other services we receive. The agreement has a term of 3 years beginning in November 2006 and is automatically renewable for successive 3 year terms unless either party gives 30 days’ prior written notice. FNF has also provided title production services to us under a title production services agreement, pursuant to which we pay for services based on the number of properties searched, subject to certain minimum use. The title production services agreement can be terminated by either party upon 30 days’ prior written notice. In 2007, 2006 and 2005, we paid $5.8 million, $3.9 million and $3.0 million, respectively, for these services and access.

Investment by FNF in FNRES Holdings, Inc.

On December 31, 2006, FNF contributed $52.5 million to our subsidiary, FNRES Holdings, Inc., which we refer to as FNRES, for approximately 61% of the outstanding shares of FNRES. We continue to own the remaining 39% of FNRES. Since December 31, 2006, we no longer consolidate FNRES, but record our remaining 39% interest as an equity investment in the amount of $30.5 million and $33.5 million as of December 31, 2007 and 2006, respectively. We recorded equity losses (net of tax), from our investment in FNRES, of $3.0 million for the year ended December 31, 2007. During 2006 and 2005, FNRES contributed revenues of $45.1 million, $43.7 million, respectively, and operating (loss) income of $(6.6) million and $1.7 million, respectively.

Other Related Person Transactions and Relationships

Our board of directors has adopted a Code of Conduct, pursuant to which our directors and officers are expected to avoid any activity, investment, interest or association that interferes or appears to interfere with their independent exercise of judgment in carrying out an assigned job responsibility, or with our interests as a whole. As described in our Code of Conduct, most conflicts of interest arise where a director or officer, or his/her family member, obtains some personal benefit at our expense. To protect against such conflicts, our Code of Conduct expressly prohibits the following activities or actions:

•	Our directors and officers may not have any financial interest (other than as a minor stockholder of a publicly traded company), either directly or indirectly, in any of our suppliers, contractors, customers or competitors, or in any business transaction involving us, without the prior written approval of our compliance officer.

•	Our directors and officers may not engage in any business transaction on our behalf with a relative by blood or marriage, or with a firm of which that relative is a principal, officer or representative, without the prior written approval of our compliance officer or another appropriate LPS officer.

•	Our directors and officers may not use LPS property or services for their personal benefit unless (i) use of that property and those services has been approved for general employee or public use, or (ii) he or she has obtained our prior approval. Our directors and officers are also expressly prohibited from selling, lending, giving away or otherwise disposing of LPS property, regardless of condition or value, without proper authorization.

•	Our directors and officers are prohibited from (a) taking for themselves personally business opportunities that conflict with our interests that are discovered through the use of LPS property, information or position; (b) using LPS property, information, or position for personal gain; and (c) competing with us; provided, that this does not limit their services to FIS or FNF or any actions permitted under our certificate of incorporation.

It is our policy to review all relationships and transactions in which we and our directors or executive officers (or their immediate family members) will be participants in order to determine whether the director or officer in question has or may have a direct or indirect material interest. Under our Code of Conduct, a team comprised of our selected staff from the legal, internal audit and human resources departments has the responsibility for developing and implementing procedures for reviewing and evaluating any relevant transactions and relationships. We have appointed a compliance officer who performs ongoing administrative functions in connection with our Code of Conduct and, together with our legal staff, is primarily responsible for developing and implementing procedures to obtain the necessary information from our directors and officers regarding related person transactions. Under our Code of Conduct, any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest must be discussed promptly with our compliance officer. The compliance officer, together with our legal staff, then shall review the transaction or relationship, and consider the material terms of the transaction or relationship, including the importance of the transaction or relationship to us, the nature of the related person’s interest in the transaction or relationship, whether the transaction or relationship would likely impair the judgment of a director or executive officer to act in our best interest, and any other factors they deem appropriate. After reviewing the facts and circumstances of each transaction, the compliance officer, with assistance from the legal staff, shall determine whether the director or officer in question has a direct or indirect material interest in the transaction. As required under the SEC rules, transactions with LPS that are determined to be directly or indirectly material to a related person will be disclosed in our proxy statement. In addition, the audit committee shall review and approve or ratify any related person transaction that is required to be disclosed. We expect that any waiver of the provisions of our Code of Conduct will be infrequent and will be granted by the compliance officer (or other applicable supervising officer) only when justified by unusual circumstances. In addition, any waiver of the provisions of our Code of Conduct with respect to any of our directors or executive officers must be approved by our audit committee and will be promptly disclosed to the extent required by applicable laws or stock exchange listing standards. Any director, officer or employee who has violated our Code of Conduct may be subject to a full range of penalties including oral or written censure, training or re-training, demotion or re-assignment, suspension with or without pay or benefits, or termination of employment.

DESCRIPTION OF NOTES

In this Description of Notes, the Company refers only to Lender Processing Services, Inc., and any successor obligor on the new notes, and not to any of its subsidiaries. You can find the definitions of certain terms used in this description under “— Certain definitions.”

The Company will issue the new notes under the indenture, dated as of July 2, 2008, among the Company, the Guarantors party thereto and U.S. Bank, as trustee (the “indenture”). In addition, the indenture governs the obligations of the Company and of each Subsidiary Guarantor under the new notes and the Subsidiary Guarantees, respectively. The terms of the new notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

The terms of the new notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the old notes do not apply to the new notes.

The following is a summary of the material provisions of the indenture. Because this is a summary, it may not contain all the information that is important to you. You should read the indenture in its entirety. A copy of the indenture is available as described under “Where you can find additional information.”

Basic terms of new notes

The new notes

•	are unsecured unsubordinated obligations of the Company, ranking equally in right of payment with all existing and future unsubordinated obligations of the Company and senior in right of payment to any subordinated Debt of the Company;

•	will be unconditionally guaranteed by the Guarantors, which guaranties shall in each case be a senior unsecured obligation of the Guarantors and senior in right of payment to any subordinated Debt of the Guarantors;

•	are issued in an original aggregate principal amount of $375,000,000;

•	mature on July 1, 2016; and

•	bear interest commencing July 2, 2008 at 8.125%, payable semiannually on each January 1 and July 1, commencing on January 1, 2009, to holders of record on the June 15 or December 15 immediately preceding the interest payment date.

Since the new notes are unsecured, in the event of bankruptcy, liquidation, reorganization or other winding up of the Company or the Guarantors or upon a default in payment with respect to, or the acceleration of, any Debt under the Credit Agreement or other senior secured Debt, the assets of the Company and the Guarantors that secure senior secured Debt will be available to pay obligations on the new notes and the Guaranties only after all Debt under such Credit Agreement and other senior secured Debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the new notes and the Guaranties then outstanding.

Under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the indenture until the Company elects to designate any such entity as a Restricted Subsidiary. As of the date hereof, the Company has no Unrestricted Subsidiaries.

Interest on the new notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Additional new notes

Subject to the covenants described below, the Company may issue additional new notes under the indenture having the same terms in all respects as the new notes except that interest will accrue on the additional new notes from their date of issuance. The new notes and any additional new notes would be treated as a single class for all purposes under the indenture and will vote together as one class on all matters with respect to the new notes. Unless the context otherwise requires, for all purposes of the indenture and this “Description of Notes,” references to the new notes include any additional new notes actually issued.

Optional redemption

Except as set forth in the next three paragraphs, the new notes are not redeemable at the option of the Company.

At any time prior to July 1, 2011, the Company may redeem the new notes, in whole or in part, at a redemption price equal to 100.0% of the principal amount of the new notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to, the date of redemption (the “Redemption Date”), subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date.

At any time and from time to time on or after July 1, 2011, the Company may on one or more occasions redeem the new notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest on the new notes redeemed to the redemption date, if redeemed during the twelve-month period beginning on July 1, of the years indicated below, subject to the rights of noteholders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2011	106.094%
2012	104.063%
2013	102.031%
2014 and thereafter	100.000%

At any time and from time to time prior to July 1, 2011, the Company may redeem the new notes with the net cash proceeds received by the Company from any Equity Offering at a redemption price equal to 108.125% of the principal amount plus accrued and unpaid interest to the redemption date, in an aggregate principal amount for all such redemptions not to exceed 35% of the original aggregate principal amount of the new notes, including additional new notes, provided that

(1) in each case the redemption takes place not later than 60 days after the closing of the related Equity Offering, and

(2) not less than 65% of the original aggregate principal amount of the new notes issued (calculated after giving effect to any issuance of additional new notes) remains outstanding immediately thereafter.

If fewer than all of the new notes are being redeemed, the trustee will select the new notes to be redeemed pro rata, by lot or by any other method the trustee in its sole discretion deems fair and appropriate, in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. Upon surrender of any new note redeemed in part, the holder will receive a new note equal in principal amount to the unredeemed portion of the surrendered note. Once notice of redemption is sent to the holders, notes called for redemption become due and payable at the redemption price on the redemption date, and, commencing on the redemption date, notes redeemed will cease to accrue interest.

No mandatory redemption or sinking fund

There will be no mandatory redemption or sinking fund payments for the new notes.

Guaranties

The obligations of the Company pursuant to the new notes, including any repurchase obligation resulting from a Change of Control, will be unconditionally guaranteed, jointly and severally, on an unsecured unsubordinated basis, by the Guarantors. Each Domestic Restricted Subsidiary of the Company that guarantees Debt under the Credit Agreement must provide a guaranty of the new notes (a “Note Guaranty”), and, if the guaranteed Debt is Subordinated Debt, the Guarantee of such guaranteed Debt must be subordinated in right of payment to the Note Guaranty to at least the extent that the guaranteed Debt is subordinated to the new notes.

Each Note Guaranty will be limited to the maximum amount that would not render the Guarantors obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. By virtue of this limitation, a Guarantor’s obligation under its Note Guaranty could be significantly less than amounts payable with respect to the new notes, or a Guarantor may have effectively no obligation under its Note Guaranty. See “Risk Factors — Risks related to the notes — Fraudulent conveyance laws may void the new notes and/or the guarantees or subordinate the new notes and/or the guarantees.”

The Note Guaranty of a Guarantor will terminate and be discharged and of no further force and effect and the applicable Guarantor will be automatically and unconditionally released from all its obligations thereunder:

(1) concurrently with any direct or indirect sale or other disposition (including by way of consolidation, merger or otherwise) of the Guarantor or the sale or disposition (including by way of consolidation, merger or otherwise) of all or substantially all the assets of the Guarantor (other than to the Company or a Domestic Restricted Subsidiary) otherwise permitted by the indenture,

(2) upon the designation in accordance with the indenture of the Guarantor as an Unrestricted Subsidiary,

(3) at any time that such Guarantor is released from all of its obligations (other than contingent indemnification obligations that may survive such release) under all of its Guaranties of all Debt of the Company under the Credit Facilities except a discharge by or as a result of payment under such guarantee (it being understood that a release subject to contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Guarantee shall also be reinstated),

(4) upon the merger or consolidation of any Guarantor with and into the Company or another Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Guarantor following or contemporaneously with the transfer of all of its assets to the Company or another Guarantor,

(5) defeasance or discharge of the new notes, as provided in “— Defeasance and discharge” or upon satisfaction and discharge of the indenture, or

(6) upon the prior consent of the holders of at least a majority in aggregate principal amount of the new notes then outstanding.

Registration rights

The Company and the Guarantors have entered into a registration rights agreement with the initial purchasers with respect to the old notes. In that agreement, the Company has agreed for the benefit of the holders of the notes that the Company will use its reasonable best efforts to file with the SEC and cause to become effective a registration statement relating to an offer to exchange the notes for an issue of SEC-registered notes with terms identical to the notes (except that the new notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below). The registration statement of which this prospectus forms a part is being filed by the Company to fulfill its obligations under the Registration Rights Agreement.

When the SEC declares the exchange offer registration statement effective, the Company will offer the new notes in exchange for the old notes. The exchange offer will remain open for at least 20 business days after the date the Company mails notice of the exchange offer to noteholders. For each note surrendered to the Company under the exchange offer, the noteholder will receive a new note of equal principal amount. Interest on each new note will accrue from the last interest payment date on which interest was paid on the old notes or, if no interest has been paid on the old notes, from the closing date.

If the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before the date that is the 210th calendar day after the Issue Date, the annual interest rate borne by the old notes will be increased by 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provide that the rate at which such additional interest accrues may in no event exceed 1.0% per annum) until the exchange offer is completed or the shelf registration statement is declared effective. The increased interest described above is the sole and exclusive monetary remedy available to holders under the registration rights agreement in the case of a registration default.

If the Company effects the exchange offer, the Company will be entitled to close the exchange offer 20 business days after its commencement, provided that the Company has accepted all old notes validly surrendered in accordance with the terms of the exchange offer. Old notes not tendered in the exchange offer shall bear interest at the rate set forth on the cover page of this offering memorandum and be subject to all the terms and conditions specified in the indenture with respect to the old notes, including transfer restrictions.

Ranking

The new notes will be general unsecured obligations of the Company and will be at least pari passu in right of payment to all unsecured Debt of the Company. In addition, the Note Guaranties shall in each case be a senior unsecured obligation of the Guarantors and senior in right of payment to any subordinated Debt of such Guarantor. Since the new notes are unsecured, in the event of bankruptcy, liquidation, reorganization or other winding up of the Company or the Guarantors or upon a default in payment with respect to, or the acceleration of, any Debt under the Credit Agreement or other senior secured Debt, the assets of the Company and the Guarantors that secure other senior secured Debt will be available to pay obligations on the new notes and the Guaranties only after all Debt under such Credit Agreement and other senior secured Debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the new notes and the Guaranties then outstanding. As of June 30, 2008, after giving pro forma effect to the Spin-Off, the issuance of the notes and the application of the proceeds therefrom, the Company and the Guarantors, on a combined basis, had approximately $1.2 billion in secured debt under the Credit Agreement, and no subordinated debt. Although the indenture contains limitations on the amount of additional Debt that the Company and its Restricted Subsidiaries may incur, the amount of additional Debt could be substantial. See “Certain covenants — Limitation on debt and disqualified or preferred stock.” In addition, substantially all the operations of the Company are conducted through its subsidiaries. Certain of the Company’s subsidiaries have not guaranteed the new notes. Claims of creditors of non-guarantor subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those subsidiaries, and claims of preferred and minority stockholders (if any) of those subsidiaries generally will have priority with respect to the assets and earnings of those subsidiaries over the claims of creditors of the Company, including holders of the new notes. The new notes and each Note Guaranty therefore will be effectively subordinated to creditors (including trade creditors) and preferred and minority stockholders (if any) of subsidiaries of the Company (other than the Guarantors). As of June 30, 2008, after giving pro forma effect to the Spin-Off, the issuance of the notes and the application of the proceeds therefrom, the total liabilities of the Company’s subsidiaries (other than the Guarantors) would have been under 5% of the Company’s combined total liabilities, including trade payables. Although the indenture limits the incurrence of Debt and Disqualified or Preferred Stock of Restricted Subsidiaries, the limitation is subject to a number of significant exceptions. Moreover, the indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Debt or Disqualified or Preferred Stock under the indenture. See “— Certain covenants — Limitation on debt and disqualified or preferred stock”.

Certain covenants

The indenture contains covenants including, among others, the following:

Suspension of certain covenants when notes rated investment grade

During any period of time that:  (i) the new notes have an Investment Grade Rating from either Rating Agency and (ii) no Default or Event of Default has occurred and is continuing under the indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Company and the Restricted Subsidiaries will not be subject to the following provisions (collectively, the “Suspended Covenants”) of the indenture:

(1) “— Limitation on debt and disqualified or preferred stock”;

(2) “— Limitation on restricted payments”;

(3) “— Limitation on dividend and other payment restrictions affecting restricted subsidiaries”;

(4) “— Limitation on asset sales”;

(5) “— Limitation on transactions with affiliates”; and

(6) clause (3) of the first paragraph under “— Consolidation, merger or sale of assets — Consolidation, merger or sale of assets by the Company; No lease of all or substantially all assets”.

Upon the occurrence of a Covenant Suspension Event, the amount of Net Cash Proceeds that have not been invested or applied as provided under “ — Limitation on asset sales” shall be set at zero as of such date (the “Suspension Date”). In the event that, on any date subsequent to any Suspension Date (the “Reversion Date”), both Rating Agencies withdraw their Investment Grade Rating or downgrade such rating to below an Investment Grade Rating, or a Default or Event of Default occurs and is continuing, then the Company and the Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding the reinstatement of the Suspended Covenants, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

On the Reversion Date all Debt Incurred during the Suspension Period will be classified as having been Incurred or issued pursuant to “ — Limitation on debt and disqualified or preferred stock” below (to the extent such Debt would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Debt Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Debt would not be so permitted to be Incurred or issued pursuant to “ — Limitation on debt and disqualified or preferred stock”, such Debt will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (8) of “ — Limitation on debt and disqualified or preferred stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “ — Limitation on restricted payments” will be made as though the covenant described under “ — Limitation on restricted payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “ — Limitation on restricted payments.”

Limitation on debt and disqualified or preferred stock.

(a) The Company

(1) will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt; and

(2) (x) will not, and will not permit any Restricted Subsidiary to, Incur any Disqualified Stock, and (y) will not permit any of its Restricted Subsidiaries to Incur any Preferred Stock (other than Disqualified or Preferred Stock of Restricted Subsidiaries held by the Company or a Restricted Subsidiary, so long as it is so held);

provided that the Company or any Guarantor may Incur Debt and the Company or any Guarantor may Incur Disqualified Stock and any Guarantor may Incur Preferred Stock if, on the date of the Incurrence, after giving effect to the Incurrence and the receipt and application of the proceeds therefrom, the Fixed Charge Coverage Ratio is not less than 2:1.

(b) Notwithstanding the foregoing, the Company and, to the extent provided below, any Restricted Subsidiary may Incur the following (“Permitted Debt”):

(1) Debt (“Permitted Bank Debt”) of the Company or any Guarantor pursuant to Credit Facilities; provided that the aggregate principal amount at any time outstanding does not exceed $1.5 billion, less any amount of such Debt permanently repaid as provided under “ — Certain covenants — Limitation on asset sales”, and Guarantees of such Debt by the Company or any Restricted Subsidiary (provided that such Restricted Subsidiary concurrently Guarantees the new notes);

(2) Debt of the Company owning to any Restricted Subsidiary or Debt of any Restricted Subsidiary owing to the Company or any other Restricted Subsidiary, in each case for so long as such Debt continues to be owed to the Company or a Restricted Subsidiary, as the case may be and which, if (x) the obligor is the Company, such Debt is subordinated in right of payment to the new notes and (y) the obligor is a Guarantor and the Company or a Guarantor is not the obligee, such Debt is subordinated in right of payment to the Note Guaranty of such Guarantor;

(3) Debt of the Company pursuant to the new notes (other than additional notes) and Debt of any Guarantor pursuant to a Note Guaranty of the new notes (including additional new notes);

(4) Debt (“Permitted Refinancing Debt”) constituting an extension or renewal of, replacement of, or substitution for, or issued in exchange for, or the net proceeds of which are used to repay, redeem, repurchase, refinance or refund, including by way of defeasance or discharge (all of the above, for purposes of this clause, “refinance”) Debt then outstanding on the date of the indenture or Incurred thereafter in compliance with the indenture (including, subject to the limits below, (x) Debt of the Company that refinances Debt of any Restricted Subsidiary, (y) Debt of any Restricted Subsidiary that refinances Debt of another Restricted Subsidiary or the Company and (z) Debt that refinances Permitted Refinancing Debt) in an amount not to exceed the principal amount of the Debt so refinanced, plus premiums, fees and expenses; provided that

(A) in case the Debt to be refinanced is subordinated in right of payment to the new notes, the new Debt, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made subordinate in right of payment to the new notes at least to the extent that the Debt to be refinanced is subordinated to the new notes,

(B) (a) if the Stated Maturity of the Debt being refinanced is earlier than the Stated Maturity of the new notes, the Refinancing Debt has a Stated Maturity no earlier than the Stated Maturity of the Debt being refinanced or (b) if the Stated Maturity of the Debt being refinanced is later than the Stated Maturity of the new notes, the Refinancing Debt has a Stated Maturity after the Stated Maturity of the new notes,

(C) the Average Life of the new Debt is at least equal to the remaining Average Life of the Debt to be refinanced,

(D) in no event may Debt of the Company or any Guarantor be refinanced pursuant to this clause by means of any Debt of any Restricted Subsidiary that is not a Guarantor, and

(E) Debt Incurred pursuant to clauses (1), (2), (5), (6), (10), (11), (12), (13), (14), (15) (16) and (17) may not be refinanced pursuant to this clause;

(5) Hedging Agreements of the Company or any Restricted Subsidiary entered into in the ordinary course of business for the purpose of limiting risks associated with the business (including the Debt) of the Company and its Restricted Subsidiaries and not for speculation;

(6) Debt of the Company or any Restricted Subsidiary with respect to (A) letters of credit and bankers’ acceptances issued in the ordinary course of business and not supporting Debt, including letters of credit supporting performance, surety or appeal bonds or (B) indemnification, adjustment of purchase price or similar obligations Incurred in connection with the acquisition or disposition of any business or assets;

(7) Acquired Debt, provided that after giving effect to the Incurrence thereof, the Company could Incur at least $1.00 of Debt under the Fixed Charge Coverage Ratio under paragraph (a) above;

(8) Debt of the Company or any Restricted Subsidiary outstanding on the Issue Date (and, for the purposes of clause (4)(E), not otherwise constituting Permitted Debt);

(9) Debt of the Company or any Restricted Subsidiary, which may include Capital Leases, Incurred on or after the Issue Date no later than one year after the date of purchase or completion of construction or improvement of property or assets or the acquisition of the Capital Stock of any Person that owns such property or assets for the purpose of financing or refinancing all or any part of the purchase price, leasing cost or cost of construction or improvement, provided that the principal amount of any Debt Incurred pursuant to this clause may not exceed (a) $50.0 million less (b) the aggregate outstanding amount of Permitted Refinancing Debt Incurred to refinance Debt Incurred pursuant to this clause;

(10) Debt of (x) the Company or any Guarantor consisting of Guarantees of Debt of the Company or any Guarantor or (y) any Non-Guarantor Restricted Subsidiary consisting of Guarantees of Debt of another Non-Guarantor Restricted Subsidiary, in each case Incurred under any other clause (including, without limitation, paragraph (a)) of this covenant;

(11) Debt Incurred by the Company or any Restricted Subsidiary representing deferred compensation to employees of the Company or a Restricted Subsidiary Incurred (x) in the ordinary course of business or (y) in connection with any acquisition permitted by the indenture;

(12) Debt consisting of promissory notes issued by the Company or any Restricted Subsidiary to future, present or former directors, officers, members of management, employees or consultants of the Company or any of its Subsidiaries or their respective estates, heirs, family members, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Company permitted by “— Limitation on restricted payments”;

(13) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Debt is extinguished within five business days of Incurrence;

(14) Debt of the Company or any Restricted Subsidiary supported by a letter of credit issued pursuant to Credit Facilities that is Incurred under clause (1) above, in a principal amount not in excess of the stated amount of such letter of credit;

(15) Debt Consisting of the financing of insurance premiums in the ordinary course of business;

(16) Debt in respect of Cash Management Practices;

(17) Debt Incurred in the ordinary course of business by the Exchange Companies in connection with “1031 exchange” transactions under Section 1031 of the Code (or regulations promulgated thereunder, including Revenue Procedure 2000-37) that is limited in recourse to the properties (real or personal) which are the subject of such “1031 exchange” transactions (collectively, the “Specified Non-Recourse Indebtedness”); and

(18) Debt of the Company or any Restricted Subsidiary Incurred on or after the Issue Date not otherwise permitted in an aggregate principal amount at any time outstanding, including any Permitted Refinancing Debt in respect thereof, not to exceed $50.0 million.

For purposes of determining compliance with the covenant described above in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Debt in any manner that complies with this covenant and may include the amount and type of such Debt in one or more of such clauses (including in part under one such clause and in part under another such clause) and only be required to include the amount and type of such Debt in one of such clauses; provided that all Debt under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred pursuant to clause (1) and the Company shall not be permitted to reclassify all or any portion of such Debt under the Credit Agreement outstanding on the Issue Date.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Debt, the U.S. dollar-equivalent principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred, in the case of term Debt, or first committed, in the case of revolving credit Debt; provided that if such Debt is Incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Debt that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Debt Incurred to refinance other Debt, if Incurred in a different currency from the Debt being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinancing Debt is denominated that is in effect on the date of such refinancing.

Notwithstanding anything contained herein, neither the Company nor any Guarantor may Incur any Debt that is subordinate in right of payment to other Debt of the Company or the Guarantor unless such Debt is also subordinate in right of payment to the new notes or the relevant Note Guaranty on substantially identical terms. The indenture will not treat (1) unsecured Debt as subordinated or junior to secured Debt merely because it is unsecured or (2) senior Debt as subordinated or junior to any other senior Debt merely because it has a junior priority with respect to the same collateral or by virtue of the fact that the holders of such senior Debt have entered into intercreditor or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

Limitation on restricted payments.

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly (the payments and other actions described in the following clauses being collectively “Restricted Payments”):

•	declare or pay any dividend or make any distribution on its Equity Interests (other than dividends or distributions paid in the Company’s Qualified Equity Interests) held by Persons other than the Company or any of its Restricted Subsidiaries;

•	purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary held by Persons other than the Company or any of its Restricted Subsidiaries;

•	repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, any Subordinated Debt except a payment of interest or principal at Stated Maturity (other than (x) Debt of the Company owing to and held by any Guarantor or Debt of a Guarantor owing to and held by the Company or any other Guarantor permitted under clause (2) of the second paragraph of the covenant “— Limitation on debt and disqualified and preferred stock” or (y) a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement); or

•	make any Investment other than a Permitted Investment;

unless, at the time of, and after giving effect to, the proposed Restricted Payment:

(1) no Default has occurred and is continuing,

(2) the Company could Incur at least $1.00 of Debt under paragraph (a) of “ — Certain covenants — Limitation on debt and disqualified or preferred stock”, and

(3) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) made on or after the Issue Date would not, subject to paragraph (c), exceed the sum of

(A) 50% of the aggregate amount of the Consolidated Net Income (or, if the Consolidated Net Income is a loss, minus 100% of the amount of the loss) accrued on a cumulative basis during the period, taken as one accounting period, beginning on July 1, 2008 and ending on the last day of the Company’s most recently completed fiscal quarter for which internal financial statements are available, plus

(B) subject to paragraph (c), the aggregate net cash proceeds and the fair value (as determined in good faith by the Board of Directors) of property or assets received (x) by the Company as capital contributions to the Company (other than from a Subsidiary) after the Issue Date or (y) by the Company (other than from a Subsidiary) after the Issue Date from the issuance and sale of its

Qualified Equity Interests, including by way of issuance of its Disqualified Equity Interests or Debt to the extent since converted or exchanged into Qualified Equity Interests of the Company, plus

(C) an amount equal to the sum, for all Unrestricted Subsidiaries, of the following:

(x) the cash return, after the Issue Date, on Investments in an Unrestricted Subsidiary made after the Issue Date pursuant to this paragraph (a) as a result of dividends, distributions, cancellation of indebtedness for borrowed money owed by the Company or any Restricted Subsidiary to an Unrestricted Subsidiary, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary, any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), plus

(y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the assets less liabilities of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments made after the Issue Date by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary pursuant to this paragraph (a), plus

(D) the cash return, after the Issue Date, on any other Investment made after the Issue Date pursuant to this paragraph (a), as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), not to exceed the amount of such Investment so made.

The amount expended in any Restricted Payment, if other than in cash, will be deemed to be the fair market value of the relevant non-cash assets, as determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a Board Resolution.

(b) The foregoing will not prohibit any of the following (each, a “Permitted Payment”):

(1) the payment of any dividend within 60 days after the date of declaration thereof if, at the date of declaration, such payment would comply with paragraph (a);

(2) dividends or distributions by a Restricted Subsidiary payable, on a pro rata basis or on a basis more favorable to the Company, to all holders of any class of Capital Stock of such Restricted Subsidiary a majority of which is held, directly or indirectly through Restricted Subsidiaries, by the Company;

(3) the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Debt with the proceeds of, or in exchange for, Permitted Refinancing Debt;

(4) the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of a substantially concurrent offering of, Qualified Equity Interests of the Company or a substantially concurrent capital contribution to the Company;

(5) the repayment, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Debt (x) of the Company in exchange for, or out of the proceeds of, a substantially concurrent offering of, Qualified Equity Interests of the Company or a substantially concurrent capital contribution to the Company or (y) constituting Acquired Debt that is repaid, redeemed, repurchased, defeased, acquired or retired in accordance with the proviso in the definition of “Acquired Debt”;

(6) any Investment made in exchange for, or out of the net cash proceeds of, a substantially concurrent offering of Qualified Equity Interests of the Company or a substantially concurrent capital contribution to the Company;

(7) the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company held by any future, present or former officers, directors, employees, members of management or consultants (or their heirs, family members, spouses, former spouses or their estates or other beneficiaries under their estates), upon death, disability, retirement, severance or termination of employment or pursuant to any agreement under which the Equity Interests were issued; provided that the aggregate cash consideration paid therefor in any calendar year after the Issue Date does not exceed an aggregate amount of $10.0 million;

(8) the declaration and payment of cash dividends on any Disqualified Stock of the Company or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary Incurred after the Issue Date in compliance with “— Certain covenants — Limitation on debt and disqualified or preferred stock”;

(9) the repurchase of any Subordinated Debt at a purchase price not greater than 101% of the principal amount thereof in the event of (x) a change of control pursuant to a provision no more favorable to the holders thereof than “— Certain covenants — Repurchase of notes upon a change of control” or (y) an Asset Sale pursuant to a provision no more favorable to the holders thereof than “— Certain covenants — Limitation on asset sales”, provided that, in each case, prior to the repurchase the Company has made an Offer to Purchase and repurchased all notes issued under the indenture that were validly tendered for payment in connection with the offer to purchase;

(10) repurchases of Qualified Equity Interests deemed to occur upon exercise of stock options or warrants if such Qualified Equity Interests represent a portion of the exercise price of such options or warrants;

(11) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Qualified Equity Interests of the Company and the Restricted Subsidiaries;

(12) Restricted Payments made in connection with the Spin-Off or pursuant to the terms of any Spin-Off Agreement as amended, modified or replaced from time to time so long as the amended, modified or new agreements, taken as a whole, are no less favorable to the Company and its Restricted Subsidiaries than those in effect in the agreement being amended, modified or replaced;

(13) repurchases by the Company or any Restricted Subsidiary of Equity Interests or other ownership interests that were not theretofore owned by the Company or a Subsidiary of the Company in any Restricted Subsidiary;

(14) any Restricted Payments of the type described in either of the first two bullet points of this covenant in an aggregate amount made under this clause (14) in any calendar year not to exceed $40.0 million; and

(15) any other Restricted Payment, which together with all other Restricted Payments made pursuant to this clause (15) on or after the Issue Date, does not exceed $20.0 million (net of, with respect to the Investment in any particular Person made pursuant to this clause, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income) not to exceed the amount of such Investments in such Person made after the Issue Date in reliance on this clause);

provided that, in the case of clauses (6), (7), (8) and (14) no Default has occurred and is continuing or would occur as a result thereof.

(c) Proceeds of the issuance of Qualified Equity Interests will be included under clause (3) of paragraph (a) only to the extent they are not applied as described in clause (4), (5) or (6) of paragraph (b). Restricted Payments permitted pursuant to clause (3), (4), (5), (6), (8), (12), (13) or (14) will not be included in making the calculations under clause (3) of paragraph (a).

Limitation on liens.

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its properties or assets, whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, without effectively providing that the new notes or, in respect of Liens on any Restricted Subsidiary’s property or assets, any Note Guaranty of such Restricted Subsidiary, are secured equally and ratably with (or, if the obligation to be secured by the Lien is subordinated in right of payment to the new notes or any Note Guaranty, prior to) the obligations so secured for so long as such obligations are so secured.

Any such Lien shall be automatically and unconditionally released and discharged in all respects upon (i) the release and discharge of the other Lien to which it relates (except a release and discharge upon payment of the obligation secured by such Lien during the pendency of any Default or Event of Default under the Indenture, in which case such Liens shall only be discharged and released upon payment of the new notes or cessation of such Default or Event of Default), (ii) in the case of any such Lien in favor of any such Note Guaranty, upon the termination and discharge of such Note Guaranty in accordance with the terms of the indenture or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of the covenant described under “Consolidation, Merger or sale of assets — Consolidation, merger or sale of assets by the Company” below) in compliance with the indenture to any Person (not an Affiliate of the Company) of the property or assets secured by such initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such initial Lien).

Limitation on sale and leaseback transactions.

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any property or asset unless the Company or the Restricted Subsidiary would be entitled to

(A) Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to “— Certain covenants — Limitation on debt and disqualified or preferred stock”, and

(B) create a Lien on such property or asset securing such Attributable Debt pursuant to “— Certain covenants — Limitation on liens”,

in which case, the corresponding Debt and Lien will be deemed Incurred pursuant to those provisions.

Limitation on dividend and other payment restrictions affecting restricted subsidiaries.

(a) Except as provided in paragraph (b), the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to

(1) pay dividends or make any other distributions on any Equity Interests of the Restricted Subsidiary owned by the Company or any other Restricted Subsidiary,

(2) pay any Debt or other obligation owed to the Company or any other Restricted Subsidiary,

(3) make loans or advances to the Company or any other Restricted Subsidiary, or

(4) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

(b) The provisions of paragraph (a) do not apply to any encumbrances or restrictions:

(1) existing on the Issue Date in the Credit Agreement, the indenture or any other agreements or instruments in effect on the Issue Date, and any extensions, renewals, replacements or refinancings of any of the foregoing; provided that the encumbrances and restrictions in the extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the noteholders than the encumbrances or restrictions being extended, renewed, replaced or refinanced;

(2) existing under or by reason of applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses;

(3) existing (including, without limitation, as part of the terms of any Acquired Debt)

(A) with respect to any Person, or to the property or assets of any Person, at the time the Person is acquired by the Company or any Restricted Subsidiary, or

(B) with respect to any Unrestricted Subsidiary at the time it is designated or is deemed to become a Restricted Subsidiary,

which encumbrances or restrictions (i) are not applicable to any other Person or the property or assets of any other Person and (ii) were not put in place in anticipation of such event and any extensions, renewals, replacements or refinancings of any of the foregoing, provided the encumbrances and restrictions in the extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the noteholders than the encumbrances or restrictions being extended, renewed, replaced or refinanced;

(4) (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the indenture, (C) contained in mortgages, pledges or other security agreements securing Debt of a Restricted Subsidiary (permitted by the indenture) to the extent restricting the transfer of the property or assets subject thereto, (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary, (E) pursuant to purchase money obligations or Capital Lease obligations (permitted by the indenture) that impose encumbrances or restrictions on the property or assets so acquired, (F) on cash or other deposits or net worth imposed by customers or suppliers under agreements entered into in the ordinary course of business, (G) pursuant to customary provisions contained in agreements, including, without limitation, any joint venture agreements, and instruments entered into in the ordinary course of business (including but not limited to leases, sale and leaseback agreements, asset sale agreements and joint venture and other similar agreements entered into in the ordinary course of business), or (H) pursuant to customary provisions in Hedging Agreements, permitted by the indenture;

(5) with respect to a Restricted Subsidiary (or any of its property or assets) and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, the Restricted Subsidiary that is permitted by “— Certain covenants — Limitation on asset sales”;

(6) contained in the terms governing any Permitted Refinancing Debt if (as determined in good faith by the Board of Directors) the encumbrances or restrictions are, taken as a whole, no less favorable in any material respect to the noteholders than those contained in the agreements governing the Debt being refinanced;

(7) any customary encumbrances or restrictions contained in (i) any Credit Facilities extended to any Foreign Subsidiary of the Company permitted to be Incurred under the indenture or (ii) Debt, Preferred Stock or Disqualified Stock permitted to be Incurred under the indenture; provided that the Company’s board of directors determines in good faith that such restrictions will not have a material adverse effect on the Company’s ability to pay principal and interest on the new notes;

(8) any customary restrictions imposed in connection with a Securitization Financing; or

(9) required pursuant to the indenture.

Guaranties by restricted subsidiaries.

If any Domestic Restricted Subsidiary guarantees any Debt under the Credit Agreement after the date of the indenture, the Restricted Subsidiary must provide a Note Guaranty.

Repurchase of notes upon a change of control.

Not later than 30 days following a Change of Control, the Company will make an Offer to Purchase all outstanding notes at a purchase price equal to 101% of the principal amount plus accrued interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Company shall not be obligated to repurchase notes pursuant to this covenant in the event that it has exercised its right to redeem all of the new notes as described under “— Optional redemption.”

An “Offer to Purchase” must be made by written offer, which will specify the principal amount of notes subject to the offer and the purchase price. The offer must specify an expiration date (the “expiration date”) not less than 30 days or more than 60 days after the date of the offer and a settlement date for purchase (the “purchase date”) not more than five Business Days after the expiration date. The offer must include information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable the holders to make an informed decision with respect to the Offer to Purchase. The offer will also contain instructions and materials necessary to enable holders to tender notes pursuant to the offer.

A holder may tender all or any portion of its notes pursuant to an Offer to Purchase, subject to the requirement that any portion of a note tendered must be in a multiple of $1,000 principal amount. Holders are entitled to withdraw notes tendered up to the close of business on the expiration date. On the purchase date the purchase price will become due and payable on each note accepted for purchase pursuant to the Offer to Purchase, and interest on notes purchased will cease to accrue on and after the purchase date.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer, or (ii) notice of redemption has been given pursuant to the indenture as described under the caption “— Optional redemption,” unless and until there is a default of the applicable redemption price.

The Company will comply with Rule 14e-1 under the Exchange Act and all other applicable laws in making any Offer to Purchase, and the above procedures will be deemed modified as necessary to permit such compliance.

The Company has agreed in the indenture that it will timely repay Debt or obtain consents as necessary under, or terminate, agreements or instruments that would otherwise prohibit an Offer to Purchase required to be made pursuant to the indenture. Notwithstanding this agreement of the Company, it is important to note the following:

The Credit Agreement restricts the Company from purchasing notes in the event of a Change of Control and also provides that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs, the Company could seek the consent of the Credit Agreement lenders to the purchase of notes or could attempt to refinance the Credit Agreement. If the Company were not able to obtain that consent or to refinance, it would continue to be prohibited from purchasing notes. In that case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the indenture, which would in turn constitute a default under the Credit Agreement.

Future debt of the Company may also prohibit the Company from purchasing notes in the event of a Change of Control, provide that a Change of Control is a default or require repurchase upon a Change of Control. Moreover, the exercise by the noteholders of their right to require the Company to purchase the new notes could cause a default under other debt, even if the Change of Control itself does not, due to the financial effect of the purchase on the Company.

Finally, the Company’s ability to pay cash to the noteholders following the occurrence of a Change of Control may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make the required purchase of the new notes. See “Risk Factors — We may be unable to make a change of control offer required by the indenture governing the new notes which would cause defaults under the indenture governing the new notes and our new credit facilities.”

The phrase “all or substantially all”, as used with respect to the assets of the Company in the definition of “Change of Control”, is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” the assets of the Company has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be unclear.

Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holder of the new notes to require that the Company purchase or redeem the new notes in the event of a takeover, recapitalization or similar transaction.

The provisions under the indenture relating to the Company’s obligation to make an offer to repurchase the new notes as a result of a Change of Control may be waived or amended as described in “— Amendments and waivers.”

Limitation on asset sales.

The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless the following conditions are met:

(1) The Asset Sale is for fair market value, as determined in good faith by the Board of Directors.

(2) At least 75% of the consideration consists of cash or Cash Equivalents received at closing. (For purposes of this clause (2), the assumption by the purchaser of Debt or other obligations (other than Subordinated Debt) of the Company or a Restricted Subsidiary pursuant to a customary novation agreement, and instruments or securities received from the purchaser that are promptly, but in any event within 30 days of the closing, converted by the Company to cash, to the extent of the cash actually so received, shall be considered cash received at closing.)

(3) Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Net Cash Proceeds may be used

(A) to permanently repay secured Debt (and in the case of a revolving credit, permanently reduce the commitment thereunder by such amount), in each case owing to a Person other than the Company or any Restricted Subsidiary,

(B) to (i) reduce the Obligations under the new notes as provided under “— Optional redemption,” (ii) to repurchase, acquire, redeem, defease, discharge or retire in any manner the new notes through open market purchases (provided that the purchase price is at least 100% of the principal amount plus accrued interest), (iii) to reduce Obligations under the new notes and any Obligations under any Debt ranking pari passu in right of payment with the new notes (“pari passu Debt”) by making an Offer to Purchase the new notes and any pari passu Debt in the manner described in clause (4) below, or (iv) to repurchase, acquire, redeem, defease, discharge or retire in any manner any Debt, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Guarantor, or

(C) to acquire all or substantially all of the assets of a Permitted Business, or a majority of the Voting Stock of another Person that thereupon becomes a Restricted Subsidiary engaged in a Permitted Business, or to make capital expenditures or otherwise acquire assets that are being used or to be used in a Permitted Business, provided that a binding commitment entered into not later than such 360th day shall extend the period for such acquisition or investment for an additional 180 days after the end of such 360-day period so long as the Company or the applicable Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within such 180 day period and, in the event such commitment is cancelled or terminated or for any reason such Net Cash Proceeds are not so applied within such period, then such Net Cash Proceeds shall constitute Excess Proceeds on the date of such cancellation or termination, or such 180th day, as applicable;

provided that pending the final application of any such Net Cash Proceeds in accordance with clauses (A), (B) or (C) above, the Company and its Restricted Subsidiaries may temporarily reduce Debt or otherwise invest such Net Cash Proceeds in any manner not prohibited by the indenture.

(4) The Net Cash Proceeds of an Asset Sale not applied pursuant to clause (3) within 360 days after the receipt of any Net Cash Proceeds from such Asset Sale (or such later date as permitted in 3(C) of the immediately preceding paragraph) constitute “Excess Proceeds”. Excess Proceeds of less than $10.0 million will be carried forward and accumulated. When accumulated Excess Proceeds equals or exceeds $10.0 million, the Company must, within 30 days, make an Offer to Purchase notes having a principal amount equal to (the “purchase amount”)

(A) accumulated Excess Proceeds, multiplied by

(B) a fraction (x) the numerator of which is equal to the outstanding principal amount of the new notes and (y) the denominator of which is equal to the outstanding principal amount of the new notes and all pari passu Debt similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, rounded down to the nearest $1,000. The purchase price for the new notes will be 100% of the principal amount plus accrued interest to the date of purchase. If the Offer to Purchase is for less than all of the outstanding new notes and notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, the Company will purchase notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that only notes in multiples of $1,000 principal amount will be purchased. Upon completion of the Offer to Purchase, Excess Proceeds will be reset at zero, and any Excess Proceeds remaining after consummation of the Offer to Purchase may be used for any purpose not otherwise prohibited by the indenture.

Limitation on transactions with affiliates.

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or arrangement including the purchase, sale, lease or exchange of property or assets, or the rendering of any service with any Affiliate of the Company or of any Restricted Subsidiary involving aggregate payments or consideration in excess of $5.0 million (each such person, a “Related Person” and, each such transaction, a “Related Party Transaction”), except upon fair and reasonable terms no less favorable to the Company or the Restricted Subsidiary than could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company.

(b) Any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $25.0 million must first be approved by a majority of the Board of Directors who are disinterested in the subject matter of the transaction pursuant to a Board Resolution delivered to the trustee.

(c) The foregoing paragraphs do not apply to any of the following transactions:

(1) any transaction between the Company and any of its Restricted Subsidiaries or between Restricted Subsidiaries of the Company;

(2) the payment of reasonable and customary fees to directors of the Company who are not employees of the Company;

(3) any Restricted Payment permitted to be paid pursuant to the covenant described under “— Certain covenants — Limitation on restricted payments” or any Permitted Payment or Permitted Investment;

(4) (a) the entering into, maintaining or performance of any employment contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any employee, officer or director heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (b) the payment of compensation, performance of indemnification or contribution obligations, or any issuance, grant or award of stock, options, other equity-related interests or other securities, to employees, officers or directors in the ordinary course of business, (c) the payment of reasonable fees to directors of the Company or any of its Restricted Subsidiaries (as determined in good faith by the Company or such Subsidiary) or (d) to the extent permitted by law, loans or advances made to directors, officers or employees of the Company or any Restricted Subsidiary (x) in respect of travel, entertainment or moving-related expenses Incurred in the ordinary course of business, or (y) in the ordinary course of business and (in the case of this clause (y)) not exceeding $10.0 million in the aggregate outstanding at any time;

(5) transactions pursuant to any contract, agreement or instrument in effect on the date of the indenture, as amended, modified or replaced from time to time so long as the amended, modified or new agreements, taken as a whole, are no less favorable to the Company and its Restricted Subsidiaries than those in effect on the date of the indenture;

(6) the consummation of the transactions contemplated by the Spin-Off, including the payment of fees in connection therewith, and the performance of obligations under the Spin-Off Agreements as amended, modified or replaced from time to time so long as the amended, modified or new agreements, taken as a whole, are no less favorable to the Company and its Restricted Subsidiaries than those in effect in the agreement being amended, modified or replaced;

(7) transactions with Persons solely in their capacity as holders of a minority of any class of Debt or Capital Stock of the Company or any of its Restricted Subsidiaries, where such Persons are treated no more favorably than holders of such class of Debt or Capital Stock of the Company or such Restricted Subsidiary generally;

(8) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services in the ordinary course of business and consistent with past business practices and approved by the Board of Directors;

(9) sales of Capital Stock (other than Disqualified Stock) of the Company or any capital contribution to the Company;

(10) any transaction with any Person who is not a Related Party immediately before the consummation of such transaction that becomes a Related Party as a result of such transaction;

(11) transactions in which the Company obtains a favorable written opinion from a nationally recognized investment banking firm as to the fairness of the transaction to the Company and its Restricted Subsidiaries from a financial point of view;

(12) the granting or performance of registration rights under a customary registration rights agreement; or

(13) any transaction with a Securitization Vehicle as part of a Securitization Financing permitted under the indenture.

Designation of restricted and unrestricted subsidiaries.

(a) The Board of Directors may designate any Subsidiary, including a newly acquired or created Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein, to be an Unrestricted Subsidiary if it meets the following qualifications and the designation would not cause a Default.

(1) Such Subsidiary does not own any Capital Stock of the Company or any Restricted Subsidiary (other than a Restricted Subsidiary that is contemporaneously being designated as an Unrestricted Subsidiary) or hold any Debt of, or any Lien on any property of, the Company or any Restricted Subsidiary (except to the extent permitted by the indenture).

(2) At the time of the designation, the designation would be permitted under “— Limitation on restricted payments”.

(3) To the extent the Debt of the Subsidiary is not Non-Recourse Debt, any Guarantee or other credit support thereof by the Company or any Restricted Subsidiary is permitted under “— Limitation on debt and disqualified or preferred stock” and “— Limitation on restricted payments”.

(4) The Subsidiary is not party to any transaction or arrangement with the Company or any Restricted Subsidiary that would not be permitted under “— Limitation on transactions with shareholders and affiliates”.

(5) Neither the Company nor any Restricted Subsidiary has any obligation to subscribe for additional Equity Interests of the Subsidiary or to maintain or preserve its financial condition or cause it to achieve specified levels of operating results, except to the extent permitted by “— Limitation on debt and disqualified or preferred stock” and “— Limitation on restricted payments”.

Once so designated the Subsidiary will remain an Unrestricted Subsidiary, subject to paragraph (b).

(b) (1) A Subsidiary previously designated an Unrestricted Subsidiary which fails to meet the qualifications set forth in paragraph (a) will be deemed to become at that time a Restricted Subsidiary, subject to the consequences set forth in paragraph (d).

(2) The Board of Directors may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default.

(c) Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary,

(1) all existing Investments of the Company and the Restricted Subsidiaries therein (valued at the Company’s proportional share of the fair market value of its assets less liabilities) will be deemed made at that time;

(2) all existing Capital Stock or Debt of the Company or a Restricted Subsidiary held by it will be deemed Incurred at that time, and all Liens on property of the Company or a Restricted Subsidiary held by it will be deemed Incurred at that time;

(3) all existing transactions between it and the Company or any Restricted Subsidiary will be deemed entered into at that time;

(4) it is released at that time from its Note Guaranty, if any; and

(5) it will cease to be subject to the provisions of the indenture as a Restricted Subsidiary.

(d) Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary,

(1) all of its Debt and Disqualified or Preferred Stock will be deemed Incurred at that time for purposes of “— Limitation on debt and disqualified or preferred stock”, but will not be considered the sale or issuance of Equity Interests for purposes of “— Limitation on asset sales”;

(2) Investments therein previously charged under “— Limitation on restricted payments” will be credited thereunder;

(3) it may be required to issue a Note Guaranty pursuant to “— Guaranties of restricted subsidiaries”; and

(4) it will thenceforward be subject to the provisions of the indenture as a Restricted Subsidiary.

(e) Any designation by the Board of Directors of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary will be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to the designation and an Officer’s Certificate certifying that the designation complied with the foregoing provisions.

Financial reports.

(a) Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company must provide the trustee and Noteholders within the time periods (including any extension periods under Rule 12b-25 of the Exchange Act) specified in those sections with

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to annual information only, a report thereon by the Company’s certified independent accountants, and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports;

provided, however, that the reports set forth in clauses (1) and (2) above shall not be required to: (x) contain any certification required by any such form or the Sarbanes-Oxley Act of 2002, (y) include separate financial statements of any Guarantor or (z) include any exhibit.

In addition, whether or not required by the SEC, the Company will, if the SEC will accept the filing, file a copy of all of the information and reports referred to in clauses (1) and (2) with the SEC for public availability within the time periods specified in the SEC’s rules and regulations. If the Company had any Unrestricted Subsidiaries during the relevant period and the consolidated EBITDA of all Unrestricted Subsidiaries taken together exceeds 5% of the consolidated EBITDA of the Company and its Subsidiaries, then the Company will also provide to the trustees and the Noteholders information sufficient to ascertain the financial condition and results of operations of the Company and its Restricted Subsidiaries, excluding in all respects the Unrestricted Subsidiaries.

(b) For so long as any of the new notes remain outstanding and constitute “restricted securities” under Rule 144, the Company will furnish to the holders of the new notes, securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

For purposes of this covenant, the Company will be deemed to have furnished the all required reports and information referred to in paragraphs (a) and (b) above to the Trustee, the holders of notes, securities analysts or prospective investors as required by this covenant if it has filed the reports referred to in paragraph (a) with the SEC via the EDGAR filing system and such reports are publicly available.

The filing requirements set forth above for the applicable period may be satisfied by the Company prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement and/or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act within the time periods set forth above. Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its agreements set forth under this covenant for purposes of clause (4) under “— Events of Default” and such failure shall not constitute a “Default” until 60 days after the date any report required to be provided by this covenant is due.

Reports to trustee.

The Company will deliver to the trustee

(1) within 120 days after the end of each fiscal year a certificate stating that the Company has fulfilled its obligations under the indenture or, if there has been a Default, specifying the Default and its nature and status; and

(2) as soon as possible and in any event within 30 days after the Company becomes actually aware of the occurrence of a Default, an Officers’ Certificate setting forth the details of the Default, and the action which the Company proposes to take with respect thereto.

Consolidation, merger or sale of assets

The indenture further provides as follows regarding consolidation, merger or sale of all or substantially all of the assets of the Company or a Guarantor:

Consolidation, merger or sale of assets by the Company; No lease of all or substantially all assets.

(a) The Company will not

•	consolidate with or merge with or into any Person, or

•	sell, convey, transfer, or otherwise dispose of all or substantially all of its assets as an entirety or substantially an entirety, in one transaction or a series of related transactions, to any Person or

•	permit any Person to merge with or into the Company

unless

(1) either (x) the Company is the continuing Person or (y) the resulting, surviving or transferee Person is a Person organized and validly existing under the laws of the United States of America or any jurisdiction thereof and expressly assumes by supplemental indenture all of the obligations of the Company under the indenture and the new notes and the registration rights agreement, provided that in the case where the surviving Person is not a corporation, a co-obligor of the new notes is a corporation;

(2) immediately after giving effect to the transaction, no Default has occurred and is continuing;

(3) immediately after giving effect to the transaction on a pro forma basis, the Company or the resulting, surviving or transferee Person could Incur at least $1.00 of Debt under paragraph (a) of
“— Certain covenants — Limitation on debt and disqualified or preferred stock”; and

(4) the Company delivers to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, merger or transfer and the supplemental indenture (if any) comply with the indenture;

provided, that clauses (2) and (3) do not apply (i) to the consolidation or merger, or transfer of all or substantially all the assets, of the Company with, into or to a Wholly-Owned Restricted Subsidiary or the consolidation or merger, or transfer of all or substantially all the assets, of a Wholly-Owned Restricted Subsidiary with, into or to the Company or (ii) if, in the good faith determination of the Board of Directors of the Company, whose determination is evidenced by a Board Resolution, the sole purpose of the transaction is to change the jurisdiction of incorporation of the Company or changing its legal structure to another form of Person.

(b) The Company shall not lease all or substantially all of its assets, whether in one transaction or a series of transactions, to one or more other Persons.

(c) Upon the consummation of any transaction effected in accordance with these provisions, if the Company is not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture and the new notes with the same effect as if such successor Person had been named as the Company in the indenture. Upon such substitution, unless the successor is one or more of the Company’s Subsidiaries, the Company will be released and discharged in all respects from its obligations under the indenture and the new notes.

Consolidation, merger or sale of assets by a Guarantor.

No Guarantor may

•	consolidate with or merge with or into any Person, or

•	sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person, or

•	permit any Person to merge with or into the Guarantor

unless

(A) the other Person is the Company or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or

(B) (1) either (x) the Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture all of the obligations of the Guarantor under its Note Guaranty; and

(2) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(C) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise permitted by the indenture.

Default and remedies

Events of default.

An “Event of Default” occurs if

(1) the Company defaults in the payment of the principal of any note when the same becomes due and payable at maturity, upon acceleration or redemption, or otherwise (other than pursuant to an Offer to Purchase);

(2) the Company defaults in the payment of interest (including any Additional Interest) on any note when the same becomes due and payable, and the default continues for a period of 30 days;

(3) the Company fails, to make an Offer to Purchase and thereafter accept and pay for notes tendered when and as required pursuant to “— Certain covenants — Repurchase of notes upon a change of control” or “— Certain covenants — Limitation on asset sales”, or the Company or any Guarantor fails to comply with “— Consolidation, merger, lease or sale of assets”;

(4) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the indenture or under the new notes and the default or breach continues for a period of 60 consecutive days after written notice (a “default notice”) to the Company by the trustee or to the Company and the trustee by the holders of 25% or more in aggregate principal amount of the new notes;

(5) there occurs with respect to any Debt of the Company or any of its Material Subsidiaries having an outstanding principal amount of $80.0 million or more in the aggregate for all such Debt of all such Persons (i) an event of default that results in such Debt being due and payable prior to its scheduled maturity or (ii) failure to make a principal payment when due and such defaulted payment is not made, waived or extended within the applicable grace period;

(6) one or more final judgments or orders of a court of competent jurisdiction for the payment of money are rendered against the Company or any of its Material Subsidiaries and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $80.0 million (in excess of amounts which the Company’s insurance carriers have agreed to pay under applicable policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(7) an involuntary case or other proceeding is commenced against the Company or any Material Subsidiary with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 days; or an order for relief is entered against the Company or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(8) the Company or any of its Material Subsidiaries (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any of its Material Subsidiaries or for all or substantially all of the property and assets of the Company or any of its Material Subsidiaries or (iii) effects any general assignment for the benefit of creditors (an event of default specified in clause (7) or (8) a “bankruptcy default”); or

(9) any Note Guaranty ceases to be in full force and effect, other than in accordance the terms of the indenture, or a Guarantor denies or disaffirms its obligations under its Note Guaranty.

Consequences of an event of default.

If an Event of Default, other than a bankruptcy default with respect to the Company, occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the new notes then outstanding, by written notice to the Company (and to the trustee if the notice is given by the holders), may, and the trustee at the request of such holders shall, declare the principal of and accrued interest on the new notes to be immediately due and payable. Upon a declaration of acceleration, such principal and interest will become immediately due and payable. If a bankruptcy default occurs with respect to the Company, the principal of and accrued interest on the new notes then outstanding will become immediately due and payable without any declaration or other act on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding new notes by written notice to the Company and to the trustee may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if

(1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the new notes that have become due solely by the declaration of acceleration, have been cured or waived, and

(2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Except as otherwise provided in “— Consequences of an event of default” or “— Amendments and waivers — Amendments with consent of holders,” the holders of a majority in principal amount of the outstanding new notes may, by notice to the trustee, waive an existing Default or Event of Default and its consequences. Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right consequent thereon.

The holders of a majority in principal amount of the outstanding new notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction, and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes.

A holder may not institute any proceeding, judicial or otherwise, with respect to the indenture or the new notes, or for the appointment of a receiver or trustee, or for any other remedy under the indenture or the new notes, unless:

(1) the holder has previously given to the trustee written notice of a continuing Event of Default;

(2) holders of at least 25% in aggregate principal amount of outstanding notes have made written request to the trustee to institute proceedings in respect of the Event of Default in its own name as trustee under the indenture;

(3) holders have offered to the trustee indemnity reasonably satisfactory to the trustee against any costs, liabilities or expenses to be Incurred in compliance with such request;

(4) the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding new notes have not given the trustee a direction that is inconsistent with such written request.

Notwithstanding anything to the contrary, the right of a holder of a note to receive payment of principal of or interest on its note on or after the Stated Maturities thereof, or to bring suit for the enforcement of any such payment on or after such dates, may not be impaired or affected without the consent of that holder.

If any Default occurs and is continuing and is known to the trustee, the trustee will send notice of the Default to each holder within 90 days after it occurs, unless the Default has been cured; provided that, except in the case of a default in the payment of the principal of or interest on any note, the trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors of the trustee in good faith determine that withholding the notice is in the interest of the holders.

No liability of directors, officers, employees, incorporators, members and stockholders

No director, officer, employee, incorporator, member or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or such Guarantor under the new notes, any Note Guaranty or the indenture or for any claim based on, in respect of, or by reason of, such obligations. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the new notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Amendments and waivers

Amendments without consent of holders.

The Company and the trustee may amend or supplement the indenture or the new notes without notice to or the consent of any noteholder

(1) to cure or reform any ambiguity, defect, mistake, manifest error, omission or inconsistency in the indenture or the new notes;

(2) to comply with “— Certain covenants — Consolidation, merger, lease and sale of assets”;

(3) to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act or otherwise;

(4) to evidence and provide for the acceptance of an appointment by a successor trustee;

(5) to provide for uncertificated notes in addition to or in place of certificated notes, provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code;

(6) to provide for any Guarantee of the new notes, to secure the new notes or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the new notes when such release, termination or discharge is permitted by the indenture;

(7) to provide for or confirm the issuance of additional notes;

(8) to add to the covenants of the Company for the benefit of the Noteholders or to surrender any right or power conferred upon the Company;

(9) to provide additional rights or benefits to the Holders or to make any other change that does not materially and adversely affect the rights of any holder; or

(10) to conform the text of the indenture or the new notes to any provision of this “Description of Notes”.

Amendments with consent of holders.

(a) Except as otherwise provided in “— Default and remedies — Consequences of a default” or paragraph (b), the Company and the trustee may amend or supplement the indenture and/or the new notes with the written consent of the holders of a majority in principal amount of the outstanding new notes and the holders of a majority in principal amount of the outstanding new notes may waive future compliance by the Company with any provision of the indenture or the new notes.

(b) Notwithstanding the provisions of paragraph (a), without the consent of each holder affected, an amendment or waiver may not

(1) reduce the principal amount of or change the Stated Maturity of any installment of principal of any note,

(2) reduce the rate of or change the Stated Maturity of any interest payment on any note,

(3) reduce the amount payable upon the redemption of any note or change the time of any mandatory redemption or, in respect of an optional redemption, the times at which any note may be redeemed or, once notice of redemption has been given, the time at which it must thereupon be redeemed,

(4) after the time an Offer to Purchase is required to have been made, reduce the purchase amount or purchase price, or extend the latest expiration date or purchase date thereunder,

(5) make any note payable in money other than that stated in the new note,

(6) impair the right of any holder of notes to receive any principal payment or interest payment on such holder’s notes, on or after the Stated Maturity thereof, or to institute suit for the enforcement of any such payment,

(7) make any change in the percentage of the principal amount of the new notes required for amendments or waivers, or

(8) modify or change any provision of the indenture affecting the ranking of the new notes or any Note Guaranty in a manner adverse to the holders of the new notes.

It is not necessary for noteholders to approve the particular form of any proposed amendment, supplement or waiver, but is sufficient if their consent approves the substance thereof.

Neither the Company nor any of its Subsidiaries or Affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the new notes unless such consideration is offered to be paid or agreed to be paid to all holders of the new notes that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.

Defeasance and discharge

The Company may discharge its obligations under the new notes and the indenture by irrevocably depositing in trust with the trustee money or U.S. Government Obligations sufficient to pay principal of and interest on the new notes to maturity or redemption within sixty days, subject to meeting certain other conditions.

The Company may also elect to

(1) discharge most of its obligations in respect of the new notes and the indenture, not including obligations related to the defeasance trust or to the replacement of notes or its obligations to the trustee (“legal defeasance”) or

(2) discharge its obligations under most of the covenants and under clauses (3) and (4) of “— Consolidation, merger, lease or sale of assets” (and the events listed in clauses (3), (4), (5), (6) and (9) under “— Default and remedies — Events of default” will no longer constitute Events of Default) (“covenant defeasance”)

by irrevocably depositing in trust with the trustee money or U.S. Government Obligations sufficient to pay principal of and interest on the new notes to maturity or redemption and by meeting certain other conditions, including delivery to the trustee of either a ruling received from the Internal Revenue Service or an Opinion of Counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would otherwise have been the case. In the case of legal defeasance, such an opinion could not be given absent a change of law after the date of the indenture.

In the case of either discharge or defeasance, the Note Guaranties, if any, will terminate.

Concerning the trustee

U.S. Bank National Association, Corporate Trust Services is the trustee under the indenture.

Except during the continuance of an Event of Default, the trustee need perform only those duties that are specifically set forth in the indenture and no others, and no implied covenants or obligations will be read into the indenture against the trustee. In case an Event of Default has occurred and is continuing, the trustee shall exercise those rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. No provision of the indenture will require the trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability or expense.

The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of any obligor on the new notes, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with the Company and its Affiliates; provided that if it acquires any conflicting interest it must either eliminate the conflict within 90 days, apply to the SEC for permission to continue or resign.

Form, denomination and registration of notes

The new notes will be issued in registered form, without interest coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof, in the form of both global notes and certificated notes, as further provided below. Notes sold in reliance upon Regulation S under the Securities Act have been represented by an offshore global note. During the 40-day distribution compliance period as defined in Regulation S (the “Restricted Period”), the offshore global note have been represented exclusively by a temporary offshore global note. After the Restricted Period, beneficial interests in the temporary offshore global note will be exchangeable for beneficial interests in a permanent offshore global note, subject to the certification requirements described under “— Global notes.” No payments of principal, interest or premium will be paid to holders of a beneficial interest in the temporary offshore global note until exchanged or transferred for an interest in another global note or certificated note. Notes sold in reliance upon Rule 144A under the Securities Act have been represented by the U.S. global note.

The trustee is not required (i) to issue, register the transfer of or exchange any note for a period of seven days before a selection of notes to be redeemed or purchased pursuant to an Offer to Purchase, (ii) to register the transfer of or exchange any note so selected for redemption or purchase in whole or in part, except, in the case of a partial redemption or purchase, that portion of any note not being redeemed or purchased, or (iii) if a redemption or a purchase pursuant to an Offer to Purchase is to occur after a regular record date but on or before the corresponding interest payment date, to register the transfer or exchange of any note on or after the regular record date and before the date of redemption or purchase.

No service charge will be imposed in connection with any transfer or exchange of any note, but the Company may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Global notes

Global notes will be deposited with a custodian for DTC, and registered in the name of a nominee of DTC. Beneficial interests in the global notes will be shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global note, DTC or such nominee will be considered the sole owner or holder of the notes represented by such global note for all purposes under the indenture and the notes. No owner of a beneficial interest in a global note will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants.

Any beneficial interest in one global note that is transferred to a Person who takes delivery in the form of an interest in another global note will, upon transfer, cease to be an interest in such global note and become an interest in the other global note and, accordingly, will thereafter be subject to all transfer restrictions applicable to beneficial interests in such other global note for as long as it remains such an interest.

The Company will apply to DTC for acceptance of the global notes in its book-entry settlement system. Investors may hold their beneficial interests in the global notes directly through DTC if they are participants in DTC, or indirectly through organizations which are participants in DTC.

Payments of principal and interest under each global note will be made to DTC’s nominee as the registered owner of such global note. The Company expects that the nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global note as shown on the records of DTC. The Company also expects that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of the Company, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global note or for maintaining or reviewing any records relating to such beneficial interests.

Certificated notes

If DTC notifies the Company that it is unwilling or unable to continue as depositary for a global note and a successor depositary is not appointed by the Company within 90 days of such notice, or an Event of Default has occurred and the trustee has received a request from DTC, the trustee will exchange each beneficial interest in that global note for one or more certificated notes registered in the name of the owner of such beneficial interest, as identified by DTC.

Same day settlement and payment

The indenture requires that payments in respect of the new notes represented by the global notes be made by wire transfer of immediately available funds to the accounts specified by holders of the global notes. With respect to notes in certificated form, the Company will make all payments by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each holder’s registered address.

The notes represented by the global notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated notes will also be settled in immediately available funds.

Governing law

The indenture, including any Note Guaranties, and the new notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

“Acquired Debt” means Debt of a Person (x) existing at the time the Person merges with or into or becomes a Restricted Subsidiary or (y) assumed in connection with the acquisition of assets from such Person, in each case not Incurred in connection with, or in contemplation of, the Person merging with or into or becoming a Restricted Subsidiary or such acquisition of assets; provided, however, that Debt of such acquired Person or assumed in connection with such acquisition of assets that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person merges with or into or becomes a Restricted Subsidiary of such Person or such assets are acquired shall not be Acquired Debt.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, Fidelity National Financial, Inc. and, from and after the Spin-Off, Fidelity National Information Services, Inc. and each of their respective Subsidiaries shall not be deemed to be Affiliates of the Company or any of its Restricted Subsidiaries solely due to overlapping officers or directors.

“Applicable Premium” means, with respect to any notes on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such notes, and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such notes at July 1, 2011 (such redemption price being set forth in the table appearing above under “Optional Redemption”), plus (ii) all required remaining scheduled interest payments due on such notes through July 1, 2011, computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such notes.

“Asset Sale” means any sale, lease, transfer or other disposition of any assets by the Company or any Restricted Subsidiary, including by means of a merger, consolidation or similar transaction and including any sale or issuance of the Equity Interests (other than directors’ qualifying shares or to the extent required by applicable law) of any Restricted Subsidiary (each of the above referred to as a “disposition”), provided that the following are not included in the definition of “Asset Sale”:

(1) a disposition to the Company or a Restricted Subsidiary, including the sale or issuance by the Company or any Restricted Subsidiary of any Equity Interests of any Restricted Subsidiary to the Company or any Restricted Subsidiary;

(2) the disposition by the Company or any Restricted Subsidiary in the ordinary course of business of (i) cash and cash management investments, including without limitation investments held pursuant to Cash Management Practices, (ii) inventory and other assets acquired and held for resale in the ordinary course of business, (iii) damaged, surplus, worn out or obsolete assets, or (iv) rights granted to others pursuant to leases or licenses;

(3) the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof or the conversion or exchange of accounts receivable for notes receivable;

(4) a transaction covered by “— Consolidation, merger, lease or sale of assets” or any disposition constituting a Change of Control;

(5) a Restricted Payment permitted under “— Certain covenants — Limitation on restricted payments” or a Permitted Investment;

(6) a Sale and Leaseback Transaction, provided that at least 75% of the consideration paid to the Company or the Restricted Subsidiary for such Sale and Leaseback Transaction consists of cash received at closing;

(7) the issuance of Disqualified or Preferred Stock pursuant to “— Certain covenants — Limitation on debt and disqualified or preferred stock”,

(8) leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Company or any Restricted Subsidiary;

(9) dispositions in the ordinary course of business consisting of the abandonment of intellectual property which, in the reasonable good faith determination of the Company, are not material to the conduct of the business of the Company or any Restricted Subsidiary;

(10) dispositions of real property and related assets in the ordinary course of business in connection with relocation activities for directors, officers, members of management, employees or consultants of the Company or any Restricted Subsidiary;

(11) dispositions of tangible property in the ordinary course of business as part of a like-kind exchange under Section 1031 of the Code;

(12) the creation of Permitted Liens and dispositions in connection with Permitted Liens;

(13) the issuance of Preferred Stock by a Guarantor that is permitted by the indenture;

(14) the unwinding of obligations under Hedging Agreements;

(15) any “fee in lieu” or other disposition of assets to any governmental authority or agency that continue in use by the Company or any Restricted Subsidiary, so long as the Company or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee;

(16) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement;

(17) any disposition of securities of an Unrestricted Subsidiaries and any disposition of a Permitted Investment (other than Equity Interests of any Restricted Subsidiary) made by the Company or any Restricted Subsidiary after the Issue Date, if such Permitted Investment was (a) received in exchange for, or purchased out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Qualified Equity Interests of the Company or (b) received in the form of, or was purchased from the proceeds of, a substantially concurrent contribution of common equity capital to the Company; provided that any such proceeds or contributions in clauses (a) or (b) shall be excluded from clause (3) for the first paragraph under “— Limitation on restricted payments”;

(18) any dispositions of Securitization Assets (or a fractional undivided interest therein) in a Securitization Financing permitted under the indenture; or

(19) any disposition in a transaction or series of related transactions of assets with a fair market value of less than $15.0 million.

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction.

“Average Life” means, as of the date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of (x) the number of years (calculated to the nearest one-twelfth) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock and (y) the respective amounts of such payments by (ii) the sum of all such payments.

“Business Day” means each day which is not a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or place of payment.

“Capital Lease” means, with respect to any Person, any lease of any property which, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means

(1) United States dollars, or money in other currencies received in the ordinary course of business,

(2) U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding one year from the date of acquisition,

(3) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof and, at the time of acquisition, having a rating of at least “A-2” or “P-2” (or long-term ratings of at least “A3” or “A−”) from either S&P or Moody’s, or, with respect to municipal bonds, a rating of at least MIG 2 or VMIG 2 from Moody’s (or the equivalent thereof),

(4) (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) domestic and eurodollar certificates of bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof having capital, surplus and undivided profits in excess of $500 million whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s,

(5) repurchase obligations with a term of not more than thirty days for underlying securities of the type described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above,

(6) commercial paper maturing not more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 or P-1 from either S&P or Moody’s and commercial paper maturing not more than 90 days after the creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s,

(7) money market funds at least 95% of the assets of which consist of investments of the type described in clauses (1) through (6) above,

(8) fixed maturity securities which are rated BBB- and above by S&P or Baa3 and above by Moody’s; provided that the aggregate amount of Investments by any Person in fixed maturity securities which are rated BBB+, BBB or BBB- by S&P or Baa1, Baa2 or Baa3 by Moody’s shall not exceed 10% of the aggregate amount of Investments in fixed maturity securities by such Person, and

(9) in the case of a Foreign Restricted Subsidiary, substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which such person conducts business.

“Cash Management Practices” means the cash, Cash Equivalent and short-term investment management practices of the Company and its Restricted Subsidiaries as approved by the board of directors or chief financial officer of the Company from time to time, including any Debt of the Company and its Restricted Subsidiaries having a maturity of 92 days or less representing borrowings from any financial institution with which the Company and its Restricted Subsidiaries have a depository or other investment relationship in connection with such practices (or any Affiliate of such financial institution), which borrowings may be secured by the cash, Cash Equivalents and other short-term investments purchased by the relevant Person with the proceeds of such borrowings.

“Change of Control” means:

(1) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company or the merger of any Person with or into a Subsidiary of the Company if Capital Stock of the Company is issued in connection therewith, or the sale of all or substantially all the assets of the Company to another Person, unless holders of a majority of the aggregate voting power of the Voting Stock of the Company, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person;

(2) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as such term is used in Rules 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(3) during any period of twelve consecutive months, individuals who on the Issue Date (after giving effect to the Spin-off) constituted the board of directors of the Company, together with any new directors whose election by the board of directors or whose nomination for election by the stockholders of the Company was approved by a majority of the directors then still in office who were either directors or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of directors of the Company then in office; or

(4) the adoption of a plan relating to the liquidation or dissolution of the Company.

“Common Stock” means Capital Stock not entitled to any preference on dividends or distributions, upon liquidation or otherwise.

“Consolidated Net Income” means, as of any date for the applicable period ending on such date with respect to any Person and its Restricted Subsidiaries on a consolidated basis, net income (excluding, without duplication, (i) extraordinary items and (ii) any amounts attributable to Investments in any Joint Venture to the extent that (A) such amounts were not earned by such Joint Venture during the applicable period, (B) there exists any legal or contractual encumbrance or restriction on the ability of such Joint Venture to pay dividends or make any other distributions in cash on the Equity Interests of such Joint Venture held by such Person and its Subsidiaries, but only to the extent so encumbered or restricted or (C) such Person does not have the right to receive or the ability to cause to be distributed its pro rata share of all earnings of such Joint Venture) as determined in accordance with GAAP; provided that Consolidated Net Income for any such period shall not include:

(1) the net income (but not loss) of any non-Guarantor Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such non-Guarantor Restricted Subsidiary of such net income would not have been permitted for the relevant period by charter or by any agreement; instrument; judgment, decree, order, statue, rule or governmental regulation applicable to such non-Guarantor Restricted Subsidiary;

(2) the cumulative effect of a change in accounting principles during such period;

(3) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Debt;

(4) any non-cash charges resulting from mark-to-market accounting relating to Equity Interests; and

(5) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 — Goodwill and Other Intangibles and No. 144 — Accounting for the Impairment or Disposal of Long-Lived Assets and the amortization of intangibles including arising pursuant to Statement of Financial Accounting Standards No. 141 — Business Combinations.

“Credit Agreement” means the credit agreement, dated as of July 2, 2008, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, together with any related documents (including any security documents and guarantee agreements), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreements, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under one or more other credit agreements, indentures (including the indenture governing the new notes), financing agreements or otherwise). Without limiting the generality of the foregoing, the term “Credit Agreement” shall include any agreement (i) changing the maturity of any Debt Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Debt Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Credit Facilities” means one or more of (i) the Credit Agreement, and (ii) any other facilities or arrangements designated by the Company, in each case with one or more banks or other lenders or institutions providing for one or more revolving credit loans, term loans, any Securitization Financing, receivables financings (including without limitation through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables or the creation of any Liens in respect of such receivables in favor of such institutions), letters of credit or other Debt, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures (including the indenture governing the new notes), financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Debt Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Debt Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Debt” means, with respect to any Person at any date of determination, without duplication,

(1) all indebtedness of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments, excluding obligations in respect of trade letters of credit or bankers’ acceptances issued in respect of trade payables to the extent not drawn upon or presented, or, if drawn upon or presented, the resulting obligation of the Person is paid within 20 Business Days;

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services which are recorded as liabilities under GAAP, excluding trade payables arising in the ordinary course of business;

(5) all obligations of such Person as lessee under Capital Leases;

(6) indebtedness or similar financing obligations of such Person under any Securitization Financing;

(7) the principal component of all Debt of other Persons Guaranteed by such Person to the extent so Guaranteed by such Person;

(8) all Debt of other Persons secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; and

(9) all obligations of such Person under Hedging Agreements.

The amount of Debt of any Person will be deemed to be:

(A) with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation;

(B) with respect to Debt secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the fair market value of such asset on the date the Lien attached and (y) the amount of such Debt;

(C) with respect to any Debt issued with original issue discount, the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt;

(D) with respect to any Hedging Agreement, the net amount payable if such Hedging Agreement terminated at that time due to default by such Person; and

(E) otherwise, the outstanding principal amount thereof together with any interest thereon that is more than 30 days past due.

The accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Debt, and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Debt for purposes of “— Certain covenants — Limitation on debt and disqualified or preferred stock” provided that such accruals, accretion or payment will constitute Fixed Charges.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Equity Interests” means Equity Interests that by their terms or upon the happening of any event are

(1) required to be redeemed or redeemable at the option of the holder prior to the Stated Maturity of the new notes for consideration other than Qualified Equity Interests, or

(2) convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Debt (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary);

provided that Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an “asset sale” or “change of control” occurring prior to the Stated Maturity of the new notes if those provisions

(A) are no more favorable to the holders than “— Certain covenants — Limitation on asset sales” and “— Certain covenants — Repurchase of notes upon a change of control”, and

(B) specifically state that repurchase or redemption pursuant thereto will not be required prior to the Company’s repurchase of the new notes as required by the indenture.

‘‘Disqualified Stock” means Capital Stock constituting Disqualified Equity Interests.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary formed under the laws of the United States of America or any jurisdiction thereof.

“EBITDA” means, for any period, the sum of:

(1) Consolidated Net Income, plus

(2) Fixed Charges, to the extent deducted in calculating Consolidated Net Income, including letter of credit fees, plus

(3) to the extent deducted in calculating Consolidated Net Income and as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP:

(A) income, franchise and similar taxes, other than income taxes or income tax adjustments (whether positive or negative) attributable to Asset Sales, extinguishment of Debt or extraordinary gains or losses; and

(B) depreciation, amortization (including amortization of financing costs, intangibles, goodwill and organization costs) and all other non-cash items reducing Consolidated Net Income (not including non-cash charges in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Consolidated Net Income;

provided that, with respect to any Restricted Subsidiary, the items set forth in (A) and (B) above will be added only to the extent and in the same proportion that the relevant Restricted Subsidiary’s net income was included in calculating Consolidated Net Income, plus

(4) net after-tax losses attributable to Asset Sales outside the ordinary course of business, to the extent reducing Consolidated Net Income, plus

(5) non-recurring charges so long as such charges do not exceed $10.0 million during any fiscal year, plus

(6) to the extent covered by insurance, expenses with respect to liability or casualty events or business interruption, plus

(7) to the extent actually reimbursed, expenses Incurred to the extent covered by indemnification provisions in any agreement in connection with an Investment, plus

(8) cash expenses Incurred in connection with the Spin-Off or any Investment permitted under “— Certain covenants — Limitation on restricted payments”, the issuance and sale of Qualified Equity Interests or the issuance or refinancing of Debt (in each case, whether or not consummated), minus

(9) an amount which, in the determination of Consolidated Net Income, has been included for:

(i) (A) non-cash gains (other than with respect to cash actually received) and (B) all extraordinary gains, and

(ii) any gains realized upon an Asset Sale of property outside of the ordinary course of business, plus/minus

(10) unrealized losses/gains in respect of Swap Contracts.

“Equity Interests” means all Capital Stock and all warrants, profits, interests, equity appreciation rights or options with respect to, or other rights to purchase, Capital Stock, but excluding Debt convertible into equity.

“Equity Offering” means (i) an underwritten primary public offering, after the Issue Date, of Qualified Stock of the Company pursuant to an effective registration statement under the Securities Act other than an issuance registered on Form S-4 or S-8 or any successor thereto or any issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees or (ii) a sale of Capital Stock of any Person proceeds of which are contributed to the equity capital of the Company or any of Restricted Subsidiary.

“Exchange Companies” means Investment Property Exchange Services, Inc. and any other Restricted Subsidiaries that are engaged in like-kind-exchange operations.

“FIS” means Fidelity National Information Services, Inc.

“Fixed Charge Coverage Ratio” means, on any date (the “transaction date”), the ratio of

(x) the aggregate amount of EBITDA for the four fiscal quarters immediately prior to the transaction date for which internal financial statements are available (the “reference period”) to

(y) the aggregate Fixed Charges during such reference period.

In making the foregoing calculation the following adjustments shall be made:

(1) Incurrence of Debt:  If the Company or any Restricted Subsidiary has Incurred any Debt since the beginning of the reference period that remains outstanding on the transaction date or if the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio is an Incurrence of Debt, EBITDA and Interest Expense for the reference period will be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been Incurred on the first day of the reference period (except that in making such computation, the amount of Debt under any revolving credit facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Debt during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Debt during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Debt repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of the reference period; or

(2) Discharge of Debt.  If the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Debt since the beginning of the period that is no longer outstanding on the transaction date or if the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio involves a discharge of Debt (in each case other than Debt Incurred under any revolving credit facility unless such Debt has been permanently repaid and the related commitment terminated), EBITDA and Interest Expense for the reference period will be calculated after giving effect on a pro forma basis to such repayment, repurchase, defeasance or other discharge of such Debt, including with the proceeds of such new Debt, as if such discharge had occurred on the first day of the reference period;

(3) Sales.  If since the beginning of the reference period the Company or any Restricted Subsidiary will have made any Asset Sale or disposed of any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio is such an Asset Sale:

(a) the EBITDA for the reference period will be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such disposition for the reference period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for the reference period; and

(b) Interest Expense for the reference period will be reduced by an amount equal to the Interest Expense directly attributable to any Debt of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged (including, but not limited to, through the assumption of such Debt by another Person if the Company and its Restricted Subsidiaries are no longer liable for such Debt after the assumption thereof) with respect to the Company and its continuing Restricted Subsidiaries in connection with such disposition for the reference period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Interest Expense for the reference period directly attributable to the Debt of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale);

(4) Purchases.  If since the beginning of the reference period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, EBITDA (plus adjustments which will only include annualized cost savings achievable within one year and which shall be itemized in an Officer’s Certificate delivered to the Trustee by the chief financial officer of the Company) and Interest Expense for the reference period will be calculated after giving pro forma effect thereto (including the Incurrence of any Debt) as if such Investment or acquisition occurred on the first day of the reference period; and

(5) Adjustments for Acquired Person.  If since the beginning of the reference period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of the reference period) will have Incurred any Debt or discharged any Debt, made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during the reference period, EBITDA and Interest Expense for the reference period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of the reference period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt will be calculated as if the rate in effect on the transaction date had been the applicable rate for the entire reference period (taking into account any Hedging Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Debt that is being given pro forma effect bears an interest rate at the option of the Company or any Restricted Subsidiary, the interest rate shall be calculated by applying such optional rate chosen by the Company or such Restricted Subsidiary.

“Fixed Charges” means, for any period, the sum (without duplication) of

(1) Interest Expense for such period; and

(2) the product of

(x) cash and non-cash dividends paid, declared, accrued or accumulated on any Disqualified or Preferred Stock of the Company or a Restricted Subsidiary, except for dividends payable in the Company’s Qualified Stock or paid to the Company or to a Restricted Subsidiary, and

(y) a fraction (expressed as a decimal), the numerator of which is one and the denominator of which is one minus the sum of the currently effective combined Federal, state, local and foreign tax rate applicable to the Company and its Restricted Subsidiaries.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is not a Domestic Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part; provided that the term “Guarantee” does not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Issue Date or entered into in connection with any acquisition of assets or any Asset Sale permitted by the indenture. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means (i) each Domestic Restricted Subsidiary of the Company that guarantees Debt under the Credit Agreement on the Issue Date and (ii) each Domestic Restricted Subsidiary that executes a supplemental indenture in the form of Exhibit B to the indenture providing for the guaranty of the payment of the new notes, or any successor obligor under its Note Guaranty pursuant to ‘‘— Consolidation, merger, lease and sale of assets”, in each case unless and until such Guarantor is released from its Note Guaranty pursuant to the indenture.

“Hedging Agreement” means (i) any interest rate swap agreement, interest rate cap agreement or other agreement designed to protect against fluctuations in interest rates, (ii) any foreign exchange forward contract, currency swap agreement or other agreement designed to protect against fluctuations in foreign exchange rates, or (iii) any Swap Contract.

“Incur” means, with respect to any Debt or Capital Stock, to incur, create, issue, assume or Guarantee such Debt or Capital Stock. If any Person becomes a Restricted Subsidiary on any date after the date of the indenture (including by redesignation of an Unrestricted Subsidiary or failure of an Unrestricted Subsidiary to meet the qualifications necessary to remain an Unrestricted Subsidiary), the Debt and Capital Stock of such Person outstanding on such date will be deemed to have been Incurred by such Person on such date for purposes of “— Certain covenants — Limitation on debt and disqualified or preferred stock”, but will not be considered the sale or issuance of Equity Interests for purposes of “— Certain covenants — Limitation on asset sales”.

“Interest Expense” means, for any period, the consolidated interest expense of the Company and its Restricted Subsidiaries, plus, to the extent not included in such consolidated interest expense, and to the extent Incurred, accrued or payable by the Company or its Restricted Subsidiaries, without duplication, (i) interest expense attributable to Sale and Leaseback Transactions, (ii) amortization of debt discount costs but excluding amortization of deferred financing charges, (iii) capitalized interest (but excluding interest accruing with respect to tax liabilities (whether or not contingent)), (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (vi) net costs associated with Hedging Agreements, and (vii) any of the above expenses with respect to Debt of another Person Guaranteed by the Company or any of its Restricted Subsidiaries, as determined on a consolidated basis and in accordance with GAAP; provided that, notwithstanding the foregoing, Interest Expense shall not include (i) fees and expenses associated with the consummation of the Spin-Off (ii) annual agency fees paid to the administrative agent under the Credit Agreement and (iii) fees and expenses associated with any Permitted Investment, issuance of Equity Interests or issuance of Debt (whether or not consummated).

“Investment” means

(1) any direct or indirect advance, loan or other extension of credit to another Person,

(2) any capital contribution to another Person, by means of any transfer of cash or other property or in any other form,

(3) any purchase or acquisition of Equity Interests, bonds, notes or other Debt, or other instruments or securities issued by another Person, including the receipt of any of the above as consideration for the disposition of assets or rendering of services, or

(4) any Guarantee of any obligation of another Person.

If the Company or any Restricted Subsidiary (x) sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary so that, after giving effect to that sale or disposition, such Person is no longer a Subsidiary of the Company, or (y) designates any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the indenture, all remaining Investments of the Company and the Restricted Subsidiaries in such Person shall be deemed to have been made at such time. For all purposes of this indenture, the amount of any Investment shall be the amount actually invested on the date of such Investment, without any adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating” means BBB- or higher by S&P or Baa3 or higher by Moody’s, or the equivalent of such ratings by S&P or Moody’s, or of another Rating Agency.

“Issue Date” means the date on which the old notes were originally issued under the indenture.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Company or any of its Subsidiaries, (b) any other Person designated by the Company in writing to the Trustee (which designation shall be irrevocable) as a “Joint Venture” for purposes of the indenture and at least 50% but less than 100% of whose Equity Interests are directly owned by the Company or any of its Subsidiaries, and (c) any Person in whom the Company or any of its Subsidiaries beneficially owns any Equity Interest that is not a Subsidiary.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or Capital Lease).

“Material Subsidiary” means each Restricted Subsidiary other than Restricted Subsidiaries that, as of any date of determination, individually or collectively, for the four fiscal quarter period ended most recently prior to such date of determination did not generate more than 10% of the EBITDA of the Company and its Restricted Subsidiaries and, at the date of determination, did not have assets constituting more than 5% of the Total Assets of the Company and its Restricted Subsidiaries on a consolidated basis.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash (including (i) payments in respect of deferred payment obligations to the extent corresponding to, principal, but not interest, when received in the form of cash, and (ii) proceeds from the conversion of other consideration received when converted to cash), net of

(1) brokerage commissions and other fees and expenses related to such Asset Sale, including fees and expenses of counsel, accountants, underwriters and investment bankers;

(2) provisions for taxes as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries;

(3) payments required to be made to holders of minority interests in Restricted Subsidiaries as a result of such Asset Sale or to repay Debt outstanding at the time of such Asset Sale that is secured by a Lien on the property or assets sold; and

(4) appropriate amounts to be provided as a reserve against liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Sale, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash.

“Non-Recourse Debt” means Debt as to which (i) neither the Company nor any Restricted Subsidiary provides any Guarantee and as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any Restricted Subsidiary and (ii) no default thereunder would, as such, constitute a default under any Debt of the Company or any Restricted Subsidiary.

“Note Guaranty” means the guaranty of the notes by a Guarantor pursuant to the indenture.

“Obligations” means, with respect to any Debt, all obligations (whether in existence on the Issue Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees and other amounts payable and liabilities with respect to such Debt pursuant to its terms, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

“Permitted Business” means any of the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date, and any business reasonably related, incidental, complementary or ancillary thereto or extension, expansions or developments thereof; and any other business approved from time to time by the Board of Directors.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in cash or Cash Equivalents;

(3) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment,

(A) such Person becomes a Restricted Subsidiary of the Company, provided that such Person is primarily engaged in a Permitted Business, or

(B) such Person is merged or consolidated with or into, or transfers or conveys substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary, provided that such Person is primarily engaged in a Permitted Business;

(4) Investments received as non-cash consideration in an Asset Sale made pursuant to and in compliance with “— Certain covenants — Limitation on asset sales” or in any other disposition of assets not constituting an Asset Sale pursuant to the exceptions in the definition thereof (except pursuant to clause (5) in such definition);

(5) any Investment acquired solely in exchange for Qualified Stock of the Company;

(6) Hedging Agreements otherwise permitted under the indenture;

(7) (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business,(ii) endorsements of negotiable instruments and documents for collection or deposit in the ordinary course of business, and (iii) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of any Person and in settlement of obligations of, or other disputes with, any Person arising in the ordinary course of business and upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(8) payroll, travel and other loans or advances to, or Guarantees issued to support the obligations of, directors, officers, members of management, employees and consultants; in each case in the ordinary course of business, not in excess of $10.0 million outstanding at any time;

(9) extensions of credit to customers and suppliers in the ordinary course of business;

(10) Investments existing or contemplated on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of the original Investment is not increased except as otherwise permitted under “— Certain covenants — Limitation on restricted payments”;

(11) Guarantees by the Company or any Restricted Subsidiary of leases (other than a Capital Lease) entered into in the ordinary course of business;

(12) Investments in any notes (including any additional notes or exchange notes) issued under the indenture;’

(13) Guarantees by the Company or any of its Restricted Subsidiaries of Debt otherwise permitted to be Incurred by the Company or any of its Restricted Subsidiaries under the indenture;

(14) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(15) any pledges or deposits permitted under the definition of “Permitted Liens”;

(16) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of clauses (4), (7), (8) or (9) of paragraph (b) of the covenant described under “— Certain covenants — Limitation on transactions with shareholders and affiliates”;

(17) any Investment that replaces, refinances or refunds an existing Investment (other than an Investment under clauses (1), (2), (3), (7), (8), (9), (12), (14), or (15) above or (18), (19) or (20) below); provided that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and is made in the same Person as the Investment replaced, refinanced or refunded;

(18) in addition to Investments listed above, Investments in an aggregate amount, taken together with all other Investments made in reliance on this clause, not to exceed $125.0 million (net of, with respect to the Investment in any particular Person made pursuant to this clause, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income) not to exceed the amount of such Investments in such Person made after the Issue Date in reliance on this clause);

(19) any Investment in a Securitization Vehicle or any Investment by a Securitization Vehicle in any other Person in connection with a Securitization Financing permitted by the indenture, including Investments of funds held in accounts permitted or required by the arrangements governing the Securitization Financing or any related Debt; provided that any Investment in a Securitization Vehicle is in the form of a purchase money note, contribution of additional Securitization Assets or equity investments; and

(20) Investments of funds held by the Exchange Companies for the benefit of their customers in connection with their like-kind-exchange operations.

If any Investment pursuant to clause (18) above is made in any Person that is not a Restricted Subsidiary and such Person thereafter becomes a Restricted Subsidiary, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and not clause (18) above for so long as such Person continues to be a Restricted Subsidiary.

“Permitted Liens” means

(1) Liens existing on the Issue Date (other than Liens referred to in clause (3) below) and any modifications, replacements, refinancings, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (a) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Debt permitted under “— Certain covenants — Limitation on debt and disqualified or preferred stock”, and (b) improvements, accessions, dividends, distributions, proceeds and products thereof and (ii) the modification, replacement, renewal, extension or refinancing of the Obligations secured or benefited by such Liens (if such Obligations constitute Debt) is permitted under “— Certain covenants — Limitation on debt and disqualified or preferred stock”;

(2) Liens securing the new notes (other than any additional new notes) or any Note Guaranties;

(3) Liens securing Obligations under or with respect to Permitted Bank Debt and Obligations with respect thereto and securing any Guarantees of such Obligations;

(4) (i) Liens Incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) Liens Incurred in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies;

(5) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, (i) no action has been taken to enforce such Lien, (ii) such Lien is being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or (iii) the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries taken as a whole;

(6) Liens for taxes, assessments or governmental charges which (x) are not overdue for a period of more than 60 days, (y) if more than 60 days overdue, which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or (z) the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries taken as a whole;

(7) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the proceeds thereof;

(8) Liens to secure the performance of bids, trade contracts, governmental contracts and leases (other than Debt for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, performance and completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations) Incurred in the ordinary course of business;

(9) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property, not interfering in any material respect with the conduct of the business of the Company and its Restricted Subsidiaries;

(10) licenses or leases or subleases as licensor, lessor or sublessor of any of its property, including intellectual property, in the ordinary course of business;

(11) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt (other than Debt described in paragraph (7) of the definition of “Debt”), (ii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations Incurred in the ordinary course of business of the Company or any Restricted Subsidiary and (iii) relating to purchase orders and other similar agreements entered into in the ordinary course of business;

(12) Liens securing judgments for the payment of money not constituting an Event of Default;

(13) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(14) Liens in favor of the Company or any Restricted Subsidiary securing Debt permitted under “— Certain covenants — Limitation on debt and disqualified or preferred stock” or other obligations;

(15) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other brokerage accounts Incurred in the ordinary course of business, or (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(16) Liens arising from precautionary UCC financing statement filings (or similar filings under applicable Law) regarding leases entered into by the Company or any Restricted Subsidiary in the ordinary course of business (and Liens consisting of the interests or title of the respective lessors thereunder);

(17) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business not prohibited by the indenture;

(18) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the date hereof and any modifications, replacements, refinancings, renewals or extensions thereof; provided that (i) in the case of Liens securing purchase money Debt or Capital Leases, (a) such Liens (except for refinancings thereof) attach concurrently with or within 365 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (b) such Lien does not extend to or cover any other assets or property (other than the improvements, accessions, dividends, distributions, proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement to pledge after-acquired property shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) (ii) in the case of Liens securing Debt other than purchase money Debt or Capital Leases, (a) such Liens do not extend to the property of any Person other than the Person acquired or formed to make such acquisition and the subsidiaries of such Person and (b) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary and (iii) the Debt secured thereby (or, as applicable, any modifications, replacements, refinancings, renewals or extensions thereof) is permitted under paragraph (b)(7) or (b)(9) under “— Certain covenants — Limitation on debt and disqualified or preferred stock” or under “— Certain covenants — Limitation on sale and leaseback transaction;”

(19) Liens (i) (A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired under paragraph (3) of the definition of “Permitted Investment” to be applied against the purchase price for such Investment, and (B) consisting of an agreement to dispose of any property in a disposition permitted under “— Certain covenants — Limitation on asset sales” and (ii) on cash earnest money deposits made by the Company or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted under the indenture;

(20) Liens securing Hedging Agreements so long as such Hedging Agreements relate to other Debt that is, and is permitted to be under the indenture, secured by a Lien on the same property securing such Hedging Agreements;

(21) Liens on property of any Foreign Restricted Subsidiary securing Debt of such Foreign Restricted Subsidiary to the extent permitted to be Incurred under “— Certain covenants — Limitation on debt and disqualified or preferred stock”;

(22) any pledge of the Capital Stock of an Unrestricted Subsidiary to secure Debt of such Unrestricted Subsidiary;

(23) extensions, renewals, refundings or replacements (in each case, in whole or in part) of any Liens referred to in clauses (1), (2) or (18) in connection with the refinancing of the obligations secured thereby, provided that such Lien does not extend to any other property (plus improvements, accessions, proceeds or dividend or distributions in respect thereof) and, except as contemplated by the definition of “Permitted Refinancing Debt”, the amount secured by such Lien is not increased;

(24) Liens arising in connection with Cash Management Practices;

(25) Liens securing Specified Non-Recourse Indebtedness; and

(26) other Liens securing obligations in an aggregate amount not exceeding $50 million.

“Person” means an individual, a corporation, a partnership, a limited liability company, joint venture, joint stock company, an association, unincorporated organization, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” means, with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.

“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.

“Qualified Stock” means all Capital Stock of a Person other than Disqualified Stock.

“Rating Agency” means (i) S&P, (ii) Moody’s or (iii) if neither S&P or Moody’s is rating the new notes, another recognized rating agency, selected by the Company.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc. and its successors.

“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.

“SEC” means the Securities and Exchange Commission.

“Securitization Assets” means any accounts receivable, royalty or revenue streams, other financial assets, proceeds and books, records and other related assets incidental to the foregoing subject to a Securitization Financing.

“Securitization Financing” means Debt Incurred in connection with a receivables securitization transaction involving the Company or any of its Restricted Subsidiaries and a Securitization Vehicle; provided that (i) such Debt when Incurred shall not exceed 100% of the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, (ii) such Debt is created and any Lien attaches to such property concurrently with or within forty-five (45) days of the acquisition thereof, and (iii) such Lien does not at any time encumber any property other than the property financed by such Debt.

“Securitization Vehicle” means one or more special purpose vehicles that are, directly or indirectly, wholly-owned Subsidiaries of the Company and are Persons organized for the limited purpose of entering into a Securitization Financing by purchasing, or receiving by way of capital contributions, sale or other transfer, assets from the Company and its Subsidiaries and obtaining financing for such assets from third parties, and whose structure is designed to insulate such vehicle from the credit risk of the Company.

“Spin-Off” means the contribution of FIS’s lender processing services operations to the Company and the entry into the Credit Agreement and the borrowings (including issuances of letters of credit) thereunder on the Issue Date each as described elsewhere in this prospectus.

“Spin-Off Agreements” mean (a) the Contribution and Distribution Agreement between the Company and FIS, any other contribution and separation agreements and any other documents relating to the contribution or the Spin-Off (including as to the allocation of liabilities), (b) the documentation relating to the establishment of the Company, (c) the Exchange Agreement among FIS, the lenders party thereto and the Company, (d) the Credit Agreement and (e) all other agreements, instruments and documents relating to the Spin-Off, in each case as in effect on the Issue Date.

“Stated Maturity” means (i) with respect to any Debt, the date specified as the fixed date on which the final installment of principal of such Debt is due and payable or (ii) with respect to any scheduled installment of principal of or interest on any Debt, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Debt, not including any contingent obligation to repay, redeem or repurchase prior to the regularly scheduled date for payment.

“Subordinated Debt” means any Debt of the Company or any Guarantor which is subordinated in right of payment to the new notes or the Note Guaranty, as applicable, pursuant to a written agreement to that effect.

“Subsidiary” means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and one or more Subsidiaries of such Person (or a combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward contracts, futures contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, repurchase agreements, reverse repurchase agreements, sell buy backs and buy sell back agreements, and securities lending and borrowing agreements or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement or related schedules, including any such obligations or liabilities arising therefrom.

“Total Assets” means, at any time with respect to any Person, the total assets appearing on the most recently prepared consolidated balance sheet of such Person as of the end of the most recent fiscal quarter of such Person for which such balance sheet is available, prepared in accordance with GAAP.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to July 1, 2011; provided that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.

“Unrestricted Subsidiary” means any Subsidiary of the Company that at the time of determination has previously been designated, and continues to be (at any relevant time of determination), an Unrestricted Subsidiary in accordance with ‘‘— Certain covenants — Designation of restricted and unrestricted subsidiaries”.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Restricted Subsidiary, a Restricted Subsidiary all of the outstanding Capital Stock of which (other than any director’s qualifying shares) is owned by the Company and one or more Wholly Owned Restricted Subsidiaries (or a combination thereof).

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

The following is a summary of material United States federal income tax consequences of the purchase, ownership and disposition of the notes. This summary is based on the Code, on the Treasury Regulations promulgated thereunder, and on judicial and administrative interpretations thereof, all as in effect on the date of this summary and all of which are subject to change (possibly on a retroactive basis).

This summary does not discuss all of the tax considerations that may be relevant to holders of the notes in light of their particular circumstances. This summary does not address the tax consequences to certain persons subject to special provisions of the United States federal income tax law, including:

•	insurance companies;

•	dealers or traders in securities or currencies;

•	tax-exempt organizations;

•	financial institutions;

•	mutual funds and real estate investment trusts;

•	qualified retirement plans;

•	partnerships, other entities treated as partnerships for federal income tax purposes, or other pass-through entities for United States federal income tax purposes and investors in these entities;

•	holders who hold their notes as a hedge, straddle, or appreciated financial position;

•	holders who are subject to the alternative minimum tax; or

•	holders whose functional currency is other than the United States dollar.

If a partnership holds our notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership holding our notes, you should consult your own tax advisers.

In addition, this summary is limited to holders that hold the notes as a capital asset within the meaning of the Code. Finally, this summary does not address any estate, gift or other non-income tax consequences or any state, local or foreign tax consequences.

THIS SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY AND IT IS NOT INTENDED TO BE, AND IT SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER.

HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL, STATE AND LOCAL AND NON-UNITED STATES TAX CONSEQUENCES OF PURCHASING, OWNING, AND DISPOSING OF THE NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Tax Consequences to United States Holders

For purposes of this summary, a United States Holder is a beneficial owner of the notes that is, for United States federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in the United States or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions.

Classification of Notes

We intend to take the position that the notes constitute indebtedness that is not subject to special tax treatment under the Treasury regulations applicable to “contingent payment debt instruments.” Our determination regarding the appropriate classification of the notes will be binding on all United States Holders except a United States Holder that discloses its differing position in a statement attached to its timely filed United States federal income tax return for the taxable year during which a note was acquired. It is possible that the United States Internal Revenue Service, which we refer to as the IRS, could challenge our determination taking into account, among other things, the additional interest we would have been obligated to pay if the registration statement were not filed or declared effective within the applicable time periods. If the IRS were to challenge our determination, a United States Holder might be required to accrue income on the notes in excess of stated interest and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note. The discussion below assumes that the notes will not be treated as contingent payment debt obligations.

Taxation of Interest

In general, interest on a note will be taxable to a United States Holder as ordinary income at the time it is received or accrued, in accordance with the United States Holder’s method of accounting for United States federal income tax purposes. We will treat the notes as not having been issued with original issue discount (“OID”) and this summary assumes that the notes are not issued with OID.

Sale, Exchange, or Retirement of the Notes

We believe that the exchange of an old note for a new note pursuant to the exchange offer will not constitute a “significant modification” of the old note for U.S. federal income tax purposes, and, accordingly, we believe that a new note received by a United States Holder in the exchange offer will be treated as a continuation of the old note in the hands of such holder. As a result, we believe that there will be no U.S. federal income tax consequences to a United States Holder who exchanges an old note for a new note pursuant to the exchange offer, and any such holder will have the same adjusted tax basis and holding period in the new note as it had in the old note immediately before the exchange.

Upon the sale, exchange (other than pursuant to the exchange offer), redemption, retirement at maturity or other taxable disposition of a note, a United States Holder generally will recognize taxable gain or loss equal to the difference between the amount of cash and the fair market value of all other property received on the disposition (not including the amount attributable to any accrued but unpaid interest, which is taxable as ordinary income to the extent not previously included in income) and the United States Holder’s adjusted tax basis in the note. A United States Holder’s adjusted tax basis in a note will generally be the United States dollar value of the purchase price of the note on the date of purchase, increased by any market discount previously included in income and decreased by any amortized bond premium. Gain or loss so recognized will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of sale, exchange or retirement, the note was held for more than one year. The deductibility of capital losses is subject to certain limitations.

Market Discount

A United States Holder (other than a holder who makes the election described below) that acquired a note with market discount that is not de minimis, except in certain non-recognition transactions, generally will be required to treat any gain realized upon the sale, exchange (other than pursuant to the exchange offer), redemption, retirement or other disposition of the note as ordinary income to the extent of the market discount accrued during the period such United States Holder held such note and that has not been previously taken into account. For this purpose, a person disposing of a market discount note in a transaction other than a sale, exchange, or involuntary conversion generally is treated as realizing an amount equal to the fair market value of the note. For these purposes, market discount is deemed to be zero if it is less than 0.25% of the note’s stated redemption price at maturity multiplied by the number of complete years to maturity after the United States Holder acquired the note.

The market discount rules also provide that any United States Holder of notes that were acquired with market discount may be required to defer the deduction of a portion of the interest expense on any indebtedness incurred or maintained to acquire or carry the notes until the notes are disposed of.

A United States Holder of a note acquired with market discount may elect to include discount in income as the discount accrues. In such a case, the foregoing rules with respect to the recognition of ordinary income on dispositions and with respect to the deferral of interest deductions on indebtedness related to such note would not apply. The current inclusion election applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

Amortizable Bond Premium

Generally, if the tax basis of a United States Holder in a note exceeds the amount payable at maturity of the note (other than amounts of qualified stated interest), the United States Holder may elect to amortize such excess under the constant yield method as an offset to interest income over the period from the United States Holder’s acquisition date to the note’s maturity date. A United States Holder that elects to amortize bond premium must reduce its tax basis in the note by the amount of the amortized bond premium. Any election to amortize bond premium applies to all bonds (other than bonds the interest on which is excludible from gross income) held by the United States Holder during the first taxable year to which the election applies or thereafter acquired by the United States Holder. The election may not be revoked without the consent of the IRS.

Amortizable bond premium is treated as a reduction of interest on the bond instead of as a deduction. The offset of amortizable bond premium against interest income on the bond occurs when income is taxable to a United States Holder as received or accrued, in accordance with such United States Holder’s method of accounting for such income.

In the case of an obligation, such as a note, that may be called prior to maturity, the call option is deemed exercised (or not exercised) in a manner that maximizes the holder’s yield on the obligation. For purposes of amortizing bond premium, if a United States Holder of a note is required to amortize bond premium by reference to a call date, the note will be treated as maturing on such date for the amount payable, and, if not redeemed on such date, the note will be treated as reissued on such date for the amount so payable.

Tax Consequences to non-United States Holders

For purposes of this summary, a “non-United States Holder” is a holder of a note that is not a United States Holder.

Taxation of Sale, Exchange or Redemption

A non-United States Holder generally will not be subject to United States federal income tax on gain realized on the sale, exchange or redemption of the notes unless the gain is effectively connected with the conduct of a United States trade or business or the non-United States Holder is an individual who is present in the United States for a period or periods aggregating at least 183 days during the taxable year and certain other requirements are satisfied.

Taxation of Interest

The payment of interest to a non-United States Holder by us or by any paying agent of ours generally will not be subject to United States federal income or withholding tax, provided that the interest is not effectively connected with a United States trade or business and provided that:

•	the non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our shares;

•	the non-United States Holder is not a controlled foreign corporation that is actually or constructively related to us;

•	the non-United States Holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code; and either:

•	the beneficial owner of the note certifies to the applicable payor or its agent, under penalties of perjury, that it is not a United States person and provides its name and address on IRS Form W-8BEN, or a suitable substitute, form;

•	a financial institution (including a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business) holds the note and certifies under penalties of perjury that it has received a Form W-8BEN (or a suitable substitute form) either from the beneficial owner or from a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; or

•	the United States payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person, in accordance with Treasury Regulations.

Income Effectively Connected with United States Trade or Business

Except to the extent otherwise provided under an applicable tax treaty, a non-United States Holder generally will be taxed in the same manner as a United States Holder with respect to income or gain on a note if such income or gain is effectively connected with a United States trade or business. Effectively connected income received, or gain realized, by a non-United States Holder also may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or, if applicable, a lower treaty rate), subject to certain adjustments. This effectively connected income or gain will not be subject to withholding tax if the holder delivers the appropriate form, currently an IRS Form W-8ECI, to the payor.

Backup Withholding and Information Reporting

United States Holders

Interest payments made on, or the proceeds of the sale or other disposition of, notes may be subject to information reporting and United States federal backup withholding tax (currently at the rate of 28%) if the recipient of those payments fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld from a payment to a United States Holder under the backup withholding rules is allowable as a credit against the holder’s United States federal income tax, provided that the required information is furnished to the IRS.

Non-United States Holders

In general, backup withholding and information reporting will not apply to interest payments made on, or the proceeds of the sale or other disposition of, the notes, if the holder establishes by providing a certificate or, in some cases, by providing other evidence, that the holder is not a United States person. Additional exemptions are available for certain payments made outside the United States. Non-United States Holders of notes are urged to consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions, and the procedures for obtaining such an exemption, if available. Any amount withheld from a payment to a non-United States Holder under the backup withholding rules will be allowable as a credit against the holder’s United States federal income tax, provided that the required information is furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

ERISA imposes certain requirements on employee benefit plans that are subject to Title I of ERISA, and on entities such as collective investment funds and separate accounts whose underlying assets include the assets of those plans (each of which we refer to as an ERISA plan), and on those persons who are fiduciaries with respect to ERISA plans. Investments by ERISA plans are subject to ERISA’s general fiduciary requirements, including the requirement of investment prudence and diversifications and the requirement that an ERISA plan’s investments be made in accordance with the documents governing the plan. The prudence of a particular investment must be determined by the responsible fiduciary of an ERISA plan by taking into account the ERISA plan’s particular circumstances and all of the facts and circumstances of the investment including, but not limited to, the matters discussed above under “Risk Factors” and the fact that in the future there may be no market in which the fiduciary will be able to sell or otherwise dispose of the notes.

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts, which we refer to, together with ERISA plans, as plans), and certain persons, which we refer to as parties in interest or disqualified persons, having certain relationships to those plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

The issuer, the initial purchasers and the guarantors may be parties in interest and disqualified persons with respect to many plans. Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code may arise if notes are acquired or held by a plan with respect to which the issuer, the initial purchasers, the guarantors, or any of their respective affiliates, is a party in interest or a disqualified person. Certain exemptions from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code may be applicable, however, depending in part on the type of plan fiduciary making the decision to acquire a note and the circumstances under which that decision is made. Included among these exemptions are Prohibited Transaction Class Exemption, or PTCE, 91-38 (relating to investments by bank collective investments funds), PTCE 84-14 (relating to transactions effected by a qualified professional asset manager), PTCE 95-60 (relating to transactions involving company general accounts), PTCE 90-1 (relating to investments by insurance company pooled separate accounts) and PTCE 96-23 (relating to transactions determined by in-house asset managers). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for certain transactions between a plan and a non-fiduciary party in interest or disqualified person where the plan pays no more than, or receives no less than, adequate consideration in connection with the transaction. There can be no assurance that any of these exemptions or any other exemption will be available with respect to any particular transaction involving the notes.

Governmental plans, certain church plans and non-U.S. plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code (which we refer to as similar laws). Fiduciaries of any of these plans should consult with their counsel before purchasing any notes.

Each purchaser and subsequent transferee of any note shall be deemed by such purchase or acquisition to have represented and warranted, from each day from the date on which it acquires such note through and including the date on which it disposes of such note that either (i) it is not, and is not acting on behalf of or investing the assets of, an employee benefit plan or other plan or arrangement subject to the provisions of Section 406 of ERISA or Section 4975 of the Code, or a governmental, church or non-U.S. plan which is subject to any similar laws or (ii) its acquisition, holding and disposition of such note will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or, in the case of a governmental, church or non-U.S. plan, a violation of any similar laws).

Any insurance company proposing to invest assets of its general account in the notes should consider the extent to which that investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent guidance relating to that decision. In particular, that insurance company should consider the exemptive relief granted by the U.S. Department of Labor for transactions involving insurance company general accounts in PTCE 95-60.

Each plan fiduciary who is responsible for making the investment decisions whether to purchase or commit to purchase and to hold notes should determine whether, under the general fiduciary standards of investment prudence and diversification and under the documents and instruments governing the plan, an investment in the notes is appropriate for the plan, taking into account the overall investment policy of the plan and the composition of the plan’s investment portfolio. Any plan proposing to invest in notes should consult with its counsel to confirm that such investment will not result in a prohibited transaction and will satisfy the other requirements of ERISA and the Code.

The sale of any notes to a plan is in no respect a representation by the issuer, the initial purchasers or the guarantors that such investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resales of new notes received in exchange for outstanding old notes, where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time, in one or more transactions, through the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or, alternatively, to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker dealer that is entitled to use such documents and that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers, and will indemnify certain holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act of 1933.

Based on interpretations by the staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-III Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder of such new notes, other than any such holder that is a broker-dealer or an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	such new notes are acquired in the ordinary course of business;

•	at the time of the commencement of the exchange offer, such holder has no arrangement or understanding with any person to participate in a distribution of such new notes; and

•	such holder is not engaged in, and does not intend to engage in, a distribution of such new notes.

We have not sought and do not intend to seek a no-action letter from the SEC with respect to the effects of the exchange offer, and there can be no assurance that the staff of the SEC would make a similar determination with respect to the new notes as it has in previous no-action letters.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Dewey & LeBoeuf LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The combined financial statements of Lender Processing Services, Inc. and affiliates as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. Their report, dated March 26, 2008 (except for Note 2(b) which is as of June 18, 2008 and Note 1 which is as of July 2, 2008), on the combined financial statements contains an explanatory paragraph that states that, effective January 1, 2007, the Company adapted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

In connection with the exchange offer, we have filed with the Securities and Exchange Commission a registration statement on Form S-4, under the Securities Act of 1933, relating to the new notes to be issued in the exchange offer. As permitted by Securities and Exchange Commission rules, this prospectus omits information included in the registration statement. For a more complete understanding of the exchange offer, you should refer to the registration statement, including its exhibits. Statements contained in this prospectus as to the contents of any particular contract or other document referred to are not necessarily complete and, in each instance, if the contract or document is filed as an exhibit to the registration statement, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, with each statement being qualified in all respects by that reference.

We also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We make these filings available on our web site at www.lpsvcs.com. The information on our web site is not part of this prospectus. You may read and copy any materials we file with the Securities and Exchange Commission at their Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may access these materials at the Securities and Exchange Commission’s website at http://www.sec.gov. For further information regarding the Public Reference Room call the Securities and Exchange Commission at 1-800-SEC-0330. You may also obtain a copy of this prospectus, the registration statement relating to the exchange offer and other information that we file with the Securities and Exchange Commission at no cost by calling us or writing to us at the following address:

Lender Processing Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
(904) 854-5100
Attention: Corporate Secretary

INDEX TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS OF

LENDER PROCESSING SERVICES, INC.

Report of independent registered public accounting firm

The Board of Directors
Lender Processing Services, Inc.:

We have audited the accompanying combined balance sheets of Lender Processing Services, Inc. and affiliates (a component of Fidelity National Information Services, Inc.) (“the Company”) as of December 31, 2007 and 2006, and the related combined statements of earnings, parent’s equity, and cash flows for each of the years in the three-year period ended December 31, 2007. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Lender Processing Services, Inc. and affiliates at December 31, 2007 and 2006, and the combined results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 9 to the combined financial statements, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007.

/s/  KPMG LLP

March 26, 2008,
except for note 2(b) which
is as of June 18, 2008 and
note 1 which is as of July 2, 2008
Jacksonville, Florida
Certified Public Accountants

Lender Processing Services, Inc.
and Affiliates

Combined Balance Sheets

December 31, 2007 and 2006	2007	2006
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$39,566	$47,783
Trade receivables, net of allowance for doubtful accounts of $20.3 million and $13.1 million, respectively, at December 31, 2007 and 2006	286,236	185,588
Other receivables	7,971	36,276
Prepaid expenses and other current assets	33,323	30,255
Deferred income taxes	40,440	55,203

Total current assets	407,536	355,105

Property and equipment, net of accumulated depreciation of $126.1 million and $164.4 million, respectively, at December 31, 2007 and 2006	95,620	101,962
Goodwill	1,078,154	1,045,781
Intangible assets, net of accumulated amortization of $239.0 million and $199.2 million, respectively, at December 31, 2007 and 2006	118,129	152,829
Computer software, net of accumulated amortization of $73.9 million and $94.6 million, respectively, at December 31, 2007 and 2006	150,372	127,080
Other non-current assets	112,232	97,043

Total assets	$1,962,043	$1,879,800

LIABILITIES AND PARENT’S EQUITY
Current liabilities:
Trade accounts payable	$19,499	$18,164
Accrued salaries and benefits	22,908	39,916
Recording and transfer tax liabilities	10,657	5,976
Other accrued liabilities	57,053	40,388
Deferred revenues	58,076	94,697

Total current liabilities	168,193	199,141

Deferred revenues	23,146	14,563
Deferred income taxes	55,196	56,908
Other long-term liabilities	34,419	22,626

Total liabilities	280,954	293,238

Minority interest	10,050	9,031

Total parent’s equity	1,671,039	1,577,531

Total liabilities and parent’s equity	$1,962,043	$1,879,800

The accompanying notes are an integral part of these combined financial statements

Lender Processing Services, Inc.
and Affiliates

Combined Statements of Earnings

Years Ended December 31, 2007, 2006 and 2005	2007	2006	2005
	(In thousands, except per share amounts)

Processing and services revenues, including $211.3 million, $136.4 million, and $106.0 million of revenues from related parties for the years ended December 31, 2007, 2006 and 2005, respectively	$1,690,568	$1,484,977	$1,382,479
Cost of revenues, including related party reimbursements of $6.4 million, $9.3 million, and $7.8 million for the years ended December 31, 2007, 2006, and 2005, respectively	1,058,647	900,145	804,488

Gross profit	631,921	584,832	577,991

Selling, general, and administrative expenses, including related party expenses of $35.7 million, $51.8 million and $54.9 million for the years ended December 31, 2007, 2006 and 2005, respectively	207,859	257,312	260,066

Operating income	424,062	327,520	317,925

Other income (expense):
Interest income	1,690	2,606	4,124
Interest expense	(146)	(298)	(270)
Other income (expense), net	—	(106)	(1,238)

Total other income (expense)	1,544	2,202	2,616

Earnings before income taxes, equity in loss of unconsolidated entity and minority interest	425,606	329,722	320,541
Provision for income taxes	164,734	127,984	124,160

Earnings before equity in loss of unconsolidated entity and minority interest,	260,872	201,738	196,381
Equity in loss of unconsolidated affiliate	(3,048)	—	—
Minority interest	(1,019)	(683)	(676)

Net earnings	$256,805	$201,055	$195,705

Unaudited pro forma net earnings per share — basic	$2.64

Unaudited pro forma weighted average shares outstanding — basic	97,335

Unaudited pro forma net earnings per share — diluted	$2.63

Unaudited pro forma weighted average shares outstanding — diluted	97,697

The accompanying notes are an integral part of these combined financial statements

Lender Processing Services, Inc.
and Affiliates

Combined Statements of Parent’s Equity

Years Ended December 31, 2007, 2006 and 2005
(In thousands)

Balance, December 31, 2004	$1,262,972
Net earnings	195,705
Net distribution to parent	(187,738)

Balance, December 31, 2005	$1,270,939

Net earnings	201,055
Contribution of goodwill (Note 6)	353,768
Net distribution to parent	(248,231)

Balance, December 31, 2006	$1,577,531

Net earnings	256,805
Net distribution to parent	(163,297)

Balance, December 31, 2007	$1,671,039

The accompanying notes are an integral part of these combined financial statements

Lender Processing Services, Inc.
and Affiliates

Combined Statements of Cash Flows

Years Ended December 31, 2007, 2006 and 2005	2007	2006	2005
	(In thousands)

Cash flows from operating activities:
Net earnings	$256,805	$201,055	$195,705
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	102,607	111,858	112,648
Deferred income taxes	12,840	12,123	52
Stock-based compensation	14,057	24,103	11,007
Equity in loss of unconsolidated entities	3,048	—	—
Minority interest	1,019	683	676
Changes in assets and liabilities, net of effects from acquisitions:
Net (increase) decrease in trade receivables	(99,234)	1,734	(16,444)
Net decrease (increase) in other receivables	28,325	10,359	(31,597)
Net increase in prepaid expenses and other assets	(23,135)	(2,032)	(39,619)
Net (decrease) increase in deferred revenues	(29,946)	(26,784)	8,725
Net increase in accounts payable, accrued liabilities, and other liabilities	16,608	8,851	31,639

Net cash provided by operating activities	282,994	341,950	272,792

Cash flows from investing activities:
Additions to property and equipment	(20,754)	(24,156)	(33,514)
Additions to capitalized software	(49,798)	(46,092)	(58,944)
Acquisitions, net of cash acquired	(37,305)	(11,341)	(5,926)

Net cash used in investing activities	(107,857)	(81,589)	(98,384)

Cash flows from financing activities:
Net distribution to Parent	(183,354)	(272,334)	(198,745)

Net cash used in financing activities	(183,354)	(272,334)	(198,745)

Net decrease in cash and cash equivalents	(8,217)	(11,973)	(24,337)
Cash and cash equivalents, beginning of year	47,783	59,756	84,093

Cash and cash equivalents, end of year	$39,566	$47,783	$59,756

Non-cash contributions of goodwill by Parent	$—	$353,768	$—

Non-cash contribution relating to stock compensation	$14,057	$24,103	$11,007

Non-cash contribution for Espiel acquisition	$6,000	$—	$—

The accompanying notes are an integral part of these combined financial statements

Lender Processing Services, Inc.
and Affiliates

Notes to combined financial statements
Years Ended December 31, 2007, 2006 and 2005

The information included in these combined financial statements of Lender Processing Services, Inc., includes the assets, liabilities and operations of the lender processing businesses contributed to LPS by FIS in the spin-off completed on July 2, 2008.

Except as otherwise indicated or unless the context otherwise requires, all references to “LPS,” “we,” the “Company,” or the “registrant” are to Lender Processing Services, Inc., a Delaware corporation that was incorporated in December 2007 as a wholly-owned subsidiary of FIS, and its affiliates; all references to “FIS,” the “former parent,” or the “holding company” are to Fidelity National Information Services, Inc., a Georgia corporation formerly known as Certegy Inc., and its subsidiaries, that owned all of LPS’s shares until July 2, 2008; all references to “former FIS” are to Fidelity National Information Services, Inc., a Delaware corporation, and its subsidiaries, prior to the Certegy merger described below; all references to “old FNF” are to Fidelity National Financial, Inc., a Delaware corporation that owned a majority of FIS’s shares through November 9, 2006; and all references to “FNF” are to Fidelity National Financial, Inc. (formerly known as Fidelity National Title Group, Inc.), formerly a subsidiary of old FNF but now a stand-alone company that remains a related entity from an accounting perspective.

(1)	Description of business

We are a leading provider of integrated technology and outsourced services to the mortgage lending industry, with market-leading positions in mortgage processing and default management services in the U.S. Our technology solutions include our mortgage processing system, which processes over 50% of all U.S. residential mortgage loans by dollar volume. Our data and outsourced services include our default management services, which are used by mortgage lenders and servicers to reduce the expense of managing defaulted loans, and our loan facilitation services, which support most aspects of the closing of mortgage loan transactions to national lenders and loan servicers.

The spin-off transaction

On July 2, 2008, all of the shares of the Company’s common stock, par value $0.0001 per share, previously wholly-owned by FIS, were distributed to FIS shareholders through a stock dividend. At the time of the distribution, the Company consisted of all the assets, liabilities, businesses and employees related to FIS’s lender processing services segment as of the spin-off date. Prior to the spin-off, FIS contributed to LPS all of its interest in such assets, liabilities, businesses and employees in exchange for shares of LPS common stock and $1,585.0 million aggregate principal amount of our debt obligations. Upon the distribution, FIS’s shareholders received one-half share of our common stock for every share of FIS common stock held as of the close of business on June 24, 2008. FIS’s shareholders collectively received 100% of our common stock, and LPS is now a stand-alone public company trading under the symbol “LPS” on the New York Stock Exchange.

On June 20, 2008, FIS received a favorable private letter ruling from the IRS to the effect that the spin-off would be tax-free to FIS and its shareholders and the debt-for-debt exchange undertaken in connection with the spin-off would be tax-free to FIS, subject to certain factual requirements with respect to which the IRS expressed no view, consistent with its standard ruling policy, but which FIS independently determined would be satisfied.

Reporting segments

We conduct our operations through two reporting segments, Technology, Data and Analytics and Loan Transaction Services. Our Technology, Data and Analytics segment principally includes:

•	our mortgage processing services, which we conduct using our market-leading mortgage servicing platform, or MSP, and our team of experienced support personnel based primarily at our Jacksonville, Florida data center;

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and Affiliates

Notes to combined financial statements — (Continued)

•	our Desktop application, a workflow system that assists our customers in managing business processes, which today is primarily used in connection with mortgage loan default management but which has broader applications;

•	our other software and related service offerings, including our mortgage origination software, our real estate closing and title insurance production software and our middleware application which provides collaborative network connectivity among mortgage industry participants; and

•	our data and analytics businesses, the most significant of which are our alternative property valuations business, which provides a range of types of valuations other than traditional appraisals, our property records business and our advanced analytic services, which assist our customers in their loan marketing or loss mitigation efforts.

Our Loan Transaction Services segment offers a range of services used mainly in the making of a mortgage loan, which we refer to as our loan facilitation services, and in the management of mortgage loans that go into default. Our loan facilitation services include:

•	settlement services, which consist of title agency services, in which we act as an agent for title insurers, and closing services, in which we assist in the closing of real estate transactions;

•	appraisal services, which consist of traditional appraisal and appraisal management services; and

•	other origination services, which consist of real estate tax services, which provide lenders with information about the tax status of a property, flood zone information, which assists lenders in determining whether a property is in a federally designated flood zone, and qualified exchange intermediary services for customers who seek to engage in qualified exchanges under Section 1031 of the Internal Revenue Code.

Our default management services offer a full spectrum of outsourced services in connection with defaulted loans. These services include:

•	foreclosure services, including access to a nationwide network of independent attorneys, document preparation and recording and other services;

•	property inspection and preservation services, designed to preserve the value of properties securing defaulted loans; and

•	asset management services, providing disposition services for our customers’ real estate owned properties through a network of independent real estate brokers, attorneys and other vendors to facilitate the transaction.

We also have a corporate segment that consists of the corporate overhead and other operations that are not included in the above segments.

(2)	Significant accounting policies

The following describes our significant accounting policies which have been followed in preparing the accompanying Combined Financial Statements.

(a)	Principles of combination and basis of presentation

The accompanying combined financial statements include those assets, liabilities, revenues and expenses related to our company for the years ended December 31, 2007, 2006 and 2005. All significant intercompany accounts and transactions have been eliminated. Our investments in less than 50% owned affiliates are accounted for using the equity method of accounting.

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and Affiliates

Notes to combined financial statements — (Continued)

We participate in a centralized cash management program with FIS. A significant amount of our cash disbursements are made through centralized payable systems which are operated by FIS, and a significant amount of our cash receipts are received by us and transferred to centralized accounts maintained by FIS. There are no formal financing arrangements with FIS and all cash receipts and disbursement activity is recorded through parent’s equity in the combined balance sheets and as net distributions or contributions to parent in the combined statements of parent’s equity and cash flows because such amounts are considered to have been contributed by or distributed to FIS. As a result, there will be no net amount due to or from FIS which would require settlement at the spin-off date. Cash and cash equivalents reflected on the combined balance sheets represent only those amounts held at our company’s level.

The major components of the amounts contributed by or distributed to parent relate to our participation in the centralized cash management program with FIS. Amounts contributed by parent include cash payments made by FIS on our behalf as payments to cover our portion of FIS’s consolidated income tax liabilities and payments to cover accounts payable and payroll relating to our business activities, acquisitions and capital expenditures. Amounts effectively distributed to parent include cash receipts for amounts collected by FIS’s centralized receivables group on our behalf.

The major components of the net distribution to parent for the years ended December 31, 2007, 2006 and 2005 are as follows:

	2007	2006	2005

Distribution of cash collections	$1,561,388	$1,459,927	$1,374,760

Contribution of cash disbursements:
Payroll	(519,548)	(492,474)	(437,080)
Other cost of revenues	(576,679)	(475,619)	(474,704)
Current provision for income taxes	(151,894)	(115,861)	(124,108)
Additions to property, plant and equipment	(20,754)	(24,156)	(33,514)
Additions to capitalized software	(49,798)	(46,092)	(58,944)
Acquisitions, net of cash acquired	(37,305)	(11,341)	(5,926)
FIS corporate allocations	(22,056)	(22,050)	(41,739)

	(1,378,034)	(1,187,593)	(1,176,015)

Net cash distributions to parent	183,354	272,334	198,745
Non-cash contribution relating to stock compensation	(14,057)	(24,103)	(11,007)
Non-cash contribution for Espiel acquisition	(6,000)	—	—

Net distribution to Parent	$163,297	$248,231	$187,738

Other cost of revenues primarily includes payments for third party contractors and external labor, occupancy costs, equipment costs, data processing costs, travel and entertainment and professional fees.

The accompanying combined balance sheets do not include certain LPS assets or liabilities that are not specifically identifiable to the operations of our company, primarily accounts payable and accrued liabilities, as it is not practicable to identify this portion of assets and liabilities. We believe that the amount of these assets and liabilities not allocated to us and, therefore not reflected in the combined balance sheets represents less than 2% of total equity as of December 31, 2007 and 2006. We do not believe these amounts to be material to our balance sheets as of the dates presented.

The combined statements of operations include all revenues and expenses attributable to our company including a charge or allocation of the costs for support services provided by FIS which totaled $35.7 million,

Lender Processing Services, Inc.
and Affiliates

Notes to combined financial statements — (Continued)

$51.8 million and $54.9 million for the years ended December 31, 2007, 2006 and 2005, respectively. Where specific identification of expenses was not practicable, the cost of such services was proportionally allocated based on the most relevant allocation method for the service provided. The majority of there services related to shared corporate services such as legal, accounting, treasury and human resources and were allocated pro rata based on revenues which we believe reasonably reflect the relative size of our company compared to FIS and results in a fair charge for the use of these resources. Of the above amounts, total expenses allocated under the methods described above were $21.6 million, $27.7 million and $43.9 million in 2007, 2006 and 2005, respectively. The costs of these services were allocated on a cost basis with no mark-up recorded, consistent with the proposed Corporate Services agreement that we will have with FIS going forward for a period of time subsequent to the spin-off. The costs of these services are not necessarily indicative of the costs that would have been incurred if we had performed these functions as a stand-alone entity. We estimate that the expected amount of additional costs we will incur as a separately traded public company would be approximately $10.0 million to $15.0 million per year. However, management believes that the methods used to make such allocations are reasonable and faithfully represent the proportional costs of these services to us.

(b)	Reclassifications

Certain reclassifications have been made in the presentation of the 2007 combined balance sheet and combined statement of cash flows since the original filing of these financial statements on March 27, 2008. The first reclassification related to a related party payable balance of $4.9 million that was previously reflected in the 2007 combined balance sheet in other accrued liabilities that was reclassified to parent’s equity in order to be consistent with the balance sheet presentation of all related party balances as described in our Principles of Combination and Basis of Presentation as described in note 2(a) above. The Company made a corresponding change to its 2007 combined statement of cash flows. This reclassification represented a 22.9% change in the net increase in accounts payable, accrued liabilities and other liabilities within cash flows provided by operating activities or 1.7% of total cash flows provided by operating activities. The second reclassification within the 2007 combined statement of cash flows related to the elimination of a non-cash contribution of $6.0 million relating to an acquisition which had been previously reflected as a use of cash for investing activities within acquisitions, net of cash acquired, and within cash used in financing activities as an offset to net distribution to parent. This reclassification represented a 13.9% change in the amount previously reported as acquisitions, net of cash acquired, within cash flows used in investing activities or 5.2% of total cash used in investing activities. The net impact of these reclassifications on cash used in financing activities represented less than 1% of the amount previously reported.

(c)	Cash and cash equivalents

Highly liquid instruments purchased with original maturities of three months or less are considered cash equivalents. The carrying amounts reported in the combined balance sheets for these instruments approximate their fair value.

(d)	Fair value of financial instruments

The fair values of financial instruments, which primarily include trade receivables, approximate their carrying values. These estimates are subjective in nature and involve uncertainties and significant judgment in the interpretation of current market data. Therefore, the values presented are not necessarily indicative of amounts we could realize or settle currently.

Lender Processing Services, Inc.
and Affiliates

Notes to combined financial statements — (Continued)

(e)	Trade receivables, net

A summary of trade receivables, net, at December 31, 2007 and 2006 is as follows (in thousands):

	December 31,	December 31,
	2007	2006

Trade receivables — billed	$298,422	$192,976
Trade receivables — unbilled	8,144	5,679

Total trade receivables	306,566	198,655
Allowance for doubtful accounts	(20,330)	(13,067)

Total trade receivables, net	$286,236	$185,588

A summary of the roll forward of allowance for doubtful accounts for the years ended December 31, 2007 and 2006 is as follows (in thousands):

Allowance for doubtful accounts as of December 31, 2005	$(11,739)
Bad debt expense	(8,588)
Write offs	7,260

Allowance for doubtful accounts as of December 31, 2006	$(13,067)

Bad debt expense	(11,353)
Write offs	4,090

Allowance for doubtful accounts as of December 31, 2007	$(20,330)

(f)	Other receivables

Other receivables primarily represent fees due from financial institutions related to our property exchange facilitation business. The carrying value of these receivables approximates their fair value.

(g)	Goodwill

Goodwill represents the excess of cost over the fair value of identifiable assets acquired and liabilities assumed in business combinations. SFAS No. 142, “Goodwill and Intangible Assets” (“SFAS No. 142”) requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). SFAS No 142 and SFAS No. 144 also provide that goodwill and other intangible assets with indefinite useful lives should not be amortized, but shall be tested for impairment annually or more frequently if circumstances indicate potential impairment, through a comparison of fair value to the carrying amount. We measure for impairment on an annual basis during the fourth quarter using a September 30th measurement date unless circumstances require a more frequent measurement. There have been no impairment charges during the periods presented.

(h)	Long-lived assets

SFAS No. 144 requires that long-lived assets and intangible assets with definite useful lives be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the assets exceed the fair value of the asset.

Lender Processing Services, Inc.
and Affiliates

Notes to combined financial statements — (Continued)

(i)	Intangible assets

We have intangible assets which consist primarily of customer relationships and trademarks that are recorded in connection with acquisitions at their fair value based on the results of a valuation analysis. Customer relationships are amortized over their estimated useful lives using an accelerated method which takes into consideration expected customer attrition rates over a period of up to 10 years. Intangible assets with estimated useful lives are reviewed for impairment in accordance with SFAS No. 144 while intangible assets that are determined to have indefinite lives are reviewed for impairment at least annually in accordance with SFAS No. 142.

(j)	Computer software

Computer software includes the fair value of software acquired in business combinations, purchased software and capitalized software development costs. Purchased software is recorded at cost and amortized using the straight-line method over its estimated useful life and software acquired in business combinations is recorded at its fair value and amortized using straight-line or accelerated methods over its estimated useful life, ranging from five to ten years.

Capitalized software development costs are accounted for in accordance with either SFAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed” (“SFAS No. 86”), or with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”). After the technological feasibility of the software has been established (for SFAS No. 86 software), or at the beginning of application development (for SOP No. 98-1 software), software development costs, which include salaries and related payroll costs and costs of independent contractors incurred during development, are capitalized. Research and development costs incurred prior to the establishment of technological feasibility (for SFAS No. 86 software), or prior to application development (for SOP No. 98-1 software), are expensed as incurred. Software development costs are amortized on a product by product basis commencing on the date of general release of the products (for SFAS No. 86 software) and the date placed in service for purchased software (for SOP No. 98-1 software). Software development costs (for SFAS No. 86 software) are amortized using the greater of (1) the straight-line method over its estimated useful life, which ranges from three to ten years or (2) the ratio of current revenues to total anticipated revenue over its useful life.

(k)	Deferred contract costs

Cost of software sales and outsourced data processing and application management arrangements, including costs incurred for bid and proposal activities, are generally expensed as incurred. However, certain costs incurred upon initiation of a contract are deferred and expensed over the contract life. These costs represent incremental external costs or certain specific internal costs that are directly related to the contract acquisition or transition activities and are primarily associated with installation of systems/processes and data conversion.

In the event indications exist that a deferred contract cost balance related to a particular contract may be impaired, undiscounted estimated cash flows of the contract are projected over its remaining term and compared to the unamortized deferred contract cost balance. If the projected cash flows are not adequate to recover the unamortized cost balance, the balance would be adjusted to equal the contract’s net realizable value, including any termination fees provided for under the contract, in the period such a determination is made.

Lender Processing Services, Inc.
and Affiliates

Notes to combined financial statements — (Continued)

As of December 31, 2007 and 2006, we had approximately $32.8 million and $29.0 million recorded as deferred contract costs that were classified in pre-paid and other current assets or other long-term assets on the combined balance sheets.

(l)	Property and equipment

Property and equipment is recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed primarily using the straight-line method based on the estimated useful lives of the related assets: thirty years for buildings and three to seven years for furniture, fixtures and computer equipment. Leasehold improvements are amortized using the straight-line method over the lesser of the initial terms of the applicable leases or the estimated useful lives of such assets.

(m)	Income taxes

Our operating results have been included in FIS’s consolidated U.S. Federal and State income tax returns. Through March 8, 2005, FIS’s operating results were included in FNF’s consolidated U.S. Federal and State income tax returns. The provision for income taxes in the combined statements of earnings is made at rates consistent with what we would have paid as a stand-alone taxable entity. We recognize deferred income tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of our assets and liabilities and expected benefits of utilizing net operating loss and credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The impact on deferred income taxes of changes in tax rates and laws, if any, is reflected in the combined financial statements in the period enacted. Our obligation for current taxes is paid by FIS on our behalf and settled through Parent’s equity.

(n)	Revenue recognition

The following describes our primary types of revenues and our revenue recognition policies as they pertain to the types of transactions we enter into with our customers. We enter into arrangements with customers to provide services, software and software related services such as post-contract customer support and implementation and training either individually or as part of an integrated offering of multiple services. These services occasionally include offerings from more than one segment to the same customer. The revenues for services provided under these multiple element arrangements are recognized in accordance with the applicable revenue recognition accounting principles as further described below.

In our Technology, Data and Analytics segment, we recognize revenues relating to mortgage processing, outsourced business processing services, data and analytics services, along with software licensing and software related services. In some cases, these services are offered in combination with one another and in other cases we offer them individually. Revenues from processing services are typically volume-based depending on factors such as the number of accounts processed, transactions processed and computer resources utilized.

The substantial majority of the revenues in our Technology, Data and Analytics segment are from outsourced data processing, data and valuation related services, and application management arrangements. Revenues from these arrangements are recognized as services are performed in accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 104 (“SAB No. 104”), “Revenue Recognition” and related interpretations. SAB No. 104 sets forth guidance as to when revenue is realized or realizable and earned when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller’s price to the buyer is fixed or determinable; and (4) collectability is reasonably assured. Revenues and costs related to implementation, conversion and

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Notes to combined financial statements — (Continued)

programming services associated with our data processing and application management agreements during the implementation phase are deferred and subsequently recognized using the straight-line method over the term of the related services agreement. We evaluate these deferred contract costs for impairment in the event any indications of impairment exist.

In the event that our arrangements with our customers include more than one service, we determine whether the individual revenue elements can be recognized separately in accordance with Financial Accounting Standards Board (“FASB”) Emerging Issues Task Force No. 00-21 (“EITF 00-21”), “Revenue Arrangements with Multiple Deliverables”. EITF 00-21 addresses the determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the arrangement consideration should be measured and allocated to the separate units of accounting.

If the services are software related services as determined under AICPA’s SOP 97-2 “Software Revenue Recognition” (“SOP 97-2”), and SOP 98-9 “Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions” (“SOP 98-9”) we apply these pronouncements and related interpretations to determine the appropriate units of accounting and how the arrangement consideration should be measured and allocated to the separate units.

We recognize software license and post-contract customer support fees as well as associated development, implementation, training, conversion and programming fees in accordance with SOP No. 97-2 and SOP No. 98-9. Initial license fees are recognized when a contract exists, the fee is fixed or determinable, software delivery has occurred and collection of the receivable is deemed probable, provided that vendor-specific objective evidence (“VSOE”) has been established for each element or for any undelivered elements. We determine the fair value of each element or the undelivered elements in multi-element software arrangements based on VSOE. If the arrangement is subject to accounting under SOP No. 97-2, VSOE for each element is based on the price charged when the same element is sold separately, or in the case of post-contract customer support, when a stated renewal rate is provided to the customer. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. If evidence of fair value does not exist for one or more undelivered elements of a contract, then all revenue is deferred until all elements are delivered or fair value is determined for all remaining undelivered elements. Revenue from post-contract customer support is recognized ratably over the term of the agreement. We record deferred revenue for all billings invoiced prior to revenue recognition.

In our Loan Transaction Services segment, we recognize revenues relating to loan facilitation services and default management services. Revenue derived from software and service arrangements included in the Loan Transaction Services segment is recognized in accordance with SOP No. 97-2 as discussed above. Loan facilitation services primarily consist of centralized title agency services for various types of lenders. Revenues relating to loan facilitation services are typically recognized at the time of closing of the related real estate transaction. Ancillary service fees are recognized when the service is provided. Default management services assist customers through the default and foreclosure process, including property preservation and maintenance services (such as lock changes, window replacement, debris removal and lawn service), posting and publication of foreclosure and auction notices, title searches, document preparation and recording services, and referrals for legal and property brokerage services. Property data or data-related services principally include appraisal and valuation services, property records information, real estate tax services and borrower credit and flood zone information. Revenues derived from these services are recognized as the services are performed in accordance with SAB No. 104 as described above.

In addition, our flood and tax units provide various services including life-of-loan-monitoring services. Revenue for life-of-loan services is deferred and recognized ratably over the estimated average life of the loan

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Notes to combined financial statements — (Continued)

service period, which is determined based on our historical experience and industry data. We evaluate our historical experience on a periodic basis, and adjust the estimated life of the loan service period prospectively.

(o)	Cost of revenue and selling, general and administrative costs

Cost of revenue includes payroll, employee benefits, occupancy costs and other costs associated with personnel employed in customer service roles, including program design and development and professional services. Cost of revenue also includes data processing costs, amortization of software and customer relationship intangible assets and depreciation on operating assets. Research and development costs are also included in this caption and were less than 3% of revenues in each year presented.

Selling, general, and administrative expenses include payroll, employee benefits, occupancy and other costs associated with personnel employed in sales, marketing, human resources and finance roles. Selling, general, and administrative expenses also includes depreciation on non-operating corporate assets, advertising costs and other marketing-related programs.

(p)	Stock-based compensation plans

Historically our employees have participated in FIS’s and FNF’s stock incentive plans that provide for the granting of incentive and nonqualified stock options, restricted stock and other stock-based incentive awards to officers and key employees. Since November 9, 2006, all options and awards held by our employees were issuable in the common stock of FIS. Prior to November 9, 2006, certain awards held by our employees were issuable in both FNF and FIS common stock. On November 9, 2006, as part of the closing of the merger between FIS and old FNF, FIS assumed certain options and restricted stock grants that our employees and directors held under various FNF stock-based compensation plans and all these award were converted into awards issuable in FIS common stock.

These financials statements include an allocation of stock compensation expense for all periods presented. This allocation includes all stock compensation recorded by FIS for the employees within our operating segments and an allocation of the expense recorded by FIS for certain corporate employees and FIS’s Board of Directors.

We account for stock-based compensation using the fair value recognition provisions of SFAS No. 123R, “Share-Based Payment” (“SFAS 123R”) effective January 1, 2006. Prior to January 1, 2006, we accounted for stock-based compensation using the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) which we adopted on January 1, 2003 under the prospective method as permitted by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (“SFAS No. 148”). Under the fair-value method, stock-based employee compensation cost was recognized from the beginning of 2003 as if the fair value method of accounting had been used to account for all employee awards granted, modified, or settled in years beginning after December 31, 2002. We have provided for stock compensation expense of $14.1 million, $24.1 million and $11.0 million for 2007, 2006 and 2005, respectively, which is included in selling, general, and administrative expense in the combined statements of earnings. The year ended December 31, 2006 included stock compensation expense of $12.6 million relating to the FIS performance based options granted on March 9, 2005 for which the performance and market based criteria for vesting were met during 2006 and a $4.3 million charge relating to the acceleration of option vesting in connection with the merger between FIS and old FNF. There was no material impact of adopting SFAS No. 123R as all options issued to our employees under FNF grants that had been accounted for under other methods were fully vested as of December 31, 2005. All grants of FIS options have been accounted for under fair value accounting under SFAS 123 or SFAS 123R. The pro forma impact on 2005 earnings if we had recorded compensation expense associated with all options granted prior to January 1, 2003 was immaterial.

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and Affiliates

Notes to combined financial statements — (Continued)

(q)	Deferred compensation plan

FIS maintains a deferred compensation plan (the “Plan”) which is available to certain FIS management level employees and directors. The Plan permits participants to defer receipt of part of their current compensation. Participant benefits for the Plan are provided by a funded rabbi trust.

The compensation withheld from Plan participants, together with investment income on the Plan, is recorded as a deferred compensation obligation to participants and is included as a long-term liability in the accompanying combined balance sheets. The related plan assets are classified within other non-current assets in the accompanying combined balance sheets and are reported at market value. At December 31, 2007 and 2006, the balance of the deferred compensation liability totaled $34.2 million and $22.3 million, respectively.

(r)	Management estimates

The preparation of these Combined Financial Statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Combined Financial Statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(s)	Unaudited pro forma net earnings per share

Unaudited pro forma net earnings per shares basic is calculated using one-half the number of outstanding shares of FIS as of December 31, 2007 because to complete the spin-off we expect to issue one-half a share of our common stock for each outstanding share of FIS common stock then outstanding. Unaudited pro forma net earnings per share-diluted is calculated using one-half the number of dilutive common stock equivalents as of December 31, 2007 that are expected to be converted into stock options and awards of our common stock as of the spin-off date. The following table summarizes pro forma earnings per share for the year ended December 31, 2007 (in thousands, except per share amounts):

2007

Net earnings	$256,805

Pro forma weighted average shares outstanding — basic	97,335
Plus: Pro forma common stock equivalent shares assumed from conversion of options	362

Pro forma weighted average shares outstanding — diluted	97,697

Pro forma net earnings per share-basic	$2.64

Pro forma net earnings per share-diluted	$2.63

(t)	Recent accounting pronouncements

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”), requiring an acquirer in a business combination to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at their fair values at the acquisition date, with limited exceptions. The costs of the acquisition and any related restructuring costs will be expensed. Assets and liabilities arising from contingencies in a business combination are to be recognized at their fair value at the acquisition date and adjusted prospectively as new information becomes available. When the fair value of assets acquired exceeds the fair value of consideration transferred plus any noncontrolling interest in the acquiree, the excess will be recognized as a gain. Under SFAS 141(R), all business combinations will be accounted for by prospectively applying the acquisition method, including combinations among mutual entities

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and Affiliates

Notes to combined financial statements — (Continued)

and combinations by contract alone. SFAS 141(R) is effective for periods beginning on or after December 15, 2008, and will apply to business combinations occurring after the effective date.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS 160”), requiring noncontrolling interests (sometimes called minority interests) to be presented as a component of equity on the balance sheet. SFAS 160 also requires that the amount of net income attributable to the parent and to the noncontrolling interests be clearly identified and presented on the face of the consolidated statement of income. This statement eliminates the need to apply purchase accounting when a parent company acquires a noncontrolling ownership interest in a subsidiary and requires that, upon deconsolidation of a subsidiary, a parent company recognize a gain or loss in net income after which any retained noncontrolling interest will be reported at fair value. SFAS 160 requires expanded disclosures in the consolidated financial statements that identify and distinguish between the interests of the parent’s owners and the interest of the noncontrolling owners of subsidiaries. SFAS 160 is effective for periods beginning on or after December 15, 2008 and will be applied prospectively except for the presentation and disclosure requirements, which will be applied retrospectively for all periods presented. Management is currently evaluating the impact of this statement on our statements of financial position and operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits entities to choose to measure financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 mandates certain financial statement presentation and disclosure requirements when a company elects to report assets and liabilities at fair value under SFAS 159. We adopted SFAS 159 on January 1, 2008. Adoption of SFAS 159 did not have a material impact on our statements of financial position and operations.

In September 2006, the FASB issued SFAS No. 157 (“SFAS 157”), “Fair Value Measurements,” which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements and is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued FASB FSP 157-2 which delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. These nonfinancial items include assets and liabilities such as reporting units measured at fair value in a goodwill impairment test and nonfinancial assets acquired and liabilities assumed in a business combination. Effective January 1, 2008, we adopted SFAS 157 for financial assets and liabilities recognized at fair value on a recurring basis. The partial adoption of SFAS 157 for financial assets and liabilities did not have a material impact on our consolidated financial position, results of operations or cash flows.

(3)	Transactions with related parties

We have historically conducted business with FIS and with FNF. We have various agreements with FNF under which we have provided title agency services, software development and other data services. We have been allocated corporate costs from FIS and will continue to receive certain corporate services from FIS for a period of time. A summary of these agreements in effect through December 31, 2007 is as follows:

•	Agreements to provide software development and services. These agreements govern the fee structure under which we are paid for providing software development and services to FNF which consist of developing software for use in the title operations of FNF.

Lender Processing Services, Inc.
and Affiliates

Notes to combined financial statements — (Continued)

•	Arrangements to provide other data services. Under these arrangements we are paid for providing other data services to FNF, which consist primarily of data services required by the title insurance operations.

•	Allocation by FIS of corporate services. FIS currently provides general management, accounting, treasury, tax, finance, payroll, human resources, employee benefits, internal audit, mergers and acquisitions, and other corporate and administrative support to us. The amounts included in these financials statements for these services have been allocated by management and management believes the methods used to allocate these amounts are reasonable.

•	Licensing, leasing, cost sharing and other agreements. These agreements provide for the reimbursement of certain amounts from FNF and FIS related to various miscellaneous leasing and cost sharing agreements, as well as the payment of certain amounts by us to FNF or its subsidiaries in connection with our use of certain intellectual property or other assets of or services by FNF.

•	Agreements to provide title agency services. These agreements allow us to provide services to existing customers through loan facilitation transactions, primarily with large national lenders. The arrangement involves providing title agency services which result in the issuance of title policies on behalf of title insurance underwriters owned by FNF and its subsidiaries. Subject to certain early termination provisions for cause, each of these agreements may be terminated upon five years’ prior written notice, which notice may not be given until after the fifth anniversary of the effective date of each agreement, which ranges from July 2004 through September 2006 (thus effectively resulting in a minimum ten year term and a rolling one-year term thereafter). Under this agreement, we earn commissions which, in aggregate, are equal to approximately 89% of the total title premium from title policies that we place with subsidiaries of FNF. We also perform similar functions in connection with trustee sale guarantees, a form of title insurance that subsidiaries of FNF issue as part of the foreclosure process on a defaulted loan.

A detail of related party items included in revenues and expenses is as follows (in millions):

	2007	2006	2005

Title agency commissions	$132.2	$83.9	$80.9
Software development revenue	59.5	32.7	7.7
Other data services	19.6	19.8	17.4

Total revenues	$211.3	$136.4	$106.0

	2007	2006	2005

Title plant information expense	$5.8	$3.9	$3.0
Corporate services	35.7	51.8	54.9
Licensing, leasing and cost sharing agreement	(12.2)	(13.2)	(10.8)

Total expenses	$29.3	$42.5	$47.1

We believe the amounts earned from or charged by FNF or FIS under each of the foregoing service arrangements are fair and reasonable. We believe that the approximate 89% aggregate commission rate on title insurance policies is consistent with the blended rate that would be available to a third party title agent given the amount and the geographic distribution of the business produced and the low risk of loss profile of the business placed. The software development services to FNF are priced within the range of prices we offer to third parties. These transactions between us and FIS and FNF are subject to periodic review for performance and pricing.

Lender Processing Services, Inc.
and Affiliates

Notes to combined financial statements — (Continued)

Other related party transactions:

Contribution of National New York

During the second quarter of 2006, old FNF contributed the stock of National Title Insurance of New York, Inc. (“National New York”), a title insurance company, to us. This transaction was reflected as a contribution of capital from old FNF in the amount of old FNF’s historical basis in National New York of approximately $10.7 million.

Investment by FNF in FNRES Holdings, Inc.

On December 31, 2006, FNF contributed $52.5 million to FNRES Holdings, Inc. (“FNRES”), an FIS subsidiary, for approximately 61% of the outstanding shares of FNRES. As a result, since December 31, 2006, we no longer consolidate FNRES, but record our remaining 39% interest as an equity investment in the amount of $30.5 million and $33.5 million as of December 31, 2007 and 2006, respectively. We recorded equity losses (net of tax), from our investment in FNRES, of $3.0 million for the year ended December 31, 2007. During 2006 and 2005, FNRES contributed revenues of $45.1 million and $43.7 million, respectively, and operating (loss) income of $(6.6) million and $1.7 million, respectively which are reflected in the Corporate and Other segment.

(4)	Acquisitions

The results of operations and financial position of the entities acquired during the years ended December 31, 2007, 2006, and 2005 are included in the Combined Financial Statements from and after the date of acquisition. These acquisitions were made by FIS and are being contributed by FIS to us. The purchase price of each acquisition was allocated to the assets acquired and liabilities assumed based on their valuation with any excess cost over fair value being allocated to goodwill. During 2007, the acquisition of Espiel, Inc. and Financial System Integrators, Inc. for $43.3 million resulted in the recording of $32.4 million of goodwill, and $12.4 million of other intangible assets and software. During 2006 and 2005, the aggregate purchase price, net of cash acquired of various minor acquisitions was $11.3 million and $5.9 million, respectively. The impact of the acquisitions made from January 1, 2005 through December 31, 2007 were not significant individually or in the aggregate to our historical financial results.

(5)	Property and equipment

Property and equipment as of December 31, 2007 and 2006 consists of the following (in thousands):

	December 31,	December 31,
	2007	2006

Land	$4,835	$4,835
Buildings	67,764	78,051
Leasehold improvements	12,147	11,986
Computer equipment	104,809	120,785
Furniture, fixtures, and other equipment	32,151	50,717

	221,706	266,374
Accumulated depreciation and amortization	(126,086)	(164,412)

	$95,620	$101,962

Depreciation and amortization expense on property and equipment amounted to $27.2 million, $29.2 million and $26.8 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Lender Processing Services, Inc.
and Affiliates

Notes to combined financial statements — (Continued)

(6)	Goodwill

Changes in goodwill during the years ended December 31, 2007 and 2006 are summarized as follows (in thousands):

	Technology,	Loan
	Data and	Transaction	Corporate/
	Analytics	Services	Eliminations	Total

Balance, December 31, 2005	$403,735	$290,361	$20,339	$714,435
Goodwill removed due to deconsolidation of FNRES	—	—	(20,339)	(20,339)
Goodwill relating to FIS change in reporting units(1)	209,112	144,656	—	353,768
Goodwill acquired during 2006	6,380	—	—	6,380
Purchase price adjustments to prior period acquisitions	—	(8,463)	—	(8,463)

Balance, December 31, 2006	619,227	426,554	—	1,045,781
Goodwill acquired during 2007 relating to Espiel	32,373	—	—	32,373

Balance, December 31, 2007	$651,600	$426,554	$—	$1,078,154

(1)	During 2006, FIS merged with Certegy Inc. and completed a corporate reorganization. As a result, FIS changed its operating segments and reporting units in accordance with SFAS No. 131 and SFAS No. 142, respectively. The change in operating segments and reporting units resulted in additional goodwill being allocated to the businesses which comprise the lender processing segment of FIS based on their relative fair values. This adjustment to our historical goodwill is reflected as a capital contribution by FIS during 2006.

(7)	Intangible assets

Intangible assets, as of December 31, 2007, consist of the following (in thousands):

		Accumulated
	Cost	Amortization	Net

Customer relationships	$353,083	$238,989	$114,094
Trademarks	4,035	—	4,035

	$357,118	$238,989	$118,129

Intangible assets, as of December 31, 2006, consist of the following (in thousands):

		Accumulated
	Cost	Amortization	Net

Customer relationships	$348,713	$199,235	$149,478
Trademarks	3,351	—	3,351

	$352,064	$199,235	$152,829

Amortization expense for intangible assets with definite lives was $42.4 million, $51.5 million and $56.0 million for the years ended December 31, 2007, 2006 and 2005 respectively. Intangible assets, other than those with indefinite lives, are amortized over their estimated useful lives ranging from 5 to 10 years

Lender Processing Services, Inc.
and Affiliates

Notes to combined financial statements — (Continued)

using accelerated methods. Estimated amortization expense for the next five years is $36.5 million for 2008, $29.4 million for 2009, $21.7 million for 2010, $13.6 million for 2011 and $8.9 million for 2012.

(8)	Computer software

Computer software as of December 31, 2007 and 2006 consists of the following (in thousands):

	December 31,	December 31,
	2007	2006

Software from business acquisitions	$82,203	$76,168
Capitalized software development costs	112,920	95,898
Purchased software	29,130	49,614

Computer software	224,253	221,680
Accumulated amortization	(73,881)	(94,600)

Computer software, net of accumulated amortization	$150,372	$127,080

Amortization expense for computer software was $31.1 million, $29.0 million and $28.7 million for the years ended December 31, 2007, 2006 and 2005, respectively, and is included in cost of revenues in the accompanying combined statements of earnings.

(9)	Income taxes

Income tax expense (benefit) attributable to continuing operations for the years ended December 31, 2007, 2006 and 2005 consists of the following (in thousands):

	2007	2006	2005

Current provision (benefit):
Federal	$130,830	$99,580	$106,837
State	21,064	16,281	17,271

Total current provision	$151,894	$115,861	$124,108

Deferred provision (benefit):
Federal	$10,805	$10,458	$(87)
State	2,035	1,665	139

Total deferred provision	$12,840	$12,123	$52

Total provision for income taxes	$164,734	$127,984	$124,160

A reconciliation of the federal statutory income tax rate to our effective income tax rate for the years ended December 31, 2007, 2006 and 2005 is as follows (in thousands):

	2007	2006	2005

Federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes	3.5%	3.5%	3.5%
Other	0.2%	0.3%	0.2%

Effective income tax rate	38.7%	38.8%	38.7%

Lender Processing Services, Inc.
and Affiliates

Notes to combined financial statements — (Continued)

The significant components of deferred income tax assets and liabilities at December 31, 2007 and 2006 consist of the following (in thousands):

	2007	2006

Deferred income tax assets:
Deferred revenue	$28,951	$39,142
State taxes	7,372	5,698
Employee benefit accruals	2,194	7,658
Accruals and reserves	3,007	3,281
Allowance for doubtful accounts	7,829	5,032
Investments	4,115	2,956
Depreciation	2,389	—

Total gross deferred income tax assets	55,857	63,767
Less: Valuation allowance	(4,115)	(2,956)

Total deferred income tax assets	$51,742	$60,811

Deferred income tax liabilities:
Amortization of goodwill and intangible assets	$48,716	$45,350
Deferred contract costs	12,631	11,148
Investments	5,151	5,020
Depreciation	—	998

Total deferred income tax liabilities	66,498	62,516

Net deferred income tax liability	$14,756	$1,705

Deferred income taxes have been classified in the combined balance sheets as of December 31, 2007 and 2006 as follows (in thousands):

	2007	2006

Current assets	$40,440	$55,203
Noncurrent liabilities	55,196	56,908

Net deferred income tax liability	$14,756	$1,705

Management believes that based on its historical pattern of taxable income, we will produce sufficient income in the future to realize our deferred income tax assets. A valuation allowance is established for any portion of a deferred income tax asset if management believes it is more likely than not that we will not be able to realize the benefits or portion of a deferred income tax asset. Adjustments to the valuation allowance will be made if there is a change in management’s assessment of the amount of deferred income tax asset that is realizable.

As of January 1, 2005, the Internal Revenue Service selected FIS to participate in the Compliance Assurance Process (CAP) which is a real-time audit for 2005 and future years. The Internal Revenue Service has completed its review for years 2002-2006 which resulted in an immaterial adjustment for tax year 2004 related to a temporary difference and no changes to any other tax year. Tax years 2007 and 2008 are currently under audit by the IRS. Currently management believes the ultimate resolution of the 2007 and 2008 examinations will not result in a material adverse effect to our financial position or results of operations. Substantially all state income tax returns have been concluded through 2003.

Lender Processing Services, Inc.
and Affiliates

Notes to combined financial statements — (Continued)

The 2007 calendar year is the first year we were required to adopt FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). As a result of the adoption, we had no change to reserves for uncertain tax positions. Our policy is to classify interest and penalties on accrued but unpaid taxes as income tax expense. There were no unrecognized tax benefits for any period presented in the combined financial statements.

(10)	Commitments and contingencies

Litigation

In the ordinary course of business, we are involved in various pending and threatened litigation matters related to operations, some of which include claims for punitive or exemplary damages. We believe that no actions, other than the matters listed below, depart from customary litigation incidental to our business. As background to the disclosure below, please note the following:

•	These matters raise difficult and complicated factual and legal issues and are subject to many uncertainties and complexities.

•	In these matters, plaintiffs seek a variety of remedies including equitable relief in the form of injunctive and other remedies and monetary relief in the form of compensatory damages. In some cases, the monetary damages sought include punitive or treble damages. None of the cases described below includes a specific statement as to the dollar amount of damages demanded. Instead, each of the cases includes a demand in an amount to be proved at trial.

•	For the reasons specified above, it is not possible to make meaningful estimates of the amount or range of loss that could result from these matters at this time. We review these matters on an on going basis and follow the provisions of SFAS No. 5, Accounting for Contingencies, (“SFAS 5”) when making accrual and disclosure decisions. When assessing reasonably possible and probable outcomes, we base our decision on our assessment of the ultimate outcome following all appeals.

•	We intend to vigorously defend each of these matters, and we do not believe that the ultimate disposition of these lawsuits will have a material adverse impact on our financial position.

National Title Insurance of New York Inc. Litigation

One of our subsidiaries, National Title Insurance of New York, Inc. has been named in eight putative class action lawsuits: Barton, Lynn v. National Title Insurance of New York, Inc. et al., filed in the U.S. District Court for the Northern District of California on March 10, 2008; Gentilcore, Lisa v. National Title Insurance of New York, Inc. et al., filed in the U.S. District Court for the Northern District of California on March 11, 2008; Martinez, Louis and Silvia v. National Title Insurance of New York, Inc. et al., filed in the U.S. District Court for the Southern District of California on March 18, 2008; Swick, Judy and Thomas v. National Title Insurance of New York, Inc. et al., filed in the U.S. District Court for the District of New Jersey on March 19, 2008; Davis, Vincent Leon v. National Title Insurance of New York, Inc. et al., filed in the U.S. District Court for the Central District of California, Western Division, on March 20, 2008; Pepe, Pat and Olga v. National Title Insurance of New York, Inc. et al., filed in the U.S. District Court for the District of New Jersey on March 21, 2008; Kornbluth, Ian v. National Title Insurance of New York, Inc. et al., filed in the U.S. District Court for the District of New Jersey on March 24, 2008; and Lamb, Edward and Frances v. National Title Insurance of New York, Inc. et al., filed in the U.S. District Court for the District of New Jersey on March 24, 2008. The complaints in these lawsuits are substantially similar and allege that the title insurance underwriters named as defendants, including National Title Insurance of New York, Inc., engaged in illegal price fixing as well as market allocation and division that resulted in higher title insurance prices for consumers. The complaints seek treble damages in an amount to be proved at trial and an injunction against the defendants

Lender Processing Services, Inc.
and Affiliates

Notes to combined financial statements — (Continued)

from engaging in any anti-competitive practices under the Sherman Antitrust Act and various state statutes. National Title Insurance of New York, Inc. intends to join in a pending Motion to Transfer the actions to the U.S. District Court for the Southern District at New York for coordinated or consolidated pre-trial hearings.

Harris, Ernest and Mattie v. FIS Foreclosure Solutions, Inc.

A putative class action was filed on January 16, 2008 as an adversary proceeding in the Bankruptcy Court in the Southern District of Texas. The complaint alleges that LPS engaged in unlawful attorney fee-splitting practices in its default management business. The complaint seeks declaratory and equitable relief reversing all attorneys fees charged to debtors in bankruptcy court and disgorging any such fees we collected. We filed a Motion to Dismiss, and the Bankruptcy Court dismissed three of the six counts contained in the complaint. We also filed a Motion to Withdraw the Reference and remove the case to federal district court as the appropriate forum for the resolution of the allegations contained in the complaint. The Bankruptcy Court recommended removal to the U.S. District Court for the Southern District of Texas, and the U.S. District Court accepted that recommendation in April 2008.

Guarantees of FIS long-term debt

Borrowings under FIS’s credit agreement and certain notes are ratably secured by a pledge of equity interests in certain of our subsidiaries, subject to certain exceptions for subsidiaries not required to be pledged. Pursuant to the terms of these agreements, once FIS has no equity interests in our subsidiaries as a result of the spin-off, such equity interests will no longer secure FIS’s long-term debt and FIS will exchange our obligations under our new long-term debt to retire a portion of its long-term debt balances.

Indemnifications and warranties

We often indemnify our customers against damages and costs resulting from claims of patent, copyright, or trademark infringement associated with use of our software through software licensing agreements. Historically, we have not made any payments under such indemnifications, but continue to monitor the conditions that are subject to the indemnifications to identify whether it is probable that a loss has occurred, and would recognize any such losses when they are estimable. In addition, we warrant to customers that our software operates substantially in accordance with the software specifications. Historically, no costs have been incurred related to software warranties and none are expected in the future, and as such no accruals for warranty costs have been made.

Tax indemnification agreement

Under the tax disaffiliation agreement to be entered into by our parent and us in connection with the distribution, we would be required to indemnify our parent and its affiliates against all tax related liabilities caused by the failure of the spin-off to qualify for tax-free treatment for United States Federal income tax purposes (including as a result of Section 355(e) of the Code) to the extent these liabilities arise as a result of any action taken by us or any of our affiliates following the spin-off or otherwise result from any breach of any representation, covenant or obligation of our company or any of our affiliates under the tax disaffiliation agreement.

Escrow arrangements

In conducting our title agency, closing and Section 1031 tax deferred exchange operations, we routinely hold customers’ assets in escrow and investment accounts, pending completion of real estate and exchange transactions. Certain of these amounts are maintained in segregated bank accounts and have not been included in the accompanying Combined Balance Sheets. We have a contingent liability relating to proper disposition

Lender Processing Services, Inc.
and Affiliates

Notes to combined financial statements — (Continued)

of these balances, which amounted to $1.9 billion at December 31, 2007. For the customers’ assets that we hold in escrow, we have ongoing programs for realizing economic benefits through favorable borrowing and vendor arrangements with various banks. We had no borrowings outstanding as of December 31, 2007, under these arrangements with respect to these assets in escrow. At that date, our customers’ tax deferred assets that were held in investment accounts were largely invested in short-term, high grade investments that minimize risk to principal.

Leases

We lease certain of our property under leases which expire at various dates. Several of these agreements include escalation clauses and provide for purchases and renewal options for periods ranging from one to five years.

Future minimum operating lease payments for leases with remaining terms greater than one year for each of the years in the five years ending December 31, 2012, and thereafter in the aggregate, are as follows (in thousands):

2008	$16,776
2009	12,734
2010	6,160
2011	3,378
2012	2,049
Thereafter	—

Total	$41,097

Rent expense incurred under all operating leases during the years ended December 31, 2007, 2006 and 2005 was $21.7 million, $19.2 million and $24.1 million, respectively.

(11)	Employee benefit plans

Stock purchase plan

Historically our employees have participated in the FNF Employee Stock Purchase Plan (through mid-2006) and the FIS Employee Stock Purchase Plan (since mid-2006) (collectively the “ESPP Plans”). Under the terms of both plans and subsequent amendments, eligible employees may voluntarily purchase, at current market prices, shares of common stock through payroll deductions. Pursuant to the ESPP Plans, employees may contribute an amount between 3% and 15% of their base salary and certain commissions. Shares purchased are allocated to employees, based upon their contributions. We contribute varying matching amounts as specified in the ESPP Plans. We recorded an expense of $4.8 million, $4.1 million and $4.1 million for the years ended December 31, 2007, 2006 and 2005, respectively relating to the participation of our employees in the ESPP Plans.

401(k) Profit sharing plan

Historically our employees have participated in qualified 401(k) plans sponsored by FNF or FIS. Eligible employees may contribute up to 40% of their pretax annual compensation, up to the amount allowed pursuant to the Internal Revenue Code. We generally match 50% of each dollar of employee contribution up to 6% of the employee’s total eligible compensation. We recorded $7.3 million, $6.7 million and $5.6 million for the years ended December 31, 2007, 2006 and 2005, respectively relating to the participation of our employees in the 401(k) plans.

Lender Processing Services, Inc.
and Affiliates

Notes to combined financial statements — (Continued)

Stock option plans

Historically our employees have participated in FIS and FNF’s stock incentive plans that provide for the granting of incentive and nonqualified stock options, restricted stock and other stock-based incentive awards to officers and key employees. Since November 9, 2006, all options and awards held by our employees were issuable in the common stock of FIS. Prior to November 9, 2006, certain awards held by our employees were issuable in both FNF and FIS common stock. On November 9, 2006, as part of the closing of the merger between FIS and old FNF, FIS assumed certain options and restricted stock grants that our employees and directors held under various FNF stock-based compensation plans and all these awards were converted into awards issuable in FIS common stock.

These financials statements include stock compensation expense attributable to our employees for all periods presented. This includes all stock compensation specifically recorded by FIS for employees within our operating segments and an allocation of the expense recorded by FIS for certain corporate employees and FIS’s Board of Directors.

We account for stock-based compensation using the fair value recognition provisions of SFAS No. 123R, Share-Based Payment (“SFAS 123R”) effective as of January 1, 2006. Prior to January 1, 2006, we accounted for stock-based compensation using the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”) which we adopted on January 1, 2003 under the prospective method as permitted by SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure (“SFAS No. 148”). Under this method, stock-based employee compensation cost was recognized from the beginning of 2003 as if the fair value method of accounting had been used to account for all employee awards granted, modified, or settled in years beginning after December 31, 2002. We have provided for total stock compensation expense of $14.1 million, $24.1 million and $11.0 million for 2007, 2006 and 2005, respectively, which is included in selling, general, and administrative expense in the combined statements of earnings. The year ended December 31, 2006 included stock compensation expense of $12.6 million relating to the FIS performance based options granted on March 9, 2005 for which the performance and market based criteria for vesting were met during the period and a $4.3 million charge relating to the acceleration of option vesting per the agreement in connection with the merger between FIS and old FNF. There was no material impact of adopting SFAS No. 123R as all options related to the FIS employees from FNF grants that had been accounted for under other methods were fully vested as of December 31, 2005. All grants of FIS options have been accounted for under fair value accounting under SFAS 123 or SFAS 123R.

In the spin-off transaction, any FIS options and FIS stock awards held by our employees will be converted into options and awards issuable in our common stock, authorized by a new stock option plan. All FIS outstanding stock options are issued from plans containing an anti-dilution provision. We will measure the fair value of the awards using a Black-Scholes model with appropriate assumptions both before and after the date of the spin-off. These assumptions for volatility, expected life, dividend rates and risk-free interest rate will take into account the expectation that the spin-off will be completed as contemplated. As of December 31, 2007, there are approximately 5.4 million FIS options outstanding with an average exercise price of $33.61 per share and a weight average remaining contractual life of 6.7 years that will be converted into options to purchase our common stock. Of those options approximately 1.8 million options were exercisable as of December 31, 2007 at an average exercise price of $26.65 per share with a weighted average remaining contractual life of 6.1 years. As noted above these FIS options will be converted into options to purchase our common stock at the spinoff date.

The fair value relating to the time-based options granted by FIS in 2005 was estimated using a Black-Scholes option-pricing model, while the fair value relating to the performance-based options was estimated using a Monte-Carlo option pricing model due to the vesting characteristics of those options, as discussed above. The following assumptions were used for time-based options granted by FIS in 2005; the risk

Lender Processing Services, Inc.
and Affiliates

Notes to combined financial statements — (Continued)

free interest rate was 4.2%, the volatility factor for the expected market price of the common stock was 44%, the expected dividend yield was zero and weighted average expected life was 5 years. The fair value of each time-based option was $6.79. Since FIS was not publicly traded when these FIS options were issued, FIS relied on industry peer data to determine the volatility assumption, and for the expected life assumption, FIS used an average of several methods, including FNF’s historical exercise history, peer firm data, publicly available industry data and the Safe Harbor approach as stated in the SEC Staff Accounting Bulletin 107. In addition, FIS granted performance-based options in 2005. The following assumptions were used for the valuation of the performance-based options granted by FIS in 2005: the risk free interest rate was 4.2%, the volatility factor for the expected market price of the common stock was 44%, the expected dividend yield was zero and the objective time to exercise was 4.7 years with an objective in the money assumption of 2.95 years. It was also assumed that an initial public offering or similar transaction by FIS would occur within a 9 month period from grant date. The fair value of the performance-based options was calculated to be $5.85.

The fair value for FIS options granted in 2006 was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions. The risk free interest rate used in the calculation is the rate that corresponds to the weighted average expected life of an option. The risk free interest rate used for options granted by FIS during 2006 was 4.9%. A volatility factor for the expected market price of the common stock of 30% was used for options granted in 2006. The expected dividend yield used for 2006 was 0.5%. A weighted average expected life of 6.4 years was used for 2006. The weighted average fair value of each option granted during 2007 was $15.52.

The fair value for FIS options granted in 2007 was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions. The risk free interest rate used in the calculation is the rate that corresponds to the weighted average expected life of an option. The risk free interest rate used for options granted by FIS during 2007 was 3.5%. A volatility factor for the expected market price of the common stock of 25% was used for options granted in 2007. The expected dividend yield used for 2006 was 0.5%. A weighted average expected life of 5.8 years was used for 2007. The weighted average fair value of each option granted during 2006 was $12.60.

At December 31, 2007, the total unrecognized compensation cost related to non-vested FIS stock option grants held by our employees is $42.9 million, which is expected to be recognized in pre-tax income over a weighted average period of 1.7 years.

(12)	Concentration of risk

We generate a significant amount of revenue from large customers, however, no customers accounted for more than 10% of total revenue in the years ended December 31, 2007, 2006 and 2005.

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash equivalents and trade receivables.

We place our cash equivalents with high credit quality financial institutions and, by policy, limit the amount of credit exposure with any one financial institution.

Concentrations of credit risk with respect to trade receivables are limited because a large number of geographically diverse customers make up our customer base, thus spreading the trade receivables credit risk. We control credit risk through monitoring procedures.

Lender Processing Services, Inc.
and Affiliates

Notes to combined financial statements — (Continued)

(13)	Segment Information

Summarized financial information concerning our segments is shown in the following tables.

As of and for the year ended December 31, 2007 (in thousands):

	Technology	Loan
	Data and	Transaction	Corporate
	Analytics	Services	and Other	Total

Processing and services revenues	$570,146	$1,125,879	$(5,457)	$1,690,568
Cost of revenues	313,747	750,174	(5,274)	1,058,647

Gross profit	256,399	375,705	(183)	631,921
Selling, general and administrative expenses	64,770	110,132	32,957	207,859

Operating income	191,629	265,573	(33,140)	424,062

Depreciation and amortization	$68,720	$28,752	$5,135	$102,607

Capital expenditures	$50,865	$14,615	$5,072	$70,552

Total assets	$1,019,271	$755,687	$187,085	$1,962,043

Goodwill	$651,600	$426,554	$—	$1,078,154

As of and for the year ended December 31, 2006 (in thousands):

	Technology	Loan
	Data and	Transaction	Corporate
	Analytics	Services	and Other	Total

Processing and services revenues	$546,961	$900,951	$37,065	$1,484,977
Cost of revenues	299,696	587,040	13,409	900,145

Gross profit	247,265	313,911	23,656	584,832
Selling, general and administrative expenses	67,732	107,555	82,025	257,312

Operating income	179,533	206,356	(58,369)	327,520

Depreciation and amortization	$69,581	$32,177	$10,100	$111,858

Capital expenditures	$47,293	$12,389	$10,566	$70,248

Total assets	$939,049	$683,054	$257,697	$1,879,800

Goodwill	$619,227	$426,554	$—	$1,045,781

Lender Processing Services, Inc.
and Affiliates

Notes to combined financial statements — (Continued)

As of and for year ended December 31, 2005 (in thousands):

	Technology	Loan
	Data and	Transaction	Corporate
	Analytics	Services	and Other	Total

Processing and services revenues	$525,259	$820,098	$37,122	$1,382,479
Cost of revenues	281,974	505,607	16,907	804,488

Gross profit	243,285	314,491	20,215	577,991
Selling, general and administrative expenses	81,143	103,693	75,230	260,066

Operating income	162,142	210,798	(55,015)	317,925

Depreciation and amortization	$70,545	$33,030	$9,073	$112,648

Capital expenditures	$64,289	$15,559	$12,610	$92,458

Total assets	$737,359	$617,433	$188,010	$1,542,802

Goodwill	$403,735	$290,361	$20,339	$714,435

End of Audited Combined Financial Statements.

LENDER PROCESSING SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Consolidated and Combined Balance Sheets

	June 30,	December 31,
	2008	2007(1)
	(Unaudited)
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$18,628	$39,566
Trade receivables, net of allowance for doubtful accounts of $33.8 million and $20.3 million at June 30, 2008 and December 31, 2007	350,565	286,236
Other receivables	12,318	7,971
Prepaid expenses and other current assets	24,767	33,323
Deferred income taxes, net	34,640	40,440

Total current assets	440,918	407,536

Property and equipment, net of accumulated depreciation and amortization of $132.7 million and $126.1 million at June 30, 2008 and December 31, 2007	92,487	95,620
Goodwill	1,086,606	1,078,154
Other intangible assets, net of accumulated amortization of $255.5 million and $239.0 million at June 30, 2008 and December 31, 2007	103,347	118,129
Computer software, net of accumulated amortization of $72.6 million and $73.9 million at June 30, 2008 and December 31, 2007	149,562	150,372
Other non-current assets	112,820	112,232

Total assets	$1,985,740	$1,962,043

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Trade accounts payable	$28,358	$19,499
Accrued salaries and benefits	23,037	22,908
Recording and transfer tax liabilities	17,555	10,657
Other accrued liabilities	65,189	57,053
Deferred revenues	58,394	58,076

Total current liabilities	192,533	168,193

Deferred revenues	31,312	23,146
Deferred income taxes, net	54,844	55,196
Other long-term liabilities	21,777	34,419

Total liabilities	300,466	280,954

Minority interest	10,773	10,050

Stockholder’s Equity:
Preferred stock $0.0001 par value; 50 million shares authorized, none issued at June 30, 2008 or December 31, 2007	—	—
Common stock $0.0001 par value; 500 million shares authorized, 1,000 shares issued at June 30, 2008	—	—
Additional paid-in capital	1,667,268	—
Retained earnings	6,983	—
FIS’s equity	—	1,671,039
Accumulated other comprehensive earnings	250	—

Total stockholder’s equity	1,674,501	1,671,039

Total liabilities and stockholder’s equity	$1,985,740	$1,962,043

(1)	Derived from audited financial statements.

See accompanying notes to consolidated and combined financial statements.

LENDER PROCESSING SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Consolidated and Combined Statements of Earnings

	Six Months Ended June 30,
	2008	2007
	(Unaudited)
	(In thousands, except per share data)

Processing and services revenues, including $102.0 million and $107.0 million of revenues from related parties for the six months ended June 30, 2008 and 2007, respectively	$913,106	$826,438
Cost of revenues, including $4.7 million and $2.6 million for the six months ended June 30, 2008 and 2007, respectively	585,137	526,823

Gross profit	327,969	299,615
Selling, general, and administrative expenses, including related party expenses, net of expense reimbursements, of $22.3 million and $10.3 million for the six months ended June 30, 2008 and 2007, respectively	118,999	109,072

Operating income	208,970	190,543
Other income (expense):
Interest income	563	745
Interest expense	(58)	(77)
Other income, net	282	—

Total other income (expense)	787	668

Earnings before income taxes, equity in losses of unconsolidated entity and minority interest	209,757	191,211
Provision for income taxes	81,386	74,010

Earnings before equity in losses of unconsolidated entity and minority interest	128,371	117,201
Equity in losses of unconsolidated entity	(2,370)	(1,720)
Minority interest	(723)	(436)

Net earnings	$125,278	$115,045

Pro forma net earnings per share — basic (Note 3)	$1.32

Pro forma weighted average shares outstanding — basic (Note 3)	94,611

Pro forma net earnings per share — diluted (Note 3)	$1.30

Pro forma weighted average shares outstanding — diluted (Note 3)	96,334

See accompanying notes to consolidated and combined financial statements.

LENDER PROCESSING SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Consolidated and Combined Statements of Comprehensive Earnings

	Six Months Ended June 30,
	2008	2007
	(Unaudited)
	(In thousands)

Net earnings	$125,278	$115,045
Other comprehensive earnings:
Unrealized gain on other investments, net of tax	250	—

Other comprehensive earnings	250	—

Comprehensive earnings	$125,528	$115,045

See accompanying notes to consolidated and combined financial statements.

LENDER PROCESSING SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Consolidated and Combined Statement of Stockholder’s Equity

						Accumulated
			Additional			Other	Total
	Common	Common	Paid-In	Retained	FIS’s	Comprehensive	Stockholder’s
	Shares	Stock	Capital	Earnings	Equity	Earnings	Equity
	(Unaudited)
	(In thousands)

Balances, December 31, 2007	—	$—	$—	$—	$1,671,039	$—	$1,671,039

Net earnings (January 1, 2008 to June 20, 2008)	—	—	—	—	118,295	—	118,295
Net distribution to FIS	—	—	—	—	(121,677)	—	(121,677)
Capitalization of Lender Processing Services, Inc.	1	—	1,667,268	—	(1,667,657)	389	—
Net earnings (June 21, 2008 to June 30, 2008)	—	—	—	6,983	—	—	6,983
Unrealized loss on investments	—	—	—	—	—	(139)	(139)

Balances, June 30, 2008	1	$—	$1,667,268	$6,983	$—	$250	$1,674,501

See accompanying notes to consolidated and combined financial statements.

LENDER PROCESSING SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Consolidated and Combined Statements of Cash Flows

	Six Months Ended June 30,
	2008	2007
	(Unaudited)
	(In thousands)

Cash flows from operating activities:
Net earnings	$125,278	$115,045
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	44,576	52,373
Deferred income taxes, net	3,968	13,634
Stock-based compensation cost	9,120	7,215
Loss on unconsolidated entity	2,370	1,720
Minority interest	723	436
Changes in assets and liabilities, net of effects of acquisitions:
Net increase in trade receivables	(63,750)	(55,628)
Net (increase) decrease in other receivables	(4,348)	22,286
Net decrease (increase) in prepaid expenses and other assets	7,931	(13,444)
Net increase in deferred contract costs	(3,420)	(18,674)
Net decrease (increase) in deferred revenues	8,235	(18,249)
Net decrease in accounts payable, accrued liabilities and other liabilities	6,000	26,675

Net cash provided by operating activities	136,683	133,389

Cash flows from investing activities:
Additions to property and equipment	(9,376)	(6,099)
Additions to capitalized software	(15,761)	(18,937)
Acquisitions, net of cash acquired	(15,488)	(37,420)

Net cash used in investing activities	(40,625)	(62,456)

Cash flows from financing activities:
Net distributions to FIS	(116,996)	(69,639)

Net cash used in financing activities	(116,996)	(69,639)

Net (decrease) increase in cash and cash equivalents	(20,938)	1,294
Cash and cash equivalents, beginning of period	39,566	47,783

Cash and cash equivalents, end of period	$18,628	$49,077

Non-cash contribution relating to stock compensation	$9,120	$7,215

Non-cash contribution for Espiel acquisition	$—	$6,000

Non-cash redistribution of assets to Parent	$(13,801)	$—

See accompanying notes to consolidated and combined financial statements.

LENDER PROCESSING SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited)
Six Months Ended June 30, 2008 and 2007

The information included in these consolidated and combined financial statements of Lender Processing Services, Inc., are presented on a combined basis through June 20, 2008. Beginning June 21, 2008, after all the assets and liabilities of the lender processing services segment of FIS were formally contributed by FIS to LPS, the financial statements of the Company have been presented on a consolidated basis. The accompanying Consolidated and Combined Financial Statements include those assets, liabilities, revenues and expenses directly attributable to LPS’s operations and, prior to June 21, 2008, allocations of certain FIS corporate assets, liabilities, revenues and expenses to LPS.

Except as otherwise indicated or unless the context otherwise requires, all references to “LPS,” “we,” the “Company,” or the “registrant” are to Lender Processing Services, Inc., a Delaware corporation that was incorporated in December 2007 as a wholly-owned subsidiary of FIS, and its subsidiaries and affiliates; all references to “FIS,” the “former parent,” or the “holding company” are to Fidelity National Information Services, Inc., a Georgia corporation formerly known as Certegy Inc., and its subsidiaries, that owned all of LPS’s shares until July 2, 2008; all references to “former FIS” are to Fidelity National Information Services, Inc., a Delaware corporation, and its subsidiaries, prior to the Certegy merger described below; all references to “old FNF” are to Fidelity National Financial, Inc., a Delaware corporation that owned a majority of FIS’s shares through November 9, 2006; and all references to “FNF” are to Fidelity National Financial, Inc. (formerly known as Fidelity National Title Group, Inc.), formerly a subsidiary of old FNF but now a stand-alone company that remains a related entity from an accounting perspective.

(1)	Basis of Presentation

The unaudited financial information included in this report includes the accounts of Lender Processing Services, Inc. and subsidiaries and affiliates prepared in accordance with generally accepted accounting principles and the instructions to Form 10-Q and Article 10 of Regulation S-X. All adjustments considered necessary for a fair presentation have been included. This report should be read in conjunction with the Company’s Form 10 filed on June 20, 2008. The preparation of these Consolidated and Combined Financial Statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated and combined financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Capitalization of Lender Processing Services, Inc.

Our former parent, Fidelity National Information Services, Inc. is a Georgia corporation formerly known as Certegy Inc. In February 2006, Certegy Inc. merged with and into Fidelity National Information Services, Inc., a Delaware corporation, which we refer to as former FIS. Certegy Inc. survived the merger, which we refer to as the Certegy merger, to form our former parent. Following the Certegy merger, Certegy Inc. was renamed Fidelity National Information Services, Inc., which we refer to as FIS. Prior to the Certegy merger, former FIS was a majority-owned subsidiary of Fidelity National Financial, Inc., which we refer to as old FNF. Old FNF merged into our parent in November 2006 as part of a reorganization, which included old FNF’s spin-off of Fidelity National Title Group, Inc. Fidelity National Title Group, Inc. was renamed Fidelity National Financial, Inc. following this reorganization, and we refer to it as FNF. FNF is now a stand-alone company, but remains a related entity from an accounting perspective.

In October 2007, the board of directors of FIS approved a plan of restructuring pursuant to which FIS would spin off its lender processing services segment to its shareholders in a tax free distribution. Pursuant to this plan of restructuring, on June 16, 2008, FIS contributed to us all of its interest in the assets, liabilities, businesses and employees related to FIS’s lender processing services operations in exchange for a certain

LENDER PROCESSING SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) — (Continued)

number of shares of our common stock and $1,585.0 million aggregate principal amount of our debt obligations, including our new senior notes and debt obligations under our new credit facility described in Note 10. On June 20, 2008, FIS received a private letter ruling from the Internal Revenue Service with respect to the tax-free nature of the plan of restructuring and distribution and the registration statement on Form 10 that FIS filed on the Company’s behalf with respect to the distribution was declared effective by the Securities and Exchange Commission.

On July 2, 2008, FIS distributed to its shareholders a dividend of one-half share of our common stock for each issued and outstanding share of FIS common stock held on June 24, 2008, which we refer to as the “spin-off.” The shares of the Company distributed to FIS shareholders on July 2, 2008 represented all of our issued and outstanding shares. Also on July 2, 2008, FIS exchanged 100% of our debt obligations for a like amount of FIS’s existing Tranche B Term Loans issued under its Credit Agreement dated as of January 18, 2007. Following this debt-for-debt exchange, the portion of the existing Tranche B Term Loans acquired by FIS was retired. On July 3, 2008, we commenced regular way trading on the New York Stock Exchange under the trading symbol “LPS.” Prior to the spin-off, we were a wholly-owned subsidiary of FIS.

Our principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204 and our main telephone number is (904) 854-5100. We were incorporated in Delaware in December 2007.

Principles of Consolidation and Combination

Prior to June 21, 2008, the historical financial statements of the Company were presented on a combined basis. Beginning June 21, 2008, after all the assets and liabilities of the lender processing services segment of FIS were formally contributed by FIS to LPS, the historical financial statements of the Company have been presented on a consolidated basis for financial reporting purposes. The accompanying Consolidated and Combined Financial Statements include those assets, liabilities, revenues and expenses directly attributable to LPS’s operations and, prior to June 21, 2008, allocations of certain FIS corporate assets, liabilities, revenues and expenses to LPS.

The accompanying Consolidated and Combined Financial Statements were prepared in accordance with generally accepted accounting principles and all adjustments considered necessary for a fair presentation have been included. All significant intercompany accounts and transactions have been eliminated. Our investments in less than 50% owned affiliates are accounted for using the equity method of accounting.

Separation from FIS

Our historical financial statements include assets, liabilities, revenues and expenses directly attributable to our operations. Our historical financial statements also reflect allocations of certain corporate expenses from FIS. These expenses have been allocated to us on a basis that management considers to reflect most fairly or reasonably the utilization of the services provided to or the benefit obtained by our businesses. These expense allocations reflect an allocation to us of a portion of the compensation of certain senior officers and other personnel of FIS who are not our employees after the distribution but who historically provided services to us. Certain of the amounts allocated to us reflect a portion of amounts charged to FIS under agreements entered into with FNF. Our historical financial statements also do not reflect the debt or interest expense we might have incurred if we had been a stand-alone entity. In addition, we will incur other expenses, not reflected in our historical financial statements, as a result of being a separate publicly traded company. As a result, our historical financial statements do not necessarily reflect what our financial position or results of operations would have been if we had operated as a stand-alone public entity during the periods covered, and may not be indicative of our future results of operations or financial position.

LENDER PROCESSING SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Reporting Segments

We are a leading provider of integrated technology and outsourced services to the mortgage lending industry, with market-leading positions in mortgage processing and default management services in the U.S. We conduct our operations through two reporting segments, Technology, Data and Analytics and Loan Transaction Services.

Our Technology, Data and Analytics segment principally includes:

•	our mortgage processing services, which we conduct using our market-leading mortgage servicing platform and our team of experienced support personnel based primarily at our Jacksonville, Florida data center;

•	our Desktop application, a workflow system that assists our customers in managing business processes, which today is primarily used in connection with mortgage loan default management, but which has broader applications;

•	our other software and related service offerings, including our mortgage origination software, our real estate closing and title insurance production software and our middleware application which provides collaborative network connectivity among mortgage industry participants; and

•	our data and analytics businesses, the most significant of which are our alternative property valuations business, which provides a range of valuations other than traditional appraisals, our property records business, and our advanced analytic services, which assist our customers in their loan marketing or loss mitigation efforts.

Our Loan Transaction Services segment offers a range of services used mainly in the production of a mortgage loan, which we refer to as our loan facilitation services, and in the management of mortgage loans that go into default, which we refer to as default management services.

Our loan facilitation services include:

•	settlement services, which consist of title agency services, in which we act as an agent for title insurers, closing services, in which we assist in the closing of real estate transactions, and lien recording and release services;

•	appraisal services, which consist of traditional appraisal and appraisal management services; and

•	other origination services, which consist of real estate tax services, which provide lenders with information about the tax status of a property, flood zone information, which assists lenders in determining whether a property is in a federally designated flood zone, and qualified exchange intermediary services for customers who seek to engage in qualified exchanges under Section 1031 of the Internal Revenue Code.

Our default management services include, among others:

•	foreclosure management services, including access to a nationwide network of independent attorneys, document preparation and recording and other services;

•	property inspection and preservation services, designed to preserve the value of properties securing defaulted loans; and

•	asset management services, providing disposition services for our customers’ real estate owned properties through a network of independent real estate brokers, attorneys and other vendors to facilitate the transaction.

LENDER PROCESSING SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) — (Continued)

We also have a corporate segment that consists of the corporate overhead and other smaller operations that are not included in the other segments.

(2)	Related Party Transactions

We have historically conducted business with FNF. We have various agreements with FNF under which we have provided title agency services, software development and other data services. Additionally, we have been allocated corporate costs from FIS and will continue to receive certain corporate services from FIS for a period of time. A summary of these agreements in effect through June 30, 2008 is as follows:

•	Agreements to provide title agency services. These agreements allow us to provide services to existing customers through loan facilitation transactions, primarily with large national lenders. The arrangement involves providing title agency services which result in the issuance of title policies on behalf of title insurance underwriters owned by FNF and its subsidiaries. Subject to certain early termination provisions for cause, each of these agreements may be terminated upon five years’ prior written notice, which notice may not be given until after the fifth anniversary of the effective date of each agreement, which ranges from July 2004 through September 2006 (thus effectively resulting in a minimum ten year term and a rolling one-year term thereafter). Under these agreements, we earn commissions which, in aggregate, are equal to approximately 88% of the total title premium from title policies that we place with subsidiaries of FNF. We also perform similar functions in connection with trustee sale guarantees, a form of title insurance that subsidiaries of FNF issue as part of the foreclosure process on a defaulted loan.

•	Agreements to provide software development and services. These agreements govern the fee structure under which we are paid for providing software development and services to FNF which consist of developing software for use in the title operations of FNF.

•	Arrangements to provide other data services. Under these arrangements, we are paid for providing other data services to FNF, which consist primarily of data services required by the title insurance operations.

A detail of related party items included in revenues for the six months ended June 30, 2008 and 2007 is as follows (in millions):

	Six Months Ended
	June 30
	2008	2007

Title agency commissions	$66.8	$68.3
Software development revenue	28.1	28.7
Other data related services	7.1	10.0

Total revenues	$102.0	$107.0

•	Title plant information expense. These agreements provide for our title agency operations to access title plant assets owned by FNF.

•	Allocation by FIS of corporate services. Prior to the spin-off, FIS provided general management, accounting, treasury, tax, finance, payroll, human resources, employee benefits, internal audit, mergers and acquisitions, and other corporate and administrative support to the Company. Management believes the methods used to allocate the amounts included in these financial statements for corporate services are reasonable.

LENDER PROCESSING SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) — (Continued)

•	Licensing, leasing, cost sharing and other agreements. These agreements provide for the reimbursement of certain amounts from FNF and FIS related to various ancillary leasing and cost sharing agreements, as well as the payment of certain amounts by the Company to FNF or its subsidiaries in connection with our use of certain intellectual property or other assets of or services by FNF. Included as expense reimbursements are amounts received related to leases of certain office space to FIS and FNF, as well as amounts received for property management services for office space located on our corporate headquarters campus. In addition, our expenses include expenses for a sublease of office space and furnishings from FNF at our corporate headquarters campus.

A detail of related party items included in expenses for the six months ended June 30, 2008 and 2007 is as follows (in millions):

	Six Months Ended
	June 30,
	2008	2007

Title plant information expense	$4.7	$2.6
Corporate services	27.6	19.8
Licensing, leasing and cost sharing agreements	(5.3)	(9.5)

Total expenses	$27.0	$12.9

We believe the amounts earned from or charged by FNF or FIS under each of the foregoing service arrangements are fair and reasonable. We believe that the approximate 88% aggregate commission rate on title insurance policies is consistent with the blended rate that would be available to a third party title agent given the amount and the geographic distribution of the business produced and the low risk of loss profile of the business placed. The software development services provided to FNF are priced within the range of prices we offer to third parties. These transactions between us and FIS and FNF are subject to periodic review for performance and pricing.

Other related party transactions:

Investment by FNF in Fidelity National Real Estate Solutions, Inc.

On December 31, 2006, FNF contributed $52.5 million to Fidelity National Real Estate Solutions, Inc. (“FNRES”), our subsidiary, for approximately 61% of the outstanding shares of FNRES. As a result, since December 31, 2006, we no longer consolidated FNRES, but recorded the remaining 39% interest as an equity investment which totaled $28.1 million and $30.5 million as of June 30, 2008 and December 31, 2007, respectively. The Company recorded equity losses (net of tax) from its investment in FNRES of $2.4 million and $1.7 million for the six months ended June 30, 2008 and 2007, respectively. On June 16, 2008, FIS contributed its equity investment in FNRES to LPS in the spin-off (Note 10).

(3)	Unaudited Pro Forma Net Earnings per Share

The basic weighted average shares and common stock equivalents are generally computed in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, Earnings per Share, using the treasury stock method. However, due to the nature and timing of the spin-off, the number of outstanding shares issued in the capitalization of the Company were the only shares outstanding at June 30, 2008. As such, management believes the resulting GAAP earnings per share measure is not meaningful for the six months ended June 30, 2008, and therefore, the calculation has been excluded from the Consolidated and Combined Statements of Earnings and the Notes thereto.

LENDER PROCESSING SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Unaudited pro forma net earnings per share — basic, for the six months ended June 30, 2008, is calculated using the number of shares issued by LPS on July 2, 2008. Unaudited pro forma net earnings per share — diluted, for the six months ended June 30, 2008, is calculated using the average of the weighted average shares outstanding, for the three months ended March 31, 2008 and June 30, 2008.

The following table summarizes the pro forma earnings per share, for the six months ending June 30, 2008 (in thousands, except per share amounts):

Six Months Ended
June 30, 2008

Pro forma weighted average shares outstanding — basic	94,611
Plus: Pro forma common stock equivalent shares assumed from conversion of options	1,723

Pro forma weighted average shares outstanding — diluted	96,334

Pro forma basic net earnings per share	$1.32

Pro forma diluted net earnings per share	$1.30

(4)	Acquisitions

In May 2008, we acquired McDash Analytics, LLC for $15.5 million (net of cash acquired) which resulted in the recognition of $10.6 million of goodwill and $4.4 million of other intangible assets and software.

In June 2007, we acquired Espiel, Inc. and Financial Systems Integrators, Inc. for $43.3 million (net of cash acquired) which resulted in the recognition of $32.4 million of goodwill and $12.4 million of other intangible assets and software.

(5)	Long-Term Debt

As of June 30, 2008, we did not have any long-term debt obligations on our balance sheet. However, the Company was a guarantor under an FIS credit facility, which had an outstanding balance of $4,049.3 million at June 30, 2008. In connection with the spin-off, we were released from our guaranty under the FIS credit facility. On July 2, 2008, the Company entered into new debt facilities for an aggregate amount of $1,725.0 million, of which $1,610.7 million was outstanding as of such date (Note 10).

(6)	Income Taxes

During 2007, we adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). As a result of the adoption of FIN 48, we had no change to reserves for uncertain tax positions. Interest and penalties on accrued but unpaid taxes are classified in the consolidated and combined financial statements as income tax expense. There were no unrecognized tax benefits for any period presented.

(7)	Commitments and Contingencies

Litigation

In the ordinary course of business, we are involved in various pending and threatened litigation matters related to our operations, some of which include claims for punitive or exemplary damages. We believe that

LENDER PROCESSING SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) — (Continued)

no actions, other than the matters listed below, depart from customary litigation incidental to our business. As background to the disclosure below, please note the following:

•	These matters raise difficult and complicated factual and legal issues and are subject to many uncertainties and complexities.

•	In these matters, plaintiffs seek a variety of remedies including equitable relief in the form of injunctive and other remedies and monetary relief in the form of compensatory damages. In some cases, the monetary damages sought include punitive or treble damages. None of the cases described below includes a specific statement as to the dollar amount of damages demanded. Instead, each of the cases includes a demand in an amount to be proved at trial.

•	For the reasons specified above, it is not possible to make meaningful estimates of the amount or range of loss that could result from these matters at this time. We review these matters on an ongoing basis and follow the provisions of SFAS No. 5, Accounting for Contingencies, when making accrual and disclosure decisions. When assessing reasonably possible and probable outcomes, we base our decision on our assessment of the ultimate outcome following all appeals.

•	We intend to vigorously defend each of these matters, and we do not believe that the ultimate disposition of these lawsuits will have a material adverse impact on our financial position.

National Title Insurance of New York, Inc. Litigation

One of our subsidiaries, National Title Insurance of New York, Inc., has been named in twelve putative class action lawsuits. The complaints in these lawsuits are substantially similar and allege that the title insurance underwriters named as defendants, including National Title Insurance of New York, Inc., engaged in illegal price fixing as well as market allocation and division that resulted in higher title insurance prices for consumers. The complaints seek treble damages in an amount to be proved at trial and an injunction against the defendants from engaging in any anti-competitive practices under the Sherman Antitrust Act and various state statutes. A motion was filed before the Multidistrict Litigation Panel to consolidate and/or coordinate these actions in the United States District Court in the Southern District of New York. However, that motion was denied. The cases are generally being consolidated before one district court judge in each state and scheduled for the filing of consolidated complaints and motion practice.

Harris, Ernest and Mattie v. FIS Foreclosure Solutions, Inc.

A putative class action was filed on January 16, 2008 as an adversary proceeding in the Bankruptcy Court in the Southern District of Texas. The complaint alleges that LPS engaged in unlawful attorney fee-splitting practices in its default management business. The complaint seeks declaratory and equitable relief reversing all attorneys’ fees charged to debtors in bankruptcy court and disgorging any such fees we collected. We filed a Motion to Dismiss, and the Bankruptcy Court dismissed three of the six counts contained in the complaint. We also filed a Motion to Withdraw the Reference and remove the case to federal district court as the appropriate forum for the resolution of the allegations contained in the complaint. The Bankruptcy Court recommended removal to the U.S. District Court for the Southern District of Texas, and the U.S. District Court accepted that recommendation in April 2008.

(8)	Stock Option Plans

Historically, our employees have participated in FIS’s and FNF’s stock incentive plans that provide for the granting of incentive and nonqualified stock options, restricted stock and other stock-based incentive awards to officers and key employees. Since November 9, 2006, all options and awards held by our employees were issuable in the common stock of FIS. Prior to November 9, 2006, certain awards held by our employees were issuable in both old FNF and FIS common stock. On November 9, 2006, as part of the closing of the merger between FIS and old FNF, FIS assumed certain options and restricted stock grants that the Company’s

LENDER PROCESSING SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) — (Continued)

employees and directors held under various old FNF stock-based compensation plans and all these awards were converted into awards issuable in FIS common stock.

These financial statements include stock compensation expense attributable to our employees for all periods presented. This includes all stock compensation specifically recorded by FIS for employees within our operating segments and an allocation of the expense recorded by FIS for certain corporate employees and FIS’s Board of Directors.

On July 2, 2008, in connection with the spin-off, all FIS options and FIS restricted stock awards held by our employees prior to the spin-off were converted into options and awards issuable in our common stock, authorized by a new stock option plan (Note 10). We measured the fair value of the awards using a Black-Scholes model with appropriate assumptions both before and after the date of the spin-off. As of June 30, 2008, our employees held approximately 4.5 million outstanding FIS options that were subsequently converted into options to purchase our common stock at the spin-off. The options had an average exercise price of $33.83 per share and a weighted average remaining contractual life of 6.3 years. Of these FIS options, approximately 1.7 million options were exercisable as of June 30, 2008 at an average exercise price of $25.69 per share with a weighted average remaining contractual life of 5.7 years. As of June 30, 2008, our employees also held approximately 0.2 million outstanding FIS restricted stock awards that were subsequently converted into equivalent LPS awards at the spin-off.

The exercise price and number of shares subject to each FIS option and FIS restricted stock award were adjusted to reflect the differences in FIS’s and our common stock prices. As of July 2, 2008, our employees held approximately 5.2 million outstanding LPS options, which have an average exercise price of $29.68 per share and a weighted average remaining contractual life of 6.3 years. Of the options, approximately 1.9 million were exercisable as of July 2, 2008 at an average exercise price of $22.46 per share with a weighted average remaining contractual life of 5.7 years. As of July 2, 2008, our employees held approximately 0.2 million outstanding LPS restricted stock awards.

At June 30, 2008, the total unrecognized compensation cost related to non-vested FIS stock options and FIS restricted stock awards (subsequently converted to LPS stock options and LPS restricted stock awards following the spin-off) held by our employees was $35.0 million, which will be recognized in pre-tax income over a weighted average period of 1.9 years.

(9)	Segment Information

Summarized unaudited financial information concerning our segments is shown in the following tables.

For the six months ended June 30, 2008 (in thousands):

	Technology,	Loan
	Data and	Transaction	Corporate
	Analytics	Services	and Other	Total

Processing and services revenues	$277,568	$642,577	$(7,039)	$913,106
Cost of revenues	155,507	436,793	(7,163)	585,137

Gross profit	122,061	205,784	124	327,969
Selling, general and administrative expenses	33,729	57,829	27,441	118,999

Operating income	$88,332	$147,955	$(27,317)	$208,970

Depreciation and amortization	$29,986	$11,496	$3,094	$44,576

Total Assets	$1,014,288	$907,908	$63,544	$1,985,740

Goodwill	$662,172	$424,434	$—	$1,086,606

LENDER PROCESSING SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) — (Continued)

For the six months ended June 30, 2007 (in thousands):

	Technology,	Loan
	Data and	Transaction	Corporate
	Analytics	Services	and Other	Total

Processing and services revenues	$284,385	$540,929	$1,124	$826,438
Cost of revenues	160,308	369,167	(2,652)	526,823

Gross profit	124,077	171,762	3,776	299,615
Selling, general and administrative expenses	32,776	54,753	21,543	109,072

Operating income	$91,301	$117,009	$(17,767)	$190,543

Depreciation and amortization	$35,619	$14,219	$2,535	$52,373

Total Assets	$1,007,360	$835,746	$104,106	$1,947,212

Goodwill	$650,412	$426,554	$—	$1,076,966

(10)	Subsequent Events

Closing of LPS Spin-off Transaction and Issuance of Common Shares

On July 2, 2008, all of the shares of the Company’s common stock, par value $0.0001 per share, previously wholly-owned by FIS, were distributed to FIS shareholders through a stock dividend. At the time of the distribution, the Company consisted of all the assets, liabilities, businesses and employees related to FIS’s lender processing services segment as of the spin-off date. In the spin-off, FIS contributed to LPS all of its interest in such assets, liabilities, businesses and employees in exchange for shares of LPS common stock and $1,585.0 million aggregate principal amount of our debt obligations. Upon the distribution, FIS’s shareholders received one-half share of our common stock for every share of FIS common stock held as of the close of business on June 24, 2008. FIS’s shareholders collectively received 100% of our common stock, and LPS is now a stand-alone public company trading under the symbol “LPS” on the New York Stock Exchange.

On June 20, 2008, FIS received a favorable private letter ruling from the Internal Revenue Service, with respect to the tax-free nature of the distribution. The spin-off is expected to be tax-free to FIS and its shareholders, and the debt-for-debt exchange undertaken in connection with the spin-off is expected to be tax-free to FIS.

Long-term Debt

On July 2, 2008, we entered into a Credit Agreement (the “Credit Agreement”) among JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender and Letters of Credit Issuer and various other lenders who are party to the Credit Agreement. The Credit Agreement consists of: (i) a 5-year revolving credit facility in an aggregate principal amount outstanding at any time not to exceed $140.0 million (with a $25.0 million sub-facility for Letters of Credit) under which $25.7 million was outstanding at July 2, 2008; (ii) a Term A Loan in an aggregate principal amount of $700.0 million; and (iii) a Term B Loan in an aggregate principal amount of $510.0 million. Proceeds from disbursements under the 5-year revolving credit facility are to be used for general corporate purposes. In connection with the spin-off, we issued to FIS as described above the Term A Loan, the Term B Loan and the Notes described below.

The loans under the Credit Agreement bear interest at a floating rate, which is an applicable margin plus, at our option, either (a) the Eurodollar (LIBOR) rate or (b) the higher of (i) the prime rate or (ii) the federal funds rate plus 0.5% (the higher of clauses (i) and (ii), the “ABR rate”). The annual margin on the Term A Loan and the revolving credit facility, for the first six months after issuance, is 2.5% in the case of LIBOR

LENDER PROCESSING SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) — (Continued)

loans and 1.5% in the case of ABR rate loans, and thereafter a percentage per annum to be determined in accordance with a leverage ratio-based pricing grid; and on the Term B Loan is 2.5% in the case of LIBOR loans, and 1.5% in the case of ABR rate loans.

In addition to the scheduled principal payments, the Term Loans are (with certain exceptions) subject to mandatory prepayment upon issuances of debt, casualty and condemnation events, and sales of assets, as well as from up to 50% of excess cash flow (as defined in the Credit Agreement) in excess of an agreed threshold commencing with the cash flow for the year ended December 31, 2009. Voluntary prepayments of the loans are generally permitted at any time without fee upon proper notice and subject to a minimum dollar requirement. However, optional prepayments of the Term B Loan in the first year after issuance made with the proceeds of certain loans having an interest spread lower than the Term B Loan are required to be made at 101% of the principal amount repaid. Commitment reductions of the revolving credit facility are also permitted at any time without fee upon proper notice. The revolving credit facility has no scheduled principal payments, but it will be due and payable in full on July 2, 2013.

The obligations under the Credit Agreement are jointly and severally, unconditionally guaranteed by certain of our domestic subsidiaries. Additionally, the Company and such subsidiary guarantors pledged substantially all our respective assets as collateral security for our obligations under the Credit Agreement and their respective guarantees.

The Credit Agreement contains customary affirmative, negative and financial covenants including, among other things, limits on the creation of liens, limits on the incurrence of indebtedness, restrictions on investments and dispositions, limits on the payment of dividends and other restricted payments, a minimum interest coverage ratio and a maximum leverage ratio. Upon an event of default, the administrative agent can accelerate the maturity of the loan. Events of default include events customary for such an agreement, including failure to pay principal and interest in a timely manner and breach of covenants. These events of default include a cross-default provision that permits the lenders to declare the Credit Agreement in default if (i) we fail to make any payment after the applicable grace period under any indebtedness with a principal amount in excess of a specified amount or (ii) we fail to perform any other term under any such indebtedness, as a result of which the holders thereof may cause it to become due and payable prior to its maturity.

On July 2, 2008, we issued senior notes (the “Notes”) in an aggregate principal amount of $375.0 million. The Notes were issued pursuant to an Indenture dated July 2, 2008 (the “Indenture”) among the Company, the guarantors party thereto and U.S. Bank Corporate Trust Services, as Trustee.

The Notes are also subject to a Registration Rights Agreement dated July 2, 2008 (the “Registration Rights Agreement”) among the Company, the guarantors parties thereto, and J.P. Morgan Securities Inc., Banc of America Securities LLC and Wachovia Capital Markets, LLC, as representatives of the several initial purchasers. The Notes are initially unregistered under the Securities Act of 1933, but we intend to exchange the Notes for registered notes. In the event the Notes are not registered on or prior to the 210th calendar day after July 2, 2008 (the “Target Registration Date”), the interest rate on the Notes will be increased by 0.25% per annum for the first 90-day period immediately following the Target Registration Date. The interest rate will be increased an additional 0.25% per annum with respect to each subsequent 90-day period up to a maximum increase of 1.00% per annum.

The Notes bear interest at a rate of 8.125% per annum. Interest payments are due semi-annually each January 1 and July 1, with the first interest payment due on January 1, 2009. The maturity date of the Notes is July 1, 2016.

The Notes are our general unsecured obligations. Accordingly, they rank equally in right of payment with all of our existing and future unsecured senior debt; senior in right of payment to all of our future subordinated debt; effectively subordinated to our existing and future secured debt to the extent of the assets securing such

LENDER PROCESSING SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) — (Continued)

debt, including all borrowings under our credit facilities; and effectively subordinated to all of the liabilities of our non-guarantor subsidiaries, including trade payables and preferred stock.

The Notes are guaranteed by each existing and future domestic subsidiary that is a guarantor under our credit facilities. The guarantees are general unsecured obligations of the guarantors. Accordingly, they rank equally in right of payment with all existing and future unsecured senior debt of our guarantors; senior in right of payment with all existing and future subordinated debt of such guarantors; and effectively subordinated to such guarantors’ existing and future secured debt to the extent of the assets securing such debt, including the guarantees by the guarantors of obligations under our credit facilities.

LPS has no independent assets or operations, our subsidiaries’ guarantees are full and unconditional and joint and several, and our subsidiaries, other than subsidiary guarantors, are minor. There are no significant restrictions on the ability of LPS or any of the subsidiary guarantors to obtain funds from any of our subsidiaries by dividend or loan.

We may redeem some or all of the Notes on or after July 1, 2011, at the redemption prices described in the Indenture, plus accrued and unpaid interest. Upon the occurrence of a change of control, unless we have exercised our right to redeem all of the Notes as described above, each holder may require us to repurchase such holder’s Notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the purchase date.

The Indenture contains customary events of default, including a cross default provision that, with respect to any other debt of the Company or any of our restricted subsidiaries having an outstanding principal amount equal to or more than a specified amount in the aggregate for all such debt, occurs upon (i) an event of default that results in such debt being due and payable prior to its scheduled maturity or (ii) failure to make a principal payment. Upon the occurrence of an event of default (other than a bankruptcy default with respect to the Company), the trustee or holders of at least 25% of the Notes then outstanding may accelerate the Notes by giving us appropriate notice. If, however, a bankruptcy default occurs with respect to the Company, then the principal of and accrued interest on the Notes then outstanding will accelerate immediately without any declaration or other act on the part of the trustee or any holder.

Interest Rate Swaps

On July 10, 2008, the Company entered into the following 2-year amortizing interest rate swap transaction converting a portion of our interest rate exposure on our floating rate debt from variable to fixed:

		Bank Pays	LPS Pays
Amortization Period	Notional Amount	Variable Rate of(1)	Fixed Rate of(2)
	(In millions)

July 31, 2008 to December 31, 2008	$420.0	1 Month LIBOR	3.275%
December 31, 2008 to March 31, 2009	$400.0	1 Month LIBOR	3.275%
March 31, 2009 to June 30, 2009	$385.0	1 Month LIBOR	3.275%
June 30, 2009 to September 30, 2009	$365.0	1 Month LIBOR	3.275%
September 30, 2009 to December 31, 2009	$345.0	1 Month LIBOR	3.275%
December 31, 2009 to March 31, 2010	$330.0	1 Month LIBOR	3.275%
March 31, 2010 to June 30, 2010	$310.0	1 Month LIBOR	3.275%
June 30, 2010 to July 31, 2010	$290.0	1 Month LIBOR	3.275%

(1)	2.46% as of July 2, 2008.

LENDER PROCESSING SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) — (Continued)

(2)	In addition to the fixed rate paid under the swaps, we pay an applicable margin to our bank lenders on the Term A Loan, Term B Loan and Revolving Loan equal to 2.50% as of July 2, 2008.

We have designated these interest rate swaps as cash flow hedges in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The Company will estimate the fair value of these cash flow hedges on a quarterly basis, with the resulting asset (liability) to be included as a component of other long-term assets (liabilities) in the consolidated balance sheets and as a component of accumulated other comprehensive earnings (losses), net of deferred tax expense (benefit). A portion of the amount included in accumulated other comprehensive earnings will be reclassified into interest expense as a yield adjustment as interest payments are made on the Term Loans. In accordance with the provisions of SFAS No. 157, Fair Value Measurements, the inputs used to determine the estimated fair value of our interest rate swaps are Level 2-type measurements.

It is our policy to execute such instruments with credit-worthy banks and not to enter into derivative financial instruments for speculative purposes.

LENDER PROCESSING SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Pro Forma Financial Statements

Selected unaudited pro forma balance sheet as of June 30, 2008, assuming the spin-off had occurred as of such date, and results of operations for the period ended June 30, 2008, assuming the spin-off had occurred as of January 1, 2007, and using assets, liabilities, revenues and expenses prior to the spin-off, are presented below (in thousands, except per share data):

Pro Forma Condensed Consolidated Balance Sheet — Unaudited

				Pro Forma
	June 30,	Pro Forma		June 30,
	2008	Adjustments		2008

ASSETS
Current assets:
Cash and cash equivalents	$18,628	$—		$18,628
Trade receivables, net of allowance for doubtful accounts	350,565	—		350,565
Other current assets	71,725	—		71,725

Total current assets	440,918	—		440,918

Property and equipment, net of accumulated depreciation and amortization	92,487	—		92,487
Goodwill	1,086,606	—		1,086,606
Intangible assets, net of accumulated amortization	103,347	—		103,347
Computer software, net of accumulated amortization	149,562	—		149,562
Other non-current assets	112,820	25,700	(1)	138,520

Total assets	$1,985,740	$25,700		$2,011,440

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$192,533	$135,800	(1)	$328,333
Total non-current liabilities	107,933	1,474,900	(1)	1,582,833

Total liabilities	300,466	1,610,700		1,911,166

Minority interest	10,773	—		10,773

Stockholders’ equity	1,674,501	(1,585,000	)(1)	89,501

Total liabilities and stockholders’ equity	$1,985,740	$25,700		$2,011,440

(1)	The June 30, 2008 pro forma condensed consolidated balance sheet reflects $25.7 million in other non-current assets for the capitalization of debt issuance costs incurred in connection with the issuance of $1,585.0 million in debt. The current portion of the debt and the outstanding balance on our revolving line of credit, $110.1 million and $25.7 million, respectively, is reflected in current liabilities. The long-term portion of the debt, which totaled $1,474.9 million, is reflected in non-current liabilities.

LENDER PROCESSING SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Pro Forma Condensed Consolidated Statement of Earnings — Unaudited

				Pro Forma
	Six Month Period	Pro Forma		Six Months Ended
	Ended June 30, 2008	Adjustments		June 30, 2008

Processing and services revenues	$913,106			$913,106
Operating income	$208,970			$208,970
Net earnings	$125,278	$(28,131	)(2)	$97,147
Pro forma net earnings per share — basic	$1.32			$1.03
Pro forma net earnings per share — diluted	$1.30			$1.01

(2)	The pro forma condensed consolidated statement of earnings for the six months ended June 30, 2008 reflects $46.0 million in interest expense ($28.1 million, net of tax, using our effective tax rate of 38.8%) we would have incurred on the $1,585.0 million in debt.

Stock Compensation Plan

Effective July 2, 2008, we adopted the Lender Processing Services, Inc. 2008 Omnibus Incentive Plan (the “Incentive Plan”), which provides for the granting of incentive and nonqualified stock options, restricted stock and other stock-based incentive awards to officers and key employees. Also, certain of our employees were participants in FIS’s stock-based compensation plans until the spin-off.

401(k) Profit Sharing and Employee Stock Purchase Plans

Effective July 2, 2008, we adopted the Lender Processing Services, Inc. 401(k) Profit Sharing Plan (the “401(k) Plan”) and the Lender Processing Services, Inc. Employee Stock Purchase Plan (“ESPP”) which provide programs through which the executives and employees of the Company may purchase shares of common stock through payroll deductions and through matching employer contributions.

Offer to Exchange

$375,000,000 Outstanding 8 1/8% Senior Notes due 2016

PROSPECTUS

DEALER PROSPECTUS DELIVERY OBLIGATION

Until the date that is 90 days after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

[          ], 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below, our Amended and Restated Certificate of Incorporation (the “Certificate”) and Amended and Restated Bylaws (the “Bylaws”).

We are incorporated under the laws of the State of Delaware.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, or a derivative action, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Our Certificate provides for the indemnification of directors, officers and certain authorized representatives of the corporation to the fullest extent permitted by the DGCL, except that the Certificate provides for indemnification in a derivative action or suit initiated by a director, officer or authorized representative of the corporation only if our board of directors authorized the initiation of that action or suit. In addition, as permitted by the DGCL, the Certificate provides that our directors shall have no personal liability to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

The Contribution and Distribution Agreement dated as of June 13, 2008 between FIS and us obligates FIS to indemnify, hold harmless and defend us and each of our subsidiaries, affiliates and representatives from and against all liabilities arising out of or resulting from any untrue statement of, or omission to state, a material fact in any of our public filings about the FIS group to the extent it was as a result of information that FIS furnished to the Registrant or which was contained in FIS’s public filings.

In addition to the indemnification provided for in our Certificate and Bylaws, we have purchased directors’ and officers’ liability insurance which would insure our directors and officers against certain liabilities which might be incurred in connection with the performance of their duties.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

The following exhibits are included as exhibits to this Amendment No. 1 to the Registration Statement.

Exhibit
Number	Description

2.1	Contribution and Distribution Agreement, dated as of June 13, 2008, between Lender Processing Services, Inc. and Fidelity National Information Services, Inc.(1)
3.1	Amended and Restated Certificate of Incorporation of Lender Processing Services, Inc.(2)
3.2	Amended and Restated Bylaws of Lender Processing Services, Inc.(2)
3.3	Amended Certificate of Incorporation of A.S.A.P. Legal Publication Services, Inc.(6)
3.4	Amended and Restated Bylaws of A.S.A.P. Legal Publication Services, Inc.(6)
3.5	Certificate of Incorporation of Aptitude Solutions, Inc.(6)
3.6	Bylaws of Aptitude Solutions, Inc.(6)
3.7	Certificate of Incorporation of Arizona Sales and Posting, Inc.(6)
3.8	Amended and Restated Bylaws of Arizona Sales and Posting, Inc.(6)
3.9	Amended Certificate of Incorporation of Chase Vehicle Exchange, Inc.(6)
3.10	Bylaws of Chase Vehicle Exchange, Inc.(6)
3.11	Amended Certificate of Organization of DOCX, LLC(6)
3.12	Amended and Restated Operating Agreement of DOCX, LLC(6)
3.13	Amended Certificate of Incorporation of Espiel, Inc.(6)
3.14	Bylaws of Espiel, Inc.(6)
3.15	Amended Certificate of Incorporation of Fidelity National Loan Portfolio Services, Inc.(6)
3.16	Amended Bylaws of Fidelity National Loan Portfolio Services, Inc.(6)
3.17	Amended Certificate of Incorporation of Financial Systems Integrators, Inc.(6)
3.18	Bylaws of Financial Systems Integrators, Inc.(6)
3.19	Certificate of Formation of FIS Capital Markets, LLC(6)
3.20	Operating Agreement of FIS Capital Markets, LLC(6)
3.21	Amended Certificate of Incorporation of FIS Data Services, Inc.(6)
3.22	Amended and Restated Bylaws of FIS Data Services, Inc.(6)
3.23	Amended Certificate of Incorporation of FIS Tax Services, Inc. f/k/a Fidelity National Tax Services, Inc.(6)
3.24	Amended and Restated Bylaws of FIS Tax Services, Inc. f/k/a Fidelity National Tax Services, Inc.(6)
3.25	Amended Certificate of Organization of FIS Valuation Solutions, LLC f/k/a Hansen Quality, LLC(6)
3.26	Operating Agreement of Organization of FIS Valuation Solutions, LLC f/k/a Hansen Quality, LLC(6)
3.27	Certificate of Formation of FNIS Flood Group, LLC(6)
3.28	Amended and Restated Operating Agreement of FNIS Flood Group, LLC(6)
3.29	Certificate of Formation of FNIS Flood of California, LLC(6)
3.30	Operating Agreement of FNIS Flood of California, LLC(6)
3.31	Certificate of Incorporation of FNIS Intellectual Property Holdings, Inc.(6)
3.32	Amended and Restated Bylaws of FNIS Intellectual Property Holdings, Inc.(6)
3.33	Certificate of Incorporation of FNIS Services, Inc.(6)
3.34	Amended and Restated Bylaws of FNIS Services, Inc.(6)
3.35	Amended Certificate of Incorporation of Geotrac, Inc.(6)
3.36	Amended and Restated Bylaws of Geotrac, Inc.(6)

Exhibit
Number	Description

3.37	Certificate of Organization of Indiana Residential Nominee Services, LLC(6)
3.38	Amended Amended and Restated Operating Agreement of Indiana Residential Nominee Services, LLC(6)
3.39	Amended Certificate of Incorporation of Investment Property Exchange Services, Inc.(6)
3.40	Bylaws of Investment Property Exchange Services, Inc.(6)
3.41	Amended Certificate of Incorporation of Lender’s Service Title Agency, Inc.(6)
3.42	Amended and Restated Bylaws of Lender’s Service Title Agency, Inc.(6)
3.43	Amended Certificate of Incorporation of LPS Agency Sales and Posting, Inc.(6)
3.44	Amended and Restated Bylaws of LPS Agency Sales and Posting, Inc.(6)
3.45	Amended Certificate of Incorporation of LPS Asset Management Solutions, Inc.(6)
3.46	Amended and Restated Bylaws of LPS Asset Management Solutions, Inc.(6)
3.47	Amended Certificate of Incorporation of LPS Field Services, Inc.(6)
3.48	Amended and Restated Bylaws of LPS Field Services, Inc.(6)
3.49	Amended Certificate of Incorporation of LPS Foreclosure Solutions, Inc.(6)
3.50	Amended and Restated Bylaws of LPS Foreclosure Solutions, Inc.(6)
3.51	Certificate of Formation of LPS IP Holding Company, LLC(6)
3.52	Operating Agreement of LPS IP Holding Company, LLC(6)
3.53	Certificate of Formation of LPS Management, LLC(6)
3.54	Operating Agreement of LPS Management, LLC(6)
3.55	Amended Certificate of Incorporation of LPS Mortgage Processing Solutions, Inc.(6)
3.56	Bylaws of LPS Mortgage Processing Solutions, Inc.(6)
3.57	Amended Certificate of Limited Partnership of LPS National Flood, LP(6)
3.58	Limited Partnership Agreement of LPS National Flood, LP(6)
3.59	Amended Certificate of Formation of LPS Portfolio Solutions, LLC(6)
3.60	Operating Agreement of LPS Portfolio Solutions, LLC(6)
3.61	Certificate of Incorporation of LRT Record Services, Inc.(6)
3.62	Amended and Restated Bylaws of LRT Record Services, Inc.(6)
3.63	Certificate of Organization of LSI Alabama, LLC(6)
3.64	Amended Operating Agreement of LSI Alabama, LLC(6)
3.65	Certificate of Formation of LSI Appraisal, LLC(6)
3.66	Amended and Restated Operating Agreement of LSI Appraisal, LLC(6)
3.67	Certificate of Incorporation of LSI Maryland, Inc.(6)
3.68	Amended and Restated Bylaws of LSI Maryland, Inc.(6)
3.69	Certificate of Incorporation of LSI Title Agency, Inc.(6)
3.70	Amended and Restated Bylaws of LSI Title Agency, Inc.(6)
3.71	Amended Amended and Restated Certificate of Incorporation of LSI Title Company(6)
3.72	Amended and Restated Bylaws of LSI Title Company(6)
3.73	Certificate of Organization of LSI Title Company of Oregon, LLC(6)
3.74	Operating Agreement of LSI Title Company of Oregon, LLC(6)
3.75	Certificate of Incorporation of LSI Title Insurance Agency of Utah, Inc.(6)
3.76	Bylaws of LSI Title Insurance Agency of Utah, Inc.(6)
3.77	Amended Certificate of Organization of Maine Residential Nominee Services, LLC(6)
3.78	Amended and Restated Operating Agreement of Maine Residential Nominee Services, LLC(6)
3.79	Amended Certificate of Organization of Massachusetts Residential Nominee Services, LLC(6)

Exhibit
Number	Description

3.80	Amended and Restated Operating Agreement of Massachusetts Residential Nominee Services, LLC(6)
3.81	Certificate of Organization of McDash Analytics, LLC(6)
3.82	Amended and Restated Operating Agreement of McDash Analytics, LLC(6)
3.83	Certificate of Incorporation of National Residential Nominee Services, Inc.(6)
3.84	Bylaws of National Residential Nominee Services, Inc.(6)
3.85	Certificate of Incorporation of National Safe Harbor Exchanges(6)
3.86	Bylaws of National Safe Harbor Exchanges(6)
3.87	Certificate of Organization of NewInvoice, LLC(6)
3.88	Amended and Restated Operating Agreement of NewInvoice, LLC(6)
3.89	Certificate of Organization of OnePointCity, LLC(6)
3.90	Operating Agreement of OnePointCity, LLC(6)
3.91	Certificate of Formation of SoftPro, LLC(6)
3.92	Operating Agreement of SoftPro, LLC(6)
3.93	Certificate of Incorporation of Strategic Property Investments, Inc.(6)
3.94	Bylaws of Strategic Property Investments, Inc.(6)
3.95	Amended Certificate of Organization of Vermont Residential Nominee Services, LLC(6)
3.96	Amended and Restated Operating Agreement of Vermont Residential Nominee Services, LLC(6)
4.1	Indenture, dated as of July 2, 2008, among Lender Processing Services, Inc., the guarantors parties thereto and U.S. Bank National Association, Corporate Trust Services, as Trustee(2)
4.2	Registration Rights Agreement, dated July 2, 2008, among Lender Processing Services, Inc., the guarantors parties thereto and J.P. Morgan Securities Inc., Banc of America Securities LLC and Wachovia Capital Markets, LLC, as representatives of the several initial purchasers(2)
4.3	Form of 8.125% Senior Note Due 2016(6)
5.1	Opinion of Dewey & LeBoeuf LLP(6)
10.1	Tax Disaffiliation Agreement, dated as of July 2, 2008, between Lender Processing Services, Inc. and Fidelity National Information Services, Inc.(1)
10.2	Form of Employee Matters Agreement(3)
10.3	Corporate and Transitional Services Agreement, dated as of July 2, 2008, between Lender Processing Services, Inc. and Fidelity National Information Services, Inc.(1)
10.4	Corporate and Transitional Services Agreement, dated as of July 2, 2008, between Lender Processing Services, Inc. and Fidelity National Financial, Inc.(1)
10.5	Credit Agreement, dated as of July 2, 2008, among Lender Processing Services, Inc., the lenders parties thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer(2)
10.6	Lender Processing Services, Inc. Annual Incentive Plan(1)
10.7	Lender Processing Services, Inc. 2008 Omnibus Incentive Plan(1)
10.8	Lender Processing Services, Inc. Employee Stock Purchase Plan(1)
10.9	Lender Processing Services, Inc. Deferred Compensation Plan(1)
10.10	Lender Processing Services, Inc. Executive Life and Supplemental Retirement Benefit Plan(1)
10.11	Lender Processing Services, Inc. Special Supplemental Executive Retirement Plan(1)
10.12	Form of Notice of Restricted Stock Grant and Restricted Stock Award Agreement under Lender Processing Services, Inc. 2008 Omnibus Incentive Plan(4)
10.13	Form of Notice of Stock Option Grant and Stock Option Agreement under Lender Processing Services, Inc. 2008 Omnibus Incentive Plan(4)
10.14	Employment Agreement dated August 8, 2008 between Lender Processing Services, Inc. and Jeffrey S. Carbiener(4)

Exhibit
Number	Description

10.15	Employment Agreement dated August 8, 2008 between Lender Processing Services, Inc. and Francis K. Chan(4)
10.16	Employment Agreement dated August 8, 2008 between Lender Processing Services, Inc. and Daniel T. Scheuble(4)
10.17	Employment Agreement dated August 8, 2008 between Lender Processing Services, Inc. and Eric D. Swenson(4)
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges(6)
21.1	Subsidiaries of Lender Processing Services, Inc.(6)
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm(6)
23.2	Consent of Counsel (included in Exhibit 5.1)(6)
24.1	Powers of Attorney of certain officers and directors of Lender Processing Services, Inc. (included on the signature pages to the Registration Statement)(6)
25.1	Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association, Corporate Trust Services, as trustee(6)
99.1	Form of Letter of Transmittal and Consent(6)
99.2	Form of Notice of Guaranteed Delivery(6)
99.3	Form of Instructions to Registered Holder and/or Book Entry Transfer Participant from Beneficial Owner(6)
99.4	Exchange Agreement, dated as of June 18, 2008, among Fidelity National Information Services, Inc., JPMorgan Chase Bank, N.A., Bank of America, N.A., Wachovia Bank, National Association, J.P. Morgan Securities Inc., Banc of America Securities LLC, Wachovia Capital Markets, LLC and, solely with respect to certain sections thereof, Lender Processing Services, Inc.(1)
99.5	Reverse Corporate and Transitional Services Agreement, dated as of July 2, 2008, between Lender Processing Services, Inc. and Fidelity National Information Services, Inc.(1)
99.6	Aircraft Interchange Agreement, dated as of July 2, 2008, among Fidelity National Financial, Inc., Fidelity National Information Services, Inc. and Lender Processing Services, Inc.(1)
99.7	Lease Agreement, dated as of June 13, 2008, between Lender Processing Services, Inc., as landlord, and Fidelity National Information Services, Inc., as tenant(1)
99.8	Master Information Technology and Application Development Services Agreement, dated as of July 2, 2008, between Lender Processing Services, Inc. and Fidelity National Financial, Inc.(1)
99.9	Property Management Agreement, dated as of June 13, 2008, between Lender Processing Services, Inc., as property manager, and Fidelity National Financial, Inc., as property owner(1)
99.10	Lease Agreement, dated as of June 13, 2008, between Lender Processing Services, Inc., as landlord, and Fidelity National Financial, Inc., as tenant(1)
99.11	Sublease Agreement, dated as of June 13, 2008, between Fidelity National Financial, Inc., as sublessor, and Lender Processing Services, Inc., as sublessee(1)
99.12	Software License Agreement dated as of June 1, 2006 between Fidelity National Financial, Inc. (f/k/a Fidelity National Title Group, Inc.) and Fidelity Information Services, Inc., and its SoftPro division, as assigned to SoftPro, LLC, a subsidiary of Lender Processing Services, Inc.(3)
99.13	Amended and Restated eLender Services Agreement dated as of March 4, 2005 among Fidelity National Financial, Inc. (f/k/a Fidelity National Title Group, Inc.) and Rocky Mountain Support Services, Inc., a subsidiary of Fidelity National Financial, Inc., on the one hand, and LSI Title Company, a subsidiary of Lender Processing Services, Inc., and Fidelity National Information Services, LLC, as assigned to Lender Processing Services, Inc., on the other hand.(3)
99.14	Issuing Agency Contract dated as of July 22, 2004 between Chicago Title Insurance Company, a subsidiary of Fidelity National Financial, Inc., and LSI Title Company, a subsidiary of Lender Processing Services, Inc.(5)

Exhibit
Number	Description

99.15	Issuing Agency Contract dated as of July 22, 2004 between Chicago Title Insurance Company, a subsidiary of Fidelity National Financial, Inc., and LSI Title Agency, Inc., a subsidiary of Lender Processing Services, Inc.(5)
99.16	Issuing Agency Contract dated as of July 22, 2004 between Chicago Title Insurance Company, a subsidiary of Fidelity National Financial, Inc., and Lender’s Service Title Agency, Inc., a subsidiary of Lender Processing Services, Inc.(5)
99.17	Issuing Agency Contract dated as of August 9, 2004 between Chicago Title Insurance Company, a subsidiary of Fidelity National Financial, Inc., and LSI Alabama, LLC, a subsidiary of Lender Processing Services, Inc.(5)
99.18	Issuing Agency Contract dated as of February 8, 2005 between Chicago Title Insurance Company, a subsidiary of Fidelity National Financial, Inc., and LSI Title Company of Oregon, LLC, a subsidiary of Lender Processing Services, Inc.(5)
99.19	Issuing Agency Contract dated as of August 22, 2006 between Chicago Title Insurance Company, a subsidiary of Fidelity National Financial, Inc., and LSI Title Insurance Agency of Utah, Inc., a subsidiary of Lender Processing Services, Inc.(3)
99.20	Issuing Agency Contract dated as of September 28, 2004 between Fidelity National Title Insurance Company, a subsidiary of Fidelity National Financial, Inc., and LSI Title Company, a subsidiary of Lender Processing Services, Inc.(5)
99.21	Issuing Agency Contract dated as of September 28, 2004 between Fidelity National Title Insurance Company, a subsidiary of Fidelity National Financial, Inc., and LSI Title Agency, Inc., a subsidiary of Lender Processing Services, Inc.(5)
99.22	Issuing Agency Contract dated as of September 28, 2004 between Fidelity National Title Insurance Company, a subsidiary of Fidelity National Financial, Inc., and Lender’s Service Title Agency, Inc., a subsidiary of Lender Processing Services, Inc.(5)
99.23	Issuing Agency Contract dated as of September 28, 2004 between Fidelity National Title Insurance Company, a subsidiary of Fidelity National Financial, Inc., and LSI Alabama, LLC, a subsidiary of Lender Processing Services, Inc.(5)
99.24	Issuing Agency Contract dated as of February 24, 2005 between Fidelity National Title Insurance Company, a subsidiary of Fidelity National Financial, Inc., and LSI Title Company of Oregon, LLC, a subsidiary of Lender Processing Services, Inc.(5)
99.12	Issuing Agency Contract dated as of August 28, 2006 between Fidelity National Title Insurance Company, a subsidiary of Fidelity National Financial, Inc., and LSI Title Insurance Agency of Utah, Inc., a subsidiary of Lender Processing Services, Inc.(3)
99.12	Tax Service Agreement dated as of June 20, 2005 between FIS Tax Service, Inc., a subsidiary of Lender Processing Services, Inc., and Chicago Title Insurance Company, a subsidiary of Fidelity National Financial, Inc. (together with a schedule describing other substantially identical Tax Service Agreements dated various dates from 2002 to 2006 between FIS Tax Service, Inc. and various title insurance subsidiaries of Fidelity National Financial, Inc.)(3)
99.12	Flood Zone Determination Agreement dated as of December 28, 2004 between FNIS Flood Services, L.P., a subsidiary of Lender Processing Services, Inc., and Ticor Title Insurance Company, a subsidiary of Fidelity National Financial, Inc.(3)
99.12	National Master Services Agreement dated as of November 1, 2006 between Property Insight LLC, a subsidiary of Fidelity National Financial, Inc., and LSI Title Insurance Company, a subsidiary of Lender Processing Services, Inc.(3)
99.12	Flood Zone Determination Agreement dated as of September 1, 2006 between FNIS Flood Services, L.P., through its LSI Flood Services division, a subsidiary of Lender Processing Services, Inc., and Fidelity National Insurance Services, a subsidiary of Fidelity National Financial, Inc.(3)
99.12	Title Production Services Agreement dated as of June 5, 2007 between Property Insight LLC, a subsidiary of Fidelity National Financial, Inc., and Fidelity National Default Solutions, Inc., a subsidiary of Lender Processing Services, Inc.(3)

(1)	Incorporated by reference to the Current Report on Form 8-K of Lender Processing Services, Inc. (File No. 001-34005) filed on July 9, 2008

(2)	Incorporated by reference to the Registration Statement on Form S-8 of Lender Processing Services, Inc. (File No. 333-152177) filed on July 8, 2008

(3)	Incorporated by reference to the Registration Statement on Form 10 of Lender Processing Services, Inc. (File No. 001-34005) filed on March 27, 2008, as amended

(4)	Incorporated by reference to the Current Report on Form 8-K of Lender Processing Services, Inc. (File No. 001-34005) filed on August 14, 2008

(5)	Incorporated by reference to the Registration Statement on Form S-1 of Fidelity National Financial, Inc. (File No. 333-126402) filed on September 26, 2005

(6)	Previously filed

ITEM 22.	UNDERTAKINGS

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness; provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use; and

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) The undersigned Registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus, which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned Registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding; or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on this 5th day of September, 2008.

Lender Processing Services, Inc.

By:	/s/ Jeffrey S. Carbiener
Name:     Jeffrey S. Carbiener

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Title	Date

* Jeffrey S. Carbiener		President and Chief Executive Officer (Principal Executive Officer)	September 5, 2008

* Francis K. Chan		Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 5, 2008

* William P. Foley, II		Chairman	September 5, 2008

* Marshall Haines		Director	September 5, 2008

* James K. Hunt		Director	September 5, 2008

* Lee A. Kennedy		Director	September 5, 2008

* Daniel D. (Ron) Lane		Director	September 5, 2008

* Cary H. Thompson		Director	September 5, 2008

*By:	/s/ Francis K. Chan Francis K. Chan Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on this 5th day of September, 2008.

A.S.A.P. Legal Publication Services, Inc.
Aptitude Solutions, Inc.
Arizona Sales and Posting, Inc.
Chase Vehicle Exchange, Inc.
Espiel, Inc.
Fidelity National Loan Portfolio Services, Inc.
Financial Systems Integrators, Inc.
FIS Data Services, Inc.
FIS Tax Services, Inc. f/k/a Fidelity National Tax Services, Inc.
FNIS Intellectual Property Holdings, Inc.
FNIS Services, Inc.
Geotrac, Inc.
Investment Property Exchange Services, Inc.
Lender’s Service Title Agency, Inc.
LPS Agency Sales and Posting
LPS Asset Management Solutions, Inc.
LPS Field Services, Inc.
LPS Foreclosure Solutions, Inc.
LPS Mortgage Processing Solutions, Inc.
LRT Record Services, Inc.
LSI Maryland, Inc.
LSI Title Agency, Inc.
LSI Title Company
LSI Title Insurance Agency of Utah, Inc.
National Residential Nominee Services Inc.
National Safe Harbor Exchanges
Strategic Property Investments, Inc.

as Guarantors

By:	/s/ Jeffrey S. Carbiener
Name:     Jeffrey S. Carbiener
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Title	Date

* Jeffrey S. Carbiener		Chief Executive Officer (Principal Executive Officer)	September 5, 2008

* Francis K. Chan		Chief Financial Officer (Principal Financial and Accounting Officer)	September 5, 2008

* Todd C. Johnson		Director	September 5, 2008

* Eric D. Swenson		Director	September 5, 2008

*By:	/s/ Francis K. Chan Francis K. Chan Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on this 5th day of September, 2008.

DOCX, LLC
FIS Capital Markets, LLC
FIS Valuation Solutions, LLC f/k/a Hansen Quality, LLC
FNIS Flood Group, LLC
LPS IP Holding Company, LLC
LPS Management, LLC
SoftPro, LLC

as Guarantors

By:	/s/ Jeffrey S. Carbiener
Name:     Jeffrey S. Carbiener

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Title	Date

* Jeffrey S. Carbiener		Chief Executive Officer (Principal Executive Officer)	September 5, 2008

* Francis K. Chan		Chief Financial Officer (Principal Financial and Accounting Officer)	September 5, 2008

* Jeffrey S. Carbiener		Chief Executive Officer of LPS Mortgage Processing Solutions, Inc., the Managing Member of the above-named companies	September 5, 2008

*By:	/s/ Francis K. Chan Francis K. Chan Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on this 5th day of September, 2008.

LPS Portfolio Solutions, LLC

as Guarantor

By:	/s/ Jeffrey S. Carbiener
Name:     Jeffrey S. Carbiener

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Title	Date

* Jeffrey S. Carbiener		Chief Executive Officer (Principal Executive Officer)	September 5, 2008

* Francis K. Chan		Chief Financial Officer (Principal Financial and Accounting Officer)	September 5, 2008

* Jeffrey S. Carbiener		Chief Executive Officer of LPS Foreclosure Solutions, Inc., the Managing Member of the above-named companies	September 5, 2008

*By:	/s/ Francis K. Chan Francis K. Chan Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on this 5th day of September, 2008.

Indiana Residential Nominee Services, LLC
Maine Residential Nominee Services, LLC
Massachusetts Residential Nominee Services, LLC
Vermont Residential Nominee Services, LLC

as Guarantors

By:	/s/ Jeffrey S. Carbiener
Name:     Jeffrey S. Carbiener

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Title	Date

* Jeffrey S. Carbiener		Chief Executive Officer (Principal Executive Officer)	September 5, 2008

* Francis K. Chan		Chief Financial Officer (Principal Financial and Accounting Officer)	September 5, 2008

* Jeffrey S. Carbiener		Chief Executive Officer of National Residential Nominee Services, Inc., the Manager of the above-named companies	September 5, 2008

*By:	/s/ Francis K. Chan Francis K. Chan Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on this 5th day of September, 2008.

LSI Alabama, LLC
LSI Title Company of Oregon, LLC

as Guarantors

By:	/s/ Jeffrey S. Carbiener
Name:     Jeffrey S. Carbiener

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Title	Date

* Jeffrey S. Carbiener		Chief Executive Officer (Principal Executive Officer)	September 5, 2008

* Francis K. Chan		Chief Financial Officer (Principal Financial and Accounting Officer)	September 5, 2008

* Jeffrey S. Carbiener		Chief Executive Officer of LSI Title Company, the Managing Member of the above-named companies	September 5, 2008

*By:	/s/ Francis K. Chan Francis K. Chan Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on this 5th day of September, 2008.

FNIS Flood of California, LLC

as Guarantor

By:	/s/ Jeffrey S. Carbiener
Name:     Jeffrey S. Carbiener

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Title	Date

* Jeffrey S. Carbiener		Chief Executive Officer (Principal Executive Officer)	September 5, 2008

* Francis K. Chan		Chief Financial Officer (Principal Financial and Accounting Officer)	September 5, 2008

* Jeffrey S. Carbiener		Chief Executive Officer of FNIS Flood Group, LLC, the Managing Member of the above-named company	September 5, 2008

*By:	/s/ Francis K. Chan Francis K. Chan Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on this 5th day of September, 2008.

LSI Appraisal, LLC

as Guarantor

By:	/s/ Jeffrey S. Carbiener
Name:     Jeffrey S. Carbiener

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Title	Date

* Jeffrey S. Carbiener		Chief Executive Officer (Principal Executive Officer)	September 5, 2008

* Francis K. Chan		Chief Financial Officer (Principal Financial and Accounting Officer)	September 5, 2008

* Jeffrey S. Carbiener		Chief Executive Officer of LSI Title Agency, Inc., the Managing Member of the above-named company	September 5, 2008

*By:	/s/ Francis K. Chan Francis K. Chan Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on this 5th day of September, 2008.

OnePointCity, L.L.C.

as Guarantor

By:	/s/ Jeffrey S. Carbiener
Name:     Jeffrey S. Carbiener

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Title	Date

* Jeffrey S. Carbiener		Chief Executive Officer (Principal Executive Officer)	September 5, 2008

* Francis K. Chan		Chief Financial Officer (Principal Financial and Accounting Officer)	September 5, 2008

* Jeffrey S. Carbiener		Chief Executive Officer of Geotrac, Inc., the Managing Member of the above-named company	September 5, 2008

*By:	/s/ Francis K. Chan Francis K. Chan Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on this 5th day of September, 2008.

McDash Analytics LLC
NewInvoice, L.L.C.

as Guarantors

By:	/s/ Jeffrey S. Carbiener
Name:     Jeffrey S. Carbiener

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Title	Date

* Jeffrey S. Carbiener		Chief Executive Officer (Principal Executive Officer)	September 5, 2008

* Francis K. Chan		Chief Financial Officer (Principal Financial and Accounting Officer)	September 5, 2008

* Todd C. Johnson		Manager	September 5, 2008

* Eric D. Swenson		Manager	September 5, 2008

*By:	/s/ Francis K. Chan Francis K. Chan Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on this 5th day of September, 2008.

LPS National Flood, LP

as Guarantor

By:	/s/ Jeffrey S. Carbiener
Name:     Jeffrey S. Carbiener

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Title	Date

* Jeffrey S. Carbiener		Chief Executive Officer (Principal Executive Officer)	September 5, 2008

* Francis K. Chan		Chief Financial Officer (Principal Financial and Accounting Officer)	September 5, 2008

* Jeffrey S. Carbiener		Chief Executive Officer of FNIS Flood Group, LLC, the General Partner of the above-named partnership	September 5, 2008

* Jeffrey S. Carbiener		Chief Executive Officer of FNIS Flood of California, LLC, the Limited Partner of the above-named partnership	September 5, 2008

*By:	/s/ Francis K. Chan Francis K. Chan Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Contribution and Distribution Agreement, dated as of June 13, 2008, between Lender Processing Services, Inc. and Fidelity National Information Services, Inc.(1)
3.1	Amended and Restated Certificate of Incorporation of Lender Processing Services, Inc.(2)
3.2	Amended and Restated Bylaws of Lender Processing Services, Inc.(2)
3.3	Amended Certificate of Incorporation of A.S.A.P. Legal Publication Services, Inc.(6)
3.4	Amended and Restated Bylaws of A.S.A.P. Legal Publication Services, Inc.(6)
3.5	Certificate of Incorporation of Aptitude Solutions, Inc.(6)
3.6	Bylaws of Aptitude Solutions, Inc.(6)
3.7	Certificate of Incorporation of Arizona Sales and Posting, Inc.(6)
3.8	Amended and Restated Bylaws of Arizona Sales and Posting, Inc.(6)
3.9	Amended Certificate of Incorporation of Chase Vehicle Exchange, Inc.(6)
3.10	Bylaws of Chase Vehicle Exchange, Inc.(6)
3.11	Amended Certificate of Organization of DOCX, LLC(6)
3.12	Amended and Restated Operating Agreement of DOCX, LLC(6)
3.13	Amended Certificate of Incorporation of Espiel, Inc.(6)
3.14	Bylaws of Espiel, Inc.(6)
3.15	Amended Certificate of Incorporation of Fidelity National Loan Portfolio Services, Inc.(6)
3.16	Amended Bylaws of Fidelity National Loan Portfolio Services, Inc.(6)
3.17	Amended Certificate of Incorporation of Financial Systems Integrators, Inc.(6)
3.18	Bylaws of Financial Systems Integrators, Inc.(6)
3.19	Certificate of Formation of FIS Capital Markets, LLC(6)
3.20	Operating Agreement of FIS Capital Markets, LLC(6)
3.21	Amended Certificate of Incorporation of FIS Data Services, Inc.(6)
3.22	Amended and Restated Bylaws of FIS Data Services, Inc.(6)
3.23	Amended Certificate of Incorporation of FIS Tax Services, Inc. f/k/a Fidelity National Tax Services, Inc.(6)
3.24	Amended and Restated Bylaws of FIS Tax Services, Inc. f/k/a Fidelity National Tax Services, Inc.(6)
3.25	Amended Certificate of Organization of FIS Valuation Solutions, LLC f/k/a Hansen Quality, LLC(6)
3.26	Operating Agreement of Organization of FIS Valuation Solutions, LLC f/k/a Hansen Quality, LLC(6)
3.27	Certificate of Formation of FNIS Flood Group, LLC(6)
3.28	Amended and Restated Operating Agreement of FNIS Flood Group, LLC(6)
3.29	Certificate of Formation of FNIS Flood of California, LLC(6)
3.30	Operating Agreement of FNIS Flood of California, LLC(6)
3.31	Certificate of Incorporation of FNIS Intellectual Property Holdings, Inc.(6)
3.32	Amended and Restated Bylaws of FNIS Intellectual Property Holdings, Inc.(6)
3.33	Certificate of Incorporation of FNIS Services, Inc.(6)
3.34	Amended and Restated Bylaws of FNIS Services, Inc.(6)
3.35	Amended Certificate of Incorporation of Geotrac, Inc.(6)
3.36	Amended and Restated Bylaws of Geotrac, Inc.(6)
3.37	Certificate of Organization of Indiana Residential Nominee Services, LLC(6)
3.38	Amended Amended and Restated Operating Agreement of Indiana Residential Nominee Services, LLC(6)
3.39	Amended Certificate of Incorporation of Investment Property Exchange Services, Inc.(6)
3.40	Bylaws of Investment Property Exchange Services, Inc.(6)
3.41	Amended Certificate of Incorporation of Lender’s Service Title Agency, Inc.(6)

Exhibit
Number	Description

3.42	Amended and Restated Bylaws of Lender’s Service Title Agency, Inc.(6)
3.43	Amended Certificate of Incorporation of LPS Agency Sales and Posting, Inc.(6)
3.44	Amended and Restated Bylaws of LPS Agency Sales and Posting, Inc.(6)
3.45	Amended Certificate of Incorporation of LPS Asset Management Solutions, Inc.(6)
3.46	Amended and Restated Bylaws of LPS Asset Management Solutions, Inc.(6)
3.47	Amended Certificate of Incorporation of LPS Field Services, Inc.(6)
3.48	Amended and Restated Bylaws of LPS Field Services, Inc.(6)
3.49	Amended Certificate of Incorporation of LPS Foreclosure Solutions, Inc.(6)
3.50	Amended and Restated Bylaws of LPS Foreclosure Solutions, Inc.(6)
3.51	Certificate of Formation of LPS IP Holding Company, LLC(6)
3.52	Operating Agreement of LPS IP Holding Company, LLC(6)
3.53	Certificate of Formation of LPS Management, LLC(6)
3.54	Operating Agreement of LPS Management, LLC(6)
3.55	Amended Certificate of Incorporation of LPS Mortgage Processing Solutions, Inc.(6)
3.56	Bylaws of LPS Mortgage Processing Solutions, Inc.(6)
3.57	Amended Certificate of Limited Partnership of LPS National Flood, LP(6)
3.58	Limited Partnership Agreement of LPS National Flood, LP(6)
3.59	Amended Certificate of Formation of LPS Portfolio Solutions, LLC(6)
3.60	Operating Agreement of LPS Portfolio Solutions, LLC(6)
3.61	Certificate of Incorporation of LRT Record Services, Inc.(6)
3.62	Amended and Restated Bylaws of LRT Record Services, Inc.(6)
3.63	Certificate of Organization of LSI Alabama, LLC(6)
3.64	Amended Operating Agreement of LSI Alabama, LLC(6)
3.65	Certificate of Formation of LSI Appraisal, LLC(6)
3.66	Amended and Restated Operating Agreement of LSI Appraisal, LLC(6)
3.67	Certificate of Incorporation of LSI Maryland, Inc.(6)
3.68	Amended and Restated Bylaws of LSI Maryland, Inc.(6)
3.69	Certificate of Incorporation of LSI Title Agency, Inc.(6)
3.70	Amended and Restated Bylaws of LSI Title Agency, Inc.(6)
3.71	Amended Amended and Restated Certificate of Incorporation of LSI Title Company(6)
3.72	Amended and Restated Bylaws of LSI Title Company(6)
3.73	Certificate of Organization of LSI Title Company of Oregon, LLC(6)
3.74	Operating Agreement of LSI Title Company of Oregon, LLC(6)
3.75	Certificate of Incorporation of LSI Title Insurance Agency of Utah, Inc.(6)
3.76	Bylaws of LSI Title Insurance Agency of Utah, Inc.(6)
3.77	Amended Certificate of Organization of Maine Residential Nominee Services, LLC(6)
3.78	Amended and Restated Operating Agreement of Maine Residential Nominee Services, LLC(6)
3.79	Amended Certificate of Organization of Massachusetts Residential Nominee Services, LLC(6)
3.80	Amended and Restated Operating Agreement of Massachusetts Residential Nominee Services, LLC(6)
3.81	Certificate of Organization of McDash Analytics, LLC(6)
3.82	Amended and Restated Operating Agreement of McDash Analytics, LLC(6)
3.83	Certificate of Incorporation of National Residential Nominee Services, Inc.(6)
3.84	Bylaws of National Residential Nominee Services, Inc.(6)
3.85	Certificate of Incorporation of National Safe Harbor Exchanges(6)
3.86	Bylaws of National Safe Harbor Exchanges(6)

Exhibit
Number	Description

3.87	Certificate of Organization of NewInvoice, LLC(6)
3.88	Amended and Restated Operating Agreement of NewInvoice, LLC(6)
3.89	Certificate of Organization of OnePointCity, LLC(6)
3.90	Operating Agreement of OnePointCity, LLC(6)
3.91	Certificate of Formation of SoftPro, LLC(6)
3.92	Operating Agreement of SoftPro, LLC(6)
3.93	Certificate of Incorporation of Strategic Property Investments, Inc.(6)
3.94	Bylaws of Strategic Property Investments, Inc.(6)
3.95	Amended Certificate of Organization of Vermont Residential Nominee Services, LLC(6)
3.96	Amended and Restated Operating Agreement of Vermont Residential Nominee Services, LLC(6)
4.1	Indenture, dated as of July 2, 2008, among Lender Processing Services, Inc., the guarantors parties thereto and U.S. Bank National Association, Corporate Trust Services, as Trustee(2)
4.2	Registration Rights Agreement, dated July 2, 2008, among Lender Processing Services, Inc., the guarantors parties thereto and J.P. Morgan Securities Inc., Banc of America Securities LLC and Wachovia Capital Markets, LLC, as representatives of the several initial purchasers(2)
4.3	Form of 8.125% Senior Note Due 2016(6)
5.1	Opinion of Dewey & LeBoeuf LLP(6)
10.1	Tax Disaffiliation Agreement, dated as of July 2, 2008, between Lender Processing Services, Inc. and Fidelity National Information Services, Inc.(1)
10.2	Form of Employee Matters Agreement(3)
10.3	Corporate and Transitional Services Agreement, dated as of July 2, 2008, between Lender Processing Services, Inc. and Fidelity National Information Services, Inc.(1)
10.4	Corporate and Transitional Services Agreement, dated as of July 2, 2008, between Lender Processing Services, Inc. and Fidelity National Financial, Inc.(1)
10.5	Credit Agreement, dated as of July 2, 2008, among Lender Processing Services, Inc., the lenders parties thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer(2)
10.6	Lender Processing Services, Inc. Annual Incentive Plan(1)
10.7	Lender Processing Services, Inc. 2008 Omnibus Incentive Plan(1)
10.8	Lender Processing Services, Inc. Employee Stock Purchase Plan(1)
10.9	Lender Processing Services, Inc. Deferred Compensation Plan(1)
10.10	Lender Processing Services, Inc. Executive Life and Supplemental Retirement Benefit Plan(1)
10.11	Lender Processing Services, Inc. Special Supplemental Executive Retirement Plan(1)
10.12	Form of Notice of Restricted Stock Grant and Restricted Stock Award Agreement under Lender Processing Services, Inc. 2008 Omnibus Incentive Plan(4)
10.13	Form of Notice of Stock Option Grant and Stock Option Agreement under Lender Processing Services, Inc. 2008 Omnibus Incentive Plan(4)
10.14	Employment Agreement dated August 8, 2008 between Lender Processing Services, Inc. and Jeffrey S. Carbiener(4)
10.15	Employment Agreement dated August 8, 2008 between Lender Processing Services, Inc. and Francis K. Chan(4)
10.16	Employment Agreement dated August 8, 2008 between Lender Processing Services, Inc. and Daniel T. Scheuble(4)
10.17	Employment Agreement dated August 8, 2008 between Lender Processing Services, Inc. and Eric D. Swenson(4)
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges(6)
21.1	Subsidiaries of Lender Processing Services, Inc.(6)
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm(6)

Exhibit
Number	Description

23.2	Consent of Counsel (included in Exhibit 5.1)(6)
24.1	Powers of Attorney of certain officers and directors of Lender Processing Services, Inc. (included on the signature pages to the Registration Statement)(6)
25.1	Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association, Corporate Trust Services, as trustee(6)
99.1	Form of Letter of Transmittal and Consent(6)
99.2	Form of Notice of Guaranteed Delivery(6)
99.3	Form of Instructions to Registered Holder and/or Book Entry Transfer Participant from Beneficial Owner(6)
99.4	Exchange Agreement, dated as of June 18, 2008, among Fidelity National Information Services, Inc., JPMorgan Chase Bank, N.A., Bank of America, N.A., Wachovia Bank, National Association, J.P. Morgan Securities Inc., Banc of America Securities LLC, Wachovia Capital Markets, LLC and, solely with respect to certain sections thereof, Lender Processing Services, Inc.(1)
99.5	Reverse Corporate and Transitional Services Agreement, dated as of July 2, 2008, between Lender Processing Services, Inc. and Fidelity National Information Services, Inc.(1)
99.6	Aircraft Interchange Agreement, dated as of July 2, 2008, among Fidelity National Financial, Inc., Fidelity National Information Services, Inc. and Lender Processing Services, Inc.(1)
99.7	Lease Agreement, dated as of June 13, 2008, between Lender Processing Services, Inc., as landlord, and Fidelity National Information Services, Inc., as tenant(1)
99.8	Master Information Technology and Application Development Services Agreement, dated as of July 2, 2008, between Lender Processing Services, Inc. and Fidelity National Financial, Inc.(1)
99.9	Property Management Agreement, dated as of June 13, 2008, between Lender Processing Services, Inc., as property manager, and Fidelity National Financial, Inc., as property owner(1)
99.10	Lease Agreement, dated as of June 13, 2008, between Lender Processing Services, Inc., as landlord, and Fidelity National Financial, Inc., as tenant(1)
99.11	Sublease Agreement, dated as of June 13, 2008, between Fidelity National Financial, Inc., as sublessor, and Lender Processing Services, Inc., as sublessee(1)
99.12	Software License Agreement dated as of June 1, 2006 between Fidelity National Financial, Inc. (f/k/a Fidelity National Title Group, Inc.) and Fidelity Information Services, Inc., and its SoftPro division, as assigned to SoftPro, LLC, a subsidiary of Lender Processing Services, Inc.(3)
99.13	Amended and Restated eLender Services Agreement dated as of March 4, 2005 among Fidelity National Financial, Inc. (f/k/a Fidelity National Title Group, Inc.) and Rocky Mountain Support Services, Inc., a subsidiary of Fidelity National Financial, Inc., on the one hand, and LSI Title Company, a subsidiary of Lender Processing Services, Inc., and Fidelity National Information Services, LLC, as assigned to Lender Processing Services, Inc., on the other hand.(3)
99.14	Issuing Agency Contract dated as of July 22, 2004 between Chicago Title Insurance Company, a subsidiary of Fidelity National Financial, Inc., and LSI Title Company, a subsidiary of Lender Processing Services, Inc.(5)
99.15	Issuing Agency Contract dated as of July 22, 2004 between Chicago Title Insurance Company, a subsidiary of Fidelity National Financial, Inc., and LSI Title Agency, Inc., a subsidiary of Lender Processing Services, Inc.(5)
99.16	Issuing Agency Contract dated as of July 22, 2004 between Chicago Title Insurance Company, a subsidiary of Fidelity National Financial, Inc., and Lender’s Service Title Agency, Inc., a subsidiary of Lender Processing Services, Inc.(5)
99.17	Issuing Agency Contract dated as of August 9, 2004 between Chicago Title Insurance Company, a subsidiary of Fidelity National Financial, Inc., and LSI Alabama, LLC, a subsidiary of Lender Processing Services, Inc.(5)
99.18	Issuing Agency Contract dated as of February 8, 2005 between Chicago Title Insurance Company, a subsidiary of Fidelity National Financial, Inc., and LSI Title Company of Oregon, LLC, a subsidiary of Lender Processing Services, Inc.(5)

Exhibit
Number	Description

99.19	Issuing Agency Contract dated as of August 22, 2006 between Chicago Title Insurance Company, a subsidiary of Fidelity National Financial, Inc., and LSI Title Insurance Agency of Utah, Inc., a subsidiary of Lender Processing Services, Inc.(3)
99.20	Issuing Agency Contract dated as of September 28, 2004 between Fidelity National Title Insurance Company, a subsidiary of Fidelity National Financial, Inc., and LSI Title Company, a subsidiary of Lender Processing Services, Inc.(5)
99.21	Issuing Agency Contract dated as of September 28, 2004 between Fidelity National Title Insurance Company, a subsidiary of Fidelity National Financial, Inc., and LSI Title Agency, Inc., a subsidiary of Lender Processing Services, Inc.(5)
99.22	Issuing Agency Contract dated as of September 28, 2004 between Fidelity National Title Insurance Company, a subsidiary of Fidelity National Financial, Inc., and Lender’s Service Title Agency, Inc., a subsidiary of Lender Processing Services, Inc.(5)
99.23	Issuing Agency Contract dated as of September 28, 2004 between Fidelity National Title Insurance Company, a subsidiary of Fidelity National Financial, Inc., and LSI Alabama, LLC, a subsidiary of Lender Processing Services, Inc.(5)
99.24	Issuing Agency Contract dated as of February 24, 2005 between Fidelity National Title Insurance Company, a subsidiary of Fidelity National Financial, Inc., and LSI Title Company of Oregon, LLC, a subsidiary of Lender Processing Services, Inc.(5)
99.12	Issuing Agency Contract dated as of August 28, 2006 between Fidelity National Title Insurance Company, a subsidiary of Fidelity National Financial, Inc., and LSI Title Insurance Agency of Utah, Inc., a subsidiary of Lender Processing Services, Inc.(3)
99.12	Tax Service Agreement dated as of June 20, 2005 between FIS Tax Service, Inc., a subsidiary of Lender Processing Services, Inc., and Chicago Title Insurance Company, a subsidiary of Fidelity National Financial, Inc. (together with a schedule describing other substantially identical Tax Service Agreements dated various dates from 2002 to 2006 between FIS Tax Service, Inc. and various title insurance subsidiaries of Fidelity National Financial, Inc.)(3)
99.12	Flood Zone Determination Agreement dated as of December 28, 2004 between FNIS Flood Services, L.P., a subsidiary of Lender Processing Services, Inc., and Ticor Title Insurance Company, a subsidiary of Fidelity National Financial, Inc.(3)
99.12	National Master Services Agreement dated as of November 1, 2006 between Property Insight LLC, a subsidiary of Fidelity National Financial, Inc., and LSI Title Insurance Company, a subsidiary of Lender Processing Services, Inc.(3)
99.12	Flood Zone Determination Agreement dated as of September 1, 2006 between FNIS Flood Services, L.P., through its LSI Flood Services division, a subsidiary of Lender Processing Services, Inc., and Fidelity National Insurance Services, a subsidiary of Fidelity National Financial, Inc.(3)
99.12	Title Production Services Agreement dated as of June 5, 2007 between Property Insight LLC, a subsidiary of Fidelity National Financial, Inc., and Fidelity National Default Solutions, Inc., a subsidiary of Lender Processing Services, Inc.(3)

(1)	Incorporated by reference to the Current Report on Form 8-K of Lender Processing Services, Inc. (File No. 001-34005) filed on July 9, 2008

(2)	Incorporated by reference to the Registration Statement on Form S-8 of Lender Processing Services, Inc. (File No. 333-152177) filed on July 8, 2008

(3)	Incorporated by reference to the Registration Statement on Form 10 of Lender Processing Services, Inc. (File No. 001-34005) filed on March 27, 2008, as amended

(4)	Incorporated by reference to the Current Report on Form 8-K of Lender Processing Services, Inc. (File No. 001-34005) filed on August 14, 2008

(5)	Incorporated by reference to the Registration Statement on Form S-1 of Fidelity National Financial, Inc. (File No. 333-126402) filed on September 26, 2005

(6)	Previously filed